As filed with the Securities and Exchange Commission on December 29, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENSATA TECHNOLOGIES B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	3823	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

Kolthofsingel 8, 7602 EM Almelo

The Netherlands

Telephone: 31-546-979-450

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Corporation Service Company

1177 Avenue of the Americas

17th Floor

New York, New York 10001

Telephone: (800) 221-0770

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dennis M. Myers, P.C.

Gregory C. Vogelsperger

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, Illinois 60601

Telephone: (312) 861-2000

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this Registration Statement becomes effective

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
8% Senior Notes due 2014	$450,000,000	100%	$450,000,000	$48,150(1)
9% Senior Subordinated Notes due 2016	€245,000,000	100%	€245,000,000	$34,408(1)

GUARANTEES
Guarantees of 8% Senior Notes due 2014(2)	$450,000,000	—	—	None(3)
Guarantees of 9% Senior Subordinated Notes due 2016(2)	€245,000,000	—	—	None(3)

(1)	Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended. The registration fees for the Senior Subordinated Notes is based on the noon buying rate of €1.00 = $1.3125 on December 27, 2006.
(2)	See the following page for a table of guarantor registrants.
(3)	Pursuant to Rule 457(n) promulgated under the Securities Act of 1933, no separate filing fee is required with respect to the guarantees being registered hereby.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Additional Registrants*	Jurisdiction of Formation	I.R.S. Employer Identification No.
Sensata Technologies Holland, B.V.	The Netherlands	N/A
Sensata Technologies Holding Company Mexico, B.V.	The Netherlands	N/A
Sensata Technologies Holding Company U.S., B.V.	The Netherlands	N/A
Sensata Technologies de Mexico, S. de R.L. de C.V.	Mexico	N/A
Sensata Technologies Sensores e Controles do Brasil Ltda.	Brazil	N/A
Sensata Technologies Japan Limited	Japan	N/A
Sensata Technologies Holdings (Korea) Limited	Korea	N/A
Sensata Technologies (Korea) Limited	Korea	N/A
Sensata Technologies Malaysia Sdn. Bhd.	Malaysia	N/A
Sensata Technologies, Inc.	Delaware	20-4297839
Sensata Technologies Finance Company, LLC	Delaware	20-4751341

*	The address for each of the additional Registrants is c/o Sensata Technologies, B.V., Kolthofsingel 8, 7602 EM Almelo, The Netherlands, telephone: 31-546-879-450. The name, address, including zip code of the agent for service for each of the Registrants is Corporation Service Company, 1177 Avenue of the Americas, 17th Floor, New York, New York 10001, telephone: (800) 221-0770. The primary standard industrial classification number for each of the additional Registrants is 3823.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 29, 2006

PROSPECTUS

SENSATA TECHNOLOGIES B.V.

Offer to Exchange

THE SECURITIES LISTED BELOW FOR SUBSTANTIALLY IDENTICAL SECURITIES

THAT HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933:

$450,000,000 8% Senior Notes due 2014

€245,000,000 9% Senior Subordinated Notes due 2016

Material Terms of Exchange Offers

•      We sold the outstanding notes on April 27, 2006 to placement agents who subsequently re-sold such securities to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.

•      The terms of the senior notes and the senior subordinated notes to be issued in the exchange offers described in this prospectus are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes. The exchange offers are independent of each other and neither exchange offer is conditioned upon the other exchange offer.

•      Based on interpretations by the staff of the SEC, we believe that, subject to some exceptions, the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act.

•      The existing senior notes are currently eligible for trading on the PORTAL market, a subsidiary of the Nasdaq Stock Market. The existing senior subordinated notes are currently listed on the Luxembourg Stock Exchange. We currently intend to list the senior exchange notes on the PORTAL market and the senior subordinated exchange notes on the Luxembourg Stock Exchange.

•      Each exchange offer expires at 5:00 p.m., London time, 12:00 p.m., New York City time,                     , 2007, unless extended.

•      You may withdraw tenders of outstanding notes at any time prior to the expiration of an exchange offer.

•      You may tender your outstanding notes in integral multiples of $1,000 or €1,000, as the case may be.

•      We believe that the exchange of the notes will not be a taxable event for U.S. federal income tax purposes.

•      The exchange offers are subject to customary conditions, including that neither exchange offer violates applicable law or any applicable interpretation of the staff of the SEC.

•      We will not receive any proceeds from the exchange offers.

•      The new notes will be fully and unconditionally guaranteed on an unsecured basis.

For a discussion of certain factors that you should consider before participating in these exchange offers, see “ Risk Factors” beginning on page 17 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the notes to be distributed in the exchange offers, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2006

This prospectus incorporates business and financial information about Sensata Technologies B.V. that is not included in or delivered with this prospectus. This information is available free of charge to security holders upon written or oral request to: Sensata Technologies B.V., Kolthofsingel 8, 7602 EM Almelo, The Netherlands; (telephone 31-546-879-450).

SUMMARY

The following summary is qualified in its entirety by the more detailed information, including the section entitled “Risk Factors” and the combined and consolidated financial statements and related notes, included elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. You should read the entire prospectus, including the combined and consolidated financial statements and related notes, before deciding whether to participate in the exchange offer. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the outstanding notes and the exchange notes.

The issuer of the notes is Sensata Technologies B.V., a private company with limited liability incorporated under the laws of The Netherlands, which we refer to as “Sensata.” Sensata is an indirect, wholly owned subsidiary of Sensata Technologies Holding B.V., a private company with limited liability incorporated under the laws of The Netherlands, which we refer to as “Parent.” Parent and Sensata are companies acquired by funds associated with Bain Capital Partners, LLC to facilitate the acquisition of the sensors and controls business, or “S&C Business,” of Texas Instruments Incorporated, or “TI.”

Unless the context otherwise indicates, as used in this memorandum, (i) the terms “we,” “us,” “our,” the “Company” and similar terms mean (a) prior to April 27, 2006, the S&C Business and (b) on and after April 27, 2006, Parent and its consolidated subsidiaries, (ii) the term “issuer” refers to Sensata and not to any of its subsidiaries, and (iii) the term “guarantors” refers to the direct and indirect restricted subsidiaries of Sensata that guarantee Sensata’s obligations under the notes.

On April 27, 2006, or the “Closing Date,” Sensata acquired the S&C Business from TI, pursuant to an Asset and Stock Purchase Agreement, dated as of January 8, 2006, among TI and Sensata Technologies Holding B.V. As a result of this transaction, investment funds associated with or designated by Bain Capital Partners, LLC and CCMP Capital Asia Ltd., or collectively, the “Sponsors,” currently indirectly own over 99 percent of the common stock of Sensata. We refer to the acquisition of the S&C Business as the “Acquisition.” We refer to the Acquisition, together with related transactions entered into to finance the cash consideration for the Acquisition and to pay related transaction fees and expenses, as the “Transactions.” The “Successor period ended September 30, 2006” refers to the period from April 27, 2006 to September 30, 2006 and the “Predecessor period ended April 26, 2006” refers to the period from January 1, 2006 to April 26, 2006. The term “Successor” refers to us following the Acquisition and the term “Predecessor” refers to us prior to the Closing Date.

OUR COMPANY

We design, manufacture and market a wide range of customized, highly-engineered sensors and controls. We operate as two global business units: sensors and controls. We believe that we are one of the largest suppliers of sensors and controls in each of the key applications in which we compete. Our sensors business is a leading manufacturer of a variety of sensors used in automotive, commercial and industrial products. Our sensors products include pressure sensors and switches, as well as position, force and acceleration sensors. Our controls business is a leading manufacturer of a variety of engineered controls used in the industrial, aerospace, military, commercial and residential markets. Our controls products include motor and compressor protectors, electronic heating, ventilation and air-conditioning, or “HVAC,” controls, circuit breakers, precision switches and thermostats, arc-fault circuit protectors and semiconductor burn-in test sockets. We market our controls products primarily under the Klixon® brand.

Sensors and controls products are critical components that enable a wide variety of applications, many of which applications are essential to the proper functioning of the product in which they are incorporated. For example, our occupant weight sensors in automobiles facilitate the safe deployment of airbags regardless of whether an adult or child is in the seat. Similarly, our precision circuit breakers detect excess heat and current in aircraft circuits and help prevent fires and electrical faults. We believe automobiles, domestic appliances, aircraft and other industrial and commercial equipment are increasingly adding more electronic functionality, increasing demand for application-specific sensors and controls.

We believe we have a strong market position due to our technological expertise, long-standing customer relationships, broad product portfolio and competitive cost structure. We select and employ several core technology platforms that can be leveraged across a number of different applications to develop reliable product solutions. This approach gives us economies of scale in manufacturing and research and development, while allowing us to work closely with customers to customize these core technologies and develop highly-engineered, application-specific products. We believe that our products are recognized in the industry for their functionality, performance and competitive cost.

We are a global business with a diverse revenue mix. We have significant operations around the world, and we generated approximately 50 percent of our net revenue for each of the periods April 27, 2006 to September 30, 2006 and January 1, 2006 to April 26, 2006 outside of the Americas. In addition, our largest customer accounted for approximately 9 percent of our net revenue for the periods April 27, 2006 to September 30, 2006 and January 1, 2006 to April 26, 2006, with our top ten customers accounting for 44 percent of our net revenue for the periods April 27, 2006 to September 30, 2006 and January 1, 2006 to April 26,2006. Across end-markets, 30 percent of our net revenue for the periods April 27, 2006 to September 30, 2006 and January 1, 2006 to April 26, 2006 was derived from the non-North American automotive market and 19 percent was derived from the North American automotive market, with the remainder accounted for by appliances/HVAC (20 percent), industrial (15 percent), heavy vehicle/off road (7 percent), and other (9 percent). Within many of our end-markets, we are a significant supplier to most or all major original equipment manufacturers, or “OEMs,” reducing our exposure to fluctuations in market share within individual end-markets.

For the year ended December 31, 2005 and the periods April 27, 2006 to September 30, 2006 and January 1, 2006 to April 26, 2006, we generated net revenue of $1,060.7 million, $503.9 million and $375.6 million, respectively. We have grown our net revenue at a compound annual rate of 6 percent since 2001.

Our Industry

Sensors

Sensors are devices that translate physical stimuli or attributes into electronic signals that microprocessors or computer-based control systems can act upon. We primarily sell pressure sensors to the automotive, HVAC and other industrial markets.

Automotive Sensors. According to Strategy Analytics, automotive sensors in North America, Europe, Japan, South Korea and China generated $8.5 billion of revenue in 2005, having grown at a compound annual rate of 7 percent since 2003, and this market is expected to grow at a compound annual rate of 8 percent from 2005 to 2010. Demand for automotive sensors is driven primarily by the increase in the number of sensors within vehicles, as well as by the level of global vehicle sales. We believe that the increasing installation of safety, emission, efficiency, and comfort-related features in vehicles, such as airbags and electronic stability control, that depend on sensors for proper functioning, will continue to drive increased sensor usage. Pressure sensors, our core product area, is a growing sub-segment of this market and has experienced compound annual revenue growth of 16 percent from 2003 to 2005. Strategy Analytics expects revenue in the automotive pressure sensors market to grow at a compound annual rate of 12 percent through 2010.

The automotive sensors market is characterized by high switching costs and barriers to entry, benefiting incumbent market leaders. Sensors are critical components that enable a wide variety of applications, many of which are essential to the proper functioning of the product in which they are incorporated. Sensors are application-specific products that require close engineering collaboration between the sensor supplier and the OEM or the Tier I supplier, for effective use. As a result, OEMs and Tier I suppliers make significant investments in selecting, integrating and testing sensors as part of their product development. Switching to a different sensor results in considerable additional work, both in terms of sensor customization and extensive platform/product retesting. This results in high switching costs for automotive manufacturers once a sensor is designed-in, and therefore sensors are rarely changed during a platform lifecycle, which is typically five to seven years. Because of this dynamic, the automotive sensors market typically enjoys low competitive intensity and few new entrants. Given the importance of reliability and the fact that the sensors have to be supported through the length of a product life, OEMs and Tier I suppliers tend to work with suppliers that have a long track record of quality and on-time delivery, and the scale and resources to meet their needs as the car platform evolves and grows. In addition, the automotive segment is one of the largest markets for sensors, giving participants with a presence in this end-market significant scale advantages to those participating only in smaller, more niche industrial and medical markets.

Commercial and Industrial Sensors. Commercial and industrial sensors employ similar technology to automotive sensors, but often require greater customization in terms of packaging and calibration. Commercial and industrial applications in which sensors are widely used include HVAC, engines (for example, generators), heavy machinery and off-road vehicles. Frost & Sullivan estimates that revenue in the global HVAC sensor market has grown at a compound annual rate of 9 percent since 2003. The HVAC sensor market generated an estimated $736 million in revenues in 2005 and is expected to grow at a compound annual rate of 13 percent from 2005 to 2010. The Asian markets are major drivers of growth for these sensors, and Frost & Sullivan estimates that total revenues for these products in Asia will grow at a compound annual rate of 19 percent over the next five years, accounting for 24 percent of the global HVAC sensor market by 2010. Growth in commercial and industrial sensors is driven by growth in the underlying end-markets, which generally track the level of gross domestic product, or “GDP,” and greater usage of sensors within individual applications. We believe that sensor usage in industrial and commercial applications is driven by many of the same factors as in the automotive market—regulation of safety and emissions, market demand for greater energy efficiency and consumer demand for new features.

Controls

Controls are customized, application-specific devices embedded within systems to protect them from excessive heat or current. We sell three types of controls—motor controls, precision products, and interconnection products—each of which serves a highly diversified base of customers, end-markets, applications and geographies.

Motor Controls. Motor controls include motor protectors, thermostats and lighting protectors, each of which helps prevent damage from excessive heat or current. Our motor controls business serves a diverse group of end-markets, including commercial and residential HVAC systems, lighting, refrigeration, industrial motors and household appliances. The demand for these products, and their respective applications, tends to track the general economic environment, with historical growth rates moderately above GDP. Air conditioning and household appliances are two key end-markets for motor controls. Volume in these key end-markets for motor controls has grown at a compound annual rate of 5 percent since 2003 and according to Global Industry Analysts and Datamonitor, is forecasted to grow at a compound annual rate of 4 percent to 5 percent through 2010, with air conditioning showing slightly higher growth driven largely by growth in Asia, particularly China.

Precision Products. Precision products include highly-engineered circuit breakers, thermostats and switches that prevent thermal or electric overload and fires in products where safety is important, such as in aerospace, defense and marine applications. Based on the fact that we sell over 50 percent of our precision products in the aerospace market, we believe that the commercial aerospace market serves as a good indicator for our overall precision product market, and is currently on an upward trend, with strong order books at Boeing and Airbus as well as demand for business jets. In addition, the precision products market is characterized by long order cycles and therefore high revenue visibility.

Interconnection Products. Our interconnection products business makes semiconductor burn-in test sockets, or “BITS,” used by semiconductor manufacturers to test packaged semiconductor faults.

Our Strengths

Our strengths generally include the following:

•	we have leading market positions and established customer relationships;

•	we hold a leadership position in growing applications;

•	we have a scaleable, tailored portfolio of highly-engineered products for critical applications;

•	we operate in industries with high switching costs and significant barriers to competitive entry;

•	we operate a global business with a diverse revenue mix;

•	we are a competitive cost manufacturer with global asset base;

•	we have significant revenue visibility;

•	we have an experienced management team.

Our Strategy

Our strategy for our sensors business consists of four key elements:

•	product innovation and expansion into growing applications;

•	developing and strengthening customer relationships;

•	building on our low-cost position; and

•	pursuing attractive strategic acquisitions.

Our strategy for our controls business consists of five key elements:

•	leveraging technological capabilities and continuing to broaden our product portfolio;

•	targeting emerging growth markets;

•	building on our low-cost position;

•	building on our Klixon® and Arc Shield™ brands; and

•	pursuing attractive strategic acquisitions.

The Transactions

On April 27, 2006, a company owned by funds associated with Bain Capital Partners, LLC completed the acquisition of the S&C Business for an aggregate purchase price of $3.0 billion, including fees and expenses. We refer to the Acquisition, together with the following related events, collectively as the “Transactions”:

•	The payment of $3.0 billion in cash to TI for the S&C Business.

•	A cash investment by funds associated with Bain Capital Partners and co-investors of $985.0 million.

•	A senior secured credit facility which includes senior term loan borrowings of $1.35 billion and a $150.0 million revolving credit facility, of which $10.0 million was drawn in connection with the Acquisition and repaid prior to September 30, 2006. The senior term loan borrowings include $950.0 million of U.S. dollar denominated borrowings and €325.0 million ($400.1 million at issuance) of euro denominated borrowings.

•	The issuance and sale of $450 million aggregate principal amount of 8 percent Senior Notes due 2014 and €245 million aggregate principal amount of 9 percent Senior Subordinated Notes due 2016, subject to the offer to exchange.

Sensata and one of its subsidiaries are the borrowers under the senior secured credit facility and Sensata is the issuer of the outstanding notes. Sensata is an indirect wholly owned subsidiary of Parent, which is the ultimate holding company for the S&C Business and which is owned indirectly by investment funds associated with or designated by the Sponsors and certain members of our senior management, as well as directly by certain members of our senior management through our equity incentive plan. See “—Corporate Structure.” The acquisition of the S&C Business was effected through a number of subsidiaries of Sensata that collectively acquired the assets and assumed the liabilities being transferred in connection with the S&C Business.

Corporate Structure

The following chart reflects our corporate structure and principal indebtedness as of September 30, 2006:

(1)	Our senior secured credit facility consists of a seven-year term loan facility in aggregate principal amount of $1,358.4 million (as of September 30, 2006), and a six-year revolving credit facility in aggregate principal amount of $150.0 million, under which we have approximately $147.3 million of availability. See “Description of Other Indebtedness.”
(2)	Our non-guarantor subsidiaries are located in the following jurisdictions: China, Taiwan, Germany, Italy, France, Spain, Singapore, India and Hong Kong. See “Risk Factors—The notes will be structurally subordinated in right of payment to the indebtedness and other liabilities of those of our existing and future subsidiaries that do not guarantee the notes, and to the indebtedness and other liabilities of any guarantor whose guarantee of the notes is deemed to be unenforceable.”

(3)	All of our U.S. subsidiaries and subsidiaries in the following jurisdictions guarantee the notes: The Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia. For the period April 26, 2006 to September 30, 2006, the issuer and the guarantor subsidiaries represented 95.8 percent and 93.8 percent of our net revenue and profit from operations, respectively, after elimination of inter-company sales. As of September 30, 2006, the issuer and the guarantor subsidiaries represented 96.3 percent and 99.6 percent of our consolidated total assets and liabilities, respectively, after elimination of intercompany balances. See “Risk Factors—The notes will be structurally subordinated in right of payment to the indebtedness and other liabilities of those of our existing and future subsidiaries that do not guarantee the notes, and to the indebtedness and other liabilities of any guarantor whose guarantee of the notes is deemed to be unenforceable.”
(4)	Reflects a capitalized lease obligation held by one of our U.S. subsidiaries.

Our business is conducted through subsidiaries with general corporate and manufacturing facilities and operations in the United States, Mexico, Brazil, The Netherlands, Japan, South Korea, Malaysia and China and marketing and sales operations in Taiwan, Hong Kong, India, Singapore, Italy, Spain, France and Germany. Certain of the direct and indirect subsidiaries of Sensata are guarantors under the senior secured credit facility and the notes. See “Description of Other Indebtedness—Senior Secured Credit Facility” and “Description of the Notes—Guarantors.” See “Risk Factors—The notes are structurally subordinated in right of payment to the indebtedness and other liabilities of those of our existing and future subsidiaries that do not guarantee the notes, and to the indebtedness and other liabilities of any guarantor whose guarantee of the notes is deemed to be unenforceable.”

Principal Shareholder

Founded in 1984, Bain Capital is a leading global investment firm managing approximately $40 billion in assets through its affiliated investment advisers, including private equity, venture capital, high-yield debt and public equity, and has more than 250 investment professionals. Bain Capital’s private equity adviser, Bain Capital Partners, and its predecessors have raised nine private equity funds and have made investments and add-on acquisitions in more than 230 companies. Bain Capital Partners is uniquely positioned, given its deep experience in a variety of industries and its strategy consulting background and expertise, to provide its portfolio companies and management partners with significant strategic and operational guidance. Headquartered in Boston, Bain Capital also has offices in New York, London, Munich, Hong Kong, Shanghai and Tokyo.

Company Information

Sensata Technologies B.V., the issuer of the notes, is incorporated under the laws of The Netherlands with an address of Kolthofsingel 8, 7602 EM Almelo and our telephone number is 31-546-979-458. The S&C Business originated in 1916 and was owned by TI from 1959 to April 2006. The address of our United States operating subsidiary is 529 Pleasant Street, Attleboro, Massachusetts 02703 with a telephone number of (508) 236-3800.

Summary of the Exchange Offers

The Initial Offering of Outstanding Notes

We sold the outstanding notes on April 27, 2006 to Morgan Stanley & Co., Incorporated, Bank of America Securities LLC and Goldman, Sachs & Co. We refer to these parties in this prospectus collectively as the “initial purchasers.” The initial purchasers subsequently resold the outstanding notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, as amended.

Registration Rights Agreements

Simultaneously with the initial sale of the outstanding notes, we entered into registration rights agreements for the exchange offers. In the registration rights agreements, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC within 210 days of issuing the outstanding notes, to have such registration statement declared effective within 360 days of issuing the outstanding notes, and to complete the exchange offers within 40 business days of the effectiveness of the registration statement. The exchange offers are intended to satisfy your rights under the registration rights agreements. After the exchange offers are complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The original registration statement of which this prospectus is a part is being filed more than 210 days following the initial sale of the outstanding notes, as a result of which we have been required to pay approximately $155 thousand of additional interest on the outstanding notes for the period from November 23, 2006 through December 22, 2006.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for discussion of material weaknesses in internal controls over financial reporting.

Exchange Offers

We are offering to exchange the exchange notes for outstanding notes. The exchange notes have been registered under the Securities Act. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offers. The outstanding notes may be tendered only in integral multiples of $1,000 or €1,000, as the case may be.

Resales

Based on interpretations by the staff of the SEC set forth in no-action letters issued to unrelated parties, we believe that the exchange notes issued in the exchange offers may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the exchange notes are being acquired in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in an exchange offer; and

•	you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in an exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in an exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in an exchange offer.

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on , 2007.

Expiration Dates

Each exchange offer will expire at 5:00 p.m., London time, 12:00 p.m., New York City time, on                     , 2007, unless we decide to extend it. We may extend one exchange offer without extending the other exchange offer.

Conditions to the Exchange Offers	The exchange offers are subject to customary conditions, including that the exchange offers do not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Outstanding Notes

We issued the outstanding notes as global securities. When the outstanding notes were issued, we deposited the global notes with the custodians for the book-entry depositaries. The book-entry depositaries issued depositary interests in respect of each global note representing the dollar notes to DTC and the euro notes to Euroclear or Clearstream, and then recorded such interests in their respective books and records in the name of DTC’s nominee or the common depositary for Euroclear and Clearstream, as applicable.

You may tender your outstanding notes through the book-entry transfer systems of DTC or Euroclear and Clearstream, as applicable. To tender your outstanding notes by a means other than book-entry transfer, a letter of transmittal must be completed and signed according to the instructions contained in the letter. The applicable letter of transmittal and any other documents required by the letter of transmittal must be delivered to the exchange agent by mail, facsimile, hand delivery or overnight carrier. In addition, you must deliver the outstanding notes to the exchange agent or comply with the procedures for guaranteed delivery. See “Exchange Offers—Procedures for Tendering” for more information.

Do not send letters of transmittal and certificates representing outstanding notes to us. Send these documents only to an exchange agent. See “Exchange Offers—Exchange Agents” for more information.

Special Procedures for Beneficial Owners

If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC or Euroclear and Clearstream, as applicable, as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in an exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and you cannot get your required documents to the exchange agent on time, you may tender your outstanding notes by completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on , 2007.

Acceptance of Outstanding Notes and Delivery of Exchange Notes

If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in an exchange offer on or before 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the exchange notes as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. See “Exchange Offers—Terms of Exchange Offers.”

Use of Proceeds; Fees and Expenses	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offers. We will pay all of our expenses incident to the exchange offers.

U.S. Federal Income Tax Considerations	We believe that the exchange of outstanding notes will not be a taxable event for U.S. federal income tax purposes.

Exchange Agents

The Bank of New York is serving as the principal exchange agent in connection with the exchange offer for the dollar notes, and The Bank of New York is serving as the principal exchange agent in connection with the exchange offer for the euro notes. The Bank of New York is serving as the exchange agent in Luxembourg in connection with the exchange offers.

Summary of Terms of the Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes.

Issuer	Sensata Technologies B.V.

Notes Offered	$450,000,000 aggregate principal amount of 8 percent Senior Notes due May 1, 2014, Series B, and

€245,000,000 aggregate principal amount of 9 percent Senior Subordinated Notes due May 1, 2016, Series B.

Maturity	The senior notes mature on May 1, 2014. The senior subordinated notes mature on May 1, 2016.

Interest	The senior notes bear interest at 8 percent per annum, payable semi-annually in arrears on May 1 and November 1 of each year.

The senior subordinated notes bear interest at 9 percent per annum, payable semi-annually in arrears on May 1 and November 1 of each year.

Optional Redemption

We may redeem some or all of the senior notes beginning on May 1, 2010 and some or all of the senior subordinated notes beginning on May 1, 2011, in each case at the redemption prices listed under “Description of the Notes—Optional Redemption,” plus accrued interest.

We may also redeem any of the senior notes at any time prior to May 1, 2010 and any of the senior subordinated notes at any time prior to May 1, 2011, at a redemption price equal to 100 percent of the principal amount of the notes to be redeemed, plus the Applicable Premium, defined under “Description of the Notes—Certain Definitions” as of, and accrued interest to, the redemption date.

We may also redeem up to 40 percent of the senior notes and up to 40 percent of the senior subordinated notes on or prior to May 1, 2009 from the proceeds of certain equity offerings and designated asset sales at a redemption price equal to 108 percent of the principal amount of the senior notes and 109 percent of the principal amount of the senior subordinated notes, in each case plus accrued interest, if any, to the date of redemption only if, after any such redemption, at least 50 percent of the aggregate principal amount of such series of notes remain outstanding. See “Description of the Notes—Optional Redemption.”

Additional Amounts; Tax Redemption

All payments in respect of the notes will be made without withholding or deduction for any taxes or other governmental charges, except to the extent required by law. If withholding or deduction is required by law, subject to certain exceptions, we will pay additional amounts so that the net amount you receive is no less than what you would have received in the absence of such withholding or deduction. See “Description of the Notes—Withholding Taxes.”

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the notes or the guarantees, we may redeem the notes of that series in whole, but not in part, at any time, at a redemption price of 100 percent of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption.

Change of Control

Upon a change of control, as defined under the section entitled “Description of the Notes—Certain Definitions,” we will be required to make an offer to purchase the notes then outstanding at a purchase price equal to 101 percent of their principal amount, plus accrued interest to the date of repurchase. In the event of a change of control, the senior notes will be subject to repurchase prior to the senior subordinated notes. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the notes).

Guarantees

The senior notes are guaranteed on a senior basis, and the senior subordinated notes are guaranteed on a senior subordinated basis, in each case jointly and severally by each of our existing and future wholly owned subsidiaries that is a guarantor under our senior secured credit facility. See “Description of the Notes—Guarantees.”

Ranking	The senior notes are unsecured senior obligations and rank:

•	senior in right of payment to all of our existing and future senior subordinated and subordinated indebtedness, including the senior subordinated notes;

•	equally in right of payment with any of our existing and future senior unsecured indebtedness;

•	effectively junior in right of payment to all our secured indebtedness, including any indebtedness under our new senior secured credit facility, to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all of the obligations, including trade payables, of any subsidiaries that do not guarantee the senior notes.

Similarly, the guarantee of each guarantor of the senior notes ranks:

•	senior in right of payment to all of such guarantor’s existing and future senior subordinated and subordinated indebtedness, including its guarantee of the senior subordinated notes;

•	equally in right of payment with any existing and future senior unsecured indebtedness of such guarantor;

•	effectively junior in right of payment to all of such guarantor’s secured indebtedness, including its guarantee under our new senior secured credit facility, to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all of the obligations, including trade payables, of any subsidiaries that do not guarantee the senior notes.

The senior subordinated notes are unsecured senior subordinated obligations and rank:

•	junior in right of payment to all of our existing and future senior indebtedness, including any indebtedness under our new senior secured credit facility and the senior notes, and any guarantees thereof;

•	structurally junior to all of the obligations, including trade payables, of any subsidiaries that do not guarantee the senior notes;

•	equally in right of payment with all of our future senior subordinated indebtedness, if any;

•	senior in right of payment to any of our future indebtedness, if any, that is expressly subordinated in right of payment to the senior subordinated notes; and

•	effectively junior in right of payment to all our secured indebtedness, including any indebtedness under our new senior secured credit facility, to the extent of the value of the assets securing that indebtedness.

Similarly, the guarantee of each guarantor of the senior subordinated notes ranks:

•	junior in right of payment to all of such guarantor’s existing and future senior indebtedness, including its guarantee of the senior notes and its guarantee of borrowings under our new senior secured credit facility;

•	structurally junior to all of the obligations, including trade payables, of any subsidiaries that do not guarantee the senior notes;

•	equally in right of payment with any future senior subordinated indebtedness, if any, of such guarantor;

•	senior in right of payment to any existing indebtedness, if any, of such guarantor that is expressly subordinated in right of payment to the guarantee of the senior subordinated notes; and

•	effectively junior in right of payment to all of such guarantor’s secured indebtedness, including its guarantee under our new senior secured credit facility, to the extent of the value of the assets securing that indebtedness.

As of September 30, 2006:

•	we had $2,118.8 million in senior indebtedness outstanding, including the $450.0 million of senior notes and the guarantees of the senior notes, $310.4 million of senior subordinated notes and guarantees of the senior subordinated notes and $1,358.4 million of senior secured indebtedness, which consisted of borrowings under our senior secured credit facility;

•	we had no senior subordinated indebtedness outstanding other than the senior subordinated notes and the guarantees of the senior subordinated notes and no subordinated indebtedness outstanding, other than the Attleboro capital lease; and

•	subsidiaries of ours that do not guarantee the notes had $10.3 million of indebtedness and other liabilities, including trade payables, but excluding intercompany liabilities.

Certain Covenants	The indentures governing the notes contain certain covenants that, under certain circumstances, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue preferred stock;

•	create liens;

•	create restrictions on our subsidiaries’ ability to make payments to Sensata;

•	pay dividends and make other distributions in respect of our capital stock;

•	redeem or repurchase our capital stock or prepay subordinated indebtedness;

•	make certain investments or certain other restricted payments;

•	guarantee indebtedness;

•	designate unrestricted subsidiaries;

•	sell certain kinds of assets;

•	enter into certain types of transactions with affiliates; or

•	effect mergers or consolidations.

These covenants are subject to a number of important exceptions and qualifications. See “Description of the Notes.”

RISK FACTORS

Before making an investment decision, you should carefully consider all of the information in this prospectus, including the discussion under the caption “Risk Factors” beginning on page 17, for a discussion of certain risks of participating in the exchange offer.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following tables present summary historical consolidated and combined financial information and other data for our business. We have derived the summary historical combined statement of operations data for each of the years ended December 31, 2003, 2004 and 2005 and the summary condensed combined balance sheet data as of December 31, 2005 from the audited combined financial statements of our Predecessor, which are included elsewhere in this prospectus. We have derived the summary historical combined statement of operations data for the period from January 1, 2006 to April 26, 2006 from the unaudited combined financial statements of our Predecessor, which are included elsewhere in this prospectus. We have derived the summary historical financial data of the Successor as of September 30, 2006 and for the period from April 27, 2006 to September 30, 2006 from our unaudited consolidated financial statements, which are included elsewhere in this prospectus.

The unaudited pro forma condensed combined and consolidated statement of operations data for the year ended December 31, 2005 and the nine months ended September 30, 2006 give effect, in the manner described under “Unaudited Pro Forma Condensed Combined and Consolidated Financial Statements” and the notes thereto, to the Transactions as if they occurred on January 1, 2005. The summary unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of our financial position or results of operations that would have occurred had the Transactions occurred at any date, nor does such data purport to project the results of operations for any future period.

This information is only a summary and should be read in conjunction with the historical financial statements and the related notes thereto and other financial information appearing elsewhere in this prospectus, including “Capitalization,” “Unaudited Pro Forma Condensed Combined and Consolidated Financial Statements,” “Selected Historical Condensed Combined and Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Predecessor (combined)						Sensata Technologies B.V. (consolidated)
	Year Ended December 31,			Pro Forma Year Ended December 31, 2005	Nine Months Ended September 30, 2005	January 1 - April 26, 2006	April 27 - September 30, 2006	Pro Forma Nine Months Ended September 30, 2006
	2003	2004	2005
				(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)						(dollars in thousands)
Statement of Operations Data:
Net revenue	$928,449	$1,028,648	$1,060,671	$1,060,671	$792,627	$375,600	$503,942	$879,542
Operating costs and expenses:
Cost of revenue(1)	617,357	661,056	704,918	716,162	515,047	256,631	349,642	614,663
Research and development	25,360	31,957	28,737	28,737	22,327	7,627	11,872	19,499
Selling, general and administrative(1)	95,634	101,920	102,104	232,075	76,313	39,780	109,279	195,092

Total operating costs and expenses	738,351	794,933	835,759	976,974	613,687	304,038	470,793	829,254

Profit from operations	190,098	233,715	224,912	83,697	178,940	71,562	33,149	50,288
Interest expense, net	—	—	(105)	(168,583)	(121)	(511)	(121,514)	(122,275)
Currency translation gain (loss) and other, net(2)	774	1,731	—	—	11	115	(34,328)	(34,213)

Income (loss) before income taxes	190,872	235,446	224,807	(84,886)	178,830	71,166	(122,693)	(106,200)
Provision for income taxes	66,679	83,381	81,390	42,176	64,745	25,796	24,561	54,575

Net income (loss)	$124,193	$152,065	$143,417	$(127,062)	$114,085	$45,370	$(147,254)	$(160,775)

Other Financial Data:
Net cash provided by (used in):
Operating activities	$153,025	$145,127	$173,276		$139,407	$40,599	$100,380
Investing activities	(25,256)	(23,280)	(56,505)		(43,079)	(16,705)	(3,018,547)
Financing activities	(127,769)	(121,847)	(116,771)		(96,328)	(23,894)	3,006,192
Capital expenditures(3)	25,256	37,887	42,218		29,846	16,705	16,676
EBITDA(4)	228,084	267,905	256,070	252,987	201,814	81,286	68,210	148,666
Ratio of earnings to fixed charges(5)	188.5	291.7	207.2	N/M (7)	239.1	57.8	N/M (7)	N/M (7)

	Predecessor	Sensata Technologies B.V.
	As of December 31, 2005	As of September 30, 2006
		(unaudited)
	(dollars in thousands)
Balance Sheet Data:
Cash	$—	$88,025
Working capital(6)	167,018	196,880
Total assets	504,297	3,294,066
Total debt, including capital lease obligation	31,165	2,149,714
Total equity	355,673	893,322

(1)	Cost of revenue includes $32.5 million, $15.1 million, $19.5 million, $9.3 million and $2.4 million and selling, general and administrative expense includes $4.9 million, $1.2 million, $3.5 million, $2.9 million and $0.0 million for the years ended December 31, 2003, 2004 and 2005, the nine months ended September 30, 2005 and the period January 1, 2006 to April 26, 2006, respectively, related to severance and accelerated depreciation associated with the move of production lines from Attleboro, Massachusetts and Almelo, Holland to lower cost production sites as part of our predecessor’s 2003 and 2005 restructuring programs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Restructuring Activity.”

(2)	Currency translation gain (loss) and other, net primarily includes currency translation loss associated with euro denominated debt and the Deferred Payment Certificates.
(3)	Excludes non-cash capital expenditures, financed through a capital lease, of $31.2 million for the year ended December 31, 2005.
(4)	The following table discloses EBITDA (earnings before interest, taxes, depreciation and amortization), which is considered a non-GAAP financial measure. We believe that EBITDA provides investors with helpful information with respect to our operations and cash flows. We included EBITDA to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. EBITDA is also used by management and investors to evaluate our operating performance exclusive of financing costs and depreciation policies. In addition to its use to monitor performance trends, EBITDA provides a comparative metric to management and investors that is consistent across companies with different capital structures and depreciation policies. This enables management and investors to compare our performance to that of our peers. Furthermore, EBITDA is one of the financial measures used to evaluate compliance with our debt covenants.

The use of EBITDA has limitations and you should not consider EBITDA in isolation from or as an alternative to GAAP measures, such as net income, cash flows from operating activities and consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The following unaudited table summarizes the calculation of historical and pro forma EBITDA and provides a reconciliation to net income (loss), the most directly comparable financial measure presented in accordance with GAAP, for the periods indicated:

	Predecessor (combined)						Sensata Technologies B.V. (consolidated)
	Year Ended December 31,			Pro Forma Year ended December 31, 2005	Nine months ended September 30, 2005	January 1 – April 26, 2006	April 27 – September 30, 2006	Pro Forma nine months ended September 30, 2006
	2003	2004	2005
	(dollars in thousands)
Net income (loss)	$124,193	$152,065	$143,417	$(127,062)	$114,085	$45,370	$(147,254)	$(160,775)
Provision for income taxes	66,679	83,381	81,390	42,176	64,745	25,796	24,561	54,575
Interest expense	—	—	105	168,583	121	511	121,514	122,275
Depreciation and amortization	37,212	32,459	31,158	169,290	22,863	9,609	69,389	132,591

EBITDA	$228,084	$267,905	$256,070	$252,987	$201,814	$81,286	$68,210	$148,666

(5)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, (i) earnings are defined as income before income taxes plus fixed charges and (ii) fixed charges are defined as interest (including the amortization of debt issuance costs) and estimates of interest within rental expense. The interest portion of rental expenses relating to operating leases was calculated using one-third of total rental expenses. We believe this represents a reasonable approximation of the interest factor.
(6)	We define working capital as current assets less current liabilities. During the predecessor periods presented, we participated in TI’s centralized system for cash management, under which our cash flows were transferred to TI on a regular basis and netted against TI’s net investment account.
(7)	Not meaningful due to loss incurred of $(127,062), $(147,254), and $(160,775) for the pro forma year ended December 31, 2005, the period April 27, 2006 to September 30, 2006, and pro forma nine months ended September 30, 2006, respectively.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Associated with the Exchange Offers

Because there is no public market for the notes, you may not be able to resell your notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; and

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

We understand that the initial purchasers presently intend to make a market in the outstanding notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and may be limited during the exchange offers or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid. We currently intend to list the dollar exchange notes on the PORTAL market and the euro exchange notes on the Luxembourg Stock Exchange; however, we cannot assure you that a Luxembourg Stock Exchange listing will be obtained.

In addition, any outstanding note holder who tenders in the exchange offers for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offers.”

Your outstanding notes will not be accepted for exchange if you fail to follow the procedures for the exchange offers and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

We will not accept your notes for exchange if you do not follow the procedures for the exchange offers. We will issue exchange notes as part of the exchange offers only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offers, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your outstanding notes for exchange.

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes nor do we intend to do so following the exchange offers. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have such outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offers, you may not be able to sell your outstanding notes.

Risk Factors Relating To The Notes

Our substantial indebtedness could adversely affect our financial condition and our ability to operate our business, and could prevent us from fulfilling our obligations under the notes.

As of September 30, 2006, we had $2,149.7 million of outstanding indebtedness, including $1,358.4 million of indebtedness under our senior secured credit facility (excluding availability under our revolving credit facility and outstanding letters of credit) and the $760.4 million of notes subject to this exchange offer. We may also incur additional indebtedness in the future. This level of indebtedness could have important consequences to you, including the following:

•	it may make it more difficult for us to satisfy our debt obligations, including our obligations with respect to the notes;

•	it may restrict us from making strategic acquisitions, introducing new products or services or exploiting business opportunities;

•	it will limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements and other financing needs;

•	our interest expense would increase if interest rates in general increase because a substantial portion of our indebtedness, including all of our indebtedness under our senior secured credit facility, bears interest at variable rates;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	it may place us at a competitive disadvantage if our competitors are not as highly leveraged;

•	it may make us more vulnerable than our competitors who have less debt to a downturn in our business, industry or the economy in general; and

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes including business development and capital expenditures.

Despite our substantial indebtedness, we may still incur significantly more debt, which could further exacerbate the risks described above.

Although covenants under the credit agreement governing our senior secured credit facility and the indentures governing the notes limit our ability and the ability of our present and future restricted subsidiaries to incur additional indebtedness, the terms of the senior secured credit facility and the indentures permit us to incur significant additional indebtedness, including unused availability under our revolving credit facility. As of September 30, 2006, we had $147.3 million available for additional borrowing under our new revolving credit facility. In addition, neither the senior secured credit facility nor the indentures prevent us from incurring obligations that do not constitute indebtedness as defined in those documents, or prevent our unrestricted subsidiaries from incurring any obligations. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash from our future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. See “—Risk Factors Related to Our Business.”

Our business may not generate sufficient cash flow from operations, or future borrowings under our senior secured credit facility or from other sources may not be available to us in an amount sufficient, to enable us to repay our indebtedness, including the notes, or to fund our other liquidity needs, including capital expenditure requirements. We cannot guarantee that we will be able to obtain enough capital to service our debt and fund our planned capital expenditures and business plan. If we complete additional acquisitions, our debt service requirements could also increase. For the successor period April 27, 2006 through September 30, 2006, our cash flow from operations was $100.4 million. During the last five years, our cash flow from operations has never exceeded $186.5 million. See “Selected Historical Condensed Combined and Consolidated Financial Data.” A substantial portion of our indebtedness, including all of our indebtedness under our senior secured credit facility, bears interest at variable rates, and therefore if interest rates increase, our debt service requirements will increase. We may need to refinance or restructure all or a portion of our indebtedness, including the notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our senior secured credit facility and the notes, on commercially reasonable terms, or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity investments or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could have a material adverse effect on our operations. Additionally, we may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

Restrictive covenants in our senior secured credit facility and the indentures governing the notes may restrict our ability to pursue our business strategies or repay the notes.

Our senior secured credit facility and the indentures governing the notes limit our ability, among other things, to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends or make distributions in respect of our capital stock or make certain other restricted payments or investments;

•	repurchase or redeem capital stock;

•	sell assets, including capital stock of restricted subsidiaries;

•	agree to limitations on the ability of our restricted subsidiaries to make distributions;

•	enter into transactions with our affiliates;

•	incur liens;

•	guarantee indebtedness;

•	designate unrestricted subsidiaries;

•	enter into new lines of business; and

•	engage in consolidations, mergers or sales of substantially all of our assets.

In addition, our senior secured credit facility includes other and more restrictive covenants and restricts our ability to prepay our other indebtedness, including the notes, while borrowings under our senior secured credit facility remain outstanding. The senior secured credit facility will also require us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in the indentures and the senior secured credit facility could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

Our failure to comply with the covenants contained in the credit agreement governing our senior secured credit facility or our other debt agreements, including as a result of events beyond our control, could result in an event of default which could materially and adversely affect our operating results and our financial condition.

Our credit agreement requires us to maintain specified financial ratios, including a maximum ratio of total indebtedness to EBITDA and a minimum ratio of EBITDA to interest expense, and maximum capital expenditures. In addition, our credit agreement and the indentures governing the notes require us to comply with various operational and other covenants. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt to be due and payable immediately, which in turn would result in cross defaults under our other debt instruments. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default.

If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our credit agreement, or if a default otherwise occurs, the lenders under our senior secured credit facility could elect to terminate their commitments thereunder, cease making further loans, declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, institute foreclosure proceedings against those assets that secure the borrowings under our senior secured credit facility and prevent us from making payments on the senior subordinated notes. Any such actions could force us into bankruptcy or liquidation, and we might not be able to repay our obligations under the notes in such an event.

Your right to receive payment on the senior subordinated notes and the guarantees thereof is subordinated to our and the guarantors’ senior debt, including our senior secured credit facility and the senior notes.

The senior subordinated notes and the related guarantees are contractually junior in right of payment to all our and the guarantors’ existing and future senior debt, including debt under our senior secured credit facility and the senior notes. As a result, upon a bankruptcy, liquidation, receivership, administration or reorganization or similar proceeding relating to us or any of the guarantors (or our or their property), the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the senior subordinated notes or the guarantees thereof. In these cases, we may not have sufficient funds to pay all of our creditors and holders of senior subordinated notes may receive less, ratably, than holders of senior debt and, due to the turnover provisions in the indentures, less, ratably, than the holders of certain other obligations, including trade payables.

In addition, all payments on the senior subordinated notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain other defaults on designated senior debt, including borrowings under our senior secured credit facility and our obligations under the senior notes. Moreover, holders of secured debt often are able to interfere with payments on subordinated debt, such as the senior subordinated notes and the guarantees thereof, outside of the payment blockage provisions by limiting the debtor’s access to, and use of, its cash balances. As of September 30, 2006, the senior subordinated notes and related guarantees were subordinated to $1,358.4 million of outstanding borrowings under our senior secured credit facility and $450.0 million of the senior notes and other indebtedness. In addition, we had $147.3 million available for additional borrowing under our revolving credit facility. We and the guarantors may incur additional senior debt in the future in accordance with the terms of the credit agreement and the indentures.

The notes are structurally subordinated in right of payment to the indebtedness and other liabilities of those of our existing and future subsidiaries that do not guarantee the notes, and to the indebtedness and other liabilities of any guarantor whose guarantee of the notes is deemed to be unenforceable.

All of our U.S. subsidiaries and subsidiaries in the following jurisdictions guarantee the notes: The Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia. Certain of our existing non-U.S. subsidiaries do not guarantee the notes, and such non-U.S. subsidiaries (and certain future non-U.S. subsidiaries) will only be required to guarantee the notes in the future under very limited circumstances. In addition, any future subsidiary that we properly designate as an unrestricted subsidiary under the indentures will not provide guarantees of the notes. Moreover, for the reasons described below under “—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors,” the guarantees that are given by our subsidiaries may be unenforceable in whole or in part.

Because a portion of our operations are conducted by subsidiaries that do not guarantee the notes, our cash flow and our ability to service debt, including our and the guarantors’ ability to pay the interest on and principal of the notes when due, are dependent to a significant extent on interest payments, cash dividends and distributions and other transfers of cash from subsidiaries that do not guarantee the notes. In addition, any payment of interest, dividends, distributions, loans or advances by subsidiaries that do not guarantee the notes to us and the guarantors, as applicable, could be subject to taxation or other restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdiction in which these subsidiaries operate. Moreover, payments to us and the guarantors by subsidiaries that do not guarantee the notes will be contingent on these subsidiaries’ earnings. Our subsidiaries that do not guarantee the notes are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Any right that we or the guarantors have to receive any assets of any subsidiaries that do not guarantee the notes upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, would be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and holders of debt and preferred stock of that subsidiary. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any such entity, the holders of the notes would not receive any amounts with respect to the notes from the assets of such entity until after the payment in full of the claims of creditors (including preferred stockholders) of such entity.

As of September 30, 2006, the total liabilities of our consolidated subsidiaries that do not guarantee the notes were $10.3 million, after elimination of intercompany accounts, all of which would have been structurally senior to the notes. For the period April 27, 2006 to September 30, 2006, our subsidiaries that do not guarantee the notes represented approximately 4.2 percent and 6.2 percent of net revenue and profit from operations, respectively, after elimination of inter-company sales. These non-guarantor subsidiaries held assets of $122.1 million, representing 3.7 percent of our combined total assets after elimination of intercompany accounts as of September 30, 2006.

Since the notes are unsecured, your right to enforce remedies is limited by the rights of holders of secured debt.

Our obligations under each series of the notes and the guarantors’ obligations under the related guarantees are not secured by any of our assets, while our obligations and the obligations of the guarantors under our senior secured credit facility are secured by substantially all of the assets and intercompany loans made by us and the guarantors, and pledges of the outstanding shares of capital stock of all of our domestic and non-U.S. subsidiaries, except in certain limited circumstances. Therefore, the lenders under our senior secured credit facility, and the holders of any other secured debt that we or the guarantors may incur in the future, will have claims with respect to these assets that have priority over the claims of holders of these notes. As of September 30, 2006, we had $1,358.4 million of secured debt outstanding, all of which consisted of outstanding borrowings and related guarantees under our senior secured credit facility, and $147.3 million of secured debt available for additional borrowing under our revolving credit facility.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

We are organized under the laws of The Netherlands. Some of our directors and executive officers are not residents of the United States and a substantial portion of our assets and the assets of our directors and executive officers are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or these directors and executive officers, or to enforce against us or them judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in The Netherlands. See “Enforcement of Civil Liabilities.”

Dutch insolvency laws may adversely affect a recovery by the holders of the notes.

We are organized under the laws of The Netherlands. Dutch insolvency laws differ significantly from insolvency proceedings in the United States and may make it more difficult for holders of the notes to effect a restructuring of our company or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in the United States. There are two primary insolvency regimes under Dutch law: the first, moratorium of payment (surseance van betaling), is intended to facilitate the reorganization of a debtor’s debts and enable the debtor to continue as a going concern. The second, bankruptcy (faillissement), is primarily designed to liquidate and distribute the assets of a debtor to its creditors.

Upon commencement of moratorium of payment proceedings, a Dutch court will grant a provisional moratorium and set a date for a creditor’s meeting. If such creditor’s meeting is held, a definitive moratorium will generally be granted unless there is an objection by ordinary creditors with claims in excess of one-fourth of the total amount of unsecured ordinary claims or by one-third of the creditors of such claims. However, very often the court appointed receiver will ask the court to convert the provisional moratorium in a bankruptcy before the creditor’s meeting is held. Both in a provisional moratorium and in a definitive moratorium, ordinary creditors will be precluded from attempting to recover their claims from the assets of the debtor. Unlike Chapter 11 proceedings under U.S. bankruptcy law, during which both secured and unsecured creditors are generally barred from seeking to recover on their claims, during Dutch moratorium of payment proceedings, the rights of secured creditors to foreclose on the assets that secure their claims in order to satisfy their claims remains unimpaired, except for a freezing (afkoelingsperiode) with a maximum of four months that can be ordered by the supervisory judge. The same applies to preferential unsecured creditors. In view of the rights of secured creditors to foreclose, a recovery under Dutch law could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Dutch law could preclude or inhibit the ability of the holders of the notes to effect a restructuring and could reduce any recovery that they might obtain in an insolvency proceeding.

In connection with Dutch bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor’s creditors on the basis of the relative claims of those creditors. Secured creditors have rights similar to those described in the preceding paragraph. Preferential unsecured creditors do not. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Generally, claims of holders of notes that were not due and payable by their terms on the date of a bankruptcy would be accelerated and become due and payable as of that date. Each of these claims will have to be submitted to the receiver for verification. “Verification” means determination of the value of the claim and whether and to what extent it will be admitted in the bankruptcy proceedings. Three methods of verification may be applied:

•	the value of a claim of a holder of notes that becomes due and payable at an undetermined point in time will be calculated at its net present value on the date of bankruptcy;

•	the value of a claim of a holder of notes that becomes payable within one year of the date of the bankruptcy will be calculated as if such claim were payable as of the date of the bankruptcy; and

•	the value of a claim of a holder of notes which becomes payable after one year of the date of the bankruptcy will be calculated at its net present value, as if such claim were payable on the date which is one year after the date of the bankruptcy.

Although no interest is payable in respect of unsecured claims as of the date of bankruptcy, if the net present value of a claim of a holder of notes needs to be determined, such determination will be made by taking into account the agreed payment date and interest date.

Dutch bankruptcy law does not provide for specific provisions with respect to subordinated creditors. Consequently, it cannot be precisely predicted how subordinated claims are treated in a bankruptcy, especially in case of a plan of composition offered to the creditors.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

The guarantees of the notes by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of a guarantor. Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer and conveyance laws, any guarantees of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other existing and future debts of that guarantor if, among other things, and depending upon the jurisdiction whose laws are applied, the guarantor, at the time it incurs the indebtedness evidenced by its guarantee or, in some jurisdictions, when payments came due under such guarantee:

•	issued the guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and (1) was insolvent or rendered insolvent by reason of such incurrence, (2) was engaged in a business or transaction for which the guarantor’s remaining assets constitute unreasonably small capital, or (3) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless. If a guarantee were legally challenged, such guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration. A court could thus void the obligations under a guarantee, subordinate it to a guarantor’s other debt or take other action detrimental to the holders of the notes.

We cannot be certain as to the standard that a court would use to determine whether or not a guarantor was solvent upon issuance of the guarantee or, regardless of the actual standard applied by the court, that the issuance of the guarantee of the notes would not be voided or subordinated to any guarantor’s other debt.

If a court voided a guarantee, you would no longer have a claim against such guarantor for amounts owed in respect of such guarantee. In addition, a court might direct you to repay any amounts already received from such guarantor. If a court were to void any guarantee, funds may not be available from any other source to pay our obligations under the notes.

In addition, other jurisdictions outside of the U.S. may have similar legal doctrines that could impair the value of, or void, the guarantees of the notes.

Enforcement of the guarantees under Dutch law may be subject to certain limitations and will require satisfaction of certain conditions.

Under Dutch law, enforcement of the guarantees may, in whole or in part, be limited to the extent that the undertakings of each guarantor under its guarantee are deemed to be in conflict with its objects (ultra vires). The issuing of such guarantee may conflict with such guarantor’s objects if (i) the text of the objects clause in its articles of association (statuten) does not include a reference to the issuance of guarantees to secure the obligations of affiliated companies, and (ii) such guarantor does not, irrespective of the wording of the objects clause, derive certain direct or indirect commercial benefit from the offering in respect of which such guarantee is issued.

Our holding company structure may impact your ability to receive payment on the notes.

The issuer of the notes is a holding company that does not directly conduct any business operations or hold any material asset other than the capital stock of its subsidiaries. Because substantially all of our operating assets are held by our subsidiaries, we will rely principally on cash dividends, distributions or other transfers we receive from our subsidiaries to pay the principal and interest on the notes. Our subsidiaries are separate and distinct legal entities, and may be restricted from making distributions by, among other things, applicable corporate laws, other laws and regulations and the terms of agreements to which they are or may become a party. While certain of our subsidiaries guarantee the notes, such guarantees could be rendered unenforceable for the reasons described above. In the event that such guarantees were rendered unenforceable, the holders of the notes would lose their direct claim against the entities holding substantially all of our total operating assets.

You may face foreign exchange risks or tax consequences by investing in the senior subordinated notes.

The senior subordinated notes are denominated and payable in euros. If you are a U.S. investor, an investment in the senior subordinated notes will entail foreign exchange-related risks due to, among other factors, possible significant changes in the value of the euro relative to the U.S. dollar because of economic, political and other factors over which we have no control. Depreciation of the euro against the U.S. dollar could cause a decrease in the effective yield of the senior subordinated notes below their stated coupon rates and could result in a loss to you on a U.S. dollar basis. Investing in the senior subordinated notes by U.S. investors may also have important tax consequences. See “Summary of Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Disposition of Notes.”

If certain changes to tax law were to occur, we would have the option to redeem the notes.

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the notes or the guarantees, we may redeem the notes of that series in whole, but not in part, at any time, at a redemption price of 100 percent of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption. We are unable to determine whether such a change to any tax laws will be enacted, but if such change does occur, the notes will be redeemable at our option.

Bain Capital controls us and their interests may conflict with your interests as a holder of the notes.

Funds associated with Bain Capital Partners own approximately 83 percent of the outstanding shares of common stock of Parent. As a result, Bain Capital generally has the ability to control our management board and elect a majority of the board of directors of Sensata Technologies, Inc., our U.S. subsidiary, and is able to select our management team, determine our corporate and management policies and make decisions relating to fundamental corporate actions. For example, Bain Capital could cause us to make acquisitions that increase the amount of our indebtedness that is secured or senior to the notes or sell revenue-generating assets, impairing our ability to make payments under the notes. Bain Capital also may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, or independently pursue acquisition opportunities that would otherwise be complementary to our business. In addition, the directors may authorize transactions, such as acquisitions, that could enhance the equity investment of Bain Capital while involving risks to your interest. Bain Capital’s interests may not be aligned with your interests as a holder of the notes. See “The Acquisition” and “Principal Shareholders.”

Risk Factors Related To Our Business

Our historical and pro forma financial information may not be representative of our results as a separate company or indicative of our future financial performance.

Our historical and pro forma financial information for each of the “Predecessor” periods included in this filing have been derived from the consolidated financial statements of TI, which owned our business during each of the “Predecessor” periods. This financial information relies on assumptions and estimates that relate to the ownership of our business by TI and, as a result, the financial information may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented or what our results of operations, financial position and cash flows will be in the future, because:

•	costs reflected in this filing may differ from the costs we would have incurred had we operated as an independent, stand-alone entity for all the periods presented;

•	we have made certain adjustments and allocations since TI did not account for us as, and we were not operated as, a single, stand-alone business for the periods presented; and

•	the information does not reflect certain changes that will occur in our operations as a result of our separation from TI.

Accordingly, our historical results of operations may not be indicative of our future operating or financial performance.

We may experience difficulties operating as a stand-alone company.

We have historically operated as part of TI, which provided us with many services required by us for the operation of our business. While TI is contractually obligated to provide us with certain transitional services, these services may not be sustained at the same level as when we were a part of TI and we may be unable to obtain the same benefits from these services. Following the expiration of these agreements, and if TI does not or is unable to perform its obligations under these agreements, we will be required to perform these services ourselves or to arrange substitute services from others. If we are unable to implement substitute arrangements in a timely manner, on terms that are favorable to us, or at all, our business, financial condition and results of operations would be adversely affected. In addition, when these agreements expire, we will be required to either enter into new agreements with TI or another services provider or assume the responsibility for these functions ourselves. At such time, the economic terms of the new arrangements may be less favorable than the arrangements with TI, which may have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an inability to build-out the corporate infrastructure necessary to operate as a stand—alone company.

We no longer receive capital contributions from TI or have access to its assets or borrowing power. We may not be able to raise additional funds when needed for our business or to exploit opportunities.

Prior to the consummation of the Transactions, our primary sources of financing were from TI. TI no longer has any obligation to provide any additional financing to us and we no longer have access to the borrowing capacity, cash flow or assets of TI. Our future liquidity and capital requirements will depend upon numerous factors, some of which are outside our control, including the future development of the markets we participate in. We may need to raise additional funds to support expansion, develop new or enhanced services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. If our capital resources are not sufficient to satisfy our liquidity needs, we may seek to sell additional debt or equity securities or obtain other debt financing. The incurrence of debt would result in increased expenses and could include covenants that would further restrict our operations. We have not made arrangements to obtain additional financing. We may not be able to obtain additional financing, if required, in amounts or on terms acceptable to us, or at all.

We are subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequately prepared.

We are not subject to the periodic reporting or other information requirements of the Exchange Act. Under the indentures governing the terms of the notes, we have agreed that whether or not we are required to do so by the rules and regulations of the SEC, after the exchange offer is completed and as long as the notes remain outstanding, we will furnish to the trustee and holders of the notes and file with the SEC (unless the SEC will not accept such filing) (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q, if we were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (2) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within the time period specified in the rules and regulations of the SEC. We will have additional reporting requirements in Luxembourg and The Netherlands. These reporting and other obligations place significant demands on our management, administrative and operational resources, including our accounting resources. We will need to upgrade our systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. If we are unable to upgrade our systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be significantly impaired.

We incur increased costs as a result of being a stand-alone company.

As a stand-alone company, we incur legal, accounting and other expenses that we did not incur as a wholly owned subsidiary of TI, including costs associated with the periodic reporting requirements applicable to a company whose securities are registered under the Exchange Act, requirements under the Sarbanes-Oxley Act of 2002, and other rules implemented recently by the SEC. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these rules and regulations will make it more difficult and more expensive for us to obtain directors and officers’ liability insurance. During the “Predecessor” periods, TI allocated expenses and other centralized operating costs to the S&C Business. The allocated costs included in our historical financial statements for the “Predecessor” periods could differ from amounts that would have been incurred by us if we operated on a stand-alone basis and are not necessarily indicative of costs to be incurred in the future. To the extent that these expenses exceed our estimates, our liquidity and results of operations may be adversely affected.

Our businesses operate in markets that are highly competitive, and competitive pressures could require us to lower our prices or result in reduced demand for our products.

Our businesses operate in markets that are highly competitive, and we compete on the basis of product performance, quality, service and/or price across the industries and markets we serve. A significant element of our competitive strategy is to manufacture high-quality products at low cost, particularly in markets where low-cost country-based suppliers, primarily China with respect to the controls business, have entered our markets or increased their sales in our markets by delivering products at low cost to local OEMs. Some of our competitors have greater sales, assets and financial resources than we do. In addition, many of our competitors in the automotive sensors market are controlled by major OEMs or suppliers, limiting our access to certain customers. Many of our customers also rely on us as their sole source of supply for the products we have historically sold to them. These customers may choose to develop relationships with additional suppliers or elect to produce some or all of these products internally, in each case in order to reduce risk of delivery interruptions or as a means of extracting pricing concessions. Competitive pressures such as these, and others, could affect prices or customer demand for our products, negatively impacting our profit margins and/or resulting in a loss of market share.

Fundamental changes in the industries in which we operate could adversely affect our businesses.

Our products are sold to automobile manufacturers and manufacturers of commercial and residential HVAC systems, as well as to manufacturers in the refrigeration, lighting, aerospace and industrial markets. These are global basic industries, and they are experiencing various degrees of growth and consolidation. Customers in these industries are located in every major geographic market. As a result, our customers are affected by changes in global and regional economic conditions, as well as by labor relations issues, regulatory requirements, trade agreements and other factors. This, in turn, affects overall demand and prices for our products sold to these industries. Any significant economic decline that results in a reduction in automotive production or in the sales of any of the other products manufactured by our customers that use our products, could have a material adverse effect on our results of operations. This may be more detrimental to us in comparison to our competitors due to our significant debt levels. In addition, many of our products are platform-specific—for example, sensors are designed for certain of our HVAC manufacturer customers according to specifications to fit a particular model. Our success may, to a certain degree, be connected with the success or failure of one or more of the industries to which we sell products, either in general or with respect to one or more of the platforms or systems for which our products are designed.

Continued pricing pressures from our customers may adversely affect our business.

Many of our customers, including automotive manufacturers and other industrial and commercial OEMs, have policies of seeking price reductions each year. Recently, many of the industries in which our products are sold have suffered from unfavorable pricing pressures in North America and Europe, which in turn has led manufacturers to seek price reductions from their suppliers. Our significant reliance on these industries subjects us to these and other similar pressures. While the precise effects of such instability on the industries in which we operate are difficult to determine, price reductions could impact our sales and profit margins. If we are not able to offset continued price reductions through improved operating efficiencies and reduced expenditures, those price reductions may have a material adverse effect on our results of operations and cash flows. In addition, our customers occasionally require engineering, design or production changes. In some circumstances, we may be unable to cover the costs of these changes with price increases. Additionally, as our customers grow larger, they may increasingly require us to provide them with our products on an exclusive basis, which could cause an increase in the number of products we must carry and, consequently, increase our inventory levels and working capital requirements.

We may not realize all of the revenue or achieve anticipated gross margins from products subject to existing purchase orders or for which we are currently engaged in development.

Our ability to generate revenues from sensors and controls subject to customer awards is subject to a number of important risks and uncertainties, many of which are beyond our control, including the number of products our customers will actually produce as well as the timing of such production. Many of our customer contracts provide for supplying a certain share of the customer’s requirements for a particular application or platform, rather than for manufacturing a specific quantity of products. As a result, in some cases we have no remedy if a customer chooses to purchase less than we expect, while in other cases customers do make minimum volume commitments to us, but our remedy for their failure to meet those minimum volumes is limited to increased pricing on those products the customer does purchase from us or renegotiating other contract terms and there is no assurance that such price increases or new terms will offset a shortfall in expected revenue. In addition, some of our customers may have the right to discontinue a program or replace us with another supplier under certain circumstances, subject in some cases to a “break-up” fee that helps us defray our initial investment. As a result, products for which we are currently incurring development expenses may not be manufactured by customers at all, or may be manufactured in smaller amounts than currently anticipated. Therefore, our anticipated future revenue from sensors and controls relating to existing customer awards or product development relationships may not result in firm orders for the same amount from customers. We also incur capital expenditures and other costs, and price our products, based on estimated production volumes. If actual production volumes are significantly lower than estimated, our anticipated revenue and gross margin from those new products would be adversely affected. We cannot predict the ultimate demand for our customers’ products, nor can we predict the extent to which we would be able to pass through unanticipated per-unit cost increases to our customers.

We may not be able to keep up with rapid technological and other competitive changes affecting our industry.

The sensors and controls markets are characterized by rapidly changing technology, evolving industry standards, frequent enhancements to existing services and products, the introduction of new services and products and changing customer demands. Changes in competitive technologies may render certain of our products less attractive or obsolete, and if we cannot anticipate changes in technology and develop and introduce new and enhanced products on a timely basis, our ability to remain competitive may be negatively impacted. The success of new products depends on their initial and continued acceptance by our customers. Our businesses are affected by varying degrees of technological change, which result in unpredictable product transitions, shortened life cycles and increased importance of being first to market with new products and services. We may experience difficulties or delays in the research, development, production and/or marketing of new products, which may negatively impact our operating results and prevent us from recouping or realizing a return on the investments required to bring new products to market.

We may not be able to protect our intellectual property, including our proprietary technology and the Klixon® brand.

Our success will depend to some degree on our ability to protect our intellectual property and to operate without infringing on the proprietary rights of third parties. While we have been issued patents and have registered trademarks with respect to many of our products, if we fail to adequately protect our intellectual property, competitors may manufacture and market products similar to ours. We also cannot be sure that competitors will not challenge, invalidate or void the application of any existing or future patents that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products. It is also possible that third parties may have or acquire licenses for other technology or designs that we may use or wish to use, so that we may need to acquire licenses to, or contest the validity of, such patents or trademarks of third parties. Such licenses may not be made available to us on acceptable terms, if at all, and we may not prevail in contesting the validity of third party rights.

In addition to patent and trademark protection, we also protect trade secrets, know-how and other confidential information, as well as brand names such as the Klixon® brand under which we market many of the products sold in our controls business, against unauthorized use by others or disclosure by persons who have access to them, such as our employees, through contractual arrangements. These arrangements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements, and we cannot be sure that our trade secrets and proprietary technology will not otherwise become known or that our competitors will not independently develop our trade secrets and proprietary technology. If we are unable to maintain the proprietary nature of our technologies or the Klixon® brand, our sales could be materially adversely affected.

We may be subject to claims that our products or processes infringe the intellectual property rights of others, which may cause us to pay unexpected litigation costs or damages, modify our products or processes or prevent us from selling our products.

Although it is our intention to avoid infringing on or otherwise violating the intellectual property rights of others, third parties may nevertheless claim that our processes and products infringe on their intellectual property rights. Whether or not these claims have merit, we may be subject to costly and time-consuming legal proceedings, and this could divert our management’s attention from operating our business. If these claims are successfully asserted against us, we could be required to pay substantial damages and could be prevented from selling some or all of our products. We may also be obligated to indemnify our business partners or customers in any such litigation. Furthermore, we may need to obtain licenses from these third parties or substantially reengineer or rename our products in order to avoid infringement. In addition, we might not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to reengineer or rename our products successfully. This could prevent us from selling some or all of our products.

We are subject to risks associated with our non-U.S. operations, which could adversely impact the reported results of operations from our international businesses.

We generated approximately 50 percent of our net revenue in fiscal 2005 and in the period ended September 30, 2006 outside the Americas, and we expect sales from non-U.S. markets to continue to represent a significant portion of our total sales. International sales and operations are subject to changes in local government regulations and policies, including those related to tariffs and trade barriers, investments, taxation, exchange controls, and repatriation of earnings.

A portion of our revenues and expenses and receivables and payables are denominated in currencies other than U.S. dollars. We are therefore subject to foreign currency risks and foreign exchange exposure. Changes in the relative values of currencies occur from time to time and could affect our operating results. In our combined and consolidated financial statements, we remeasure certain local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period (for purposes of reporting statements of operations data) or the exchange rate at the end of that period (for purposes of reporting balance sheet data). During times of a strengthening U.S. dollar, our reported international sales and earnings will be reduced because the local currency will translate into fewer U.S. dollars.

There are other risks that are inherent in our non-U.S. operations, including the potential for changes in socio-economic conditions and/or monetary and fiscal policies, intellectual property protection difficulties and disputes, the settlement of legal disputes through certain foreign legal systems, the collection of receivables through certain foreign legal systems, exposure to possible expropriation or other government actions, unsettled political conditions and possible terrorist attacks against American interests. These and other factors may have a material adverse effect on our non-U.S. operations and therefore on our business and results of operations.

We may incur material losses and costs as a result of product liability and warranty and recall claims that may be brought against us.

We may be exposed to product liability and warranty claims in the event that our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. Accordingly, we could experience material warranty or product liability losses in the future and incur significant costs to defend these claims. In addition, if any of our products are, or are alleged to be, defective, we may be required to participate in a recall of the underlying end product, particularly if the defect or the alleged defect relates to product safety. Depending on the terms under which we supply products, an OEM manufacturer may hold us responsible for some or all of the repair or replacement costs of these products under warranties, when the product supplied did not perform as represented. Our costs associated with providing product warranties could be material.

We may be adversely affected by environmental and safety regulations or concerns.

We are subject to the requirements of environmental and occupational safety and health laws and regulations in the United States and other countries. We cannot assure you that we have been or will be at all times in complete compliance with all of these requirements, or that we will not incur material costs or liabilities in connection with these requirements in excess of amounts we have reserved. In addition, these requirements are complex, change frequently and have tended to become more stringent over time. These requirements may change in the future in a manner that could have a material adverse effect on our business, results of operations and financial condition. We have made and will continue to make capital and other expenditures to comply with environmental requirements. In addition, certain of our subsidiaries are subject to pending litigation raising various environmental and human health and safety claims. While our costs to defend and settle these claims in the past have not been material, we cannot assure you that this will remain so in the future.

The loss of one or more of our suppliers of finished goods or raw materials may interrupt our supplies and materially harm our business.

We purchase raw materials and components from a wide range of suppliers; however, for certain raw materials or components we may be dependent on sole source suppliers. Our ability to meet our customers’ needs depends on our ability to maintain an uninterrupted supply of raw materials and finished products from our third-party suppliers and manufacturers. Our business, financial condition or results of operations could be adversely affected if any of our principal third-party suppliers or manufacturers experience production problems, lack of capacity or transportation disruptions. The magnitude of this risk depends upon the timing of the changes, the materials or products that the third-party manufacturers provide and the volume of the production.

Our dependence on third parties for raw materials and components subjects us to the risk of supplier failure and customer dissatisfaction with the qualify of our products. Quality failures by our third-party manufacturers or changes in their financial or business condition which affect their production could disrupt our ability to supply quality products to our customers and thereby materially harm our business.

Increasing costs for manufactured components and raw materials may adversely affect our profitability.

We use a broad range of manufactured components and raw materials in our products, including silver, copper and nickel and no single raw material used in the manufacture of our products constituted more than

5 percent of our cost of revenue during 2005 and for each of the periods April 27, 2006 to September 30, 2006 and January 1, 2006 to April 26, 2006. We generally purchase raw materials at spot prices (except where we have enforceable long-term supply contracts) and generally do not hedge our exposure to price changes. The availability and price of raw materials and manufactured components may be subject to change due to, among other things, new laws or regulations, global economic or political events including strikes, terrorist actions and war, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and prevailing price levels. It is generally difficult to pass increased prices for manufactured components and raw materials through to our customers in the form of price increases. Therefore, a significant increase in the price of these items could materially increase our operating costs and materially and adversely affect our profit margins.

Non-performance by our suppliers may adversely affect our operations.

Because we purchase various types of raw materials and component parts from suppliers, we may be materially and adversely affected by the failure of those suppliers to perform as expected. This non-performance may consist of delivery delays or failures caused by production issues or delivery of non-conforming products. The risk of non-performance may also result from the insolvency or bankruptcy of one or more of our suppliers. Our efforts to protect against and to minimize these risks may not always be effective.

Labor disruptions or increased labor costs could adversely affect our business.

As of September 30, 2006, we had 5,549 employees, of which approximately 17.7 percent were located in the United States and 82.3 percent were located outside the United States. None of our U.S. employees are covered by collective bargaining agreements. Employees in certain foreign jurisdictions, for example Holland, are covered under collective bargaining agreements. A material labor disruption or work stoppage at one or more of our manufacturing facilities could have a material adverse effect on our business. In addition, work stoppages occur relatively frequently in the industries in which many of our customers operate, such as the automotive industry. If one or more of our larger customers were to experience a material work stoppage, that customer may halt or limit the purchase of our products. This could cause us to shut down production facilities relating to those products, which could have a material adverse effect on our business, results of operations and financial condition.

We depend on third parties for certain transportation, warehousing and logistics services.

We rely primarily on third parties for transportation of the products we manufacture. In particular, a significant portion of the goods we manufacture are transported to different countries, requiring sophisticated warehousing, logistics and other resources. If any of the countries from which we transport products were to suffer delays in exporting manufactured goods, or if any of our third-party transportation providers were to fail to deliver the goods we manufacture in a timely manner, we may be unable to sell those products at full value, or at all. Similarly, if any of our raw materials could not be delivered to us in a timely manner, we may be unable to manufacture our products in response to customer demand.

Our ability to operate our company effectively could be impaired if we fail to attract and retain key personnel.

Our ability to operate our business and implement our strategies effectively depends, in part, on the efforts of our executive officers and other key employees. Our management team has significant industry experience and would be difficult to replace. These individuals possess sales, marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of our business. In addition, the market for engineers and other individuals with the required technical expertise to succeed in our business is highly competitive and we may be unable to attract and retain qualified personnel to replace or succeed key employees should the need arise. The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business.

A material disruption at one of our manufacturing facilities could harm our financial condition and operating results.

If one of our manufacturing facilities were to be shut down, or certain of our manufacturing operations within an otherwise operational facility were to cease production unexpectedly, our revenue and profit margins would be adversely affected. Such a disruption could be caused by a number of different events, including:

•	maintenance outages;

•	prolonged power failures;

•	an equipment failure;

•	fires, floods, earthquakes or other catastrophes;

•	labor difficulties; or

•	other operational problems.

In addition, most of our manufacturing facilities are located outside the United States. Serving a global customer base requires that we place more production in emerging markets to capitalize on market opportunities and maintain our best-cost position. Our international production facilities and operations could be particularly vulnerable to the effects of a natural disaster, labor strike, war, political unrest, terrorist activity or public health concerns, especially in emerging countries that are not well-equipped to handle such occurrences. Our manufacturing facilities abroad also may be more susceptible to changes in laws and policies in host countries and economic and political upheaval than our domestic facilities. If any of these or other events were to result in a material disruption of our manufacturing operations, our ability to meet our production capacity targets and satisfy customer requirements may be impaired.

Future acquisitions and joint ventures or disposition may require significant resources and/or result in significant unanticipated losses, costs or liabilities.

In the future we intend to grow by making acquisitions or entering into joint ventures or similar arrangements. Any future acquisitions will depend on our ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance those acquisitions. We will also face competition for suitable acquisition candidates that may increase our costs. In addition, acquisitions or investments require significant managerial attention, which may be diverted from our other operations. Furthermore, any future acquisitions of businesses or facilities could entail a number of additional risks, including:

•	problems with effective integration of operations;

•	the inability to maintain key pre-acquisition customer, supplier and employee relationships;

•	increased operating costs; and

•	exposure to unanticipated liabilities.

Subject to the terms of our indebtedness, we may finance future acquisitions with cash from operations, additional indebtedness and/or by issuing additional equity securities. These commitments may impair the operation of our businesses. In addition, we could face financial risks associated with incurring additional indebtedness such as reducing our liquidity and access to financing markets and increasing the amount of cash flow required to service such indebtedness.

We may also seek to restructure our business in the future by disposing of certain of our assets. For example, the terms of the notes allow us to dispose of our controls business and use the proceeds to either repay indebtedness, including the notes, or make limited restricted payments to our stockholders, subject to certain conditions (including satisfying certain pro forma leverage ratios). See “Description of the Notes—Certain Definitions—Designated Asset Sales.” There can be no assurance that any restructuring of our business will not adversely affect our financial position, leverage or results of operations. In addition, any significant restructuring of our business will require significant managerial attention which may be diverted from our operations and may require us to accept non-cash consideration for any sale of our assets, the market value of which may fluctuate.

We may not be able to successfully complete the implementation of our own Information Technology (IT) systems without disrupting our business

We have historically used, and continue to use under a transition services agreement, IT services provided by TI. In 2007, we plan to cease usage of TI’s IT services and implement a company-wide IT system using third party providers. If we are unsuccessful in implementing this system our business may be disrupted and our business, financial condition and results of operations could be adversely affected. We have the option to stay on TI services through April 2008.

Although we have not yet completed our evaluation of our internal controls over financial reporting with respect to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), we have identified certain “material weaknesses” in our internal controls.

In connection with the preparation of our unaudited interim financial statements for the period April 27, 2006 to September 30, 2006 and our quarterly report to the holders of the notes for that period, management assessed the existence and overall effectiveness of internal controls over financial reporting and related disclosure controls and procedures. Our Chief Executive Officer and Chief Financial Officer concluded that our internal controls were not operating effectively as of September 30, 2006 due to material weaknesses (within the meaning of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 2), which were identified and communicated to us and our audit committee by our independent registered public accounting firm. We are addressing these deficiencies by expanding and enhancing our existing systems of internal controls over financial reporting, including financial closing, consolidations, financial reporting and presentations and disclosures. In addition, we continue to recruit additional personnel with appropriate financial expertise and experience. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Existing regulations will also require our management to assess the effectiveness of our internal controls over financial reporting under Section 404 by the end of fiscal year 2007 and report the results together with the filing of our 2007 annual report on Form 10-K. We may experience higher than anticipated operating expenses which will include independent registered public accounting firm fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404.

Until our new systems are in place and our finance organization has more experience utilizing the systems and more experience operating as a stand-alone company, it will be more difficult for us to comply with Section 404 and prepare accurate financial statements in a timely manner. In addition, if we are unable to implement these changes effectively or efficiently, our operations may suffer and we may be unable to obtain an attestation on internal controls from our independent registered public accounting firm as required under the Sarbanes-Oxley Act for our fiscal year 2008. This, in turn, could have a materially adverse impact on trading prices for our securities, including the notes, and adversely affect our ability to access the capital markets.

Taxing authorities could challenge our allocation of taxable income among our subsidiaries, which could increase our consolidated tax liability.

We conduct operations through manufacturing and distribution subsidiaries in numerous tax jurisdictions around the world. While our transfer pricing methodology is based on economic studies which we believe are reasonable, the price charged for products, services and financing among our companies could be challenged by the various tax authorities resulting in additional tax liability, interest and/or penalties.

Tax laws to which we are subject could change in a manner adverse to us.

Tax laws are subject to change in the various countries in which we operate. While such future changes could be favorable, they could also be unfavorable and result in an increased tax burden to us.

We have recorded a significant amount of goodwill and other identifiable intangible assets, which may become impaired in the future.

We have recorded a significant amount of goodwill and other identifiable intangible assets, including patents and trademarks. Goodwill and other net identifiable intangible assets were approximately $2.6 billion as of September 30, 2006, or 78 percent of our total assets. Goodwill, which represents the excess of cost over the fair value of the net assets of the businesses acquired, was approximately $1.4 billion as of September 30, 2006, or 43 percent of our total assets. Goodwill and other net identifiable intangible assets were recorded at fair value on the date of acquisition. Impairment of goodwill and other identifiable intangible assets may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in laws or regulations, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge that is included in operating income which may impact our ability to raise capital. We are subject to financial statement risk in the event that goodwill or other identifiable assets become impaired.

FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements relating to our business. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “continue” or the negative of such terms or comparable terminology. Forward-looking statements contained herein (including future cash contractual obligations) or in other statements made by us are made based on management’s expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. We believe that the following factors, among others (including those described in “Risk Factors”), could affect our future performance and the liquidity and value of our securities and cause our actual results to differ materially from those expressed or implied by forward-looking statements made by us or on our behalf:

•	our ability to operate as a stand-alone company, including our ability to raise additional funds when needed without relying on capital contributions from or the borrowing power of TI and our ability to comply with the financial reporting and other requirements associated with our becoming a stand-alone entity;

•	competition in our markets;

•	fundamental changes in the industries in which we operate, including economic declines that impact the sales of any of the products manufactured by our customers that use our sensors or controls;

•	continued pricing pressure from our customers;

•	our ability to realize revenue or achieve anticipated gross operating margins from products subject to existing customer awards;

•	our ability to develop and implement technology in our product lines;

•	our ability to protect our intellectual property and know-how;

•	our exposure to claims that our products or processes infringe on the intellectual property rights of others;

•	general economic, political, business and market risks associated with our non-U.S. operations;

•	fluctuations in foreign currency exchange and interest rates;

•	the costs of compliance with environmental, health and safety laws and responding to potential liabilities under these laws;

•	fluctuations in the cost and/or availability of manufactured components and raw materials;

•	non-performance by our suppliers;

•	litigation and disputes involving us, including the extent of product liability and warranty claims asserted against us;

•	labor costs and disputes;

•	our dependence on third parties for certain transportation, warehousing and logistics services;

•	our ability to attract and retain key personnel;

•	material disruptions at any of our manufacturing facilities;

•	risks associated with future acquisitions, joint ventures or asset dispositions;

•	the possibility that our controlling shareholder’s interests will conflict with ours or yours;

•	risks associated with our substantial indebtedness, leverage and debt service obligations; and

•	risks associated with maintaining internal controls over financial reporting in compliance with Section 404.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

All forward-looking statements speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

EXCHANGE RATE INFORMATION

In this memorandum: (1) “€” or “euro” refers to the single currency of the participating Member States in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community, as amended from time to time and (2) “$,” “dollars” or “U.S. dollars” refers to the lawful currency of the United States of America.

In accordance with the Maastricht Treaty, the euro was launched as the single European currency on January 1, 1999. The following table shows for the twelve months ended December 31, 2000 through 2005, the period-end average, high and low Noon Buying Rate in the City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York expressed as U.S. dollars per € 1.00, which we refer to as the “Noon Buying Rate.”

U.S. Dollar/Euro Exchange Rates

	At and for the Year Ended December 31,						At and for the Nine Months Ended September 30, 2006
	2000	2001	2002	2003	2004	2005
Exchange rate at end of period	0.9388	0.8822	1.0485	1.2597	1.3538	1.1842	1.2670
Average exchange rate during period(1)	0.9207	0.8909	0.9495	1.1412	1.2478	1.2400	1.2522
Highest exchange rate during period	1.0335	0.9535	1.0485	1.2597	1.3625	1.3476	1.2953
Lowest exchange rate during period	0.8270	0.8370	0.8594	1.0361	1.1801	1.1667	1.1860

(1)	The average of the Noon Buying Rates on the last business day of each month during the applicable period.

Our inclusion of these exchange rates is not meant to suggest that the euro amounts actually represent such U.S. dollar amounts or that such amounts could have been converted into U.S. dollars at such rate or any other rate. For a discussion of the impact of the exchange fluctuations on our financial condition and results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview.”

MARKET AND INDUSTRY DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Strategy Analytics, Frost & Sullivan, Fleck Research, Global Industry Analysts, Datamonitor, JPMorgan Global Equity Research, JD Power and Wards were the primary sources for third-party industry data and forecasts. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. For example, in 1983, the U.S. Department of Energy forecast that oil would cost $74 per barrel in 1995, however, the price of oil was actually $17 per barrel. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. We do not make any representation as to the accuracy of information described in this paragraph. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Neither we nor the placement agents can guarantee the accuracy or completeness of any such information contained in this prospectus.

EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

Sensata and the placement agents entered into registration rights agreements in connection with the original issuance of the notes. Each of the registration rights agreements provides that we will take the following actions, at our expense, for the benefit of the holders of the notes to which such agreement relates:

•	Within 210 days after the issue date on which the outstanding notes were issued, we agreed to use our reasonable best efforts to file an exchange offer registration statement for the notes, of which this prospectus is a part, relating to the exchange offers. The exchange notes will have terms substantially identical in all material respects to the outstanding notes except that the exchange notes will not contain transfer restrictions. The original registration statement of which this prospectus is a part is being filed more than 210 days following the initial sale of the outstanding notes, as a result of which we have been required to pay approximately $155 thousand of additional interest on the outstanding notes for the period from November 23, 2006 through December 22, 2006.

•	We will use our reasonable best efforts to cause such exchange offer registration statement to be declared effective under the Securities Act within 360 days after the original notes issue date.

•	We will use reasonable best efforts to commence the exchange offers, unless the exchange offers would not be permitted by applicable law or the policy of the Securities and Exchange Commission (the “SEC”). We will keep the exchange offers open for at least 30 business days, or longer if required by applicable law, after the date notice of the exchange offers is mailed to the holders.

•	We will use reasonable best efforts to complete the exchange offers not less than 40 business days after the date on which the exchange offer registration statement is declared effective by the SEC.

We will be required to use reasonable best efforts to file a shelf registration statement covering resales of the outstanding notes if:

•	we are not permitted to effect an exchange offer due to applicable law or SEC policy,

•	the exchange offer is not for any other reason consummated within 400 days of the notes closing date,

•	any placement agent shall notify us and the note guarantors following the consummation of the exchange offer that the notes held by it are not eligible to be exchanged for exchange notes in the exchange offer

•	any holder (other than a participating broker-dealer) is prohibited by law or SEC policy from participating in the exchange offers or, in the case of any holder (other than a participating broker-dealer) that participates in the exchange offers, such holder may not resell the exchange securities acquired by it in the exchange offers to the public without delivering a prospectus.

If:

•	we fail to file any of the registration statements required by a registration rights agreement on or before the date specified for such filing; or

•	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectives; or

•	we fail to consummate the exchange offer in respect of the notes within 40 business days of the effectiveness target date with respect to the exchange offer registration statement; or

•	the applicable shelf registration statement or the applicable exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities of any series of notes, subject to certain exceptions, then we will pay additional interest on the notes.

Following the consummation of the exchange offers, holders of the outstanding notes who were eligible to participate in the exchange offers but who did not tender their outstanding notes will not have any further registration rights and their outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date of the exchange offers. We will issue $1,000 and €1,000, as the case may be, principal amount of exchange notes in exchange for each $1,000 and €1,000, as the case may be, principal amount of outstanding notes accepted in the exchange offers. Any holder may tender some or all of its outstanding notes pursuant to the exchange offers. However, outstanding notes may be tendered only in integral multiples of $1,000 and €1,000, as the case may be.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

(1) the exchange notes bear a series B designation and different ISIN, CUSIP and Common Code numbers, as the case may be, from the outstanding notes;

(2) the exchange notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

(3) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreements, all of which rights will terminate when such exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the applicable indenture. The exchange offers are not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange, and neither exchange offer is conditioned upon the other exchange offer.

$450.0 million in aggregate principal amount of the original dollar notes and €245.0 million in the aggregate principal amount of the original euro notes are subject to the exchange offers. We have fixed close of business on                     , 2007 as the record date for the exchange offers for purposes of determining the persons to whom this prospectus and the letters of transmittal will be mailed initially.

Holders of outstanding notes do not have any appraisal or dissenters’ rights under Dutch law or the indentures relating to the notes in connection with the exchange offers. We intend to conduct the exchange offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of our acceptance to the exchange agents. The exchange agents will act as agents for the tendering holders for the purposes of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offers.

Holders who tender outstanding notes in the exchange offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offers. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offers. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., London time, 12:00 p.m., New York City time, on                     , 2007, unless we, in our sole discretion, extend the exchange offers, in which case the term “expiration date” will mean the latest date and time to which the exchange offers are extended. We may extend one exchange offer without extending the other exchange offer.

In order to extend the exchange offers, we will notify the exchange agents of any extension by oral or written notice and by mailing to the registered holders an announcement thereof or by means of a press release or other public announcement, each prior to 9:00 a.m., London time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offers or to terminate the exchange offers if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agents or (2) to amend the terms of the exchange offers in any manner. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

For each of the outstanding notes surrendered in an exchange offer, the holder who surrendered the note will receive a exchange note, having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the later of:

•	the last interest payment date on which interest was paid on the outstanding note surrendered; and

•	if no interest has been paid on the outstanding note, from the date on which the outstanding notes were issued.

If the note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of the exchange will accrue from that interest payment date.

Interest on the exchange notes is payable semi-annually on each May 1 and November 1. For more information regarding the terms of the exchange notes, see “Description of the Notes.”

Procedures for Tendering

Only a holder of outstanding notes may tender the outstanding notes in the exchange offers.

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange pursuant to the exchange offers will be made only after timely receipt by an exchange agent of:

•	certificates for such outstanding notes or a timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such outstanding notes into the exchange agent’s account at DTC, Euroclear or Clearstream (each a “book-entry transfer facility”), as the case may be;

•	a duly executed letter of transmittal or a properly transmitted agent’s message, as defined below, as applicable; and

•	all other required documents.

If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be credited to an account maintained with DTC, Euroclear or Clearstream, as the case may be, as promptly as practicable after the expiration of the exchange offers.

If you hold outstanding senior notes through DTC and wish to accept the exchange offer, you must do so through DTC’s Automated Tender Offer Program, or ATOP, pursuant to which you will agree to be bound by the terms of the applicable letter of transmittal. See “—Book-Entry Transfer.” If you wish to tender such notes and cannot complete the procedures for book-entry transfer prior to the expiration date, you may tender such notes according to the guaranteed delivery procedures set forth below under “—Guaranteed Delivery Procedures.”

If you hold outstanding senior subordinated notes through Euroclear or Clearstream and wish to accept the exchange offer, you must comply with the procedures established by Euroclear and/or Clearstream, as appropriate, for transfer of notes through the electronic transfer systems of Euroclear and/or Clearstream, which include transmission of an agent’s message. For tender of such notes to be effective, such notes must be transferred through Euroclear’s and/or Clearstream’s electronic transfer systems.

All (i) acceptances of the exchange offers, either pursuant to the procedures for book-entry transfer or guaranteed delivery, and (ii) withdrawals of tendered outstanding notes must be made as set forth in this prospectus. The delivery of outstanding notes and delivery of all other required documents is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider facsimile, overnight courier or hand delivery service. In all cases, sufficient time should be allowed to assure delivery of the letter of transmittal or agent’s message to an exchange agent before the required time on the expiration date. No letter of transmittal or agent’s message should be sent to issuer or any book-entry transfer facility. If applicable, holders should request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders. A holder that tenders outstanding notes by use of the guaranteed delivery procedures, however, must provide to an eligible institution (as defined below) the information required on page 2 of the notice of guaranteed delivery. See “—Guaranteed Delivery Procedures.”

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner’s behalf.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, subject to compliance with the applicable rules of the SEC, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offers (including the instructions in the letters of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine, in our sole discretion and subject to compliance with the applicable rules of the SEC. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agents nor any other person shall incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Transfer

The exchange agents will seek to establish accounts with respect to the outstanding notes at each book-entry transfer facility for purposes of the exchange offers within two business days after the date of this prospectus unless the exchange agents already have established an account with the book-entry transfer facility suitable for the exchange offers. If you are a financial institution that is a participant or an account holder in a book-entry transfer facility’s system, you may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer such outstanding notes into the applicable exchange agent’s account at the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures for transfer.

DTC’s ATOP program is the only method of processing the exchange offer through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the applicable letter of transmittal to the applicable exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. To tender outstanding dollar notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by a letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

In order for an acceptance of the exchange offer through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, Euroclear or Clearstream, as the case may be, to, and received by, an exchange agent. An agent’s message forms a part of the Book-Entry Confirmation, which states that DTC, Euroclear or Clearstream, as applicable, has received an express acknowledgment from the participant or account holder, as the case may be, tendering the outstanding notes, which states that such participant or account holder, as applicable, has received the applicable letter of transmittal and agrees to bound by the terms of such letter of transmittal (or, in the case of an agent’s message relating to a guaranteed delivery, that such participant or account holder, as the case may be, has received and agrees to be bound by the applicable notice of guaranteed delivery) and that we may enforce such agreement against such participant or account holder, as the case may be.

Guaranteed Delivery Procedures

If you desire to tender your outstanding notes and the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”);

•	prior to the expiration date, you submit the information required on page 2 of the notice of guaranteed delivery to an Eligible Institution and the Eligible Institution sends electronic instructions to DTC through ATOP (instead of sending a signed, hard copy of the notice of guaranteed delivery) or to Euroclear or Clearstream, as applicable, setting forth your name and address and the amount of such notes, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of the electronic transmission of the notice of guaranteed delivery, a Book-Entry Confirmation including an agent’s message, and other instructions required by the applicable letter of transmittal, will be electronically transmitted through ATOP to DTC or to Euroclear or Clearstream, as applicable, by the Eligible Institution;

•	the applicable exchange agent receives such electronically transmitted notice of guaranteed delivery prior to the expiration date; and a Book-Entry Confirmation, including an agent’s message, and all other documents required by the applicable letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of the electronic transmission of the notice of guaranteed delivery.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offers, all outstanding notes properly tendered will be accepted, promptly after the expiration date, and the exchange notes will be issued promptly after acceptance of the outstanding notes. See “—Conditions” below. For purposes of an exchange offer, outstanding notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we give oral (promptly confirmed in writing) or written notice thereof to the exchange agent.

In all cases, issuance of exchange notes pursuant to the exchange offers will be made only after timely receipt by an exchange agent of certificates for such outstanding notes or a timely Book-Entry Confirmation of such outstanding notes into the exchange agent’s account at DTC, Euroclear or Clearstream, as the case may be, a properly completed and duly executed letter of transmittal, unless an agent’s message is transmitted in lieu thereof, and all other required documents. If we do not accept any tendered outstanding notes for any reason set forth in the terms and conditions of the exchange offers or if you submit outstanding notes for a greater principal amount than you desire to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to you as promptly as practicable after the exchange offers expire or terminate. In the case of outstanding notes tendered by the book-entry transfer procedures described above, the non-exchanged outstanding notes will be credited to an account maintained with DTC, Euroclear or Clearstream, as the case may be.

Withdrawal of Tenders

Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost to you as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offers. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under “—Procedures for Tendering” at any time on or prior to the expiration date.

Outstanding senior notes

For a withdrawal of a tender of outstanding senior notes held through DTC to be effective, an electronic ATOP transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must (i) specify the name of the person having deposited the outstanding notes to be withdrawn, (ii) identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited, (iii) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to register the transfer of the outstanding notes into the name of the person withdrawing the tender, and (iv) specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by us, whose determination shall be final and binding on all parties.

Outstanding senior subordinated notes

To withdraw a tender of outstanding senior subordinated notes held through Euroclear or Clearstream, a tested telex or SWIFT message relating to such withdrawal must be received by Euroclear and/or Clearstream, as applicable, prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date of the exchange offers. Any such notice of withdrawal must comply with the procedures for withdrawal of tenders established by Euroclear and/or Clearstream, as appropriate. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination shall be final and binding on all parties.

Conditions

Notwithstanding any other term of the exchange offers, we will not be required to accept for exchange, or exchange notes issued for, any outstanding notes, and we may terminate or amend an exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

(1) prior to the expiration of the exchange offer, any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries;

(2) prior to the expiration of the exchange offer, any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

(3) any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we reasonably determine that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agents

The Bank of New York has been appointed as the principal exchange agent for the exchange offer for the dollar notes. The Bank of New York has been appointed as the principal exchange agent for the exchange offer for the euro notes. The Bank of New York has been appointed as the exchange agent in Luxembourg for the exchange offers. Questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agents addressed as follows:

In the case of senior notes:

By Overnight Courier, Registered or Certified Mail or Hand Delivery:

The Bank of New York

101 Barclay Street, 4E

New York, New York 10286

For Information Telephone:

(212) 815-4259

Facsimile Transmission:

(732) 667-9269

In the case of senior subordinated notes:

By Overnight Courier, Registered or Certified Mail or Hand Delivery:

The Bank of New York

101 Barclay Street, 4E

New York, New York 10286

For Information Telephone:

(212) 815-4259

Facsimile Transmission:

(732) 667-9269

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offers. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offers. Such expenses include fees and expenses of the exchange agents and trustees, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offers. The expenses of the exchange offers will be deferred and charged to expense over the remaining term of the exchange notes.

Consequences of Failure to Exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offers will remain restricted securities. Accordingly, the outstanding notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in an exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Notices

We currently intend to list the senior subordinated exchange notes on the Luxembourg Stock Exchange. The senior subordinated exchange notes will be accepted for clearance through the accounts of Euroclear and Clearstream and DTC, as applicable, and they will have new CUSIP, Common Code and ISIN numbers which will be transmitted to the Luxembourg Stock Exchange. All documents prepared in connection with the exchange offer will be available at the office of the exchange agent in Luxembourg and all necessary actions and services in respect of the exchange offers may be done at the office of the exchange agent in Luxembourg. The exchange agent in Luxembourg appointed for these purposes is The Bank of New York.

All notices relating to the exchange offers will be published in accordance with the notice provisions of the notes indentures. See “Description of the Notes—Notices.” So long as the senior subordinated notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall require, notice of the results of the exchange offer will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort), in each case as promptly as practicable, following the completion of the exchange offers.

THE ACQUISITION

Purchase Agreement

On April 27, 2006, pursuant to an Asset and Stock Purchase Agreement (the “Purchase Agreement”), S&C Purchase Corp., a company owned by an affiliate of Bain Capital, completed the Acquisition of the S&C Business from TI (the “Acquisition”) for an aggregate purchase price of $3.0 billion, including fees and expenses. The Acquisition included a cash investment by funds associated with Bain Capital and co-investors of up to $985.0 million. See “Use of Proceeds.” The Acquisition was effected in part through the purchase of stock of certain foreign subsidiaries, and in part through the transfer of assets and liabilities of the S&C Business to a number of subsidiaries of Sensata. Since a significant portion of the S&C Business was transferred pursuant to asset sales, we received a stepped-up asset tax basis in connection with the Acquisition. S&C Purchase Corp.’s rights, duties and obligations under the Purchase Agreement were subsequently assigned in full to Sensata.

The Purchase Agreement contains customary terms and conditions for a transaction of this type, including the following:

Non-Compete. For six years after the closing of the Acquisition, TI may not compete with us in the businesses purchased in the Transactions, subject to exceptions related to certain products under development by us as of the closing.

Representation and Warranties. The Purchase Agreement contains customary representations, warranties and covenants, including TI’s representations and warranties attesting to no undisclosed material liabilities, the status of employee and labor matters and environmental compliance matters and customer and supplier relationships and our representations regarding the financing arrangements and certain litigation matters.

Indemnification. The representations and warranties generally survive until one year following the closing of the Acquisition. Representations and warranties relating to environmental laws survive for five years after the closing of the Acquisition, representations and warranties relating to tax matters survive until 30 days after the expiration of the applicable statute of limitations, and the representation related to brokers’ and finders’ fees does not expire. TI also will indemnify us with respect to certain specified litigation matters, as well as other liabilities, including environmental and other legacy liabilities. TI’s indemnification obligations with respect to breaches of representations and warranties and the specified litigation matters are, with certain exceptions, subject to a deductible of $30.0 million and are capped at $300.0 million.

Cross License Agreement

In connection with the closing of the Transactions, Sensata and TI entered into a Cross License Agreement pursuant to which we and TI agreed to grant licenses to the other for use by the parties in connection with our respective businesses.

Transition Services Agreement

Since the closing of the Transactions, we and TI have been providing various services to each other in the areas of shared facilities, finance and accounting, human resources, information technology services, warehousing and logistics, and records retention and storage. Many of these services have since terminated, although we may use certain of these services for up to two years. The fees for these services will be generally equivalent to the provider’s cost.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

We used the net proceeds of the offering of these notes, together with the proceeds of the other financing transactions entered into on the closing date of the Acquisition, to pay the cash consideration for the Acquisition, and to pay related fees and expenses. For further information regarding the cash consideration for the Acquisition and related transaction fees and expenses, see Note 4 to the Notes to our unaudited consolidated financial statements appearing elsewhere in the prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2006. This table should be read in conjunction with “Selected Historical Condensed Combined and Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim consolidated financial statements and the notes thereto included elsewhere in this prospectus.

As of September 30, 2006
(dollars in millions)
(unaudited)
Long-term debt, including current maturities:
Senior secured credit facility(1)
Revolving credit facility	$—
Term loan facility(2)	1,358.4
Capital lease obligation(3)	30.9
Senior notes	450.0
Senior subordinated notes(4)	310.4

Total debt	2,149.7
Total shareholder’s equity(5)	893.3

Total capitalization	$3,043.0

(1)	The senior secured credit facility consists of a six year $150.0 million revolving credit facility and seven year $1,358.4 million tranche B term loan facility. See “Description of Other Indebtedness.”
(2)	The term loan facility included principal of €324.2 million with a dollar equivalent of $410.7 million.
(3)	We entered into a sale leaseback transaction during 2005, recording the present value of future lease payments as a capital lease obligation.
(4)	The senior subordinated notes are denominated in euros with an aggregate principal amount of €245.0 million.
(5)	Our Shareholder’s equity reflects a capital contribution by Parent, which represents cash invested in our Parent by funds associated with Bain Capital, co-investors and certain members of our senior management, net of the estimated purchase price adjustment.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED

FINANCIAL STATEMENTS

We derived the following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 by applying pro forma adjustments to the audited combined statement of operations of our accounting Predecessor for the year ended December 31, 2005 included elsewhere in this prospectus. We derived the following unaudited pro forma condensed combined and consolidated statement of operations for the nine months ended September 30, 2006 by applying pro forma adjustments to the unaudited combined statement of operations for the period from January 1, 2006 to April 26, 2006 and the unaudited consolidated financial statements for the period from April 27, 2006 to September 30, 2006 included elsewhere in this prospectus. The pro forma adjustments give effect to the Transactions, including the offering of the notes and the application of the proceeds therefrom and the subsequent restructuring of the Deferred Payment Certificates (DPCs), as if both events had occurred on January 1, 2005. A pro forma balance sheet has not been presented due to the fact that the Transactions are reflected in our historical September 30, 2006 balance sheet. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed combined and consolidated financial statements.

The unaudited pro forma condensed combined and consolidated statements of operations have been prepared to give effect to the Transactions and the restructuring of the DPCs, including the accounting for the acquisition of our business as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The total purchase price for the acquisition was allocated to our net assets based upon estimates of fair value. The pro forma adjustments were based on a preliminary assessment of the value of our tangible and intangible assets by management based on information obtained to date and are subject to revision as additional information becomes available. The actual purchase accounting adjustments described in the accompanying notes may differ from those reflected in these unaudited pro forma condensed combined and consolidated statements of operations. Differences between the preliminary and final purchase price allocations may have a material impact on the pro forma amounts of cost of revenue, selling, general and administrative expense, depreciation and amortization, and interest expense.

The unaudited pro forma condensed combined and consolidated statements of operations include only those adjustments directly attributable to the Transactions that are going to have a continuing impact on us and the modification of the DPCs. The unaudited pro forma condensed combined and consolidated financial statements do not give effect to any cost-saving initiatives we may pursue.

The unaudited pro forma condensed combined and consolidated statements of operations should be read in conjunction with the information contained in “Selected Historical Condensed Combined and Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the accompanying notes thereto included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF

OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005

	Predecessor(a)	Pro Forma Transaction Adjustments		Pro Forma
	(dollars in thousands)
Net revenue	$1,060,671	$—		$1,060,671
Operating costs and expenses:
Cost of revenue	704,918	11,244	(b)	716,162
Research and development	28,737	—		28,737
Selling, general and administrative	102,104	129,971	(c)	232,075

Total operating costs and expenses	835,759	141,215		976,974

Profit (loss) from operations	224,912	(141,215)		83,697
Interest expense, net	(105)	(168,478	)(d)	(168,583)
Currency translation gain (loss) and other, net	—	—		—

Income (loss) before income taxes	224,807	(309,693)		(84,886)
Provision for (benefit from) income taxes	81,390	(39,214	)(e)	42,176

Net income (loss)	$143,417	$(270,479)		$(127,062)

See Notes to Unaudited Pro Forma Condensed Combined and Consolidated Statements of Operations.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF

OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

	Predecessor (Combined)	Successor (Consolidated)	Pro Forma
	January 1 - April 26, 2006(a)	April 27, 2006 - September 30, 2006	Pro Forma Transaction Adjustments		Pro Forma January 1, 2006 - September 30, 2006
		(dollars in thousands)
Net revenue	$375,600	$503,942	$—		$879,542
Operating costs and expenses:
Cost of revenue	256,631	349,642	8,390	(b)	614,663
Research and development	7,627	11,872	—		19,499
Selling, general and administrative	39,780	109,279	46,033	(c)	195,092

Total operating costs and expenses	304,038	470,793	54,423		829,254

Profit (loss) from operations	71,562	33,149	(54,423)		50,288
Interest expense, net	(511)	(121,514)	(250	)(d)	(122,275)
Currency translation gain (loss) and other, net	115	(34,328)	—		(34,213)

Income (loss) before income taxes	71,166	(122,693)	(54,673)		(106,200)
Provision for income taxes	25,796	24,561	4,218	(e)	54,575

Net income (loss)	$45,370	$(147,254)	$(58,891)		$(160,775)

See Notes to Unaudited Pro Forma Condensed Combined and Consolidated Statements of Operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED

STATEMENT OF OPERATIONS

(a) TI has historically provided various services to the S&C Business ("Predecessor"), including cash management, facilities management, information technology, finance/accounting, tax, legal, human resources, data processing, security, payroll, employee benefit administration, insurance administration and telecommunications. The costs of these services and the costs associated with employee benefit plans, information technology and facilities shared with TI have been allocated to the Predecessor in the combined financial statements included in this memorandum and amounted to $14.0 million and $42.1 million for the period from January 1, 2006 to April 26, 2006 and for the twelve months ended December 31, 2005, respectively. These expenses and all other centralized operating costs were allocated first on the basis of direct usage when identifiable, with the remainder being allocated among TI's businesses units on the basis of their respective revenue, headcount or other measures. We believe these allocations are a reasonable reflection of the use of these services from TI. See Note 15 to our historical unaudited combined and consolidated interim financial statements for information regarding the historical allocations for the period January 1, 2006 to April 26, 2006 and Note 6 to our historical audited combined financial statements for information regarding the historical allocations for the year ended December 31, 2005.

(b) Represents depreciation expense associated with recording our property and equipment at fair value pursuant to purchase accounting as if the transaction occurred at January 1, 2005. The following table shows the computation of the pro forma adjustment to depreciation expense resulting from the acquisition of the S&C Business. Depreciation expense has been allocated between cost of revenue and selling, general and administrative costs based on historical allocations.

	Year ended December 31, 2005	Nine months ended September 30, 2006
	(dollars in thousands)
Pro forma depreciation expense	$41,477	$34,209
Historical depreciation expense of property, plant and equipment	(28,700)	(24,675)

Pro forma increase in depreciation expense	$12,777	$9,534

Allocated to cost of revenue	$11,244	$8,390
Allocated to selling, general and administrative	$1,533	$1,144

(c) Pro forma adjustments impacting selling, general and administrative expenses are as follows:

	Year ended December 31, 2005	Nine months ended September 30, 2006
	(dollars in thousands)
Amortization(i)	$125,355	$44,059
Depreciation(ii)	1,533	1,144
Share-based compensation(iii)	(917)	(503)
Sponsor management fee(iv)	4,000	1,333

Total	$129,971	$46,033

(i)

Represents additional amortization expense associated with the allocation of $1.1 billion (excludes indefinite-lived trademark of $58.9 million) to definite-lived intangible assets acquired in the Transactions. Identified definite-lived intangible assets are amortized on the economic benefit basis based upon the useful lives of the asset ranging from six to twenty years. A $10.0 million increase or decrease in the value of definite-lived intangibles would increase or decrease amortization expense by $1.1 million and $0.8 million for the year ended December 31, 2005 and nine months ended September 30, 2006, respectively. The following table shows the computation of the pro forma adjustment to amortization expense resulting from the allocation of $1.1 billion to definite-lived intangible assets resulting from the acquisition of the S&C business.

	Year ended December 31, 2005	Nine months ended September 30, 2006
	(dollars in thousands)
Pro forma amortization of acquisition-related intangible assets	$126,350	$97,256
Historical amortization of acquisition-related intangible assets	(995)	(53,197)

Pro forma increase in amortization expense	$125,355	$44,059

(ii)	Represents pro forma increase in depreciation expense as calculated in Note (b) to the pro forma statement of operations.
(iii)	Represents pro forma adjustment to reflect the new share-based compensation arrangements established for management. This adjustment has been calculated as follows as if they had been implemented on January 1, 2005:

	Year ended December 31, 2005	Nine months ended September 30, 2006
	(dollars in thousands)
Pro forma share-based compensation	$1,983	$1,317
Historical share-based compensation	(2,900)	(1,820)

Pro forma decrease in share-based compensation	$(917)	$(503)

(iv)	Reflects adjustment for $4.0 million annual management fee to be paid to our Sponsors under the terms of an advisory agreement entered into at closing of the Transactions. See “Certain Relationships and Related Transactions—The Transactions—Advisory Agreement.”

(d) Reflects the increase in net interest expense as a result of the new borrowings to fund the Transactions and the restructuring of the DPCs. For purposes of preparing the pro forma condensed combined and consolidated statement of operations, the pro forma interest adjustment has been calculated as if the borrowings related to the Transactions occurred on January 1, 2005 as follows:

	Year ended December 31, 2005	Nine months ended September 30, 2006
	(dollars in thousands)
Historical net interest expense not associated with new borrowings(i)	$105	$1,210
Interest on new borrowings:
Revolving credit facility(ii)	750	563
Secured term loan facility (denominated in U.S. dollars)(iii)	67,456	50,180
Secured term loan facility (denominated in euros)(iv)	22,850	16,998
Interest on notes subject to the exchange offer:
Senior notes (denominated in U.S. dollars)(v)	36,000	27,000
Senior subordinated notes (denominated in euros)(vi)	27,144	20,358
Bridge financing fees(vii)	6,750	—
Amortization of deferred financing costs(viii)	7,528	5,966

Total pro forma interest expense	168,583	122,275
Less:
Total recorded interest expense(ix)	(105)	(122,025)

Net pro forma adjustment to interest expense	$168,478	$250

(i)	Represents interest expense on capital lease obligations for the year ended December 31, 2005 and interest expense on capital lease obligations offset by $898 thousand of interest income for the nine months ended September 30, 2006.
(ii)	$150.0 million revolving credit facility, under which there was a $10.0 million outstanding balance following the Transactions. Interest expense noted in the schedule above represents the 0.5 percent commitment fee on the undrawn balance of $150.0 million under the revolving credit facility.
(iii)	$950.0 million term loan facility that bears interest at LIBOR plus 1.75 percent in the case of borrowings denominated in U.S. dollars. Represents interest expense equal to LIBOR (as of December 7, 2006) plus 1.75 percent applied to amounts outstanding under the term loan facility as if the term loan facility was outstanding beginning January 1, 2005 and scheduled principal payments occurred.
(iv)	$400.1 million term loan facility with an aggregate principal amount of €325.0 million that bears interest at EURIBOR (as of December 7, 2006) plus 2.0 percent for borrowings denominated in euros. Represents interest expense equal to EURIBOR plus 2.0 percent applied to amounts outstanding under the term loan facility as if the term loan facility was outstanding beginning January 1, 2005 and scheduled principal payments occurred.
(v)	The $450.0 million Senior Notes bearing interest at 8.0 percent per annum.
(vi)	The €245.0 million Senior Subordinated Notes bearing interest at a rate of 9.0 percent per annum ($301.6 million at issuance).
(vii)	The Company entered into a bridge loan facility which expired upon the closing of the Transactions. The Company expensed the bridge loan financing fees of $6.8 million during the historical period April 27, 2006 to September 30, 2006. This adjustment reflects the expensing of the bridge loan financing fees as if the Transactions occurred on January 1, 2005
(viii)	Represents non-cash amortization expense associated with an estimated $71.6 million of deferred financing fees over a weighted-average life of 7.64 years. A 0.125 percent increase in estimated interest rates would increase total pro forma annual interest expense for our revolving credit facility and our secured dollar and euro term loan facilities by a total of $1.6 million and $1.2 million for the year ended December 31, 2005 and nine months ended September 30, 2006, respectively.
(ix)	For the period April 27, 2006 to September 30, 2006, recorded interest expense includes $44.6 million of expense associated with the 14% yield on the DPCs from April 27, 2006 to September 21, 2006. See Note 14 to the unaudited consolidated and combined interim financial statements for further discussion of the restructuring of the DPCs.

(e) Represents the estimated income tax effect of the pro forma adjustments. The tax effect of the pro forma adjustments was calculated using historical statutory rates in each jurisdiction affected by the pro forma adjustments. A full valuation allowance has been established on substantially all net deferred tax assets in jurisdictions that have incurred net operating losses, as it is more likely than not that such assets will not be realizable in the foreseeable future.

SELECTED HISTORICAL CONDENSED COMBINED AND CONSOLIDATED

FINANCIAL DATA

The following tables present selected historical condensed combined and consolidated financial data for our business. We have derived the selected combined statement of operations data for the years ended December 31, 2003, 2004 and 2005 and the selected combined balance sheet data as of December 31, 2004 and 2005 from the audited combined financial statements of our Predecessor, which are included elsewhere in this prospectus. We have derived the selected combined statement of operations data for the nine-month period ended September 30, 2005 and the period from January 1, 2006 to April 26, 2006 from the unaudited combined financial statements of our Predecessor, which are included elsewhere in this prospectus. We have derived the selected financial data as of and for the period from April 27, 2006 to September 30, 2006 from the unaudited consolidated financial statements of the Successor, which are included elsewhere in this prospectus. We have derived the selected combined statement of operations data for the years ended December 31, 2001 and December 31, 2002 and the selected combined balance sheet data as of December 31, 2001, 2002 and 2003 presented below from the unaudited annual combined financial statements of our Predecessor, which are not included in this prospectus.

You should read the following information in conjunction with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited annual combined financial statements and related notes thereto and our unaudited interim condensed consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Predecessor (combined)							Sensata Technologies B.V. (consolidated)
	Year ended December 31,					Nine months ended September 30, 2005	January 1 - April 26, 2006	April 27 - September 30, 2006
	2001	2002	2003	2004	2005
	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
Statement of Income Data:
Net revenue	$872,903	$877,740	$928,449	$1,028,648	$1,060,671	$792,627	$375,600	$503,942
Operating costs and expenses:
Cost of revenue(1)	629,725	589,847	617,357	661,056	704,918	515,047	256,631	349,642
Research and development	18,059	19,194	25,360	31,957	28,737	22,327	7,627	11,872
Selling, general and administrative(1)	98,999	89,981	95,634	101,920	102,104	76,313	39,780	109,279

Total operating costs and expenses	746,783	699,022	738,351	794,933	835,759	613,687	304,038	470,793

Profit from operations	126,120	178,718	190,098	233,715	224,912	178,940	71,562	33,149
Interest expense, net	—	—	—	—	(105)	(121)	(511)	(121,514)
Currency translation gain (loss) and other, net(2)	1,966	(113)	774	1,731	—	11	115	(34,328)

Income (loss) before income taxes	128,086	178,605	190,872	235,446	224,807	178,830	71,166	(122,693)
Provision for income taxes	44,861	62,499	66,679	83,381	81,390	64,745	25,796	24,561

Net income (loss)	$83,225	$116,106	$124,193	$152,065	$143,417	$114,085	$45,370	$(147,254)

Other Financial Data:
Net cash provided by (used in):
Operating activities	$162,083	$186,481	$153,025	$145,127	$173,276	$139,407	$40,599	$100,380
Investing activities	(27,680)	(24,081)	(25,256)	(23,280)	(56,505)	(43,079)	(16,705)	(3,018,547)
Financing activities	(134,403)	(162,400)	(127,769)	(121,847)	(116,771)	(96,328)	(23,894)	3,006,192
Capital expenditures(3)	27,680	24,081	25,256	37,887	42,218	29,846	16,705	16,676
EBITDA(4)	174,397	218,356	228,084	267,905	256,070	201,814	81,286	68,210
Ratio of earnings to fixed charges(5)	142.2	160.3	188.5	291.7	207.2	239.1	57.8	N/M (7)

	Predecessor (combined)					Sensata Technologies B.V. (consolidated)
	As of December 31,					As of September 30, 2006
	2001	2002	2003	2004	2005
	(unaudited)	(unaudited)	(unaudited)			(unaudited)
	(dollars in thousands)
Balance Sheet Data:
Working capital(6)	$147,862	$114,524	$126,811	$163,015	$167,018	$196,880
Total assets	443,746	403,834	400,657	442,518	504,297	3,294,066
Total debt, including capital lease obligation	—	—	—	—	31,165	2,149,714
TI’s net investment/shareholder’s equity	345,659	299,365	295,849	326,127	355,673	893,322

(1)	Cost of revenue includes $32.5 million, $15.1 million, $19.5 million, $9.3 million and $2.4 million and selling, general and administrative expense includes $4.9 million, $1.2 million, $3.5 million, $2.9 million and $0.0 million for the years ended December 31, 2003, 2004 and 2005, for the nine months ended September 30, 2005 and for the periods January 1, 2006 through April 26, 2006, respectively, related to severance and accelerated depreciation associated with moving certain of our production lines from Attleboro, Massachusetts and Almelo, Holland to other facilities in order to be geographically closer to customers and their markets and to reduce manufacturing costs. There were no expenses related to these plans during the period from April 27, 2006 to September 30, 2006. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Restructuring Activity.”
(2)	Currency translation (loss) and other includes primarily currency translation loss associated with euro denominated debt and the DPCs.
(3)	Excludes non-cash capital expenditures, financed through a capital lease, of $31.2 million for the year ended December 31, 2005.
(4)	EBITDA (earnings before interest, taxes, depreciation and amortization) is considered a non-GAAP financial measure. We believe that EBITDA provides investors with helpful information with respect to our operations and cash flows. We included EBITDA to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. EBITDA is also used by management and investors to evaluate our operating performance exclusive of financing costs and depreciation policies. In addition to its use to monitor performance trends, EBITDA provides a comparative metric to management and investors that is consistent across companies with different capital structures and depreciation policies. This enables management and investors to compare our performance to that of our peers. The use of EBITDA has limitations and you should not consider EBITDA in isolation from or as an alternative to GAAP measures such as net income, cash flows from operating activities and consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.
(5)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, (i) earnings are defined as net income before income taxes plus fixed charges and (ii) fixed charges are defined as interest (including the amortization of debt issuance costs) and estimates of interest within rental expense. The interest portion of rental expenses relating to operating leases as well as rental arrangements were calculated using one-third of total rental expenses. We believe this represents a reasonable approximation of the interest factor.
(6)	We define working capital as current assets less current liabilities. During the periods presented, we participated in TI’s centralized system for cash management, under which our cash flows were transferred to TI on a regular basis and netted against TI’s net investment account. Consequently, none of TI’s cash, cash equivalents, debt or interest expense has been allocated to our business in our historical combined financial statements.
(7)	Not meaningful due to net loss of $(147,254) for the period April 27, 2006 to September 30, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with “Unaudited Pro Forma Condensed Combined and Consolidated Financial Statements” and “Selected Historical Condensed Combined and Consolidated Financial Data” and our combined and consolidated financial statements and the notes to those statements, included elsewhere in this prospectus. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

We design, manufacture and market a wide range of customized, highly-engineered sensors and controls. We operate as two global business units: Sensors and Controls. We believe that we are one of the largest suppliers of sensors and controls in each of the key applications in which we compete. Our sensors business is a leading manufacturer of a variety of sensors used in automotive, commercial and industrial products. Our sensors products include pressure sensors and switches, as well as position, force and acceleration sensors. Our controls business is a leading manufacturer of a variety of engineered controls used in the industrial, aerospace, military, commercial and residential markets. Our controls products include motor and compressor protectors, HVAC controls, circuit breakers, precision switches and thermostats, arc-fault circuit protectors and semiconductor burn-in test sockets. We market our controls products primarily under the Klixon® brand.

Recent Developments

On October 23, 2006, we entered into a series of agreements to provide consignment of silver to facilitate production of certain products purchased by STI and other Sensata operating companies from Engineered Materials Solutions Inc., or “EMSI”. The transactions are further described in “Off-Balance Sheet Arrangements.”

On November 10, 2006, STI entered into an offer letter pursuant to which Mr. Jeffrey Cote was appointed to serve as STI’s Chief Financial Officer commencing January 1, 2007. See “Management.”

On November 28, 2006, The Netherlands Parliament passed a new tax law reducing the tax net operating loss carryforward period to nine years. Under the rule in effect prior to January 1, 2007, the loss carryforward period was unlimited. As such, we understand that any 2006 tax net operating loss carryforward can only be offset against income up to 2015. Under U.S. GAAP, the effect of tax law changes are first reflected in the financial statements for the period that includes the date on which the law was passed. As such, the change in the Dutch tax law will be reflected in Sensata’s results for the fourth quarter of 2006. We are evaluating the impact this new tax law will have on our deferred income tax provision for the period ended December 31, 2006.

On December 15, 2006, our Malaysian operating subsidiary (Sensata Technologies Sdn Bhd) entered into a purchase and sale agreement to acquire a building and real estate in Kuala Lumpur, Malaysia for use as a production facility for our Sensors business. The total purchase price is MYR (Malaysian ringgit) 24.5 million ($6.9 million on December 15, 2006) of which 10 percent has been paid to date with the balance due upon completion of the transaction. We expect the transaction to be completed during the quarter ended March 31, 2007. In addition to the $6.9 million for the purchase of the property, we anticipate spending, during the first two quarters of 2007, an additional $4.4 million to upgrade the facility in preparation for the relocation of manufacturing equipment from the facility currently leased from TI Malaysia. We will continue to relocate manufacturing lines during a phased move out through 2007 and 2008.

On December 19, 2006, we acquired the First Technology Automotive and Special Products (“FTAS”) business from Honeywell Inc. for $90.0 million. FTAS designs, develops and manufacturers automotive sensors (cabin comfort and safety and stability control), electromechanical control devices (circuit breakers and thermal protectors), crash switch devices and precision ceramic components. FTAS’s products are sold to automotive OEMs, Tier I automotive suppliers, large vehicle and off-road OEMs, and industrial manufacturers. Approximately 20 percent of FTAS’s sales for the twelve months ended June 30, 2006 were made to non-automotive customers and less than half of sales were in North America. FTAS’s manufacturing operations are based in the Dominican Republic, with other manufacturing, production, engineering and administrative sites located in the United States and England. For the twelve months ended June 30, 2006, FTAS generated unaudited revenues of $67.7 million and EBITDA of $12.9 million. The purchase price of $90.0 million, plus fees and expenses of approximately $5.4 million, was funded by a €73.0 million ($95.4 million) new term loan (the “Additional Term Loan”) the terms of which are defined in our existing Senior Secured Credit Facility.

During December 2006, our controls segment began to see weakness in the lighting and industrial markets and the air conditioning market in both North America and Asia. In addition, our sensors segment is seeing a decline in the North American automotive market where key OEM customers are extending shutdown periods into the new year. There has also been a reduction in orders in the heavy vehicle, off-road market due in large part to a pre–build that happened early 2006 because of a change in emission requirements that takes effect in January 2007. We do not believe these factors will have a material impact on the Successor 2006 results of operations.

Factors Affecting Our Operating Results

We manage our sensors and controls businesses separately, and report them as two reporting segments for accounting purposes.

Net Revenue

We generate revenue from the sale of sensors and controls products across all major geographic areas. Our net revenue from product sales includes total sales less estimates of returns for product quality reasons and for price allowances. Price allowances include discounts for prompt payment as well as volume-based incentives.

Because we sell our products to end-users in a wide range of industries and geographies, demand for our products is generally driven more by the level of general economic activity rather than conditions in one particular industry or geographic region.

Our overall net revenue is generally impacted by the following factors:

•	fluctuations in overall economic activity within the geographic markets in which we operate;

•	underlying growth in one or more of our core end-markets, either worldwide or in particular geographies in which we operate;

•	the number of sensors and/or controls used within existing applications, or the development of new applications requiring sensors and/or controls;

•	the “mix” of products sold, including the proportion of new or upgraded products and their pricing relative to existing products;

•	changes in product sales prices (including quantity discounts, rebates and cash discounts for prompt payment);

•	changes in commodity prices and manufacturing costs;

•	changes in the level of competition faced by our products, including the launch of new products by competitors;

•	our ability to successfully develop and launch new products and applications; and

•	fluctuations in exchange rates.

While the factors described above impact net revenues in each of our operating segments, the impact of these factors on our operating segments can differ, as described below. For more information about risks relating to our business and this offering, see “Risk Factors.”

Sensors Products. Our sensors business serves multiple applications in various end-markets including automotive, HVAC, industrial and commercial. Revenue from the global automotive end-market, which includes applications in engine, air-conditioning and ride stabilization, has grown in recent years and is driven by three main forces. First, global automotive vehicle unit sales have demonstrated moderate but consistent annual growth, despite volatility within particular regions, including North America. While specific countries or regions have experienced volatility, on a global basis the automotive market has seen overall steady unit increases for many years. Second, the number of sensors used per vehicle has expanded, driven by a combination of factors including government regulation of safety and emissions, market demand for greater energy efficiency and consumer demand for new applications. For example, a government mandate for ‘smart airbags’ has increased the demand for occupant weight sensors, which facilitate the safe deployment of airbags regardless of whether an adult or a child is in the seat. Finally, revenue growth has been augmented by a continued shift away from legacy electromechanical products towards higher-price electronic solid-state sensors.

HVAC and other industrial end-markets have also experienced growth over the same period. Revenue has increased across multiple applications, including pressure sensing in HVAC systems and off-road vehicles. The primary drivers are similar to those found in the automotive end-market. Underlying growth in the market for HVAC and other industrial products, particularly in Asia, has been supplemented by increased usage of sensors in these products, primarily due to increased regulation of safety and emissions, market demand for greater energy efficiency and consumer demand for new features. In the United States, for example, the Environmental Protection Agency, or the “EPA,” has repeatedly increased minimum efficiency and emissions requirements for heavy-duty and off-road vehicles, while Seasonal Energy Efficiency Ratio (SEER) 13 standards mandate greater efficiency in HVAC applications.

The sensors market has certain dynamics that have historically created high switching costs and barriers to entry. Sensors are critical components that enable a wide variety of applications, many of which are essential to the proper functioning of the product in which they are incorporated, yet constitute a small portion of the product’s overall cost. The critical nature of sensors products also results in long development lead times and a significant investment on the part of OEMs and Tier I suppliers in selecting, integrating and testing sensors. Switching to a different sensor results in considerable labor, both in terms of sensor customization and extensive platform/product retesting.

Controls Products. Our controls business sells three main types of products—motor controls, precision products and interconnection products—which serve different end-markets and applications. Revenue from motor controls products has grown in recent years, due largely to unit growth in key applications, offset by moderate price reductions implemented due to productivity improvements. In 2005, cooler weather conditions than normal in North America and Asia, combined with excess build at OEM-level in China in the 2004 season contributed to a revenue decline in our air-conditioning products business, while strong global demand and market share gains resulted in unit growth for our DC motor protectors. In 2006, the excess OEM-level inventory situation in Asia was progressively resolved. Motor controls growth has also been driven by increased usage of HVAC and appliances in emerging markets.

Our precision products business primarily sells into aerospace and defense markets and has grown in recent years, due largely to demand for commercial airplanes and continued high levels of U.S. defense spending, combined with stable prices. In addition, we have experienced solid demand due to strong order books at Boeing and Airbus, combined with strong demand for business jets. Finally, sales in our interconnection business, which sells BITS to the semiconductor industry are dependent upon the level of investment in test equipment, primarily in the memory and logic market which required burn-in.

Cost of Revenue

We manufacture the majority of our products, and subcontract only a limited number of products to third parties. As such, our cost of revenue consists principally of the following:

•	Production Materials Costs. A portion of our production materials contains metals such as copper and aluminum, and precious metals such as gold and silver and the costs of these materials may vary with underlying metals pricing. We purchase much of the materials used in production on a global best cost basis, but we are still impacted by global and local market conditions. In aggregate, costs of production materials accounted for approximately 55 percent of our cost of revenue in 2005 and the 2006 periods.

•	Employee Costs. These costs include the salary costs and benefit charges for employees involved in manufacturing. These generally increase on an aggregate basis as sales and production volumes increase, and may decline as a percent of net revenue as a result of economies of scale associated with higher production volumes. We rely heavily on contract laborers in certain geographies.

•	Other. Our remaining cost of revenue consists of:

•	sustaining engineering activities;

•	customer-related customization costs;

•	depreciation of fixed assets;

•	freight costs;

•	operating lease expenses;

•	outsourcing or subcontracting costs relating to services used by us on an occasional basis during periods of excess demand; and

•	other general manufacturing expenses, such as expenses for energy consumption.

The main factors that influence our cost of revenue as a percent of net revenue include:

•	production volumes—fixed production costs are spread over the units produced;

•	transfer of production to our lower cost production facilities;

•	the implementation of cost control measures aimed at improving productivity, including reduction of fixed production costs, refinements in inventory management and the coordination of purchasing within each subsidiary and at the business level; and

•	product life cycles, as we typically incur higher cost of revenue associated with manufacturing over-capacity during the initial stages of product launches and when we are phasing out discontinued products.

Research and Development

Research and development expenses consist primarily of costs related to direct product development and application engineering. We also conduct an immaterial amount of basic, exploratory research. Our basic technologies have been developed through a combination of internal development and third party efforts (often by parties with whom we have joint development relationships). Our development expense is typically associated with:

•	engineering core technology platforms to specific applications; and

•	improving functionality of existing products.

The level of research and development expense is related to the number of products in development, the stage of development process, complexity of the underlying technology, and potential scale of the product upon successful commercialization.

Costs related to modification of existing products for use by new customers in familiar applications is accounted for in cost of revenue and not included in research and development expense.

Selling, General and Administrative

Our selling, general and administrative expense consists of all expenditures incurred in connection with the sales and marketing of our products, as well as administrative overhead costs, including:

•	salary and benefit costs for sales personnel and administrative staff, which typically account for approximately 65 percent of total selling, general and administrative expense excluding amortization of intangibles and transition costs. Expenses relating to our sales personnel generally increase or decrease principally with changes in sales volume due to the need to increase or decrease sales personnel to meet changes in demand. Aggregate expenses relating to our administrative staff are generally less influenced by changes in sales volumes.

•	expense related to the use and maintenance of administrative offices;

•	other administrative expense, including expense relating to logistics and information systems and legal and accounting expense;

•	general advertising expense; and

•	other selling expenses, such as expenses incurred in connection with travel and communications.

Changes in selling, general and administrative expenses as a percent of net revenue have historically been impacted by a number of factors, including:

•	changes in sales volume, as higher volumes enable us to spread the fixed portion of our sales and marketing expense over higher revenue;

•	changes in the mix of products we sell, as some products may require more customer support and sales effort than others;

•	changes in our customer base, as new customers may require different levels of sales and marketing attention;

•	new product launches in existing and new markets, as these launches typically involve a more intense sales activity before they are integrated into customer applications; and

•	customer credit issues requiring increases to allowance for doubtful accounts.

Depreciation and Amortization

Property, plant and equipment are stated at cost and depreciated on a straight-line basis over their estimated useful lives. Depreciation expense was $16.1 million for the period beginning April 27, 2006 and ending September 30, 2006, $8.5 million for the period beginning January 1, 2006 and ending April 26, 2006 and $21.2 million for the nine months ended September 30, 2005. Prior to January 1, 2006, the Company depreciated its property, plant and equipment primarily on the 150 percent declining balance method. Effective January 1, 2006, the S&C Business adopted the straight-line method of depreciation for all property, plant and equipment.

Acquisition-related intangible assets are amortized on the economic benefit basis based upon the useful lives of the assets. Capitalized software licenses are amortized on a straight-line basis over the term of the license. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Assets held under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease.

Identified intangibles, other than indefinite-lived intangible assets, are amortized over the useful life of the asset using a method of amortization that reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up.

Foreign Currency

We continue to derive a significant portion of our revenue in markets outside of the United States, primarily Europe and Asia. For financial reporting purposes, the functional currency of all our subsidiaries is the U.S. dollar. In certain instances we enter into transactions that are denominated in a currency other than the U.S. dollar, including revenues, expense, cash, long-term debt, and others. At the date the transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction is measured and recorded in U.S. dollars using the exchange rate in effect at that date. At each balance sheet date, recorded balances denominated in a currency other than the U.S. dollar are adjusted to the U.S. dollar using the current exchange rate with gains or losses recorded in the income statement. We have recorded currency (losses) gains of $(34.3) million, $115 thousand and $11 thousand for the periods April 27, 2006 to September 30, 2006, January 1, 2006 to April 26, 2006 and the nine months ended September 30, 2005, respectively.

Other Income (Expense), Net

Other income (expense), net primarily relates to the impact of the gain or loss on the sale of assets.

Provision for Income Taxes

For periods prior to the Acquisition, our operations were included in the consolidated U.S. federal income tax return and certain foreign income tax returns of TI. The income tax provisions and related deferred tax assets and liabilities for the “Predecessor” periods have been determined as if we were a separate taxpayer. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities.

The companies comprising the Sensata group are subject to income tax in the various jurisdictions in which they operate. While the extent of our future tax liability is uncertain, the purchase accounting of the Acquisition, the new debt and equity capitalization of the various group members and the realignment of the functions performed and risks assumed by the various members are among the factors that will determine the future book and taxable income of the respective group members and the Sensata group as a whole.

Effects of the Transaction

Purchase Agreement

On April 27, 2006, S&C Purchase Corp., a company owned by affiliates of Bain Capital, completed the acquisition of the S&C Business from TI for an aggregate purchase price of approximately $3.0 billion, including fees and expenses. The acquisition of the S&C Business was effected through a number of our subsidiaries that collectively acquired the assets and assumed the liabilities being transferred. The acquisition structure resulted in significant tax amortization, which will significantly reduce our overall cash tax expense compared to historical periods. We also entered into a transition services agreement pursuant to which we and TI agreed to provide various services to each other in the area of facilities related services, finance and accounting, human resources, information technology system services, warehousing and logistics and records retention and storage. Many of these services were provided for periods ranging from three to six months and are now no longer required. We are continuing to utilize some of these services and anticipate doing so until April 2007. We have contractual options to utilize certain services for up to 24 months following the closing date of the Transactions. The fees for these services are generally equivalent to the provider’s cost. We may lease space in TI’s Malaysia facility for up to 36 months following the closing date of the Transactions. S&C Purchase Corp.’s rights, duties and obligations under the Purchase Agreement and other documents related to the Transactions were subsequently assigned in full to Sensata.

For a more complete description of this agreement and the other agreements defining the Transactions and governing our future relationship with TI, see “The Acquisition” and the notes to the unaudited interim financial statements included in this prospectus.

Shareholder’s Equity

In connection with the Acquisition, we issued 180 ordinary shares with a par value of € 100 per share. We are authorized to issue up to 900 shares. Upon the close of the Acquisition, the Sponsors contributed $985.0 million and received 31,636,360 ordinary shares and €616.9 million principal amount of DPCs in Parent. The DPCs issued in connection with the Acquisition were originally classified as debt on the Company’s balance sheet. On September 21, 2006, the DPCs were restructured to their original intended classification as equity with an effective date of April 27, 2006. However, for accounting purposes, the restructuring was recorded on September 21, 2006 and as such the DPC interest expense is recorded in earnings for the period from April 27, 2006 to September 21, 2006. Under U.S. GAAP, the DPCs are classified as debt until the date of the restructuring of the instrument. Therefore, effective September 21, 2006, the principal amounts of the DPCs and related interest accrued were classified into equity as additional paid-in capital at the U.S. dollar/ euro exchange rate of 1.2687.

On September 29, 2006, we modified our share-based payment plans in order to achieve equity classification of the awards. The amount reclassified into equity as additional paid-in capital due to this modification was $750 thousand.

Waiver In Connection with Senior Secured Credit Facility

On September 29, 2006, Sensata executed, with its lenders, a letter amendment and waiver to the Senior Secured Credit Facility (the “Waiver”), whereby the lenders agreed to waive compliance with certain requirements of the Senior Secured Credit Facility. Under the terms of the Waiver, the lenders agreed that for the purposes of computing any of the Company’s financial covenants, all DPCs issued by the Company would be classified as Additional paid-in capital for all periods.

In addition, the lenders agreed to waive any event of default arising from the Sensata’s failure to deliver to the lenders, within the deadline set forth in the Senior Secured Credit Facility, the Company’s financial statements and compliance certificate for the quarter ended June 30, 2006. In connection with this Waiver, the Company incurred a fee of $0.7 million, which is included in interest expense during the period from April 27, 2006 to September 30, 2006.

Purchase Accounting

We accounted for the acquisition of the S&C Business using the purchase method of accounting. As a result, the purchase price for the S&C Business of approximately $3.0 billion, including fees and expenses, has been allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the date of the Acquisition. The excess of the purchase price over the fair value of assets and liabilities was assigned to goodwill, which is not amortized for accounting purposes but is subject to testing for impairment at least annually. The application of purchase accounting resulted in an increase in amortization and depreciation expense relating to our acquired intangible assets and property, plant and equipment. In addition to the increase in the carrying value of property, plant and equipment, we extended the remaining depreciable lives of property, plant and equipment to reflect the estimated remaining useful lives for purposes of calculating periodic depreciation. We also adjusted the value of the inventory to fair value, increasing the costs and expenses recognized upon the sale of this acquired inventory. See “Unaudited Pro Forma Condensed Combined Financial Statements” and the notes to the unaudited interim financial statements included in this prospectus.

Increased Leverage

As a result of the Transactions, we are a highly leveraged company and our interest expense has increased significantly in the periods following the consummation of the Transactions. In addition, a portion of our debt and the related interest is denominated in euros, subjecting us to changes in foreign currency rates. Further, a portion of our debt is variable. We have entered into certain interest rate swaps to hedge the effect of variable interest rates. See “Quantitative and Qualitative Disclosures about Market Risk—Interest Rate Risk” for more information regarding our hedging activities. Our large amount of indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities since a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness, and this may place us at a competitive disadvantage as some of our competitors are less leveraged. Our leverage may make us more vulnerable to a downturn in our business, industry or the economy in general. See “Risk Factors—Our substantial indebtedness could adversely affect our financial condition and our ability to operate our business, and could prevent us from fulfilling our obligations under the notes.”

The following table outlines the effects of our increased leverage in our statement of operations for the period from April 27, 2006 to September 30, 2006.

Description	Balance as of September 30, 2006	Interest Expense April 27 - September 30, 2006	Average Annual Interest Rate
	(dollars in thousands)
Senior Secured Term Loans	$947,625	$28,889	7.03%
Senior Secured Term Loans (euro)	410,746	8,935	4.98%
Senior Notes	450,000	15,400	8.00%
Senior Subordinated Notes (euro)	310,415	12,007	9.00%
Revolving Credit Facility	—	65	7.24%
Capitalized lease obligations—Attleboro facility	30,928	1,206	9.00%
Amortization of Financing Costs(1)		9,768
Bank Fees		1,453
Interest income		(790)

Subtotal	2,149,714	76,933
Deferred Payment Certificates(2)	—	44,581

Total	$2,149,714	$121,514

(1)	Amortization of financing costs include a one time charge of $6.75 million for an expired bridge loan facility fee.
(2)	Represents accrued interest on the $768.3 million euro denominated DPCs issued in connection with the Acquisition and originally classified as debt on the Company’s consolidated balance sheet. On September 21, 2006, the DPCs were restructured to their original intended classification as equity with an effective date of April 27, 2006. However, for accounting purposes, the restructuring was recorded on September 21, 2006, and as such the DPC interest expense is recorded in earnings for the period from April 27, 2006 to September 21, 2006. Under U.S. GAAP, the DPCs are classified as debt until the date of the restructuring of the instrument. Therefore, effective September 21, 2006, the principal amounts of the DPCs and related accrued interest were classified into equity as additional paid-in capital at the U.S. dollar/euro exchange rate of 1.2687.

Stand-alone Company

For periods before the Acquisition, we operated as a business segment of TI and not as a stand-alone company. The historical carve-out financial statements included in this document were derived from the historical consolidated financial statements of TI using the historical results of operations and the historical basis of assets and liabilities of TI’s sensors and controls business segment, excluding the radio frequency identification systems (RFID) business unit, which had been operated as part of that segment, and which was not sold in connection with the Transactions. The historical financial information may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate, stand-alone company without the shared resources of TI for the periods presented, and may not be indicative of our future results of operations, financial position and cash flows. See our combined and consolidated financial statements and related notes for more information.

TI has historically provided various services to the S&C Business, including cash management, facilities management, information technology, finance/accounting, tax, legal, human resources, data processing, security, payroll, employee benefit administration, insurance administration and telecommunications. The costs of these services and the costs associated with employee benefit plans, information technology and facilities shared with TI have been allocated to the S&C Business in the combined financial statements included in this prospectus and amounted to $40.2 million, $41.9 million, $42.1 million and $14.0 million for the years ended December 31, 2003, 2004 and 2005, and the period January 1, 2006 to April 26, 2006, respectively. These expenses and all other centralized operating costs were allocated first on the basis of direct usage when identifiable, with the remainder being allocated among TI’s businesses units on the basis of their respective revenue, headcount or other measures. We believe these allocations are a reasonable reflection of the use of these services from TI. The allocated costs included in our combined financial statements could differ from amounts that would have been incurred by us if we operated on a stand-alone basis and are not necessarily indicative of costs to be incurred in the future. See Note 5 to our audited combined financial statements and Note 15 to our Unaudited Consolidated and Combined Interim Financial Statements for information regarding the historical allocations.

During each of the Predecessor periods presented, we participated in TI’s centralized cash management system. Cash receipts attributable to our operations were collected by TI and cash disbursements were funded by TI. Cash advances necessary to fund our major improvements to and replacements of property, and acquisitions and expansion, to the extent not provided through internally generated funds, were provided by TI’s cash or funded with a capital lease. As a result, none of TI’s cash, cash equivalents, debt or interest expense (other than our capital lease obligation) has been allocated to the combined financial statements of the S&C Business.

Results of Operations

Period from January 1, 2006 to April 26, 2006 and the Period from April 27, 2006 to September 30, 2006 Compared to Nine Months Ended September 30, 2005

The statement of operations for 2006 comprises two periods, the Predecessor period of the S&C Business of TI encompassing January 1, 2006 to April 26, 2006, and the Successor period of the acquirer—Sensata Technologies B.V., encompassing April 27, 2006 to September 30, 2006. Since these two entities have different capitalization, asset and debt structures, each period will be discussed separately. This format will be followed in all subsequent discussions of nine months revenue and expenses as well as for balance sheet, financial liquidity and financing analyses.

The following unaudited table sets forth our historical results of operations in millions of dollars and as a percent of net revenue. The data for the period from April 27, 2006 to September 30, 2006, the period from January 1, 2006 to April 26, 2006 and the nine months ended September 30, 2005 have been derived from our unaudited interim financial statements included within this prospectus.

	Sensata Technologies, B.V.		Predecessor
	April 27, 2006 September 30, 2006		January 1, 2006 to April 26, 2006		Nine Months Ended September 30, 2005
	Amount	Percent of Revenue	Amount	Percent of Revenue	Amount	Percent of Revenue
	(dollars in millions)		(dollars in millions)
Net revenue
Sensors segment revenue, net	$310.0	61.5%	$223.3	59.5%	$455.2	57.4%
Controls segment revenue, net	193.9	38.5	152.3	40.5	337.4	42.6

Net revenue	503.9	100.0	375.6	100.0	792.6	100.0
Cost of revenue	349.6	69.4	256.6	68.3	515.1	65.0

Gross profit	154.3	30.6	119.0	31.7	277.5	35.0
Operating expenses:
Research & development	11.9	2.4	7.6	2.0	22.3	2.8
Selling, general and administrative	109.3	21.7	39.8	10.6	76.3	9.6

Total operating expenses	121.2	24.1	47.4	12.6	98.6	12.4
Profit from operations	33.1	6.5	71.6	19.1	178.9	22.6
Interest expense, net	(121.5)	-24.1	(0.5)	-0.1	(0.1)	—
Currency translation gain (loss) and other, net	(34.3)	-6.8	0.1	—	—	—

(Loss) income before income taxes	(122.7)	(24.3)	71.2	19.0	178.8	22.6
Provision for income taxes	24.6	4.9	25.8	6.9	64.7	8.2

Net (loss) income	$(147.3)	(29.2)%	$45.4	12.1%	$114.1	14.4%

Net revenue. Net revenue for the periods from April 27, 2006 to September 30, 2006 and from January 1, 2006 to April 26, 2006 and for the nine months ended September 30, 2005 was $503.9 million, $375.6 million and $792.6 million, respectively. The increase in revenue was due to 17.1 percent higher sales of our Sensors business segment, including $46.0 million of growth in the occupant weight sensor and mass airflow sensor new products.

Sensors business segment revenue was $310.0 million, $223.3 million and $455.2 million for the periods from April 27, 2006 to September 30, 2006 and from January 1, 2006 to April 26, 2006, and for the nine months ended September 30, 2005, respectively. The increase in Sensors revenue from the nine months period ended September 30, 2005 was due to strong demand in automotive markets in North America and Asia, the impact of new products—the occupant weight sensor and mass air flow sensor, and continued growth in our core pressure sensors.

Controls business segment revenue was $193.9 million, $152.3 million and $337.4 million for the periods from April 27, 2006 to September 30, 2006, from January 1, 2006 to April 26, 2006 and for the nine months ended September 30, 2005, respectively. The increase in Controls revenue from the nine month period ended September 30, 2005 reflects good demand for all product lines partially offset by a decrease in revenues from interconnection products.

Cost of revenue. Cost of revenue for the periods from April 27, 2006 to September 30, 2006, from January 1, 2006 to April 26, 2006 and for the nine months ended September 30, 2005 was $349.6 million, $256.6 million and $515.1 million, respectively. Cost of revenue as a percentage of net revenue for the periods from April 27, 2006 to September 30, 2006 and from January 1, 2006 to April 26, 2006 and for the nine months ended September 30, 2005 was 69.4 percent, 68.3 percent and 65.0 percent, respectively.

The Successor period included the $24.6 million turn-around effect of the purchase accounting step-up to fair market value of inventory at April 27, 2006. Deducting this non-cash and non-recurring inventory turn-around effect from cost of revenue for the Successor period results in an adjusted cost of revenue of $325.0 million or 64.5 percent of revenue.

For the 2006 periods, the increase in cost of revenue was driven by higher volumes of Sensors sales including new product revenue and by expenses associated with transitioning new products into production status from development mode, particularly in the first quarter. In addition, higher commodity costs in 2006 have not been fully offset by production improvements, and accruals for employee benefit expenses were higher than the prior year. The Controls business segment’s cost of revenue as a percentage of revenue improved by 1.0 percent based on continued cost reductions and productivity improvements.

Gross Profit. Gross Profit was $154.3 million, $119.0 million and $277.5 million for the periods from April 27, 2006 to September 30, 2006, from January 1, 2006 to April 26, 2006 and for the nine months ended September 30, 2005, respectively. Gross Profit was impacted by the above mentioned factors affecting revenue and cost of revenue.

Research & development expenses. Research and development or “R&D,” expenses were $11.9 million, $7.6 million, and $22.3 million for the periods April 27, 2006 to September 30, 2006, from January 1, 2006 to April 26, 2006, and for the nine months ended September 30, 2005, respectively. R&D expenses declined from the prior year primarily because the Occupant Weight Sensor transitioned from the development stage in 2005 to the production stage in 2006, and many of the R&D development personnel were assigned to assist production in the transition.

Selling, general and administrative. Selling, general and administrative, or “SG&A,” expenses for the periods from April 27, 2006 to September 30, 2006, from January 1, 2006 to April 26, 2006, and for the nine months ended September 30, 2005 were $109.3 million, $39.8 million and $76.3 million, respectively. SG&A expenses as a percentage of net revenue for the periods from April 27, 2006 to September 30, 2006, from January 1, 2006 to April 26, 2006, and for the nine months ended September 30, 2005 were 21.7 percent, 10.6 percent and 9.6 percent, respectively. The increase in SG&A expense is primarily due to the factors noted below:

•	The Successor period included $52.6 million of non-cash amortization of the $1,146.4 million capitalized value of definite-lived identified intangible assets, with an average life of eleven years, on an accelerated basis.

•	Transition expenses for the period from April 27, 2006 to September 30, 2006 and from January 1, 2006 to April 26, 2006 of $9.2 million and $4.1 million, respectively, were incurred for consultants fees for designing changes in our accounting and human resource computer systems necessary for stand-alone operations, as well as our name change to Sensata and brand roll out advertising campaigns.

Interest expense, net. Interest expense, net for the periods from April 27, 2006 to September 30, 2006 and from January 1, 2006 to April 26, 2006, and for the nine months ended September 30, 2005 was $121.5 million, $0.5 million, and $0.1 million, respectively.

The increase in Successor interest expense is primarily due to $76.9 million interest expense on the Company’s $2,149.7 million in debt and $44.6 million accrued interest on the $768.3 million euro denominated DPCs issued in connection with the Acquisition and originally classified as debt on the Company’s balance sheet. On September 21, 2006, the DPCs were restructured to their original intended classification as equity with an effective date of April 27, 2006. However, for accounting purposes, the restructuring was recorded on September 21, 2006 and as such the DPC interest expense is recorded in earnings for the period from April 27, 2006 to September 21, 2006. Under U.S. GAAP, the DPCs are classified as debt until the date of the restructuring of the instrument. Therefore, effective September 21, 2006, the principal amounts of the DPCs and related accrued interest were classified into equity as additional paid-in capital at the U.S. dollar/euro exchange rate of 1.2687.

Currency translation gain (loss) and other. Currency translation (loss) gain and other, net for the periods from April 27, 2006 to September 30, 2006 and from January 1, 2006 to April 26, 2006, and for the nine months ended September 30, 2005 were (losses) gains of ($34.3) million, $0.1 million, and $0.0, respectively.

The increase in Successor currency translation loss and other is primarily due to $20.9 million of currency translation losses from April 27, 2006 to September 30, 2006 on the Company’s euro denominated debt and to $13.4 million currency exchange loss on the DPCs from April 27, 2006 to September 21, 2006, which was the date the DPCs were restructured.

Provision for income taxes. Income tax expense for the periods April 27, 2006 to September 30, 2006, and from January 1, 2006 to April 26, 2006, and for the nine months ended September 30, 2005 were $24.6 million, $25.8 million and $64.7 million, respectively.

The Predecessor tax provisions and related deferred tax assets and liabilities were determined as if the S&C Business were a separate taxpayer.

The Successor tax provision from April 27, 2006 to September 30, 2006 of $24.6 million includes tax accruals for those international subsidiaries which are profitable as well as minimum income and franchise taxes, and deferred income tax expense arising from goodwill amortization taken for tax purposes.

Net (loss) income. Net (loss) income for the periods from April 27, 2006 to September 30, 2006, and from January 1, 2006 to April 26, 2006, and for the nine months ended September 30, 2005 were a loss of ($147.3) million, income of $45.4 million, and income of $114.1 million, respectively. The change in the Net (loss) income was due to all of the factors mentioned above.

Years Ended December 31, 2005, 2004 and 2003

The following tables set forth our results of operations in dollars and as a percent of net revenue for the years ended December 31, 2005, 2004 and 2003. The data for each of the three years in the period ended December 31, 2005 have been derived from our audited combined financial statements included elsewhere in this memorandum.

	Year Ended December 31,
	2005		2004		2003
	Amount	Percent of Revenue	Amount	Percent of Revenue	Amount	Percent of Revenue
	(dollars in millions)
Net revenue	$1,060.7	100.0%	$1,028.6	100.0%	$928.4	100.0%
Operating costs and expenses:
Cost of revenue	704.9	66.5	661.1	64.3	617.4	66.5
Research and development	28.8	2.7	31.9	3.1	25.3	2.7
Selling, general and administrative	102.1	9.6	101.9	9.9	95.6	10.3

Total operating costs and expenses	835.8	78.8	794.9	77.3	738.3	79.5

Profit from operations	224.9	21.2	233.7	22.7	190.1	20.5
Other income (expense), net	—	—	1.7	0.2	0.8	0.1
Interest expense	(0.1)	—	—	—	—	—

Income before income taxes	224.8	21.2	235.4	22.9	190.9	20.6
Provision for income taxes	81.4	7.7	83.3	8.1	66.7	7.2

Net income	$143.4	13.5%	$152.1	14.8%	$124.2	13.4%

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

Net revenue. Net revenue increased $32.1 million, or 3.1 percent, to $1,060.7 million in 2005 compared to $1,028.6 million in 2004.

Net revenue generated from the sale of sensors and controls in these periods and the percent change from period-to-period were as follows:

	Year Ended December 31,		Percent Change
	2005	2004
	(dollars in millions)
Net Revenue:
Sensors	$617.3	$567.7	8.7%
Controls	443.4	460.9	(3.8)

Total	$1,060.7	$1,028.6	3.1%

The $49.6 million increase in net revenue for the sensors business, from $567.7 million to $617.3 million, is attributable to worldwide unit growth in pressure sensors of approximately $65.0 million, which offset the effect of price declines of approximately $30.0 million. The remaining increase in net revenue related to new product sales, primarily from the Occupant Weight Sensor, or “OWS,” of approximately $14.0 million. Net revenue growth was also driven by new customer wins in both the automotive and industrial markets. Most product lines experienced increases in net revenue from 2004 to 2005, with significant growth coming from fuel rail applications, industrial and advanced braking sensors. The increase in these applications was driven by increased market penetration of such applications due to the implementation of efficiency and safety regulations.

The $17.5 million decrease in the controls business net revenue, from $460.9 million to $443.4 million, is attributable to lower demand for air-conditioning systems due to a cooler than average spring season in the United States and an OEM-level inventory correction of air conditioning products. Sales of precision and interconnection products within the controls business increased $1.3 million and $4.3 million, respectively, or 2.2 percent and 9.6 percent, respectively, driven by strong demand in commercial aerospace and semiconductor equipment end markets, respectively. The controls business experienced moderate pricing pressure from 2004 to 2005 with average selling price declines of approximately 2 percent, which moderated towards the end of the year as OEMs were increasingly able to pass on costs to consumers.

Operating costs and expenses. Total operating costs and expenses increased $40.9 million, or 5.1 percent, to $835.8 million in 2005 compared to $794.9 million in 2004. As a percent of net revenue, our total operating costs and expenses were 78.8 percent in 2005 compared to 77.3 percent in 2004. Our operating costs and expenses for each of these periods and the percent change from period-to-period were as follows:

	Year Ended December 31,		Percent Change
	2005	2004
	(dollars in millions)
Description:
Cost of revenue	$704.9	$661.1	6.6%
Research and development	28.8	31.9	(9.7)
Selling, general and administrative	102.1	101.9	0.2

Total	$835.8	$794.9	5.1%

Cost of revenue. Cost of revenue increased $43.8 million, or 6.6 percent, to $704.9 million in 2005 compared to $661.1 million in 2004. This aggregate increase is primarily related to the increase in revenue. As a percent of net revenue, our cost of revenue was 66.5 percent in 2005 compared to 64.3 percent in 2004. Included in cost of revenue is the impact of restructuring charges of $19.5 million in 2005 and $15.1 million in 2004. In the sensors business, cost of revenue increased to $408.0 million from $360.1 million in 2004, an increase to 66.0 percent from 63.3 percent as a percent of net revenue—primarily due to the acquisition in May 2005 of Kolbenschmidt Pierburg’s mass airflow sensors (MAFS) product line, as well as unusually high start-up costs related to the ramp up of the OWS product line. In the controls business, cost of revenue decreased to $288.7 million from $296.9 million in 2004—while increasing to 65.1 percent from 64.3 percent as a percent of net revenue—driven primarily by raw material cost increases and non-recurring costs, such as the startup of the Changzhou manufacturing site and integration of product lines purchased from Changheng ($2.6 million), new product introductions and tooling costs, partially offset by savings related to our supply chain transition strategy. Costs related to development of our Arc Shield™ arc-fault circuit interruption product line also negatively impacted costs. Restructuring activities in the controls business contributed $2.0 million in cost savings with an estimated 55 percent impacting cost of revenue.

Research and development. R&D expense decreased by $3.1 million, or 9.7 percent, to $28.8 million in 2005 compared to $31.9 million in 2004, in part due to higher R&D expenses in 2004 related to new products such as the OWS and arc fault circuit interruption. In the sensors business, development spending has been primarily focused on new applications such as gas classification and other technology opportunities related to force and high pressure sensing. Investment in OWS reduced slightly, with a shift from technology development in 2004 to product embodiment and pre-launch execution in 2005. In the controls business, investment was centered on developing technology relating to the arc fault protection opportunity during 2005.

Selling, general and administrative. SG&A expense declined from $100.7 million in 2004 to $98.6 million in 2005, excluding the impact of $3.5 million of restructuring charges in 2005 and $1.2 million of restructuring charges in 2004. This decline was primarily due to slight declines in expenses for management incentives and profit sharing. SG&A expenses as a percent of net revenues declined slightly, reflecting increased fixed cost leverage.

Other income (expense), net. Other income (expense), net was zero in 2005 compared to $1.7 million in 2004. The 2004 amount relates to a gain on sale of assets and to a gain recorded in connection with the shutdown of a San Jose, CA, facility, which was acquired as part of the Integrated Sensor Solution (ISS) acquisition in 1999.

Provision for income tax. Our provision for income tax was $81.4 million in 2005 compared to $83.3 million in 2004. Our effective tax rate in 2005 was 36.2 percent compared to 35.4 percent in 2004.

Net income. Net income decreased $8.7 million, or 5.7 percent, to $143.4 million in 2005 compared to $152.1 million in 2004, reflecting lower overall profits from operations caused primarily by the higher cost of revenue as discussed above.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net revenue. Net revenue increased $100.2 million, or 10.8 percent, to $1,028.6 million in 2004 compared to $928.4 million in 2003.

Revenue generated from the sale of sensors and controls in these periods and the percent change from period-to-period were as follows:

	Year Ended December 31,		Percent Change
	2004	2003
	(dollars in millions)
Net Revenue:
Sensors	$567.7	$513.6	10.5%
Controls	460.9	414.8	11.1

Total	$1,028.6	$928.4	10.8%

The $54.1 million increase in revenue for the sensors business was the result of an increase in the sales of pressure sensors and switches, combined with a management estimated impact of favorable currency exchange rates of approximately $12.0 million, partially offset by the effect of price declines of approximately $27.0 million. Pressure sensor revenue growth was driven by increased volumes of fuel rail, industrial HVAC and advanced braking sensors which were driven by increasing adoption of diesel technology, government efficiency regulation and electronic stability control systems, particularly in Europe. Weakness in the European automotive sector was offset by strong vehicle demand in South Korea. Pressure switch revenue was primarily driven by increasing switch content and underlying unit growth in unitary air-conditioning systems.

The $46.1 million increase in revenue for the controls business was the result of, among other factors, an increase of $15.0 million in precision products sales, overall stability in the motor controls appliance markets, and a 17.8 percent (or $20.5 million) increase in the controls business’s Asia revenue, which includes a 35.5 percent (or $16.1 million) increase in China. China growth was driven by successful retention of the business of large multinational customers who relocated their manufacturing operations from the U.S. to China, new customer wins with large Chinese OEMs, and growth in domestic demand for HVAC and appliances. The increase in the controls business’s revenue was partially offset by a reduction in average selling prices across product lines.

Operating costs and expenses. Total operating costs and expenses increased $56.6 million, or 7.7 percent, to $794.9 million in 2004 compared to $738.3 million in 2003. As a percent of net revenue, our total operating costs and expenses were 77.3 percent in 2004 compared to 79.5 percent in 2003. Our operating costs and expenses for each of these periods and the percent change from period-to-period were as follows:

	Year Ended December 31,		Percent Change
	2004	2003
	(dollars in millions)
Description:
Cost of revenue	$661.1	$617.4	7.1%
Research and development	31.9	25.3	26.1
Selling, general and administrative	101.9	95.6	6.6

Total	$794.9	$738.3	7.7%

Cost of revenue. Cost of revenue increased $43.7 million, or 7.1 percent, to $661.1 million in 2004 compared to $617.4 million in 2003. As a percent of net revenue, our cost of revenue was 64.3 percent in 2004 compared to 66.5 percent in 2003. The decrease in cost of revenue as a percent of net revenue is primarily attributed to increased scale in production, productivity improvements in manufacturing, and the movement of manufacturing centers to lower-cost countries. Included in cost of revenue is the impact of restructuring charges of $15.1 million in 2004 and $32.5 million in 2003. In the sensors business cost of revenue as a percent of net revenue improved from 64.7 percent in 2003 to 63.3 percent in 2004, as the percent of products manufactured in lower cost production locations grew during the same periods. In the controls business cost of revenue as a percent of net revenue decreased to 64.3 percent in 2004 from 64.6 percent in 2003, driven primarily by the operational leverage benefits of the revenue growth achieved during the year. Both businesses also benefited from the continuous efforts to source from best cost locations and ongoing productivity increases in manufacturing.

Research and development. R&D expense increased by $6.6 million, or 26.1 percent, to $31.9 million in 2004 compared to $25.3 million in 2003. This increase is attributable to higher investments in new product development in the sensors business, particularly in OWS and pressure sensing technologies, and increased investment in the controls business’ product portfolio, including arc fault circuit interruption. In the sensors business, investment in OWS technology increased significantly as we secured our initial customer commitments for launch at the end of 2005. Our next generation brake sensor for automotive electronic stability systems was another area of significant investment.

Selling, general and administrative. SG&A expense increased by $6.3 million, or 6.6 percent, to $101.9 million in 2004 compared to $95.6 million in 2003. Excluding the impact of $1.2 million of restructuring charges in 2004 and $4.9 million of restructuring charges in 2003, this increase is attributable to increases in sales and marketing staff in the sensors business outside of North America driven by market opportunities in electronic stability control and powertrain sensors as well as a decline in the U.S. dollar against foreign currencies. The increase is also due to annual salary and wage increases, and accruals for profit sharing and performance bonuses.

Other income (expense), net. Other income (expense), net was $1.7 million in 2004 and $0.8 million 2003. This was related to the gain on sales of miscellaneous assets and adjustments associated with discontinued businesses (Telecom in 2003).

Provision for income tax. Our provision for income tax was $83.3 million in 2004 compared to $66.7 million in 2003. Our effective tax rate in 2004 was 35.4 percent compared to 34.9 percent in 2003.

Net income. Net income increased $27.9 million, or 22.5 percent, to $152.1 million in 2004 compared to $124.2 million in 2003, due to a combination of higher net revenue and higher gross margin.

Liquidity and Capital Resources

Cash Flows

During each of the Predecessor periods presented, we participated in TI’s centralized cash management system. As a result, none of TI’s cash or cash equivalents has been allocated to our combined financial statements for those periods.

The following table summarizes our primary sources and uses of cash in the periods presented:

	Periods			Year Ended December 31,
	April 27 - September 30, 2006	January 1 - April 26, 2006	Nine months ended September 30, 2005	2005	2004	2003
	(unaudited)	(unaudited)	(unaudited)
		(dollars in millions)
Net cash provided by (used in):
Operating activities	$100.4	$40.6	$139.4	$173.3	$145.1	$153.0
Investing activities	(3,018.6)	(16.7)	(43.1)	(56.5)	(23.3)	(25.3)
Financing activities	3,006.2	(23.9)	(96.3)	(116.8)	(121.8)	(127.7)

Net change	$88.0	$—	$—	$—	$—	$—

Operating activities. For the periods from April 27, 2006 to September 30, 2006 and from January 1, 2006 to April 26, 2006 we generated cash flow from operations of $100.4 million and $40.6 million, respectively, which was comparable to the $139.4 million generated from operations for the nine month period ended September 30, 2005. During the period from January 1, 2006 to April 26, 2006, the Predecessor had net income of $45.4 million, offset by a use from working capital of $22.3 million. During the period from April 27, 2006 to September 30, 2006, we had a net loss of $147.3 million, offset by non-cash charges of $16.1 million for depreciation, $33.9 million of currency translation losses on DPCs and euro-denominated debt, $44.6 million of accrued interest on DPCs, $53.2 million of amortization of definite-lived intangible assets, $24.6 million non-cash charge related to the turn-around effect of the write-up of inventory to fair value, and a $52.3 million increase in cash flow from changes in working capital. We generated cash flow from operations of $173.3 million, $145.1 million and $153.0 million in 2005, 2004 and 2003, respectively. The increase in cash flow from operations in 2005 as compared to 2004 was primarily due to a smaller increase in net working capital during 2005 as compared to the increase we experienced during 2004. The lower amount of cash flow from operations in 2004 as compared to 2003 was primarily due to higher net income of $27.9 million, which was offset by an increase in net working capital of $36.2 million attributable primarily to higher accounts receivable and inventory balances.

Investing activities. Net cash used in investing activities was $3,018.6 million and $16.7 million for the periods from April 27, 2006 to September 30, 2006 and from January 1, 2006 to April 26, 2006, respectively, compared to cash used of $43.1 million for the nine month period ended September 30, 2005. The amounts used in 2006 reflect both capital expenditures and the acquisition of the S&C business. Net cash used in investing activities was $56.5 million, $23.3 million and $25.3 million in years 2005, 2004 and 2003, respectively. Net cash used in investing activities in 2005 was primarily for acquisitions ($18.9 million) and capital expenditures ($42.2 million) for investments in new products, capacity and facilities infrastructure. Net cash used in investing activities in 2004 was comprised of $37.9 million of capital expenditures, primarily for investments in capacity in connection with the continued relocation of many operating facilities to lower cost geographic areas and $8.1 million for the 2004 acquisition of Chengheng Motor Products, a controls business unit in China, offset by $22.7 million received in connection with asset sales (principally the sale-leaseback of the facilities in Attleboro, Massachusetts). Net cash used in investing activities in 2003 consisted of capital expenditures of $25.3 million for investments in capacity as part of restructuring initiatives which began in that year.

Financing activities. Financing activities provided a source of $3,006.2 million for the period from April 27, 2006 to September 30, 2006. The net cash from financing activities in 2006 was principally related to proceeds from the issuance of debt and capital contributions. Net cash used in financing activities was $23.9 million, $96.3 million, $116.8 million, $121.8 million and $127.7 million for the period from January 1, 2006 to April 26, 2006, the nine months ended September 30, 2005 and the years 2005, 2004 and 2003, respectively. Net cash used in financing activities for the period from January 1, 2006 to April 26, 2006, the nine months ended September 30, 2005 and the years 2005, 2004 and 2003 represents net transfers of cash to TI under their centralized cash management system.

Capital Expenditures. Cash used for capital expenditures totaled $16.7 million and $16.7 million for the periods from April 27, 2006 to September 30, 2006 and from January 1, 2006 to April 26, 2006, respectively, and were $29.8 million for the nine months ended September 30, 2005. Cash used for capital expenditures was $42.2 million in 2005 compared to $37.9 million in 2004 and $25.3 million in 2003. The capital expenditures, which did not include non-cash expenditures of $31.2 million related to the Attleboro capital lease, supported growth and capacity needs for new products in our sensors business such as the microfused strain gage (MSG) and OWS programs, and in the controls business’s DC motor protector products. Other expenditures were for the establishment of a new site in China and consolidation of our Attleboro facilities. In the first half of 2007 we anticipate spending approximately $11 million for the purchase and outfitting of our new manufacturing facility in Malaysia.

Indebtedness and Liquidity

Our liquidity requirements are significant due to the highly leveraged nature of our Company. As of September 30, 2006, we had outstanding $2,149.7 million in aggregate indebtedness.

The senior secured credit facility includes term loans and a $150.0 million revolving credit facility. As of September 30, 2006, after having adjusted for letters of credit with an aggregate value of $2.7 million issued, we had an additional $147.3 million of borrowing capacity available under the revolving credit facility. Since September 30, 2006, we have issued additional letters of credit, principally in connection with one of our suppliers, EMSI, and the available borrowing capacity is $123.8 million as of the filing date.

The revolving credit facility allows for borrowings at LIBOR-based rates plus a spread, which depends on the Company’s leverage ratio and can range from 1.25 percent to 2.00 percent. As of September 30, 2006, the Company had no borrowings under the revolving credit facility. Amounts borrowed against the revolving credit facility are repayable in full at maturity date of April 27, 2012, and are prepayable at our option at par.

As of September 30, 2006, the Company had $1,358.4 million in term loans outstanding against its senior secured credit facility. Term loans are repayable at 1.0 percent per year in quarterly installments with the balance due in quarterly installments during the year preceding the final maturity of April 27, 2013. Interest on dollar term loans are calculated at LIBOR plus 1.75 percent and interest on euro term loans are calculated at EURIBOR plus 2.0 percent. The spreads are fixed for the duration of the term loans. All term loan borrowings under the senior secured credit facility are prepayable at our option at par.

Under the terms of our Senior Secured Credit Facility, we may also raise an additional $250.0 million at the option of our bank group.

All of our obligations under the new senior secured credit facility are guaranteed on a senior secured basis by each of the borrower’s direct and indirect wholly owned U.S. subsidiaries and non-U.S. subsidiaries located in The Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia (other than immaterial subsidiaries). The collateral for such borrowings under the senior secured credit facility consists of all shares of capital stock and intercompany debt of the borrower and subsidiaries and all present and future property and assets of the borrower and subsidiary guarantors.

Our senior secured credit facility contains various affirmative and negative covenants that are customary for a financing of this type. The senior secured credit facility also requires us to comply with financial covenants, including covenants with respect to maximum leverage ratio and minimum interest coverage ratio. We satisfied all ratios required by our financial covenants with regard to our senior secured credit facility as of September 30, 2006. For more information regarding the terms of our senior secured credit facility, see “Description of Other Indebtedness—Senior Secured Credit Facility.”

Our senior notes mature on May 1, 2014. Each senior note bears interest at 8 percent per annum from April 27, 2006, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in cash to holders of senior notes of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date, on May 1 and November 1 of each year, commencing November 1, 2006. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months. The senior notes were issued initially in an aggregate principal amount of $450.0 million. Proceeds from the issuance of the senior notes were used to fund a portion of the Acquisition. The senior note issuance costs are being amortized over the eight year term of the senior notes using the effective interest method.

The senior subordinated notes mature on May 1, 2016. Each senior subordinated note bears interest at a rate of 9 percent per annum from April 27, 2006, or from the most recent date to which interest has been paid or provided for. Interest is payable semi-annually in cash to holders of senior subordinated notes of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date, on May 1 and November 1 of each year, commencing November 1, 2006. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months. The senior subordinated notes were issued initially in an aggregate principal amount of €245.0 million ($301.6 million at issuance). Proceeds from the issuance of the senior subordinated notes were used to fund a portion of the Acquisition. The senior subordinated note issuance costs are being amortized over the ten year term of the senior subordinated notes using the effective interest method.

In addition, the indentures governing the notes limit, under certain circumstances, our ability and the ability of our restricted subsidiaries to: incur additional indebtedness, create liens, pay dividends and make other distributions in respect of our capital stock, redeem our capital stock, make certain investments or certain restricted payments, sell certain kinds of assets, enter into certain types of transactions with affiliates and effect mergers or consolidations. These covenants are subject to a number of important exceptions and qualifications. For more information regarding the terms of the notes, see “Description of the Notes.”

We believe that cash flow from operations and planned borrowing capacity are adequate to fund debt service requirements, capital expenditures and working capital requirements for the foreseeable future. Our ability to continue to fund these items and continue to reduce debt may be affected by general economic, financial, competitive, legislative and regulatory factors, and the cost of litigation claims, among other things.

In addition to macroeconomic factors, our ability to raise additional financing and its borrowing costs may be impacted by short and long-term debt ratings assigned by independent rating agencies, which are based, in significant part, on our performance as measured by certain credit metrics such as interest coverage and leverage ratios. As of September 30, 2006, Moody’s Investors Service’s long-term debt rating was B2, with stable outlook; and Standard & Poor’s long-term debt rating for the Company was B+ with stable outlook.

We believe that our current financial position and financing plans will provide flexibility in financing activities and permit us to respond to changing conditions in credit markets. We cannot make assurances, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to use under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. Further, the highly leveraged nature of the Company may limit its ability to add additional financing in the future.

As of December 14, 2006, we failed to comply with the requirement under the senior notes and the senior subordinated notes to furnish to the noteholders our financial information for the three and nine months ended September 30, 2006, and other financial and non-financial disclosures that would be required to be contained in a filing with the SEC on Form 10-Q. The failure to furnish this report to the noteholders did not constitute an event of default as defined in the senior note indenture and the senior subordinated note indenture, as we have a 60 day cure period to remedy our non-compliance with this covenant.

We believe that the filing of this Registration Statement on Form S-4, constitutes a cure within the required period set forth in the senior note indenture and senior subordinated note indenture. As a result, as of the date of the filing of this Registration Statement, we are in compliance with all financial and non-financial covenants of our senior secured credit facility, senior note indenture and senior subordinated note indenture.

Contractual Obligations and Commercial Commitments

The following table reflects our contractual obligations as of December 31, 2005. Some of the figures we include in this table are based on management’s estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties, and other factors. Because these estimates and assumptions are necessarily subjective, the obligations we will actually pay in future periods may vary from those reflected in the table:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(dollars in millions)
Senior debt obligations(1)	$—	$—	$—	$—	$—
Capital lease obligations(2)	70.3	3.2	6.5	6.6	54.0
Operating lease obligations(3)	7.1	2.1	2.0	1.3	1.7

Total(4)	$77.4	$5.3	$8.5	$7.9	$55.7

(1)	There was no senior debt outstanding with the Predecessor as of December 31, 2005. However, as of September 30, 2006, total principal outstanding was $2,118.8, and the total principal and related interest due was as follows:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(dollars in millions)
Interest	$1,109.0	$154.7	$306.6	$303.0	$344.7
Principal	2,118.8	13.6	27.2	27.2	2,050.8

Total	$3,227.8	$168.3	$333.8	$330.2	$2,395.5

(2)	Reflects the obligation, including the interest portion, resulting from the capital lease of the Attleboro facility, which we entered into during the fourth quarter of 2005 upon completion of the new facility. The principal portion was $31.2 million as of December 31, 2005 and $30.9 million as of September 30, 2006.
(3)	Operating lease obligations include minimum lease payments for leased facilities and equipment.
(4)	This table does not include the contractual obligations associated with the Company’s defined benefit and other post-retirement benefit plans. As of September 30, 2006 the Company has recognized an accrued benefit liability of $23.9 million representing the unfunded benefit obligations of the U.S. defined benefit and retiree healthcare plans and the non-U.S. defined benefit plans. This amount is based upon an actuarial valuation of the Company’s obligations as well as the estimated amount of assets that will be transferred from Texas Instruments Incorporated to the Sensata Trust. The Company expects to finalize the amount of assets transferred from TI during the fourth quarter of 2006 and the amount could be materially different from the estimates used.

On December 19, 2006, we acquired the First Technology Automotive and Special Products (“FTAS”) business from Honeywell Inc. for $90.0 million. The purchase price of $90.0 million, plus fees and expenses of approximately $5 million, was funded by a €73.0 million ($95.4 million) new term loan (the “Additional Term Loan”), the terms of which are defined in our existing Senior Secured Credit Facility.

Off-Balance Sheet Arrangements

On October 23, 2006, Sensata Technologies, Inc. (“STI”), our U.S. operating subsidiary, entered into a series of agreements to provide consignment of silver to facilitate production of certain products purchased by STI and other Sensata operating companies from Engineered Materials Solutions Inc. (“EMSI”). This facility replaced an earlier facility that had been provided by TI. STI, as consignee, entered into a consignment arrangement with a commercial bank, as consignor, to consign up to $25.0 million of silver. STI, as consignor, also entered into a consignment agreement with EMSI, as consignee, to consign up to $21.0 million of the above commercial bank consignment to EMSI. For 2005, purchases from EMSI amounted to approximately $28.0 million. STI and the commercial bank have security interest in the silver contained in raw materials, work-in-process, and finished goods inventory. STI’s obligations to the commercial bank are supported by (a) a letter of credit issued by an issuing bank in the amount of $23.5 million; (b) a guarantee of STI’s performance by Sensata Technologies Holding Company U.S., B.V.; and (c) a guarantee of STI’s performance by Sensata. As of December 20, 2006, STI had approximately $13.5 million of consignment silver with EMSI.

Product Liability Claims

We accrue for known product-related claims if a loss is probable and can be reasonably estimated. During the periods presented, there have been no material accruals or payments regarding product warranty or product liability, and historically we have experienced a low rate of payments on product claims. Consistent with general industry practice, we enter formal contracts with certain customers in which the parties define warranty remedies. In some cases, product claims may be disproportionate to the price of our products.

We have been named in a variety of product liability lawsuits relating to motor protectors, thermostats and other products manufactured and sold by the controls business. Historically, we have been dismissed from most of these lawsuits or have settled them for de minimis amounts.

See “Business—Legal Proceedings” for further discussion of general product liability claims and lawsuits, and discussion of two specific sets of legal proceedings.

Inflation

We believe inflation has not had a material effect on our financial condition or results of operations in recent years.

Seasonality

Because of the diverse nature of the markets in which we compete, our revenues are only moderately impacted by seasonality. In the sensors business, revenue is stable throughout the year, and for January 1, 2003 to September 30, 2006, no single quarter accounted for less than 23.9 percent of fiscal year sensors business revenues. The controls business does have some seasonal elements, specifically in the air-conditioning and refrigeration products which tend to peak in the first two quarters of the year as end-market inventory is built up for spring and summer sales. However, this effect is partially mitigated by sales in the remaining product segments. Controls’ revenues in the first and second quarter of the year typically account for 52.4 percent of fiscal year controls business revenues.

Restructuring Activity

In the second quarter of 2003, we announced a plan to move certain production lines from Attleboro, Massachusetts, to other facilities in order to be geographically closer to customers and their markets and to reduce manufacturing costs. This restructuring action affected approximately 903 jobs through voluntary retirement and involuntary termination programs through 2006 primarily in manufacturing operations at our Attleboro facility of the S&C Business. Upon the close of the Acquisition, TI retained this obligation and Sensata has no future obligations under this restructuring action.

In the second quarter of 2005, we announced a plan to move production lines from Almelo, Holland to a contract manufacturer in Hungary. This relocation was to complete the Almelo site transition into a business center. Concurrently, other actions were taken at our sites in Attleboro, Brazil, Japan and Singapore in order to size these locations to market demand. These restructuring actions are expected to affect 208 jobs, 98 of which are in Holland.

In connection with the terms of the Acquisition, we assumed the liabilities related to the 2005 restructuring actions. Upon the application of purchase accounting, we recognized an additional liability of $1.2 million in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, related to the remaining future severance and outplacement costs for the 2005 restructuring action.

As of September 30, 2006, a total of 1,093 employees have been terminated as a result of the 2003 and 2005 restructuring actions and total net pre-tax charges of $79.1 million have been recognized. The remaining payments are expected to be substantially completed in 2006. For more detailed information on the restructuring actions, see Note 8 to our unaudited consolidated and combined interim financial statements and Note 12 to our audited combined financial statements that appear elsewhere in this prospectus.

The following is a reconciliation of the restructuring accruals:

	2003 Plan	2005 Plan	Total
Balance—December 31, 2004	$12,989	$—	$12,989
2005 Charges:
Severance charges	12,186	10,679	22,865
Noncash acceleration of depreciation	—	131	131
2005 Dispositions:
Severance payments	(17,055)	(4,451)	(21,506)
Noncash transfer to accumulated depreciation	—	(131)	(131)

Balance—December 31, 2005	8,120	6,228	14,348
January 1, 2006 to April 26, 2006 Charges:
Severance charges	105	2,351	2,456
January 1, 2006 to April 26, 2006 Dispositions:
Severance payments	(3,142)	(3,336)	(6,478)

Balance—April 26, 2006	5,083	5,243	10,326
April 27, 2006 to September 30, 2006 Charges:
Effects of purchase accounting	—	1,166	1,166
April 27, 2006 to September 30, 2006 Dispositions:
Liabilities assumed by TI at the date of the Acquisition	(5,083)	—	(5,083)
Severance payments	—	(4,051)	(4,051)

Balance—September 30, 2006	$—	$2,358	$2,358

Employees terminated as of September 30, 2006	903	190	1,093

Predecessor Period:
2005 Charges classified to:
Cost of revenues	$2,698	$6,618	$9,316
SG&A	1,890	969	2,859

Total January 1, 2005—September 30, 2005	$4,588	$7,587	$12,175

Charges classified to:
Cost of revenues	$96	$2,332	$2,428
SG&A	9	19	28

Total January 1, 2006—April 26, 2006	$105	$2,351	$2,456

Critical Accounting Policies and Estimates

Our discussion and analysis of results of operations and financial condition are based upon our combined and consolidated financial statements. These financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts reported in those financial statements. We base our estimates on historical experiences and assumptions believed to be reasonable under the circumstances and re-evaluate them on an ongoing basis. Those estimates form the basis for our judgments that affect the amounts reported in the financial statements. Actual results could differ from our estimates under different assumptions or conditions. Our significant accounting policies, which may be affected by our estimates and assumptions, are more fully described in Note 1 to our combined financial statements that appear elsewhere in this prospectus.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. Management believes the following critical accounting policies reflect its most significant estimates and assumptions used in the preparation of the consolidated financial statements.

Revenue Recognition

We recognize revenue in accordance with SAB No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition. Revenue and related cost of sales from product sales is recognized when title to the product and risk of loss transfers to our customers, generally FOB destination, and collection of sales proceeds is reasonably assured. Product sales are recorded net of trade discounts (including volume and early repayment incentives), sales returns, rebates, coupons, value-added tax and similar taxes and fee for service arrangements with certain distributors. Shipping and handling costs are included in cost of revenue. Sales returns have not historically been significant to the Company’s revenues and have been within the estimates made by management. However, if returns were to increase significantly, operating results could be adversely affected.

Impairment of Goodwill and Indefinite-Lived Intangibles

In connection with the Acquisition, the purchase price was allocated to the fair value of the assets acquired, including identifiable intangible assets, and liabilities assumed. Purchase price in excess of net assets acquired was recorded as goodwill. As of September 30, 2006 goodwill and intangible assets represented approximately 43 percent and 35 percent of our total assets, respectively. Goodwill and intangibles of our Predecessor were not significant. Our goodwill and intangible assets have been allocated to our reporting units.

Goodwill. We perform an annual impairment review of goodwill unless events occur which trigger the need for an earlier impairment review. Our judgments regarding the existence of impairment indicators are based on legal factors, market conditions and the operational performance of our business. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with our business is impaired at a reporting unit level in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

In order to perform the impairment analysis, management makes certain assumptions used to measure the fair value of the respective reporting unit. The fair value of our reporting units is estimated using the discounted cash flow method. The key assumptions used by management include assumptions regarding discount rates, future earnings and the fair value of assets and liabilities. The discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting units. The assumptions about future earnings and cash flows are based on our budgets, projections and business plans. These projections include assumptions regarding the near term growth rates of our business as well as assumptions about the perpetual growth rate for periods beyond the long-term business plan period. In estimating the fair values of our reporting units, we also use research analyst estimates, as well as comparable market analyses.

If the carrying amount of a reporting unit exceeds its estimated fair value, the amount of impairment loss, if any, is measured by comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.

Indefinite-Lived Intangible Assets. We perform an annual impairment review of our indefinite-lived intangible assets unless events occur which trigger the need for an earlier impairment review. The impairment review requires management to make assumptions about future conditions impacting the value of the indefinite- lived intangible assets, including projected growth rates, cost of capital, effective tax rates, tax amortization periods, royalty rates, market share and others. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.

Definite-Lived Intangible Assets. We assess the impairment of our assets, including definite-lived intangible assets, whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. When we determine that there is an indicator that the carrying value of definite-lived intangible assets may not be recoverable, we measure impairment based on estimates of the assets’ fair value using the appropriate Income Approach valuation methodology. These estimates include assumptions about future conditions within the Company and the industry including projected growth rates, cost of capital, effective tax rate, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends. The assumptions used in evaluating intangible assets for impairment are subject to change and are tracked against historical results by management. If the carrying value of the intangible asset exceeds its estimated fair value, an impairment loss is recognized in an amount equal to that excess. The value of definite-lived intangible assets is determined using various income approach valuation methodologies. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.

Impairment of Long-Lived Assets. We periodically re-evaluate carrying values and estimated useful lives of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the related assets may not be recoverable. We use estimates of undiscounted cash flows from long lived assets to determine whether the book value of such assets is recoverable over the assets’ remaining useful lives. These estimates include assumptions about future conditions within the Company and the industry. If an asset is determined to be impaired, the impairment is measured by the amount by which the carrying value of the asset exceeds its fair value. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.

Inventories

Inventories are stated at the lower of cost or estimated net realizable value. Cost is generally computed on a first-in, first-out basis. We conduct quarterly inventory reviews for salability and obsolescence. Allowances are determined by comparing inventory levels of individual materials and parts to historical usage rates, current backlog and estimated future sales and by analyzing the age of inventory, in order to identify specific components of inventory that are judged unlikely to be sold. Inventory is written off in the period in which disposal occurs and could have a material adverse impact on our financial condition and results of operations.

Income Taxes

Income tax expense and deferred tax assets and liabilities reflected in the financial statements are based on certain estimates and judgments in the calculation of tax provisions and the resultant tax liabilities and in the recoverability of deferred tax assets arising from temporary differences between the tax and financial statement recognition of revenue and expense. The ultimate tax outcome of a business transaction may be uncertain due to the application of complex tax laws in the various worldwide jurisdictions where we operate. We recognize potential tax liabilities for anticipated tax audit issues based on our judgment of the ultimate resolution in the tax jurisdiction. We review our deferred tax assets for recoverability based on historical experience and current and anticipated market and economic conditions and trends.

A valuation allowance is recorded if we judge that it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The realization of remaining deferred tax assets is principally dependent on future taxable income. Any reduction in future taxable income may require an additional valuation allowance to be recorded against the Company’s deferred tax assets. The valuation allowance can be affected by changes in tax laws, changes in statutory tax rates and changes in our estimates of future taxable income. An increase in the valuation allowance would result in additional income tax expense and could have a significant impact on future earnings.

Pension and Post-Employment Benefit Plans

We sponsor various pension and post-employment benefit plans covering our employees in several countries. The estimates of our obligations and related expense of these plans recorded in our financial statements are based on many assumptions. The most significant assumptions relate to discount rate, expected return on plan assets and rate of increase in healthcare costs. Other assumptions used include employee demographic factors such as compensation rate increases, retirement patterns, employee turnover rates and mortality rates. These assumptions are updated annually by management in consultation with outside advisors. The difference between these assumptions and actual experience becomes unrecognized net actuarial (gain) loss. If total unrecognized (gain) loss exceeds a threshold of 10 percent of the greater of assets or liabilities, it is subject to amortization to net periodic pension cost over the average remaining service lives of the employees participating in the pension plan and could have a significant impact on our future earnings.

The discount rate reflects the current rate at which the pension liabilities could be effectively settled considering the timing of expected payments for plan participants. It is used to discount the estimated future obligations of the plans to the present value of the liability reflected in our financial statements. In estimating this rate, we consider rates of return on high quality fixed-income investments included in various published bond indexes, adjusted to eliminate the effects of call provisions and differences in the timing and amounts of cash outflows related to the bonds.

To determine the expected return on plan assets, we considered the historical returns earned by similarly invested assets, the rates of return expected on plan assets in the future and our investment strategy and asset mix with respect to the plans’ funds.

The rate of increase in healthcare costs directly impacts the estimate of our future obligations in connection with our post-employment medical benefits. Our estimate of healthcare cost trends is based on historical increases in healthcare costs under similarly designed plans, the level of increase in healthcare costs expected in the future and the design features of the underlying plans.

Share-Based Payment Plans

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R) Share-Based Payment (“SFAS 123(R)”). SFAS 123(R) replaces SFAS No. 123, Accounting for Stock Compensation (“SFAS 123”), and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). SFAS 123(R) requires that new, modified and unvested share-based compensation arrangements with employees, such as stock options and restricted stock units, be measured at fair value and recognized as compensation expense over the requisite service period.

Prior to July 1, 2005, TI accounted for awards granted under those plans following the recognition and measurement principles of APB 25, and related interpretations. No compensation cost was reflected in the Sensors & Controls business operations for stock options, as all options granted under those plans have an exercise price equal to the market value of the underlying common stock on the date of the grant (except options granted under TI's employee stock purchase plans). Compensation cost has been recognized for restricted stock units (RSUs).

Effective July 1, 2005, TI adopted the fair value recognition provisions of SFAS 123(R), using the modified prospective application method. Under this transition method, compensation cost recognized in the year ended December 31, 2005 and the period January 1, 2006 to April 26, 2006, includes the applicable amounts of: (a) compensation cost of all share-based payments granted prior to, but not yet vested as of July 1, 2005 (the amounts of which are based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123 and previously presented in TI’s pro forma footnote disclosures), and (b) compensation cost for all share-based payments granted subsequent to July 1, 2005 (the amounts of which are based on the grant-date fair value estimated in accordance with the new provisions of SFAS 123(R)). Results for prior periods have not been restated.

The effect on the Sensors & Controls business for the nine months ended September 30, 2005, and the year ended December 31, 2005, from TI's adoption of SFAS No.123(R) as of July 1, 2005, was an increase in share-based compensation expense of $1.4 million and $2.7 million, respectively (recognized in SG&A), and a decrease in net income of $1.0 million and $2.0 million, respectively.

The amounts above include S&C's portion of the impact of recognizing compensation expense related to participation in TI's non-qualified stock options offered under TI's employee stock purchase plan. Compensation expense related to RSUs was already being recognized before implementation of SFAS No.123(R).

The total amount of recognized share-based compensation cost, which was related to outstanding RSUs applicable to the Sensors & Controls business, was $49 thousand for the period from January 1, 2006 to April 26, 2006, $113 thousand for the nine months ended September 30, 2005 and $151 thousand for the year ended December 31, 2005.

All options under the Predecessor’s plans were settled in cash effective on the date of the Acquisition and certain employees received new grants of share-based awards. For the Successor, the expense recognized under SFAS 123(R) was $750 thousand for the period from April 27, 2006 to September 30, 2006. The calculation of share-based compensation expense requires management to make assumptions regarding the fair value of the share-based awards. Those assumptions include future operating results, potential volatility of the value of the Company, discount rates and forfeiture rates and exercise patterns. See further discussion of share-based payments in Note 13 of our consolidated and combined interim financial statements.

Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, or ‘‘FIN 48,’’ ‘‘Accounting for Uncertainty in Income Taxes.’’ FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, ‘‘Accounting for Income Taxes.’’ FIN 48 prescribes a recognition threshold and measurement attribute for financial recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently reviewing FIN 48 to determine its impact, if any, on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, ‘‘Fair Value Measurements,’’ or ‘‘SFAS No. 157.’’ SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for the fiscal year beginning January 1, 2008. We are currently reviewing SFAS No. 157 to determine its impact, if any, on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, ‘‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,’’ or ‘‘SFAS No. 158.’’ SFAS No. 158 requires employers to fully recognize the funded status of benefit plans in their financial statements and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period, but are not recognized as components of net periodic benefit costs. In addition, SFAS No. 158 requires employers to measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position and provide certain other disclosures. The recognition provisions of SFAS No. 158 are effective for us as of the end of the fiscal year ending December 31, 2007, with early adoption permitted. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. We are currently reviewing SFAS No. 158 to determine its impact, if any, on our financial position or results of operations. At the present time, we believe that the adoption of this standard will not have a material impact on our financial position or results of operation.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to changes in interest rates and foreign currency exchange rates because we finance certain operations through fixed and variable rate debt instruments and denominate our transactions in a variety of foreign currencies. Changes in these rates may have an impact on future cash flow and earnings. We manage these risks through normal operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments.

We do not enter into financial instruments for trading or speculative purposes.

By using derivative instruments, we are subject to credit and market risk. The fair market value of the derivative instruments is determined by a quoted market price and reflects the asset or (liability) position as of the end of each reporting period. If a counterparty fails to fulfill its performance obligations under a derivative contract, our credit risk will equal the fair value of the derivative. Generally, when the fair value of a derivative contract is positive, the counterparty owes the Company, thus creating a receivable risk for the Company. We minimize counterparty credit (or repayment) risk by entering into transactions with major financial institutions of investment grade credit rating.

Our exposure to market risk is not hedged in a manner that completely eliminates the effects of changing market conditions on earnings or cash flow.

Interest Rate Risk

Given the leveraged nature of the Company, we have significant exposure to changes in interest rates. From time to time we may enter into interest rate swap agreements to manage interest rate risk. Consistent with our risk management objective and strategy to reduce exposure to variability in cash flows relating to interest payments on our outstanding and forecasted debt, in June 2006 we executed U.S. dollar interest rate swap contracts covering $485.0 million of variable rate debt. The interest rate swaps amortize from $485.0 million on the effective date to $25.0 million at maturity in January 2011. We entered into the interest rate swaps to hedge a portion of our exposure to potentially adverse movements in the LIBOR variable interest rates of the debt by converting a portion of our variable rate debt to fixed rates.

The swaps are accounted for in accordance with SFAS Nos. 133, 138, and 149. No ineffective portion was recorded to earnings during 2006. The critical terms of the interest rate swap are identical to those of the designated variable rate debt under our Senior Secured Credit Facility. The terms of the swaps are shown in the following table:

Notional Principal Amount (dollars in millions)	Final Maturity Date	Receive Variable Rate	Pay Fixed Rate
$485.0	January 27, 2011	3 Month LIBOR	5.377

Further, consistent with our risk management objective and strategy to reduce exposure to variability in cash flows on outstanding and forecasted debt, in June 2006 we executed euro interest rate collar contracts covering €250 million variable rate debt. These contracts hedge the risk of changes in cash flows attributable to changes in interest rates above the cap rate and below the floor rate on a portion of our EURIBOR-based debt. In other words, we are protected from paying an interest rate higher than the cap rate, but will not benefit if the benchmark interest rate falls below the floor rate. At interest rates between the cap rate and the floor rate, we will make payments on its EURIBOR-based variable rate debt at prevailing market rates. The EURIBOR rate is currently approximately 3.5 percent.

The terms of the collars are shown in the following table:

Initial Notional Principal Amount (euros in millions)	Amortization	Effective Date	Maturity Date	Cap	At prevailing market rates between	Floor
€ 250.0	None	July 27, 2006	July 27, 2007	4.15%	2.95%-4.15%	2.95%
€ 250.0	None	July 27, 2007	July 27, 2008	4.30%	3.15%-4.30%	3.15%
€ 250.0 to € 160.0	Amortizing	July 27, 2008	April 27, 2011	4.40%	3.55%-4.40%	3.55%

As of September 30, 2006 we had euro denominated debt of €569.2 million ($721.2 million).

The significant components of our long-term debt are as follows:

	Interest Rate	Outstanding balance as of September 30, 2006	Outstanding balance as of December 31, 2005	Fair value as of September 30, 2006

	(dollars in thousands)
Senior secured term loan facility (denominated in U.S. dollars)	Variable	$947,625	$—	$940,518
Senior secured term loan facility (€324.2 million)	Variable	410,746	—	411,773
Revolving credit facility (denominated in U.S. dollars)	—	—	—	—
Senior notes (denominated in U.S. dollars)	8.00%	450,000	—	440,250
Senior subordinated notes (€245.0 million)	9.00%	310,415	—	312,485
Capital lease obligations	9.00%	30,928	31,165	30,928

Total		$2,149,714	$31,165	$2,135,954

Sensitivity Analysis

As of September 30, 2006, we had dollar and euro denominated variable rate debt with an outstanding balance of $1,358.4 million issued under our Senior Secured Credit Facility, as follows:

•	$947.6 million of U.S. dollar denominated variable rate debt. An increase of 1 percentage point in the LIBOR rate would result in additional annual interest expense of $9.5 million. This increase would be offset by a reduction of $4.9 million in interest expense resulting from the Company’s $485.0 million of variable to fixed interest rate swaps.

•	€324.2 million ($410.7 million equivalent as of September 30, 2006) of variable rate debt. An increase of 1 percentage point in the EURIBOR rate would result in additional annual interest expense of $4.1 million. Depending upon prevailing EURIBOR rates, this increase may be offset by a reduction in interest expense resulting from our €250.0 million of interest rate collars.

We have $450.0 million of fixed rate debt. If market rates relating to this debt increased / (decreased) by 1 percentage point, the value of the debt would (decrease) / increase by $24.7 million.

We have €245.0 million ($310.4 million U.S. dollar equivalent as of September 30, 2006) of fixed rate debt. If market rates relating to this debt (decreased) / increased by 1 percentage point, the value of the debt would increase / (decrease) by $19.8 million.

Total euro-based debt outstanding as of September 30, 2006 was €569.2 million ($721.2 million U.S. dollar equivalent as of September 30, 2006). An increase/(decrease) of 10 percent in the euro/dollar exchange rate would result in an increase/(decrease) to earnings of $72.1 million.

Foreign Currency and Other Risks

We are also exposed to market risk from changes in foreign currency exchange rates and commodity prices which could affect operating results as well as our financial position and cash flows. We monitor our exposures to these market risks and generally employ operating and financing activities to offset these exposures where appropriate. If we do not have operating or financing activities to sufficiently offset these exposures, from time to time, we may employ derivative financial instruments such as swaps, collars, forwards, options or other instruments to limit the volatility to earnings and cash flows generated by these exposures. Derivative financial instruments are executed solely as risk management tools and not for trading or speculative purposes. We may employ derivative contracts in the future which are not designated for hedge accounting treatment under SFAS No. 133 which may result in volatility to earnings depending upon fluctuations in the underlying markets.

Our primary foreign currency exposures include the euro, Japanese yen, Mexican peso, Chinese renminbi, Korean won, Malaysian ringgit and Brazilian real.

Corrective Action Plan for Material Weaknesses in Internal Controls Over Financial Reporting

In connection with the preparation of our unaudited financial statements for the quarter ended September 30, 2006 and our quarterly report to the holders of the notes for that period, management assessed the existence and overall effectiveness of internal controls over financial reporting and related disclosure controls and procedures. Our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not operating effectively as of September 30, 2006 due to material weaknesses in our internal controls over financial reporting (within the meaning of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 2), which were identified and communicated to us and our audit committee by our independent registered public accounting firm, Ernst & Young LLP. Our independent registered public accounting firm identified and communicated the following to us and our audit committee:

•	lack of quantity of staff which led to issues related to timeliness and accuracy of financial reporting;

•	lack of sufficient experience among the finance staff responsible for financial reporting; and

•	lack of sufficiently robust procedures to meet financial reporting obligations.

Because of the foregoing material weaknesses identified by Ernst & Young LLP, our Chief Executive Officer and Chief Financial Officer determined that our internal controls over financial reporting and related presentation and disclosure controls are not effective. Subsequent to this determination, we have taken the following actions to remediate the material weaknesses described above:

•	recruited Jeffrey Cote, an experienced public company financial officer, to become our new Chief Financial Officer effective January 1, 2007;

•	continued recruitment of additional experienced personnel in key finance and accounting areas;

•	commenced review of our internal controls over financial reporting;

•	added additional temporary finance resources to support financial reporting requirements;

•	added qualified personnel to our recently formed Internal Audit Department; and

•	developed an internal audit plan for fiscal year 2007 covering both operational reviews and Section 404 implementation.

As of September 30, 2006, our remediation efforts related to the material weakness described above were not complete. However, we will continue to focus on these initiatives and the remediation of our material weaknesses in a timely manner. Our efforts to remediate the material weaknesses will continue into 2007.

INDUSTRY

Sensors and controls are used in a variety of safety, emission, efficiency and comfort-related applications. They are central to the proper and safe functioning of a wide range of applications, many of which are critical to the operations of the product in which they are incorporated.

Sensors

Sensors are devices that translate physical stimuli or attributes into electronic signals that microprocessors or computer-based control systems can act upon. Sensors are typically classified according to the stimuli or attributes they measure; for example, pressure sensors monitor pressure in the underlying system. The market for sensors, however, is typically divided according to the underlying application, for example, sensors for automotive transmissions.

Sensors are technology-intensive and require a high level of application engineering and customization. OEMs and Tier I suppliers make significant investments in selecting, integrating and testing sensors as part of their product development, a process which generally lasts for one or two years. Once a sensor has been integrated into a platform, switching to a different sensor requires significant additional cost, both due to customization and extensive platform/product retesting. In addition, while OEMs and Tier I suppliers work to reduce sensor cost, they generally purchase sensors only from manufacturers that meet these suppliers’ engineering and design standards, that have the scale to meet their needs as the underlying product platform evolves, and that have long track records of quality, on-time delivery and responsive technical support.

Automotive Sensors

Automotive sensors are used as components in a wide variety of safety, emissions, efficiency and comfort systems used in motor vehicles. For example, an accelerometer sensor delivers motion information to systems that can deploy airbags, activate pretension seat belts and/or close windows in anticipation of a rollover. According to Strategy Analytics, the combined market for automotive sensors in North America, Europe, Japan, South Korea and China generated $8.5 billion of revenue in 2005. Pressure sensors, our core product area, is a growing sub-segment of this market which has experienced compound annual revenue growth of 16 percent from 2003 to 2005.

Demand for automotive sensors is driven primarily by the increase in the number of sensors within vehicles, as well as by the level of global vehicle sales. We believe that the increasing installation of safety, emission, efficiency, and comfort-related features in vehicles, such as airbags and electronic stability control that depend on sensors for proper functioning will continue to drive increased sensor usage. According to Strategy Analytics, the number of sensors per vehicle has grown at a compound annual rate of 7 percent from 2003 to 2005, and is expected to continue growing. According to Wards, the global automotive market has grown in units at a compound annual rate of approximately 2 percent from 1980 to 2004. This growth was due primarily to growth in overall economic activity, particularly in developing countries. Furthermore, the global automotive market has historically experienced less volatility than many other industries, having not experienced consecutive year-over-year declines in unit volume since 1982. JD Power estimates that the global automotive industry will grow at a compound annual rate of approximately 4 percent through 2010.

Sensors market growth has been further supported by the technology transition from older, lower-priced electromechanical switches to newer, higher-priced solid state/electronic sensors. The electromechanical switches provided primarily binary output whereas the new sensors can measure a range of stimuli and provide continuously variable output. This transition is in response to greater information demands from increasingly complex vehicle systems.

Commercial and Industrial Sensors

Commercial and industrial sensors employ similar technology to automotive sensors, but often require greater customization in terms of packaging and calibration. Commercial and industrial applications in which sensors are widely used include HVAC, engines (for example, generators), heavy machinery and off-road vehicles. Frost & Sullivan estimates that revenue in the global HVAC sensor market has grown at a compound annual rate of 9 percent since 2003. The HVAC sensor market was estimated to have reached approximately $736 million in revenues as of 2005. The Asian markets are major drivers of growth for these sensors, and industry analysts project that total revenues across the market for these products in Asia will grow strongly over the next five years, and could account for 24 percent of the global HVAC sensor market by 2010. Growth in commercial and industrial sensors is driven by growth in the underlying end-markets, which generally track the level of GDP and greater use of sensors within individual applications. We believe that sensor usage in industrial and commercial applications is driven by many of the same factors as in the automotive market—regulation of safety and emissions, market demand for greater energy efficiency and consumer demand for new features.

The use of sensors in industrial and commercial applications is influenced by many of the same factors as in the automotive market: government regulation of safety and emissions, market demand for greater energy efficiency and consumer demand for new applications. For example, the EPA has repeatedly increased minimum efficiency and emissions requirements for heavy-duty and off-road vehicles in the U.S., and recent federal regulations have mandated greater efficiency in HVAC applications. HVAC and refrigerator manufacturers, especially in Asia, are also increasingly using applications that are more energy-efficient and use electronic pressure sensors.

Controls

Controls are customized, application-specific electromechanical devices embedded within systems to protect them from excessive heat or current and burn-in-test sockets for the semi conductor industry. We sell three types of controls—motor controls, precision products and interconnection products—each of which serves a highly diversified base of customers, end markets, applications and geographies.

Motor Controls

Motor controls are small bi-metal, snap-action discs that protect motors, compressors and lighting devices from excessive heat and current. Motor controls are required safety components in nearly all AC and DC motors and are used in a wide range of end-markets and applications, where they are customized to specific temperature and sensitivity requirements. The demand for these products, and their respective applications, tends to track the general economic environment, with historical growth rates moderately above GDP. Air conditioners and household appliances are two key end-markets for motor controls. Volume in these markets has grown at a compound annual rate of 4 percent since 2003.

The wide range of industrial and commercial applications for motor controls has historically resulted in relatively stable demand and pricing for these products, even within economic cycles. For example, demand for motor controls in industrial applications has historically peaked early in economic cycles, as demand for capital goods typically precedes overall economic growth, while demand for motor controls in consumer appliances tends to peak later in economic cycles. In addition, end-markets for motor controls tend to be technologically stable and driven by incremental rather than breakthrough innovation. New application developments, however, can drive growth above normal rates for periods of time.

Precision Products

Precision products include highly-engineered circuit breakers, thermostats and switches that prevent thermal or electric overload in products where safety is important, such as in aerospace, defense and marine applications. Based on the fact that we sold over 50 percent in fiscal 2005 of our precision products in the aerospace market, we believe that the commercial aerospace market serves as a good indicator for our overall precision product market, and is currently on an upward trend, with strong order books at Boeing and Airbus as well as demand for business jets. In addition, the precision products market is characterized by long order cycles and therefore high revenue visibility. While many precision products are based on the same bi-metal technology used in motor controls, a growing number of precision controls use newer solid-state electronic technologies. For example, arc-fault circuit interruption is a recently-developed product that detects potentially dangerous arcing between electrical wiring, and shuts off electrical current before a fire can start. Given the critical importance of safety in the underlying end-use applications, particularly aerospace, purchase decisions in this market are driven more by product performance, quality and reliability than by price.

Interconnection Products

Our interconnection products business makes semiconductor BITS, used by semiconductor manufacturers to test packaged semiconductor faults. We believe that the key competitive factor in the interconnections market is the ability of suppliers to be first to market with customized socket designs for newly developed semiconductor chips. As such, a global presence and the ability to rapidly design new BITS offerings across geographies are key factors in maintaining market share. Our interconnection product revenues are impacted by the cyclical nature of the semiconductor industry.

BUSINESS

Overview

We design, manufacture and market a wide range of customized, highly-engineered sensors and controls. We operate as two global business units: Sensors and Controls. We believe that we are one of the largest suppliers of sensors and controls in each of the key applications in which we compete and that we have developed our strong market position due to our technological expertise, long-standing customer relationships, broad product portfolio and competitive cost structure. Our sensors business is a leading manufacturer of a variety of sensors used in automotive, commercial and industrial products. Our sensors products include pressure sensors and switches, as well as position, force and acceleration sensors. Our controls business is a leading manufacturer of a variety of engineered controls used in the industrial, aerospace, military, commercial and residential markets. Our controls products include motor and compressor protectors, HVAC controls, circuit breakers, precision switches and thermostats, arc-fault circuit protectors and semiconductor burn-in test sockets. We market our controls products primarily under the Klixon® brand.

We are a global business with a diverse revenue mix. We have significant operations around the world, and we generated approximately 50 percent of our net revenue for the nine month period ending September 30, 2006 outside of the Americas. In addition, our largest customer accounted for approximately 9 percent of our net revenue for the nine month period ending September 30, 2006, with our top ten customers accounting for 44 percent of our net revenue for the nine months period ending September 30, 2006. Across end-markets, 30 percent of our net revenue for the nine month period ending September 30, 2006 was derived from the non-North American automotive market and 19 percent was derived from the North American automotive market, with the remainder accounted for by appliances/HVAC (20 percent), industrial (15 percent), heavy vehicle/off road (7 percent), and other (9 percent). Within many of our end-markets, we are a significant supplier to most or all major original equipment manufacturers, or “OEMs,” reducing our exposure to fluctuations in market share within individual end-markets.

For the year ended December 31, 2005 and the periods April 27, 2006 to September 30, 2006 and January 1, 2006 to April 26, 2006, our revenues were $1,060.7 million, $503.9 million and $375.6 million, respectively, and our net income (loss) was $143.4 million, $(147.3) million and $45.4 million, respectively. On a pro forma basis for the year ended December 31, 2005 and the nine months ended September 30, 2006, net loss would have been $(127.1) million and $(160.8) million, respectively. At September 30, 2006, we have total indebtedness of $2,149.7 million and shareholder’s equity of $893.3 million.

Competitive Strengths

Leading Market Positions and Established Customer Relationships. We believe that we are one of the largest suppliers of sensors and controls in each of the key applications in which we compete. We are also the primary supplier of sensors and controls products to most of our customers, and in many cases the sole supplier of one or more products. We attribute our strong market positions to our long-standing customer relationships, technical expertise, breadth of product portfolio, and competitive cost structure. The long development lead times and embedded nature of our products provides for close collaboration with customers throughout the design and development phase of the customers’ products.

Leadership Position in Growing Applications. We have pursued a strategy of selectively choosing attractive applications and geographies in which to apply our technology platforms and market our products. Increased regulation of safety and emissions, a growing emphasis on energy efficiency and consumer demand for new features have led to sensor growth rates that have exceeded fundamental growth in many of the related end-markets. For example, revenue in the combined automotive/HVAC sensors markets in North America, Europe, Japan, South Korea and China grew at a compound annual rate of 7 percent from 2003 to 2005, as volume in the underlying global automotive/ HVAC market grew at a combined compound annual rate of 4 percent in the same period. On the HVAC and appliance side, consumer demand in more mature markets is supplemented by growth in Asia, driven by a combination of increased use of offshore manufacturing by major OEMs and the expansion of local markets.

Scaleable, Tailored Portfolio of Highly-Engineered Products for Critical Applications. Most of our products are highly-engineered, critical components in expensive systems, many of which are essential to the proper functioning of the product in which they are incorporated. As a result, performance, reliability, and the level of customization/integration with the underlying system—all areas of our competitive strength and focus—are among the critical factors in customer selection. We also believe that our strategy of leveraging our technology platforms across multiple applications allows us to provide products that are customized for each individual application in which they are incorporated.

High Switching Costs and Significant Barriers to Competitive Entry. The technology-driven, highly-customized and integrated nature of our products requires customers to invest heavily in certification and qualification over a one- to two-year period to ensure proper functioning of the underlying system. This process, often mandated by government agencies and/or required by OEMs, significantly raises the switching costs for customers once a particular sensor or control has been designed and installed. Therefore, sensors and controls are rarely substituted during a product lifecycle, which in the case of the automotive end-market typically lasts five to seven years. As a result, new suppliers generally must demonstrate a long track record of reliability, performance and quality control, as well as the scale and resources to support the customer’s product evolution.

Global Business with Diverse Revenue Mix. We believe that our broad product portfolio and global reach reduce our dependence on any particular market or customer. Non-Americas revenue accounted for approximately 50 percent of net revenue in 2005. We also serve a diverse mix of customers in the automotive, HVAC and appliances, industrial, aerospace and defense, and other end-markets. Our products are ultimately used by substantially all global automotive OEMs, providing us with a balanced customer portfolio and protecting us against shifts in market share between different OEMs. Our sensor products are used across most automotive platform types, including sedans, SUVs and light trucks, and we are not materially impacted by changes in consumer demand for different platform types. We did not rely on any single customer for more than 8 percent of total revenues in fiscal 2005, and our ten largest customers contributed a total of 39 percent of our net revenues during this period.

Competitive Cost Manufacturer with Global Asset Base. We believe that our global scale and leading market position provide us with a cost advantage over many of our competitors, and this scale, combined with our cost-focused approach, has created what we believe is one of the lowest cost positions in the industry. We have achieved our current cost position through a continuous process of migration to best-cost manufacturing locations, transformation of our supply chain to best-cost sourcing, and ongoing productivity-enhancing initiatives. Over the past ten years, we have aggressively shifted our manufacturing base from higher-labor cost countries such as the U.S., Australia, Canada, Italy and The Netherlands to lower-cost countries including China, Mexico and Malaysia, and we continue to increase our use of local suppliers based in these new locations. Our international operations are subject to changes in local government regulations and policies, including those related to tariffs and trade barriers, investments, taxation, exchange controls and repatriation of earnings.

Significant Revenue Visibility. We believe that both our sensors and controls businesses provide us with significant visibility into new business opportunities. The products that incorporate our sensors and controls typically have long development cycles, up to three years in the case of automobiles, which we believe gives us significant visibility into our customers’ plans for existing and new applications. We also derived approximately 95 percent of our fiscal 2005 net revenue from customers for which we were the sole or primary supplier of sensors or controls, providing us with confidence that these customers will continue to employ our products for their applications. In addition, substantially all of our products are used in applications that are government-mandated, required for the proper functioning of the product or are included as standard options in the case of certain automotive applications. This has reduced the risk that end-users will not opt for the applications, which has increased the visibility of our future revenues.

Experienced Management Team. Our senior management team has significant collective experience both within our business and in working together managing our business. To ensure continuity and smooth transitions within the organization structure, succession planning has been a priority and all key managers have appointed successors. In connection with the Acquisition, our management and Bain Capital have agreed to arrangements designed to ensure that incentives are aligned to continue to achieve profitable growth. We have historically operated as part of TI, which provided us with many services required by us for operation of our business. We are now required to either perform these services ourselves or to arrange for substitute services from others.

Sensors Business

Overview

Our sensors business is a leading supplier of automotive, commercial and industrial sensors, including pressure sensors, pressure switches, position, force and acceleration sensors. Our sensors business accounted for approximately 61.5 percent of our net revenue and contributed $80.9 million of our profit from operations before restructuring charges, stock compensation expenses and certain corporate expenses not associated with the operations of the segment for the period April 27, 2006 to September 30, 2006, 59.4 percent of our net revenue and contributed $54.1 million of our profit from operations before restructuring charges, stock compensation expenses and certain corporate expenses not associated with the operations of the segment for the period January 1, 2006 to April 26, 2006 and accounted for approximately 58.2 percent of our fiscal year 2005 net revenue and $157.4 million of our profit from operations before restructuring charges, stock compensation expenses and certain corporate expenses not associated with the operations of the segment in fiscal year 2005. Our sensors are used in a wide variety of applications including automotive air-conditioning, braking, transmission and air bag applications as well as HVAC and heavy vehicle and off-road applications. We derive most of our sensors revenues from the sale of medium and high pressure sensors, and we believe that we are the leading global manufacturer of sensors for most of our targeted applications. Our sensors business delivered approximately 100 million units during fiscal 2005. Our customers consist primarily of leading global automotive, industrial, and commercial OEMs and their Tier I suppliers. Our products are ultimately used by substantially all global automotive OEMs, providing us with a balanced customer portfolio of automotive OEMs which helps to protect us against shifts in market share between different OEMs. In 2005, our sensors business was either the sole source or primary source to our customers for approximately 95 percent of our net revenue. We are also diverse across geographies, deriving approximately 49 percent of our sensors revenues in 2005 from outside the Americas.

Business Strategy

Our strategy for our sensors business consists of four key elements:

Product Innovation and Expansion Into Growing Applications. We intend to continue to collaborate closely with customers to improve our current line of products already incorporated into our customers’ products and to identify and develop new technologies and products that can be incorporated into our customers’ products from an early stage. In addition, we intend to focus on new applications that will help us secure new business and drive long-term growth. Emerging growth applications for sensors typically lack incumbent competitors, providing an opportunity to define the dominant application technology. Our strategy is to target these new applications early in the development cycle by leveraging our strong customer relationships, strong engineering capability and competitive cost position.

Develop and Strengthen Customer Relationships. We seek to differentiate ourselves from our competitors through superior product reliability, performance and service. We believe that this focus has strengthened our relationships with our existing customers as well as given us the experience and market exposure to attract new customers. A key strategic focus for us is to further reinforce and expand our customer relationships to provide the foundation for future growth and stability. The implementation of business centers near our customers’ facilities and the continued close collaboration between our and our customers’ engineering staffs are two important components of this strategy.

Build on Low-Cost Position. We intend to continue to focus on managing our costs and increasing our productivity. These ongoing efforts have included migrating our manufacturing to best-cost producer, or “BCP,”

regions, transforming the supply chain to best-cost sourcing and aggressively pursuing ongoing productivity improvements. We will seek to significantly reduce materials and manufacturing costs for key products by focusing on our design-driven cost initiatives. As we enter new applications, we believe leveraging our core technology platforms will continue to give us economies of scale advantage in research and development and manufacturing.

Continue to Pursue Attractive Strategic Acquisitions. Subject to general economic conditions, we intend to continue to opportunistically pursue selective acquisitions, joint ventures and divestitures to enhance our asset mix and competitive position in the sensors industry. We intend to concentrate on opportunities that we believe will present attractive risk-adjusted returns.

Products

We offer the following products:

Product	Key Applications	Key End-Markets

Pressure Sensors

	Air-conditioning Transmission Engine oil Suspension Fuel rail Braking Marine engine Air compressors	Automotive HVAC Industrial Heavy Vehicle/Off-Road Marine

Pressure Switches	Air-conditioning systems Power steering Transmission HVAC refrigerant	Automotive HVAC Industrial

Position Sensors	Transmission Shift-on-fly 4WD	Automotive HVAC Industrial

Force Sensors	Airbag (Occupant Weight Sensing)	Automotive

Technology, Product Development and Intellectual Property

We employ various core technologies across many different product families and applications, in an effort to maximize the impact of our research and development costs and increase economies of scale and to leverage our technology-specific expertise across multiple product platforms. Our current core technologies include the following:

•	Disc: Electromechanical technologies include mono-metal snap-acting discs used in pressure switches and sliding contact, controlled continuity sensing for position sensors. This technology has been deployed across the automotive market for use in climate, transmission and steering systems.

•	Ceramic Capacitive: This technology is the foundation for a significant percentage of our current product revenue. The inherent media compatibility of ceramic, linear characteristics of capacitive sensing and innovative packaging techniques developed by our sensor business are the basis for a product portfolio with differentiated performance and cost across a wide pressure range (atmospheric to 4,000 psi) and across the spectrum of fluids and gases.

•	MSG: The micro-fused silicon strain gauge (“MSG”) technology used by the sensor business is utilized in applications requiring hermetic embedded sensing and very high pressure ranges. The high strength substrate and use of piezoresistive silicon strain elements coupled with proprietary self-diagnosing application-specific integrated circuits (“ASICs”) have provided a competitive advantage in high growth applications such as automotive electronic stability, fuel rail sensing and automotive and industrial fuel cells. MSG is also the platform for the sensor business’ growth initiative in force sensing.

•	MOS: Metal oxide silicon, an emerging technology, is used in gas sensing, where it provides superior selectivity and response time compared to other technologies in the marketplace.

We believe that continued focused investment in research and development activities are critical to our future growth and maintaining our leadership position. Our research and development efforts are directly related to timely development of new and enhanced products that are central to our core business strategy. Many of the industries in which we compete are subject to rapid technological developments, evolving industry standards, changes in customer requirements and new product introductions and enhancements. As a result, our success depends in part on our ability, on a cost-effective and timely basis, to continue to enhance our existing products and to develop and introduce new products that improve performance and meet customers’ operational and cost requirements. We may be unable to successfully develop products to address new customer requirements or technological changes, and products we develop may not achieve market acceptance.

We operate a global network of business centers worldwide that allows us to develop new sensing technologies, improve existing technologies and customize our sensors to the particular needs of our customers. Our ability to compete effectively depends to a significant extent on our ability to protect our proprietary information. We rely primarily on patents and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. We have been awarded over 415 patents across the sensors and controls businesses, many of which protect specific functionality in our sensors, but others of which consist of processes or techniques that result in reduced manufacturing costs. For example, we own a set of signal conditioning patents that allow us to calibrate our sensors in a manner that we believe is more cost effective than the method used by our competitors. The steps we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us. Additionally, we do not generally conduct exhaustive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. From time to time we have faced claims by third parties that our products or technology infringe their patents or other intellectual property rights, and we may face similar claims in the future. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or obtain licenses on commercially reasonable terms that may not be successful, which would prevent us from selling our products, and, in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operation.

In addition to these core technologies, we invest significant resources to tailor products to meet customer application requirements. We coordinate our technology research and development efforts through Centers of Expertise facilities that are designed to maintain a critical mass of expertise and intellectual capital in the core technologies and leverage that knowledge across our entire sensors business.

Customers

Our customer base in the sensors business includes a wide range of OEMs and Tier I suppliers in each of the automotive, industrial and commercial end markets. We derived approximately 49 percent of our top 10 customer sensor revenue in fiscal 2005 from sales to customers with which we have had a relationship for more than 20 years. Additionally, each of our top ten customers by revenue has been a customer for more than 10 years.

Competition

We encounter significant competition in many of our markets and this competition will likely intensify in the future. Within each of the principal product categories in our sensors business, we compete with a variety of independent suppliers and with OEMs’ in-house operations, primarily on the basis of product quality and reliability, technical expertise and development capability, breadth of product offerings, product service and price. Our principal competitors in the market for automotive sensors are Bosch, Denso and Conti-Motorola which are in-house, or captive, providers, and Honeywell, IEE and Schneider, which are independent. Our principal competitors in the market for commercial and industrial sensors include Saginomiya and Schneider. Many of our primary competitors are established companies that may not be as highly leveraged as us and may otherwise have substantially greater financial, managerial, technical, marketing and other resources than we do.

Sales and Marketing

We believe that the integrated nature of sensor products, as well as their long sale cycle and high initial investment required in customization and qualification, put a premium on the ability of sales and marketing professionals to develop strong customer relationships and identify new marketing opportunities. To that end, our sales and marketing staff consists of an experienced, technically knowledgeable group of professionals with extensive knowledge of the end-markets and key applications for our sensors.

We believe that the technical and market knowledge of our sales team provides us with an advantage over most of our competitors. Our sales team works closely with our dedicated research and development teams to identify products and solutions for both existing and potential customers. Our sales and marketing function within our sensors business is organized into three regions—America, Europe and Asia—but also organizes globally across all geographies according to end-market, so as to facilitate knowledge sharing and coordinate activities involving our larger customers through global account managers. Our sales and marketing professionals also focus on “early entry” into new applications rather than the displacement of existing suppliers in mature applications, due to the high switching costs that typically are required in the sensors market. Our sales and marketing team also is a key component of our new worldwide business centers, which are strategically located facilities in each of our three regions designed to provide a global support infrastructure to our customers, both through sales and marketing support and technical assistance in product customization and research and development and new products.

Controls Business

Overview

Our controls business accounted for approximately 38.5 percent of our net revenue and contributed $53.2 million of our profit from operations before restructuring charges, stock compensation expenses and certain costs not associated with the operations of the segment for the period April 27, 2006 to September 30, 2006, approximately 40.5 percent of our net revenue and contributed $39.6 million of our profit before restructuring charges, stock compensation expenses and certain costs not associated with the operations of the segment for the period January 1, 2006 to April 26, 2006 and accounted for approximately 41.8 percent of our fiscal year 2005 net revenue and contributed $114.9 million of our profit from operations before restructuring charges, stock compensation expenses and certain corporate expenses not associated with the operations of the segment in fiscal year 2005. Our controls business manufactures and markets a broad portfolio of application-specific products, including motor and compressor protectors, circuit breakers, precision switches and thermostats, arc-fault circuit protectors, semiconductor burn-in test sockets and electronic HVAC controls. We delivered over 875 million units during fiscal 2005, substantially all of which were marketed under the Klixon® brand. Our controls are sold into industrial, aerospace, military, commercial and residential end-markets. We derive most of our controls revenue from products that prevent damage from excess heat or current in a variety of applications within these end-markets, such as commercial and residential heating, air-conditioning and refrigeration and light industrial systems. We believe that we are the leading manufacturer worldwide of controls in the key applications we target. In 2005, our controls business was either the sole source or primary source to our customers for approximately 95 percent of our net revenue. We are also diverse across geographies deriving 52 percent of our controls net revenue in 2005 from outside the Americas.

Our controls business also benefits from strong agency relationships. A number of electrical standards for motor control products, including the Underwriters’ Laboratory (UL) code, have been written based on the exact performance and specifications of our controls products. We also have blanket agency approval for many of our control products, so that customers can use Klixon® products interchangeably, but are required to receive agency certification for their own products if they decide to incorporate competitive motor protection offerings. This has acted as a significant competitive differentiator and has dramatically increased switching costs.

We attribute much of our recent growth in this business to an expanded presence in Asia, particularly China. Our Asian operations were well-positioned to capture much of the transplant business of our multinational customers as they relocated manufacturing operations to China, and we are now working to leverage this market position, together with our brand recognition and the 2004 acquisition of a principal competitor in the motor controls market, to develop new relationships with a number of high-growth local Chinese manufacturers. We also have completed a migration in our worldwide manufacturing operations to what our management believes is a lower-cost manufacturing footprint, all while continuing to pursue improvements in productivity and product quality.

Business Strategy

Our strategy for our controls business consists of five key elements:

Leverage Technological Capabilities and Continue to Broaden Product Portfolio. We believe that the breadth and depth of our product portfolio and our expertise in product customization provide us with significant advantages in the market, particularly with larger customers. We aim to maintain and build upon these competitive advantages through continuous product portfolio expansion and functionality enhancements.

Target Emerging Growth Markets. Large global controls customers are increasingly shifting manufacturing from the rest of the world into China and other low-cost locations, and rely on experienced and recognizable suppliers with a local presence. In addition, Asian OEMs and Tier 1 motor/compressor suppliers have capitalized on increasing local demand and a lower-cost base to become significant competitors to the established multinational market leaders. We have had an established presence in China since 1996 and have built a significant manufacturing and marketing presence in this market. We believe that our presence in China, combined with our established customer relationships, positions us well to capitalize on this opportunity.

Through 2005, we have successfully retained substantially all of the transplant business of our multinational customers, and will continue to seek growth opportunities with emerging local participants with international operations and strategies.

Build on Low-Cost Position. We intend to continue to focus on managing our costs and increasing our productivity. We have undertaken a series of cost reduction programs in recent years designed to leverage scale benefits, including migrating to a low-cost manufacturing foot print, transforming the supply chain to best-cost sourcing and realizing ongoing productivity increases.

Build on Klixon® and Arc Shield™ Brands. The Klixon® brand, part of our controls business since 1927, distinguishes us in a sector where recognition of corporate names is limited. We manufactured more than 850 million controls units in fiscal 2005 under the Klixon® brand, comprising substantially all of our controls sales. The brand has been an important driver of success with larger Chinese OEMs who are seeking to build their international sales presence and we believe that Klixon® motor controls lend credibility to their products. We intend to continue investment in the Klixon® brand while also seeking to build Arc Shield™ into a similarly strong global brand.

Continue to Pursue Attractive Strategic Acquisitions. Subject to general economic conditions, we intend to continue to opportunistically pursue selective acquisitions, joint ventures and divestitures to enhance our asset mix and competitive position in the controls industry. We intend to concentrate on opportunities that we believe will present attractive risk-adjusted returns.

Products

We offer the following products:

Product	Key Applications	Key End-Markets
Motor Controls

	Internal motor and compressor protectors External motor and compressor protectors Motor starters Thermostats Arc fault detectors	Air-conditioning Small/large appliances Lighting Industrial motors DC motors Residential

Precision Products	Circuit breakers Switches Thermostats Arc fault detection	Commercial aircraft Military Heavy vehicle/Off-Road Marine/Industrial

Interconnection

	Burn-in test sockets (BITS)	Semiconductor equipment

Technology, Product Development and Intellectual Property

Most of our research and development initiatives in the controls segment are incremental in nature and are focused on improving the performance, design, and cost of our core product portfolio. However, as in our sensors business, many of our customers require us to perform significant levels of customization, calibration or specialized product packaging, and we invest significant resources in these activities. In addition, we invest in new technology platforms that expand our product portfolio and drive future revenue growth. We have been awarded over 415 patents across the sensors and controls businesses, many of which protect specific functionality in our controls products, but others of which consist of processes or techniques that result in reduced manufacturing costs. We believe that the patents we developed related to our Arc Shield™ product are particularly valuable to us, and provide us with a key competitive advantage in this emerging technology area.

The steps we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us. Additionally, we do not generally conduct exhaustive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. From time to time we have faced claims by third parties that our products or technology infringe their patents or other intellectual property rights, and we may face similar claims in the future. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or obtain licenses on commercially reasonable terms that may not be successful, which would prevent us from selling our products, and, in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operation.

Customers

Our customer base in this segment includes a wide range of industrial and commercial OEM and Tier I manufacturers across multiple end-markets, but primarily consists of OEMs in the climate control, appliance, semiconductor and aerospace industries, as well as Tier I motor and compressor suppliers. In 2005, our controls business was either the sole source or the primary source to our customers for approximately 95 percent of our net revenue. We derived approximately 91 percent of our top 10 customer control revenue in fiscal 2005 from sales to customers with which we have had a relationship for more than 20 years.

Competition

We encounter significant competition in many of the markets for our controls products and we expect this competition to intensify, including from new competitors in low-cost emerging markets such as China. The motor controls market is characterized by a number of smaller, fragmented players who compete primarily in specific end-markets or applications. The key competitive factors in this market are product quality and reliability, although manufacturers in certain markets also compete based on price. Physical proximity to the facilities of the OEM/Tier I manufacturer customer have also increasingly become a basis for competition. Our primary competitors in the basic AC motor protection market include Chinese manufacturers, Desheng, ChwenDer and Auone, as well as South Korean manufacturer, Hanbec. Our primary competitors in other types of motor controls include Otter operating in the DC motor protection market; Ubukata, from Japan, in the market for controls in air-conditioning and refrigeration; and Electrica, an Italian manufacturer, in the market for controls in refrigeration.

The OEM customer base in the precision controls market consists primarily of major aerospace and defense companies, and is concentrated geographically, located primarily in North America and Euopre. The principal competitive factors in the precision controls market are strength of technology, ability to provide custom solutions and ability to scale production, as well as product quality and reliability. Most of our key competitors in this segment are divisions of large multi-industrial organizations, including Cutler Hammer, a division of Eaton Corporation, and Crouzet, a division of Schneider Electric, in aircraft circuit breakers, Honeywell in aircraft switches and thermostats, and Bussman, a division of Cooper Electric, in heavy and off-road thermal circuit breakers. Many of our primary competitors in this segment are established companies that many not be as highly leveraged as us and may otherwise have substantially greater financial, managerial, technical, marketing and other resources than we do.

The key competitive factors in the interconnection controls market are product quality and reliability, as well as quality of customer service and quick turn-around time on new chip designs, although, like in the motor controls market, manufacturers in certain segments also compete primarily on the basis of being a low-cost supplier. Our largest competitors in the interconnection business are Yamaichi Electronics and Enplas Corporation, both of which have an extensive product portfolio, strong technological capabilities and close relationships with customers. Recently, competitors such as Foxconn Electronics Inc. and Tyco Electronics Corp. have entered the market as low-cost manufacturers competing primarily on the basis of price.

Sales and Marketing

We seek to capitalize on what we believe is our existing reputation for quality and reliability, together with recognition of our Klixon® and Arc Shield™ brands, in order to deepen our relationships with existing customers and develop new customers across all end markets. Our sales and marketing staff consists of an experienced group of professionals located in key geographic markets. Our international presence and sales and marketing helps us better serve our global OEM and Tier 1 customers. Our 2004 acquisition of the Changheng motor protection business provided us with a significant Chinese sales infrastructure and a network of existing local customer relationships that can support our continuing efforts to grow our Asian operations. In geographic and product markets where we lack an established base of customers, we rely on third-party distributors to sell our controls products.

Properties

We occupy nine manufacturing facilities and business centers totaling approximately 1,685,000 square feet, with the majority devoted to research and development, manufacturing and assembly. Of our manufacturing facilities, approximately 849,000 square feet are owned and approximately 836,000 square feet are occupied under operating leases. We consider our manufacturing facilities sufficient to meet our current and planned operational requirements. We lease approximately 430,000 square feet for our U.S. headquarters in Attleboro, Massachusetts. We will continue to lease space in TI’s Malaysia facility for up to 36 months following the closing date of the Transactions as we transition operations from TI’s Malaysia facility to our new facility located in Kuala Lumpur, Malaysia. The Company’s Malaysian operating subsidiary (Sensata Technologies Sdn Bhd) has recently entered into an agreement for the purchase of our new Malaysia facility. The following table lists the location of our principal executive and operating facilities. We expect that substantially all of our properties and equipment will be subject to a lien under our new senior secured credit facility. See “Description of Other Indebtedness.”

Location	Operating Segment	Owned or Leased	Approximate Square Footage
Attleboro, Massachusetts	Sensors and Controls	Leased	430,000
Aguascalientes, Mexico	Sensors and Controls	Owned	375,000
Campinas, Brazil	Controls	Leased	67,000
Almelo, Holland	Sensors and Controls	Owned	100,000
Oyama, Japan	Sensors and Controls	Owned	74,000
Jincheon, South Korea	Controls	Owned	133,000
Baoying, China	Controls	Owned	167,000
Changzhou, China	Sensors and Controls	Leased	253,000
Kuala Lumpur, Malaysia	Sensors	Leased	86,000

A substantial increase in demand for our products may require us to expand our production capacity, which could require us to identify and acquire or lease additional manufacturing facilities. We believe that suitable additional or substitute facilities will be available as required.

Employees

As of September 30, 2006, we had 5,549 employees, approximately 17.7 percent of which are located in the U.S. None of our U.S. employees are covered by collective bargaining agreements. Employees in certain foreign jurisdictions, for example Holland, are covered under collective bargaining agreements. We also employ a contract employee strategy in multiple locations in order to absorb cyclical variations in manufacturing volume. As of September 30, 2006, we had 3,661 contract employees on a worldwide basis. We believe that our relations with our employees are good.

Environmental Matters and Governmental Regulation

Our operations and facilities are subject to U.S. and foreign laws and regulations governing the protection of the environment and our employees, including those governing air emissions, water discharges, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs, fines or civil or criminal sanctions, or third party property damage or personal injury claims, in the event of violations or liabilities under these laws and regulations, or non-compliance with the environmental permits required at our facilities. Potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future. We are, however, not aware of any threatened or pending material environmental investigations, lawsuits or claims involving us or our operations.

TI has been designated by the U.S. Environmental Protection Agency (EPA) as a Potentially Responsible Party (PRP) at a designated Superfund site in Norton, Massachusetts, regarding wastes from the Company’s Attleboro operations. The EPA has issued its Record of Decision, which describes a cleanup plan estimated to cost $43.0 million. The Army Corps of Engineers is conducting a removal of certain radiological contamination at an estimated cost of $34.0 million. EPA expects a PRP group to undertake the remaining remediation, and has indicated that at least 14 PRPs will be requested to participate. As of December 31, 2005, S&C had an accrued liability of $2.3 million for this remediation. In accordance with the terms of the purchase agreement, TI retained these liabilities and has agreed to indemnify the Company with regard to these excluded liabilities.

In 2001, TI was notified by the State of São Paolo, Brazil, regarding its potential cleanup liability as a generator of wastes sent to the Aterro Mantovani disposal site, which operated (near Campinas) from 1972 to 1987. TI is one of over 50 companies notified of potential cleanup liability. In accordance with the terms of the purchase agreement, TI retained these liabilities and has agreed to indemnify the Company with regard to these excluded liabilities.

We are subject to compliance with laws and regulations controlling the export of goods and services. Certain of our products require an individual validated license to be exported to certain jurisdictions. The length of time involved in the licensing process varies and can result in delays in the shipping of products.

These laws and regulations are subject to change, and any such change may require us to improve technology or incur expenditures to comply with such laws and regulations.

Legal Proceedings

We are involved in litigation from time to time in the ordinary course of business. We believe that the ultimate resolution of these matters, except potentially those matters described below, will not have a material effect on our financial condition or results of operations. In addition, TI has agreed to indemnify us for certain claims and litigation not explicitly assumed by us in the Purchase Agreement. See “The Acquisition.” With regards to the litigation discussed below and other litigation not expressly assumed by us in the Purchase Agreement, TI is not required to indemnify us for claims until the aggregate amount of damages from such claims, together with certain other claims, exceeds $30.0 million. If the aggregate amount of these claims exceeds $30.0 million, TI is obligated to indemnify us for amounts in excess of the $30.0 million threshold. TI’s indemnification obligation is capped at $300.0 million.

As of December 21, 2006, we are party to 23 lawsuits, three of which involve wrongful death actions, in which plaintiffs allege defects in a type of switch we manufactured that was part of a cruise control deactivation system alleged to have caused fires in vehicles manufactured by Ford Motor Company. Between 1999 and 2006, Ford issued four separate recalls of vehicles, amounting in aggregate 6,017,490 vehicles, containing this cruise control deactivation system and our switch. In 2001, we received a demand from Ford for reimbursement for all costs related to their first recall in 1999, a demand that we rejected and that Ford has not subsequently pursued, nor has Ford made subsequent demands related to the additional three recalls that followed. In August 2006, the National Highway Traffic Safety Administration (“NHTSA”) issued a final report to its investigation that first opened in 2004 which found that the cause of the fire incidents were system-related factors and not our switch. We have included a reserve in our financial statements in relation to the remaining third party actions in the amount of $2.1 million as of September 30, 2006. There can be no assurance that this reserve will be sufficient to cover the extent of our potential liability from related matters. Any additional liability in excess of this reserve could have a material adverse effect on our financial condition.

In September 2005, a significant customer filed a lawsuit against us alleging defects in certain of our products that are incorporated into certain of the customer’s refrigerators. The customer has agreed to forebear service of the complaint until the first quarter of 2007, which may be extended by agreement, under an agreement to stay the litigation and toll the related statute of limitations. We anticipate that discussions with the customer will take place in early 2007. In connection with the alleged defect, the customer has made a filing with the Consumer Products Safety Commission (“CSPC”) pursuant to the Consumer Products Safety Act, although we are not aware of any determination or finding made by the CPSC pursuant to the filing. The customer has estimated in March of 2006 that any possible corrective action would involve between 1.4 million and 3.5 million refrigerators. The outcome of this matter is uncertain and any potential liability, although currently not estimable, could have a material adverse effect on our financial condition.

MANAGEMENT

The following table sets forth information as of September 30, 2006 regarding individuals who serve as our directors and executive officers.

Name	Age	Position(s)
Thomas Wroe	56	Chief Executive Officer and Director
Martha Sullivan	49	Chief Operating Officer and Director
Robert Kearney	58	Chief Financial Officer
Donna Kimmel	44	Vice President, Human Resources
Steve Major	48	Vice President, Sensors
Jean-Pierre Vasdeboncoeur	55	Vice President, Controls
Richard Dane, Jr.	51	Vice President, Operations
Michael Ward	43	Director
Steven Zide	46	Director
Paul Edgerly	51	Director
Ed Conard	50	Director
Walid Sarkis	37	Director
John Lewis	42	Director

Thomas Wroe has served as Chief Executive Officer and a director since the completion of the Transactions. Mr. Wroe served as the President of the sensors and controls business of TI since June 1995 and as a Senior Vice President of TI since March 1998. Mr. Wroe has been with TI since 1972, and prior to becoming President of the S&C Business, Mr. Wroe worked in various engineering and business management positions.

Martha Sullivan has served as Chief Operating Officer and a director since the completion of the Transactions. Ms. Sullivan served as Sensor Products Manager for the sensors and controls business of TI since June 1997 and as a Vice President of TI since 1998. Ms. Sullivan has been with TI since 1984 in various engineering and management positions, including Automotive Marketing Manager, North American Automotive General Manager and Automotive Sensors and Controls GBU Manager.

Robert Kearney has served as Vice President, Finance since the completion of the Transactions. Mr. Kearney served as Global Finance and Information Technology Manager for the sensors and controls business of TI since July 2001 and as a Vice President of TI since 2001. Mr. Kearney has been with TI since 1973, and has been employed in various financial and management positions including Vice President and Controller of Materials & Controls, Officer and Finance Director of TI Japan, S&C Asia Regional Manager and S&C Interconnection GBU Manager.

Donna Kimmel has served as Vice President, Human Resources since the completion of the Transactions. Ms. Kimmel served as Human Resources Manager for the sensors and controls business of TI since January 2005 and as Vice President of TI since 2005. Prior to that, Ms. Kimmel served as Worldwide Business HR Manager for the Broadband Communications Group of TI from January 2000 to January 2005 and as Worldwide Manager of Leadership and Organization Development for TI from 1997 to January 2000. Prior to joining TI, Ms. Kimmel held various human resources management positions in the financial services industry.

Steve Major has served as Vice President, Sensors since the completion of the Transactions. Mr. Major served as the General Manager for North American Automotive Sensors for the sensors and controls business since 2000. Mr. Major joined TI in 1983 after serving four years in the United States Army.

Jean-Pierre Vasdeboncoeur has served as Vice President, Controls since the completion of the Transactions. Mr. Vasdeboncoeur joined TI in 1978 and has been employed in various financial and business positions including Control Product Europe Business Manager and Motor Controls Global Strategy Manager.

Richard Dane, Jr. has served as Vice President, Operations since the completion of the Transactions. Mr. Dane served as BCP Strategy Manager for the sensors and controls business of TI since April 2001 and as a Vice President of TI since 2002. Mr. Dane has been with TI since 1979, and has been employed in various management positions including S&C General Manager in Canada, RFID Systems General manager in Germany and S&C Best Cost Producer Strategy Manager.

Michael Ward has served as director since the completion of the Transactions. He is a member of the Audit and the ECG Committees. Mr. Ward is a Managing Director of Bain Capital and joined the firm in 2003. From 1997 through 2003 Mr. Ward was President and Chief Operating Officer of Digitas. Prior to Digitas, Mr. Ward spent four years with Bain & Company and nine years with Price Waterhouse.

Steven Zide has served as a director since the completion of the Transactions. He is a member of the Audit and the ECG Committees. Mr. Zide has been a Managing Director of Bain Capital since 2001 and joined the firm in 1999. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a strategic partner of Bain Capital in Sydney, Australia. Prior to joining Bain Capital, Mr. Zide was a partner of the law firm of Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms.

Paul Edgerley has served as a director since the completion of the Transactions. He is a Managing Director of Bain Capital, where he has worked since 1988. Prior to joining Bain Capital, Mr. Edgerley spent five years at Bain & Company where he worked as a consultant and a manager in the healthcare, information services, retail and automobile industries. Previously he worked at Peat Marwick Mitchell & Company.

Ed Conard has served as a director since the completion of the Transactions. Mr. Conard is a Managing Director of Bain Capital and joined the firm in 1993. Prior to joining Bain Capital, Mr. Conard was a director of Wasserstein Perella from 1990 to 1992 where he headed the firm’s Transaction Development Group. Previously, Mr. Conard was a Vice President at Bain & Company, where he headed the firm’s operations practice and managed major client relationships in the industrial manufacturing and consumer goods industries. Mr. Conard also has experience as both a product and manufacturing engineer in the automobile industry.

Walid Sarkis has served as a director since the completion of the Transactions. Mr. Sarkis is a Managing Director of Bain Capital, where he has worked since 1997. Prior to joining Bain Capital, Mr. Sarkis was a consultant with the Boston Consulting Group in France where he provided strategic and operational advice to companies in the consumer products and industrial goods sectors. Previously he was an officer in the French Army.

John Lewis has served as a director since the completion of the Transactions. John Lewis is a Partner of CCMP Capital Asia and currently oversees the firm’s activities in China. Prior to joining CCMP Capital Asia in 1996, Mr. Lewis was a member of Chase Manhattan Bank’s Merchant Banking Group in Hong Kong for two years, where he was responsible for developing Chase’s direct investment business in Asia. Previously, he worked in Chase’s Merchant Banking Group in New York for four years, focusing on providing debt and equity financing for leveraged acquisitions.

Jeffrey Cote will serve as Chief Financial Officer effective January 1, 2007. From March 2005 to December 2006, Mr. Cote was Chief Operating Officer of the law firm Ropes & Gray. From January 2000 to March 2005, Mr. Cote was Chief Financial Officer of Digitas. Previously he worked for Ernst & Young LLP.

There are no family relationships between any of our executive officers or directors.

Board of Directors

Sensata is governed by a management board comprised of a member of the management team of our Dutch operations and Amaco Management Services B.V., an unaffiliated management services company that will act at the direction of our parent. The board of directors of our U.S. subsidiary, Sensata Technologies, Inc., which is responsible for managing its business as well as the business of each of our other subsidiaries, is comprised of eight members, including two members of our executive management team, five representatives from Bain Capital and one representative from CCMPA.

Except as described in this prospectus, we do not expect that there will be arrangements or understandings between any member of our management board or our U.S. subsidiary, Sensata Technologies, Inc.’s board of directors, or any of our or Sensata Technologies, Inc.’s executive officers, and any other person pursuant to which that person was elected or appointed to his or her position.

Board Committees

The Sensata Technologies, Inc. board of directors has an Audit Committee and an Executive, Compensation and Governance (“ECG”) Committee. The ECG Committee is responsible for general review of board structure and governance, executive compensation and compensation and benefits plans and evaluation of management. The Audit Committee recommends the annual appointment of auditors with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. Michael Ward and Steven Zide serve as the only members of both the Audit Committee and the ECG Committee.

Historical Compensation of Our Executive Officers

The following table provides summary information concerning the compensation earned by our Chief Executive Officer and our four other most highly compensated executive officers for services rendered in all capacities for 2003, 2004 and 2005.

Other annual compensation in the form of perquisites and other personal benefits has been omitted as the aggregate amount of those perquisites and other personal benefits was less than $50,000 and constituted less than ten percent of the executive officers’ respective total annual salary and bonus.

Summary Compensation Table

Name & Principal Position	Fiscal Year	Annual Compensation		Long Term Compensation Awards		All Other Compensation ($)(3)
		Salary ($)	Bonus ($)	Restricted Stock Awards ($)(1)	Securities Underlying Options ($)(2)
Thomas Wroe Chief Executive Officer	2005	380,040	—	320,700	45,000	56,605
	2004	350,040	450,000	—	75,000	66,782
	2003	330,000	300,000	—	120,000	33,495
Martha Sullivan Chief Operating Officer	2005	239,040	—	160,350	13,500	32,062
	2004	226,200	200,000	—	15,000	40,235
	2003	219,360	165,000	—	30,000	23,682
Steve Major Vice President, Sensors	2005	183,000	—	—	3,500	21,240
	2004	170,400	95,000	—	4,000	25,662
	2003	155,400	80,000	—	8,000	13,401
Richard Dane, Jr. Vice President, Operations	2005	181,020	—	—	3,500	26,581
	2004	168,600	110,000	—	4,000	27,048
	2003	156,600	35,000	—	8,000	14,827
Robert Kearney Chief Financial Officer	2005	174,000	—	—	2,750	21,071
	2004	168,000	90,000	—	3,000	25,488
	2003	161,520	80,000	—	6,000	8,907

(1)	As of December 31, 2005, the aggregate value of restricted stock unit holdings of the named executive officers was as follows:

Name	Aggregate Value of Holdings ($)	Number of Shares (#)
Thomas Wroe.	481,050	15,000
Martha Sullivan	753,645	23,500
Steve Major	160,350	5,000
Richard Dane, Jr.	—	—
Robert Kearney	—	—

The aggregate value of holdings was calculated by multiplying the total number of restricted stock units held by the applicable executive officer by the closing price of TI’s common stock on the last trading day of 2005 ($32.07).

Dividend equivalents were paid on restricted stock units granted through 2005 at the same rate as dividends on TI’s common stock. No dividend equivalents were paid on restricted stock units granted on or after January 1, 2006. All such restricted stock units reverted to TI as a result of the Transaction.

(2)	Represents shares of TI common stock issuable upon exercise of stock options granted under TI’s 2003 stock option plan. Any value actually realized by an executive officer from an option grant depends solely upon price increases in TI common stock.
(3)	During fiscal 2005: (i) TI made payments in connection with travel and accident insurance policies in the amount of $20 and insurance premium contributions in the amount of $250 for each of the executive officers in the Summary Compensation Table; (ii) TI made matching contributions in the amount of $4,200 to the 401(k) accounts of Mr. Wroe, Ms. Sullivan, Mr. Kearney and Mr. Dane, and in the amount of $3,522 for Mr. Major; (iii) the cash profit sharing payments were made in the following amounts to the following named executive officers: Mr. Wroe, $52,135; Ms. Sullivan, $27,592; Mr. Major, $17,448; Mr. Kearney, $16,601; and Mr. Dane, $18,269; and (iv) the following named executives received payments for unused vacation time that could not be carried forward: Mr. Dane, $3,842.

Option Grants in Last Fiscal Year

The following table provides information concerning stock options granted to the executive officers named in the summary compensation table in fiscal 2005, all of which are options to purchase TI common stock.

The table shows the hypothetical gains or option spreads that would exist for the options. These gains are based on assumed rates of annual compound stock appreciation of 5 percent and 10 percent from the date the options were granted over the full option term. The options have a 10-year term and generally become exercisable over the first four years of the term. Following termination of employment, an optionee generally has 30 days to exercise vested options unless the optionee has 20 years of service with TI or is otherwise retirement eligible, in which case the options continue to vest and are exercisable over their full term. Beginning with options granted in February 2003, if an optionee terminates employment following 20 years of credited service but is not retirement eligible, the options continue to full term but only to the extent vested at the time of termination. The options become fully exercisable in the event of a change in control (as defined in the options) of TI. The exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid in shares.

Name	Number of Securities Underlying Options (#)(1)	Percentage of Total Options Granted to Employees in Fiscal 2005	Exercise Price ($) Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
					5 percent		10 percent
					Stock Price per share(2)	Gain ($)	Stock Price per share(2)	Gain ($)
Thomas Wroe	45,000	0.20	21.55	1/20/2015	$35.10	609,750	$55.90	1,545,750
Martha Sullivan	13,500	0.05	21.55	1/20/2015	$35.10	182,925	$55.90	463,725
Steve Major	3,500	0.01	21.55	1/20/2015	$35.10	47,425	$55.90	120,225
Richard Dane, Jr.	3,500	0.01	21.55	1/20/2015	$35.10	37,263	$55.90	120,225
Robert Kearney	2,750	0.01	21.55	1/20/2015	$35.10	47,425	$55.90	94,463

(1)	These non-qualified options were granted under a stockholder-approved plan on January 20, 2005 and become exercisable in four equal annual installments beginning on January 20, 2006. Any value actually realized by an executive officer from an option grant depends solely upon price increases in TI common stock benefiting all stockholders.
(2)	The price of TI common stock at the end of the 10-year term of the stock options granted on January 20, 2005 would be $35.10 at a 5 percent annual appreciation rate and $55.90 at a 10 percent annual appreciation rate.

Aggregated Option Exercises and Year-End Option Values

The following table provides information concerning stock options exercised during fiscal 2005 and stock options held at December 31, 2005 by the executive officers named in the Summary Compensation Table. All options disclosed in this table are exercisable to purchase shares of TI common stock. The table also includes the number and value of the exercisable and unexercisable options as of December 31, 2005. The table contains values for “in-the-money” options, meaning those having a positive spread between the year-end trading price of $32.07 per share for TI’s common stock and the exercise price per share.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005 (#)		Value of Unexercised In-the-Money Options at December 31, 2005 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas Wroe	50,000	1,164,500	237,750	471,500	2,833,470	4,810,945
Martha Sullivan	58,000	1,289,786	112,200	156,950	615,418	1,264,163
Steve Major	1,200	25,368	18,350	29,600	105,061	369,968
Richard Dane, Jr.	16,000	380,328	40,850	52,350	330,678	436,628
Robert Kearney	22,000	506,700	22,600	31,350	117,851	198,628

Pension Benefits

The table below shows the approximate benefits relating to TI’s pension plan and nonqualified supplemental pension plan that would be payable as of December 31, 2005, to employees in higher salary classifications for the average credited earnings and years of credited service indicated if they were paid as an annuity. It assumes retirement at age 65. Benefits are based on eligible earnings. Eligible earnings include salary and bonus as shown in the Summary Compensation Table. Other elements of compensation shown in the Summary Compensation Table or referred to in the footnotes to that table are not included in eligible earnings.

Because the pension plan is a qualified plan, it is subject to various restrictions under the Internal Revenue Code (Code) and the Employee Retirement Income Security Act of 1974 (ERISA) with respect to benefit calculations and payments. ERISA and the Code limit the maximum annual benefit payable under a qualified plan such as the pension plan to $170,000. Further, the eligible earnings used to calculate benefits are capped by ERISA; in 2005, the cap was $210,000. To address these limitations, TI employees, including the named executive officers, are eligible for additional retirement benefits to be paid by the company under a nonqualified supplemental pension plan.

Average Credited Earnings (1)	Estimated Annual Normal Retirement Pensions Based Upon the Indicated Credited Service (2) (3)
	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	45 Years
$500,000	$107,387	$143,183	$178,978	$214,774	$250,569	$288,069	$325,569
1,000,000	219,887	293,183	366,478	439,774	513,069	588,069	663,069
1,500,000	332,387	443,183	553,978	664,774	775,569	888,069	1,000,569
2,000,000	444,887	593,183	741,478	889,774	1,038,069	1,188,069	1,338,069
2,500,000	557,387	743,183	928,978	1,114,774	1,300,569	1,488,069	1,675,569
3,000,000	669,887	893,183	1,116,478	1,339,774	1,563,069	1,788,069	2,013,069

(1)	The average credited earnings is the average of the five consecutive years of highest earnings. At December 21, 2005, the below named executive officers were credited with the following years of credit services and had the following average credited earnings:

Name	Years of Service	Average Credited Earnings ($)
Thomas Wroe	33	203,004
Martha Sullivan	20	197,016
Steve Major	21	187,728
Richard Dane, Jr.	27	176,664
Robert Kearney	32	200,208

(2)	If the amount otherwise payable under the pension plan is restricted by the applicable provisions of ERISA, the amount in excess of ERISA’s restrictions is paid by the Company.
(3)	The benefits under the pension plan are computed as a single life annuity beginning at age 65. The amounts shown in the table reflect the offset provided in the pensions plan under the pension formula adopted July 1, 1989, to comply with Social Security integration requirements. The integration offset is $5,113 for 15 years of credited service, $6,817 for 20 years of credited service, $8,522 for 25 years of credited service, $10,226 for 30 years of credited service and $11,931 for 35, 40 and 45 years of credited service.

The following table provides an estimate of the lump sum benefit under each of the pension plan and the non-qualifed supplemental pension plan that would be payable to the named executive officers based on a hypothetical retirement date of December 31, 2005. The lump sum represents the discounted net present value of the annual annuity payments to which the named executive officer would otherwise be entitled, based on the named executive officer’s actuarial life expectancy and the government discount rate in effect at the time.

Name	Pension Plan Estimated Lump Sum Payment ($)	Non-Qualified Pension Plan Estimated Lump Sum Payment ($)
Thomas Wroe	1,424,026	1,570,621
Martha Sullivan	307,856	285,451
Steve Major	267,168	48,841
Richard Dane, Jr.	372,590	144,550
Robert Kearney	971,909	261,939

Director Compensation

To the extent any future directors are neither our employees nor affiliated with our controlling stockholder, such directors may receive fees. All of our directors are reimbursed for out-of-pocket expenses incurred in connection with attending all board and other committee meetings.

Employment Agreements

We have employment agreements in place with seven members of our senior management team (each, an “Executive”). The agreements are for a one-year term, automatically renewing for successive additional one-year terms. Each Executive is entitled to an annual base salary and is eligible to earn an annual bonus in an amount equal to a certain percentage of his or her respective annual base salary. The percentage shall be determined by the either the board of directors of Sensata Technologies, Inc. or the Chief Executive Officer with the consultation and approval of the Board. If any Executive other than Thomas Wroe is terminated by us without “cause,” or if the Executive terminates his/her employment with us for “good reason” (as those terms are defined in the agreements) during the employment term, the Executive will be entitled to a severance payment equal to one year of his or her annual base salary plus an amount equal to the average of the Executive’s annual bonus for the two years preceding his or her termination. If Mr. Wroe is terminated by us without “cause,” or Mr. Wroe terminates his employment with us for “good reason” (as those terms are defined in the agreement) during his employment term, Mr. Wroe will be entitled to a severance payment equal to two years at his base salary plus an amount equal to the bonus payments Mr. Wroe received in the two years preceding his termination. Each Executive other than Mr. Wroe also agreed not to compete with us or solicit any of our current or recently terminated employees or persons with whom we have certain business relationships for one year following termination of the Executive’s employment. Mr. Wroe’s non-compete and non-solicitation obligations last for two years following termination of his employment.

Equity Incentive Plans

Sensata Technologies Holding B.V. 2006 Management Option Plan

The Sensata Technologies Holding B.V. 2006 Management Option Plan provides for the award of nonqualified options to our officers, directors, and employees and other persons who provide services to us. All awards are in the form of options exercisable for this entity’s Ordinary Shares. We reserve a fixed amount of Ordinary Shares for issuance under this plan. All awards of options under the plan are divided into three equal portions, or tranches. The first tranche is subject to time vesting and will fully vest on the fifth anniversary of the date of the award. The second and third tranches are subject to the same time vesting as the first tranche, but are subject to performance vesting. Options granted under this plan are generally not transferable by the optionee. Except as otherwise provided in specific option award agreements, options that are fully vested expire 60 days after termination of the optionee’s employment for any reason other than termination for cause (in which case the options expire on the optionee’s termination date) or due to death or disability (in which case the options expire on the date that is as much as six months after the optionee’s termination date). In addition, any securities issued to an optionee upon an exercise of an option granted under the plan are subject to repurchase by Parent or designees of our equity sponsors at their discretion upon termination of the optionee’s employment with us. Any optionee who exercises an option awarded under this plan automatically becomes subject to the Management Securityholders Addendum to the plan that provides additional terms and conditions upon which the optionee may hold the securities. The term of all options granted under this plan may not exceed ten years.

First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan

In September 2006, the Sensata Technologies Holdings B.V. 2006 Management Option Plan was replaced by the First Amended and Restated 2006 Management Option Plan. The new plan effectively cancelled the options granted under the original plan and reissued new options. The new options retained the majority of the terms and features of the original options except that the new options entitled the holder to acquire only ordinary shares (not DPCs) and the purchase price of the options was adjusted accordingly based on the fair value of the ordinary shares at the time of grant. The aggregate fair value of the new options was the same as that of the old options and as such, there was no incremental compensation to be recorded as a result of the modification.

Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan

The Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan provides for the award of certain restricted securities to our officers, directors, and employees and other persons who provide services to us. All awards of restricted securities are in the form of this entity’s Ordinary Shares. Our management board may authorize awards under this plan at its discretion from time to time. The board may also sell restricted securities to any participant in this plan at prices the board may determine at its sole discretion. Restricted securities granted under this plan are generally not transferable by the recipient of the securities. In addition, any restricted securities granted under the plan are subject to repurchase by us or our equity sponsors at their discretion upon termination of the recipient’s employment with us. Any recipient of restricted securities under this plan, either by award or purchase, automatically becomes subject to the Management Securityholders Addendum to the plan that provides additional terms and conditions upon which the recipient may hold the restricted securities.

First Amended and Restated Sensata Technologies Holdings B.V. 2006 Management Securities Purchase Plan

In September 2006, the Sensata Technologies Holdings B.V. 2006 Management Securities Purchase Plan was replaced by the First Amended and Restated Sensata Technologies Holdings B.V. 2006 Management Securities Purchase Plan. The new plan effectively cancelled the restricted DPCs granted under the original plan and reissued ordinary shares of equal value. All other terms of the restricted security grants were retained. The aggregate fair value of the restricted ordinary shares issued was the same as that of the restricted DPCs replaced by the modification and as such, there was no incremental compensation to be recorded. Unrecognized compensation in connection with the restricted securities as of September 30, 2006 is $457 thousand.

The Sensata Investment Company S.C.A. 2006 Management Securities Purchase Plan and First Amended and Restated Sensata Investment Company S.C.A. 2006 Management Securities Purchase Plan

The Sensata Investment Company S.C.A. 2006 Management Securities Purchase Plan was adopted upon the closing of the Acquisition and replaced by the First Amended and Restated Sensata Investment Company S.C.A. 2006 Management Securities Purchase Plan in September of 2006. The new plan provides for the award of certain restricted securities to our officers, directors, and employees and other persons who provide services to us on substantially similar terms to those set forth in the original plan. All awards of restricted securities are in the form of equity strips that consist of a certain number of this entity’s Ordinary Shares, a certain number of this entity’s preferred equity certificates and a certain number of this entity’s convertible preferred equity certificates. The managers of Sensata Investment Company S.C.A. may authorize awards under this plan at its discretion from time to time. The board may also sell restricted securities to any participant in this plan at prices the board may determine at its sole discretion. Restricted securities granted under this plan are generally not transferable by the recipient of the securities. In addition, any restricted securities granted under the plan are subject to repurchase by us or our equity sponsors at their discretion upon termination of the recipient’s employment with us. Any recipient of restricted securities under this plan, either by award or purchase, automatically becomes subject to the Management Securityholders Addendum to the plan that provides additional terms and conditions upon which the recipient may hold the restricted securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

The nature of the Company’s related party transactions has changed as the Company has migrated from a wholly-owned operation of TI for all periods prior to the closing of the Acquisition to a stand-alone independent company, effective as of April 27, 2006. Accordingly, the following discussion of related party transactions highlights the significant related party relationships and transactions both before (Predecessor) and after (Successor) the closing of the Acquisition.

Successor

Transition Services Agreement

In connection with the Acquisition, the Company entered into a selling administrative services agreement with TI (the “Transition Services Agreement”). Under the Transition Services Agreement, TI agreed to provide the Company with certain administrative services, including (i) real estate services; (ii) facilities-related services; (iii) finance and accounting services; (iv) human resources services; (v) information technology system services; (vi) warehousing and logistics services; and (vii) and record retention services. The obligations for TI to provide those services vary in duration, but with some exceptions, expire no later than April 26, 2007. The amounts to be paid under the Transition Services Agreement generally are based on the costs incurred by TI providing those administrative services, including TI’s employee costs and out-of-pocket expenses. For the period April 27, 2006 to September 30, 2006, the Company incurred $15.1 million of costs under these administrative arrangements.

Cross-License Agreement

In connection with the Acquisition, The Company entered into a cross-license agreement with TI (the “Cross License Agreement”). Under the Cross License Agreement, the Company and TI grant the other party a license to use certain technology used in connection with the each other party’s business.

Advisory Agreement

In connection with the Acquisition, the Company entered into an Advisory Agreement with the Sponsors for transaction services, ongoing consulting management advisory and other services. Pursuant to this agreement, the Company paid an aggregate of $30.0 million to the Investor Group under the management agreement in connection with investment banking and other transaction services. In consideration for ongoing consulting and management advisory services, the Advisory Agreement requires the Company to pay the advisors an aggregate annual fee of $4.0 million per year (“Periodic Fees”), which is payable quarterly in advance. For the period April 27, 2006 to September 30, 2006, the Company has recorded $1.7 million of expenses in the accompanying statement of operations.

In addition, in the event of future services provided in connection with any future acquisition, disposition, or financing transactions involving the Company, the Advisory Agreement requires the Company to pay the Sponsors an aggregate fee of one percent of the gross transaction value of each such transaction (“Subsequent Fees”). The agreement also requires the Company to pay the reasonable expenses of the Sponsors in connection with, and indemnify them for liabilities arising from the Advisory Agreement. The Advisory Agreement continues in full force and effect until April 26, 2016, renewable, unless terminated, in one year extensions; provided, however, that Bain Capital may cause the agreement to terminate upon a change of control or initial public offering. In the event of the termination of the Advisory Agreement, the Company shall pay each of the Sponsors any unpaid portion of the Periodic Fees, any Subsequent Fees and any expenses due with respect to periods prior to the date of termination plus (y) the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable with respect to the period from the date of termination until April 26, 2016 or any extension period.

Predecessor

TI provided various services to the S&C business, including but not limited to cash management, facilities management, data processing, security, payroll and employee benefit administration, insurance administration and telecommunication services. TI allocated these expenses and all other central operating costs, first on the basis of direct usage when identifiable, with the remainder allocated among TI’s businesses on the basis of their respective revenues, headcount or other measure. In the opinion of management of TI, these methods of allocating costs are reasonable. Expenses allocated to the S&C business were as follows:

	Basis of Allocation	For the period from January 1, 2006 to April 26, 2006	Nine months ended September 30, 2005	Year ended December 31, 2005
		(unaudited)	(unaudited)
			(dollars in thousands)
Types of expenses:
Employee benefits	Headcount	$3,703	$8,333	$11,110
Corporate support functions	Revenue	5,868	13,008	17,344
IT services	Headcount	2,394	5,744	7,658
Facilities	Square footage	1,994	4,487	5,983

Total		$13,959	$31,572	$42,095

Intercompany sales to TI were approximately $1.1 million, $2.9 million and $3.8 million for the Predecessor period ended April 26, 2006, the nine months ended September 30, 2005 and the year ended December 31, 2005, respectively, primarily for test hardware used in TI’s semiconductor business.

PRINCIPAL SHAREHOLDERS

The issuer is an indirect, wholly-owned subsidiary of Parent. The following table sets forth information with respect to the beneficial ownership of the capital stock of Parent by:

•	each person known to us to beneficially hold 5 percent or more of Parent’s common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group. Except as noted below, the address for each of the directors and named executive officers is c/o Sensata Technologies, Inc., 529 Pleasant Street, Attleboro, Massachusetts 02703.

Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. There are no outstanding options to purchase ordinary shares that are currently exercisable or exercisable within 60 days.

Name	Number of Ordinary Shares	Percent
Owning 5 percent or more:
Sensata Investment Company S.C.A.(1)(2)(3)	144,029,636	99.9%

Directors and Named Executive Officers:
Thomas Wroe(4)	145,936	0.1%
Martha Sullivan(5)	42,613	*
Steve Major(6)	2,909	*
Richard Dane, Jr.(7)	21,818	*
Robert Kearney(8)	36,545	*
Michael Ward(9)	—	*
Steven Zide(9)	—	*
Paul Edgerley(9)	—	*
Ed Conard(9)	—	*
Walid Sarkis(9)	—	*
John Lewis(3)	—	*
All directors and executive officers as a group (13 persons)(9)	249,702	0.1%

*	Less than 1 percent
(1)	Entities associated with Bain Capital (described in note 2 below) and CCMP (described in note 3 below) hold 89.6 percent and 10.1 percent, respectively, of the equity interests of Sensata Investment Company S.C.A. (“SCA”), an entity organized in Luxembourg. Because of the relationships described in (2) below and the governing arrangements of SCA, Bain Capital Investors, LLC (“BCI”) may be deemed to have voting and dispositive power with respect to the shares held by SCA, but it disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.
(2)	Bain Capital Fund VIII, L.P. (“Fund VIII”), Bain Capital VIII Coinvestment Fund, L.P. (“Coinvestment VIII”), Bain Capital Fund VIII-E, L.P. (“Fund VIII-E”), Bain Capital Fund IX, L.P. (“Fund IX”), Bain Capital IX Coinvestment Fund, L.P. (“Coinvestment IX”), BCIP Associates III (“BCIP III”), BCIP Trust Associates III (“BCIP Trust III”), BCIP Associates III-B (“BCIP III-B”), BCIP Trust Associates III-B (“BCIP Trust III-B”) and BCIP Associates-G (“BCIP-G”) together hold the majority of the equity of SCA. BCI is the managing general partner of BCIP III, BCIP Trust III, BCIP III-B, BCIP Trust III-B and BCIP-G. BCI is also the general partner of Bain Capital Partners IX, L.P., which is the general partner of Fund IX and Coinvestment IX; Bain Capital Partner VIII, L.P., which is the general partner of Fund VIII and Coinvestment IX; and Bain Capital Partners VIII-E, which is general partner of Fund VIII-E. The address of each entity is 111 Huntington Avenue, Boston, MA 02199.

(3)	Asia Opportunity Fund II L.P. ("Asia Fund II") and AOF II Employee Co-invest Fund, L.P. ("AOF II") hold 10.0 percent and 0.1 percent, respectively, of the equity interests of SCA. CCMP Asia Equity Partners II L.P. is the general partner of CCMP Capital Asia Ltd., which is the general partner of Asia Fund II and AOF II. Mr. Lewis is a Partner of CCMP Capital Asia, and he disclaims the beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares. The address of each entity associated with CCMP is c/o Walkers SPV Limited, PO Box 908 GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands. The address for Mr. Lewis is c/o Suite 3003 30/F One International Finance Center, 1 Harbour View Street, Central, Hong Kong.
(4)	Includes 93,818 ordinary shares that are held directly by SCA.
(5)	Includes 33,636 ordinary shares that are held directly by SCA.
(6)	All of Mr. Major’s ordinary shares are held directly by SCA.
(7)	All of Mr. Dane’s ordinary shares are held directly by SCA.
(8)	All of Mr. Kearney’s ordinary shares are held directly by SCA.
(9)	Messrs. Conard, Edgerley, Ward and Zide are each a managing director and member of BCI and therefore may be deemed to share voting and dispositive power with respect to all shares beneficially owned by the entities associated with Bain Capital (described in Note 2 above). Mr. Sarkis is a general partner of BCIP III and BCIP Trust III and therefore may be deemed to share voting and dispositive power with respect to shares beneficially owned by those entities. Each of these persons disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

General

Our senior secured credit facility provides for aggregate U.S. dollar borrowings of $1,500.0 million, consisting of a $150.0 million revolving credit facility and a $950.0 million term loan facility and aggregate euro borrowings of €325.0 million consisting of a €325.0 million term loan facility.

Guarantors

All obligations under the senior secured credit facility are unconditionally guaranteed by our parent and each of our direct and indirect wholly-owned subsidiaries located in the U.S. (except for Sensata Technologies Finance Company, LLC, our direct wholly-owned facility, who is a borrower under the senior secured credit facility), The Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia other than immaterial subsidiaries, subject to customary exceptions and exclusions and release mechanics for transactions of this type. For ease of reference, we collectively refer to parent and each of subsidiary guarantors as the “guarantors.”

Maturity and Amortization

The final maturity of the revolving credit facility is on April 27, 2012. Loans made pursuant to the revolving credit facility must be repaid in full on or prior to such date, and all letters of credit issued thereunder will terminate unless cash collateralized prior to such time. The final maturity of the term loan facility is on April 27, 2013. The term loan must be repaid during the final year of the term loan facility in equal quarterly amounts, subject to amortization of approximately 1 percent per year prior to such final year.

Interest Rates

At our option, loans under the revolving credit facility and the term loan facility denominated in dollars may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Applicable Rate in excess of the Base Rate in effect from time to time, or (y) Eurodollar Rate Loans, which shall bear interest at the Applicable Rate in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the administrative agent for the respective interest period. Term loan facility and revolving credit facility borrowings denominated in euros shall be maintained from time to time as EURIBOR Loans, which shall bear interest at the Applicable Rate in excess of EURIBOR (plus mandatory costs) as determined by the administrative agent for the respective interest period. “Base Rate” is defined in the senior secured credit facility to mean the higher of (x) 1/2 of 1 percent per annum in excess of the federal funds rate and (y) the rate of interest published by the Wall Street Journal from time to time, “EURIBOR” means, in relation to any interest period, (x) the percentage rate per annum determined by the Banking Federation for the European Union for such period displayed on the appropriate page of the Telerate screen, or the “Screen Rate,” or (y) if the Screen Rate is not available, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the reference banks to leading banks in the European Interbank Market. “Applicable Rate” is defined to mean at any time, (x) in respect of the revolving credit facility, (i) until we deliver to the lenders financial statements for the fiscal quarter ending June 30, 2006, 1 percent per annum in respect of Base Rate Loans and 2 percent per annum in respect of Eurodollar Rate Loans and 2 percent per annum in respect of EURIBOR Loans and (ii) thereafter, the applicable percentage determined in accordance with a pricing grid to be based on the our pro forma consolidated total leverage ratio (the Total Leverage Ratio) and (y) in respect of the term loan facilities, 0.75 percent per annum in respect of Base Rate Loans, 1.75 percent per annum in respect of Eurodollar Rate Loans and 2 percent per annum in respect of EURIBOR Loans.

Availability

Initial Availability. Revolving loans may be borrowed, repaid and reborrowed on and after the closing date; it being understood that the revolving loans may be used to fund our working capital needs on the closing date of the Transactions, term loans may only be borrowed on the closing date and no amount of term loans once repaid may be reborrowed.

Incremental Availability. The senior secured credit facility provides for an incremental term facility and/or incremental revolving facility in an aggregate principal amount of $250.0 million. The incremental facilities rank pari passu in right of payment and security with the other senior credit facilities and mature at the final maturity of the term loan facility and the revolving facility, respectively. The incremental facilities may be activated at any time up to three instances during the term of the senior credit facilities at our request with consent required only from those lenders that agree, in their sole discretion, to participate in such incremental facility and subject to certain conditions, including pro forma compliance with all financial covenants as of the date of incurrence and for the most recent determination period after giving effect to the incurrence of such incremental facility.

Security

The borrower and each of the guarantors under the senior secured credit facility granted the administrative agent and the lenders a valid and perfected first priority (subject to certain customary exceptions) lien and security interest in all of the following:

(i) All shares of capital stock of (or other ownership interests in) and intercompany debt of the borrower and each present and future subsidiary of the borrower or such guarantor.

(ii) Substantially all present and future property and assets, real and personal, of the borrower or such guarantor, except to the extent (i) the cost of obtaining security interests in any such item of collateral is excessive in relation to the benefit to the lenders or (ii) a security interest is prohibited by the terms of the collateral from being granted or would give a third party the right to take action that would substantially impair the value of the collateral.

Covenants

The senior secured credit facility requires us to comply with customary affirmative, negative and financial covenants. Set forth below is a brief description of such covenants, all of which are subject to customary exceptions and qualifications:

Affirmative Covenants. The affirmative covenants require: (i) compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other material obligations; (iii) maintenance of appropriate and adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) preparation of environmental reports; (vi) visitation and inspection rights; (vii) keeping of proper books in accordance with generally accepted accounting principles; (viii) maintenance of properties; (ix) conducting transactions with affiliates on terms equivalent to those obtainable on an arm’s length basis; (x) further assurances as to perfection and priority of security interests; and (xi) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and quarterly unaudited financial statements, in each case prepared on a consolidated basis, notices of defaults, compliance certificates, annual business plans and forecasts, reports to shareholders and other creditors and other business and financial information as the Administrative Agent shall reasonably request).

Negative Covenants. The negative covenants include restrictions with respect to (i) liens; (ii) debt (including guaranties or other contingent obligations); (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of assets; (v) loans, acquisitions, joint ventures and other investments; (vi) dividends and other distributions to stockholders (with exceptions for proceeds from sales of certain specific assets); (vii) creating new subsidiaries; (viii) becoming a general partner in any partnership; (ix) repurchasing shares of capital stock; (x) prepaying, redeeming or repurchasing subordinated debt; (xi) capital expenditures; (xii) granting negative pledges other than to the administrative agent and the lenders; (xiii) changing the principal nature of our business; (xiv) amending organizational documents or amending or otherwise modifying the terms of any subordinated debt; and (xv) changing accounting policies or reporting practices.

Financial Covenants. We are required to maintain a maximum total leverage ratio and minimum interest coverage ratio. All of the financial covenants are calculated on a pro forma basis and for each consecutive four fiscal quarter period beginning with the first full fiscal quarter ended after the date of the closing of the Transactions.

Events of Default

The senior secured credit facility provides for customary events of default, including: (a) failure to pay principal when due, or to pay interest or fees within five business days after the same becomes due or other amounts within ten business days after the same becomes due, subject to applicable grace periods; (b) any representation or warranty proving to have been materially incorrect or misleading when made or confirmed; (c) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (d) cross-defaults to other indebtedness in an amount to be mutually agreed in the loan documentation; (e) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (f) monetary judgment defaults in an amount to be agreed in the loan documentation not covered by insurance; (g) impairment of loan documentation or security; (h) change of control; and (i) standard ERISA defaults. The senior secured credit facility provides the Equity Investors the ability to cure financial covenant defaults through equity infusions.

Other Indebtedness

We have established local lines of credit with commercial lenders at certain of our subsidiaries to fund working capital and other operating requirements. These lines of credit provide for borrowings of $30.0 million in the aggregate. We have also established intraday overdraft lines of credit in connection with the disbursement accounts of certain of our subsidiaries. These lines of credit provide for borrowings of $15.0 million in the aggregate.

We also have approximately $30.9 million in capitalized lease obligations with respect to our Attleboro facility as of September 30, 2006.

DESCRIPTION OF THE NOTES

The outstanding Senior Notes were issued under an indenture dated as of April 27, 2006 (the “Senior Indenture”) among the Company, as issuer, The Bank of New York, as trustee (the “Senior Note Trustee”) and the Guarantors. The outstanding Senior Subordinated Notes were issued under an indenture dated as of April 27, 2006 (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), among the Company, as issuer, The Bank of New York as trustee (the “Senior Subordinated Note Trustee” and, together with the Senior Note Trustee, the “Trustees”) and the Guarantors.

The Indentures contain provisions that define the rights of holders of the notes and govern the obligations of the Company under the notes. Copies of the forms of the Indentures the notes are available upon request.

The following is a summary of certain provisions of the Indentures and the Senior Notes and the Senior Subordinated Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indentures, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended. The term “Company” refers only to Sensata Technologies B.V. and not any of its Subsidiaries. The other capitalized terms defined in “—Certain Definitions” below are used in this “Description of the Notes” as so defined. Any reference to a “holder” in this Description of the Notes refers to a holder of the Senior Notes or the Senior Subordinated Notes, as applicable. Unless otherwise required by the context, references in this description to the “Senior Notes” include the Senior Notes issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act and the exchange notes, which have been registered under the Securities Act, and references in this description to the “Senior Subordinated Notes” include the Senior Subordinated Notes issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act and the exchange notes, which have been registered under the Securities Act. Any reference to “Notes” or a “series” of Notes in this Description of the Notes refers to the Notes as a class, or the Exchange Notes as a class, as applicable.

Brief Description of the Notes and the Guarantees

The Senior Notes

The Senior Notes:

•	are general unsecured obligations of the Company;

•	are effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries that are not Guarantors;

•	are pari passu in right of payment with all existing and future Senior Debt of the Company; and

•	are senior in right of payment to all existing and future Senior Subordinated Indebtedness and Subordinated Indebtedness, if any, of the Company.

The Senior Subordinated Notes

The Senior Subordinated Notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Debt of the Company, including the Company’s obligations under the Senior Notes and the Credit Agreement, and to all Indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries that are not Guarantors;

•	are pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company; and

•	are senior in right of payment to all future Subordinated Indebtedness of the Company, if any.

Guarantees of Senior Notes

The Guarantees of each Guarantor in respect of the Senior Notes:

•	are general unsecured obligations of such Guarantor;

•	are effectively subordinated to all secured Indebtedness of such Guarantor to the extent of the value of the assets securing such secured Indebtedness;

•	are pari passu in right of payment with all existing and future Senior Debt of such Guarantor; and

•	are senior in right of payment to all existing and future Senior Subordinated Indebtedness and Subordinated Indebtedness, if any, of such Guarantor.

Guarantees of Senior Subordinated Notes

The Guarantees of each Guarantor in respect of the Senior Subordinated Notes:

•	are general unsecured obligations of such Guarantor;

•	are subordinated in right of payment to all existing and future Senior Debt of such Guarantor;

•	are pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Guarantor; and

•	are senior in right of payment to all future Subordinated Indebtedness of such Guarantor, if any.

As of December 31, 2005, after giving pro forma effect to the Transactions, the Company and the Guarantors would have had outstanding total Senior Debt and Guarantor Senior Debt, as applicable, of approximately $2,101.7 million, $1,350.1 million of which would have been secured. Under the Credit Agreement, and subject to certain conditions, an additional $150.0 million would have been available for revolving borrowings. All of these borrowings would be secured if borrowed. The Indentures will permit the Company and the Guarantors to incur additional Senior Debt or Guarantor Senior Debt (as applicable).

As of the date of the Indentures, all of the Subsidiaries of the Company were “Restricted Subsidiaries.” Under the circumstances described under the caption “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary,” the Company will be permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indentures. Unrestricted Subsidiaries will not guarantee any of the Notes.

Principal, Maturity and Interest

The Senior Notes

The Senior Notes mature on May 1, 2014. Each Senior Note bears interest at the applicable rate per annum shown on the front cover of this memorandum from April 27, 2006, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in cash to holders of Senior Notes of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date, on May 1 and November 1 of each year, commencing November 1, 2006. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months.

The Senior Notes were issued initially in an aggregate principal amount of $450.0 million. Additional securities may be issued under the Senior Indenture in one or more series from time to time (“Additional Senior Notes”), subject to the limitations set forth under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” which will vote as a class with the Senior Notes and otherwise be treated as Senior Notes for purposes of the Senior Indenture.

The Senior Subordinated Notes

The Senior Subordinated Notes mature on May 1, 2016. Each Senior Subordinated Note bears interest at the rate per annum shown on the front cover of this prospectus from April 27, 2006, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in cash to holders of Senior Subordinated Notes of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date, on May 1 and November 1 of each year, commencing November 1, 2006. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months.

The Senior Subordinated Notes were issued initially in an aggregate principal amount of €245.0 million (a then U.S. Dollar Equivalent of $301.6 million). Additional securities may be issued under the Senior Subordinated Indenture in one or more series from time to time (“Additional Senior Subordinated Notes” and, together with any Additional Senior Notes, the “Additional Notes”), subject to the limitations set forth under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” which will vote as a class with the Senior Subordinated Notes and otherwise be treated as Senior Subordinated Notes for purposes of the Senior Subordinated Indenture.

Other Terms

Principal of, and premium, if any, and interest on, the applicable Notes is payable, and such Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the corporate trust office of the applicable Trustee, with respect to Senior Notes, and the office(s) of the euro paying agent and/or a co-registrar located in the European Union, with respect to payments in respect of, or exchanges or transfers of, the Senior Subordinated Notes, as the case may be), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the registered holders of such Notes as such address appears in the applicable Note Register.

The Notes will be issued only in fully registered form, without coupons. The Senior Notes will be issued only in minimum denominations of $2,000 or, if greater at the Issue Date, the dollar equivalent of €1,000 rounded up to the nearest $1,000 (the “Minimum Dollar Denomination”) and any integral multiple of $1,000 in excess thereof. The Senior Subordinated Notes will be issued only in minimum denominations of €50,000 and any integral multiple of €1,000 in excess thereof.

The Senior Notes are expected to be designated for trading in The PORTAL Market. The Company intends to apply to list the Senior Subordinated Notes on the Luxembourg Stock Exchange provided that an exemption from any requirement for separate financial information for Guarantors is available. There can be no assurance, however, that an exemption from any requirement for such separate financial information will be available, or, if the Company applies to list the Senior Subordinated Notes, that a listing will be obtained.

Subordination of Senior Subordinated Notes and Related Guarantees

Senior Debt versus Senior Subordinated Notes

The payment of principal, interest, premium, if any, and additional interest, if any, on, and other obligations with respect to the Senior Subordinated Notes and the payment of any related Guarantee is subordinated in right of payment to the prior payment in full of all Senior Debt, or the Guarantor Senior Debt of the relevant Guarantor, as the case may be, including, without limitation, the obligations of the Company and such Guarantor under the Credit Agreement, the Senior Notes and under any Senior Debt or any Guarantor Senior Debt incurred after the Issue Date.

Some of the Company’s Subsidiaries are not guaranteeing the Notes, and, as described below under “—Guarantees,” Guarantees of Subsidiaries may be released under certain circumstances. In addition, future Subsidiaries, including Restricted Subsidiaries, may not be required to Guarantee the Notes. Claims of creditors of any Subsidiaries that are not Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such Subsidiaries and claims of preferred stockholders of such Subsidiaries, generally have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes, even if such claims do not constitute Senior Debt of such Subsidiaries. Accordingly, the Notes and each Guarantee will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such Subsidiaries that are not Guarantors.

As of September 30, 2006:

(1) Senior Debt was approximately $2,118.8 million, $1,358.4 million of which consisted of secured indebtedness under the Credit Agreement and $760.4 million of unsecured indebtedness under the Senior Notes and Senior Subordinated Notes and there was $147.3 million of additional Senior Debt available to be borrowed under the revolving portion of the Credit Agreement, subject to certain conditions; and

(2) Guarantor Senior Debt was approximately $2,118.8 million, $1,358.4 million of which would have consisted of the Guarantors’ Guarantees of indebtedness under the Credit Agreement (excluding the Guarantees of the potential additional borrowings under the revolving credit facility, which Guarantees would constitute Guarantor Senior Debt if and when issued) and Guarantees of the Senior Notes.

Although the Senior Subordinated Indenture contains limitations on the amount of additional Indebtedness that the Company and the Guarantors may incur, the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Debt or Guarantor Senior Debt, as applicable. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Other Senior Subordinated Indebtedness versus Senior Subordinated Notes

Only Indebtedness of the Company or any Guarantor that is Senior Debt or Guarantor Senior Debt, as applicable, ranks senior to the Senior Subordinated Notes and the relevant Guarantee, as applicable, in accordance with the provisions of the Senior Subordinated Indenture. The Senior Subordinated Notes and each related Guarantee rank pari passu in right of payment with all other Senior Subordinated Indebtedness of the Company and the relevant Guarantor, respectively.

Payment of Senior Subordinated Notes

The holders of Senior Debt are entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect to the applicable Senior Debt, whether or not such interest is an allowed or allowable claim under applicable law) before the holders of Senior Subordinated Notes are entitled to receive any payment with respect to the Senior Subordinated Notes, in the event of any distribution to creditors of the Company:

(1) in a liquidation or dissolution of the Company;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Company’s assets and liabilities.

The Company also may not make any payment in respect of the Senior Subordinated Notes (except that holders may receive and retain Permitted Junior Securities or payments pursuant to the provisions described under the sections entitled “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge,” if the subordination provisions described in this section were not violated at the time the applicable amounts were deposited in trust or with the Senior Subordinated Note Trustee, as applicable, pursuant to such sections) if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity without further notice (except such notice as may be required to effect such acceleration) and the Senior Subordinated Note Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of that series of Designated Senior Debt.

Payments on the Senior Subordinated Notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earliest of (x) the date on which such nonpayment default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Senior Subordinated Note Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, in each case, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Senior Subordinated Note Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the Senior Subordinated Note Trustee or any holder of the Senior Subordinated Notes receives a payment or distribution in respect of the Senior Subordinated Notes (except that holders may receive and retain Permitted Junior Securities or payments pursuant to the provisions described under the sections entitled “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge,” if the subordination provisions described in this section were not violated at the time the applicable amounts were deposited in trust or with the Senior Subordinated Note Trustee, as applicable, pursuant to such sections) when the payment or distribution is prohibited by the subordination provisions of the Senior Subordinated Indenture, then the Senior Subordinated Note Trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Senior Subordinated Note Trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper Representative.

A Guarantor’s obligations under its Guarantee of the Senior Subordinated Notes are senior subordinated obligations. As such, the rights of holders of the Senior Subordinated Notes to receive payment by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Guarantor Senior Debt of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company’s obligations under the Senior Subordinated Notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee of the Senior Subordinated Notes.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, holders of Senior Subordinated Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See “Risk Factors—Risks Related to the Notes—Your right to receive payment on the senior subordinated notes and the guarantees thereof is subordinated to our and the guarantors’ senior debt, including our new senior secured credit facility and the senior notes.”

Optional Redemption

Redemption with Proceeds of Equity Offerings and Designated Asset Sales

Each of the Senior Indenture and the Senior Subordinated Indenture provide that at any time prior to May 1, 2009, the Company may, at its option, on one or more occasions redeem, upon not less than 30 nor more than 60 days prior notice, up to 40 percent of the aggregate principal amount of each series of Notes issued under such Indenture (calculated after giving effect to any issuance of Additional Notes, as the case may be), at a redemption price equal to 108 percent of the aggregate principal amount of such Notes with respect to a redemption of Senior Notes, and 109 percent of the aggregate principal amount of such Notes with respect to a redemption of Senior Subordinated Notes, plus, in each case, accrued and unpaid interest thereon and Additional Interest, if any, to the applicable redemption date, subject to the right of holders of such series of Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings (provided that if the Equity Offering is an offering by any direct or indirect parent corporation of the Company, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company), or the Net Proceeds of one or more Designated Asset Sales; provided, however, that

(1) at least 50 percent of the aggregate principal amount of such series of Notes (calculated after giving effect to any issuance of Additional Notes of such series) must remain outstanding immediately after the occurrence of each such redemption (excluding in such calculation, Notes held by the Company or any of its Affiliates); and

(2) the redemption occurs within 90 days of the date of closing of such Equity Offering or Designated Asset Sale, as the case may be.

Ordinary Redemption

At any time prior to May 1, 2010, in the case of the Senior Notes and May 1, 2011, in the case of the Senior Subordinated Notes, such Notes may be redeemed, in whole or in part, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100 percent of the principal amount of such Notes redeemed plus the relevant Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after May 1, 2010, the Company may redeem all or a part of the Senior Notes at its option, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Senior Notes to be redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1, 2010 of the years indicated below:

Year	Percentage
2010	104.0%
2011	102.0%
2012 and thereafter	100.0%

On or after May 1, 2011, the Company may redeem all or a part of the Senior Subordinated Notes at its option, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Senior Subordinated Notes to be redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1, 2011 of the years indicated below:

Year	Percentage
2011	104.5%
2012	103.0%
2013	101.5%
2014 and thereafter	100.0%

Withholding Tax Redemption

The Company may, at its option, redeem the Notes, in whole but not in part, at any time upon not less than 15 days’ nor more than 30 days’ notice to the holders (which notice shall be irrevocable and given in accordance with the procedures described in “—Notices”), at a redemption price equal to 100 percent of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, premium, if any, and all Additional Amounts, if any, then due and which will become due on the date of redemption as a result of the redemption or otherwise, if the Company determines in good faith that the Company or any Guarantor is, or on the next date on which any amount would be payable in respect of the Notes, would be obligated to pay Additional Amounts (as defined below under “—Additional Amounts”) in respect of the Notes pursuant to the terms and conditions thereof, which the Company or such Guarantor, as the case may be, cannot avoid by the use of reasonable measures available to it (including, without limitation, making payment through a paying agent located in another jurisdiction), as a result of:

(a) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction (as defined under “—Additional Amounts”) affecting taxation which becomes effective on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that arises after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the relevant Indenture (or, in the case of a successor Person, after the date of assumption by the successor person of the obligations thereunder); or

(b) any change in the official application, administration, or interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction (including a holding, judgment, or order by a court of competent jurisdiction), on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction has changed since the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the relevant Indenture (or, in the case of a successor Person, after the date of assumption by the successor person of the obligations thereunder) (each of the foregoing clauses (a) and (b), a “Change in Tax Law”).

Notwithstanding the foregoing, the Company may not redeem the Notes under this provision if a Relevant Taxing Jurisdiction changes under the relevant Indenture and the Company is obligated to pay Additional Amounts as a result of a Change in Tax Law of such Relevant Taxing Jurisdiction which was officially announced at the time the latter became a Relevant Taxing Jurisdiction.

In the case of a Guarantor that becomes a party to each Indenture after the Issue Date or a successor person (including a surviving entity), the Change in Tax Law must become effective after the date that such entity (or another person organized or resident in the same jurisdiction) first makes a payment on the Notes. In the case of Additional Amounts required to be paid as a result of the Company conducting business in an Additional Taxing Jurisdiction (as defined below under “—Additional Amounts”), the Change in Tax Law must become effective after the date the Company begins to conduct the business giving rise to the relevant withholding or deduction.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Company or any Guarantor, would be obliged to make such payment of Additional Amounts or withholding if a payment in respect of the Notes or the relevant Note Guarantee, as the case may be, were then due and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

Prior to the mailing of any notice of redemption pursuant to the foregoing, the Company will deliver to each Trustee:

(a) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred (including that such obligation to pay such Additional Amounts cannot be avoided by the Company or any Guarantor or surviving entity taking reasonable measures available to it); and

(b) a written opinion of independent tax advisers of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and reasonably satisfactory to the Trustee to the effect that the Company or a Guarantor or surviving entity, as the case may be, is or would be obligated to pay such Additional Amounts as a result of a Change in Tax Law.

The foregoing provisions shall apply mutatis mutandis to any successor Person, after such successor Person becomes a party to each Indenture, with respect to a Change in Tax Law occurring after the time such successor person becomes a party to such Indenture.

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of any Indenture.

Guarantees

The Guarantors jointly and severally guarantee (x) the Company’s obligations under the Senior Indenture and the Senior Notes on a senior basis and (y) the Company’s obligations under the Senior Subordinated Indenture and the Senior Subordinated Notes on a senior subordinated basis. Each Guarantee of the Senior Subordinated Notes is subordinated to the applicable Guarantor Senior Debt on the same basis as the Senior Subordinated Notes are subordinated to Senior Debt. The obligations of each Guarantor under its Guarantees of the Senior Notes and the Senior Subordinated Notes are limited as necessary to prevent the Guarantees from constituting fraudulent conveyances or fraudulent transfers under applicable law.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in each Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.” The Guarantee of a Guarantor will be released in the event that:

(a) the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock (including through merger or consolidation) following which the applicable Guarantor is no longer a Subsidiary), or all or substantially all the assets, of the applicable Guarantor, if such sale, disposition or other transfer is made in compliance with the provisions of the relevant Indenture described under “—Repurchase at the Option of Holders—Asset Sales”;

(b) the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of each Indenture described under “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Additional Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of all Indebtedness of the Company or any Restricted Subsidiary or the repayment of all the Indebtedness or Disqualified Stock, in each case, which resulted in an obligation to guarantee the Notes;

(d) if the Company exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or if its obligations under the relevant Indenture are discharged in accordance with the terms of the Indenture; or

(e) such Guarantor is also a guarantor or borrower under the Credit Agreement as in effect on the Issue Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Agreement, (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (7), (9), (10) or (15) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (z) does not guarantee any Indebtedness of the Company or any of the other Guarantors.

As of the date of the Indentures, all of the Restricted Subsidiaries of the Company will be Guarantors, other than our Subsidiaries located in the following countries: China, Taiwan, Israel, Germany, Italy, France, Spain, Hong Kong, Singapore and India.

Additional Amounts

All payments that the Company makes under or with respect to the Notes and that any Guarantor makes under or with respect to any Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charges (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of the United States, any jurisdiction in which the Company or any Guarantor is incorporated, organized or otherwise resident for tax purposes or from or through which any of the foregoing makes any payment on the Notes or by or within any department or political subdivision or governmental authority or in any of the foregoing having the power to tax (each, a “Relevant Taxing Jurisdiction”), unless withholding or deduction is then required by law or by the interpretation or administration of law. If the Company or any Guarantor is required to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Company or such Guarantor, as the case may be, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each holder or beneficial owner of the Notes (including Additional Amounts) after such withholding or deduction will be not less than the amount the holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted.

Neither the Company nor any Guarantor will, however, pay Additional Amounts to a holder or beneficial owner of Notes in respect or on account of:

•	any Taxes that would not have been imposed or levied by a Relevant Taxing Jurisdiction but for the holder’s or beneficial owner’s present or former connection with such Relevant Taxing Jurisdiction (other than the mere receipt or holding of Notes or by reason of the receipt of payments thereunder or the exercise or enforcement of rights under any Notes, the Indenture or any Guarantee);

•	any Taxes that are imposed or withheld by reason of the failure of the holder or beneficial owner of Notes, following the Company’s written request addressed to the holder (and made at a time that would enable the holder or beneficial owner acting reasonably to comply with that request) to comply with any certification or identification requirements, whether required or imposed by statute, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

•	any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

•	any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes;

•	any Tax imposed on or with respect to any payment by the Company or a Guarantor to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had the beneficiary, partner or other beneficial owner directly held the Note;

•	any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of such Notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or holder thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30 day period;

•	any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

•	any Tax that is imposed or levied on or with respect to a Note presented for payment on behalf of a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a member state of the European Union.

The Company and each Guarantor will (i) make such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law.

At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company and any Guarantor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), the Company will deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information (other than the identities of holders and beneficial owners) necessary to enable such Trustee or Paying Agent, as the case may be, to pay such Additional Amounts to holders and beneficial owners on the relevant payment date. The Company will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing payment of such Additional Amounts.

Upon request, the Company or the relevant Guarantor will furnish to each Trustee or a holder within a reasonable time certified copies of tax receipts evidencing the payment by the Company or such Guarantor, as the case may be, of any Taxes imposed or levied by a Relevant Taxing Jurisdiction. If, notwithstanding the reasonable best efforts of the Company or such Guarantor to obtain such receipts, the same are not obtainable, then the Company or such Guarantor will provide such holder with other evidence reasonably satisfactory to the Trustee or holder of such payment by the Company or such Guarantor.

Each Indenture further provides that, if the Company or any Guarantor conducts business in any jurisdiction (an “Additional Taxing Jurisdiction”) other than a Relevant Taxing Jurisdiction and, as a result, is required by the law of such Additional Taxing Jurisdiction to withhold or deduct any amount on account of the Taxes imposed by such Additional Taxing Jurisdiction from payment under the applicable Notes or the relevant Guarantee, as the case may be, which would not have been required to be so withheld or deducted but for such conduct of business in such Additional Taxing Jurisdiction, the Additional Amounts provision described above shall be considered to apply as if references in such provision to “Taxes” included taxes imposed by way of withholding or deduction by any such Additional Taxing Jurisdiction (or any political subdivision thereof or therein).

In addition, the Company and each Guarantor will pay (i) any present or future stamp, issue, registration, court documentation, excise or property taxes or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue, delivery or registration of the Notes, any Guarantee or any Indenture or any other document or instrument referred to thereunder and any such taxes, charges, duties or similar levies imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes, such Guarantee or such Indenture or any such other document or instrument following the occurrence of any Event of Default with respect to the Notes, and (ii) any stamp, court, or documentary taxes (or similar charges or levies) imposed with respect to the receipt of any payments with respect to the Notes or such Guarantee. Neither the Company nor any Guarantor will, however, pay such amounts that are imposed on or result from a sale or other transfer or disposition by a holder or beneficial owner of a Note.

The preceding provisions will survive any termination, defeasance or discharge of the relevant Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor person to the Company or any Guarantor is organized, incorporated or otherwise resident for tax purposes and any political subdivision or taxing authority or agency thereof or therein.

Whenever any Indenture or this “Description of the Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note (including payments thereof made pursuant to any Guarantee), such reference includes the payment of Additional Amounts, if applicable.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company at such time has given notice of redemption under the second, third or fourth paragraph under the caption “—Optional Redemption” with respect to all outstanding Notes of the applicable series, each holder of Notes will have the right to require the Company to repurchase all or any part (in a principal amount equal to, in the case of a Senior Note, the Minimum Dollar Denomination or an integral multiple of $1,000 in excess thereof and, in the case of a Senior Subordinated Note, €50,000 or an integral multiple of €1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the relevant Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101 percent of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under the second, third or fourth paragraph under the caption “—Optional Redemption” with respect to all outstanding Notes of the applicable series, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the relevant Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of any Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of such Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the relevant Trustee the relevant Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the relevant Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note of the same series equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount equal to the Minimum Dollar Denomination (in the case of a Senior Note) or €50,000 (in the case of a Senior Subordinated Note). The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in each Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a valid notice of redemption for all of the Notes has been given pursuant to the terms of each Indenture as described under “—Optional Redemption” unless and until such notice has been validly revoked or there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control or conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Credit Agreement prohibits the Company from purchasing Notes, and also provides that the occurrence of certain change of control events with respect to the Company constitutes a default thereunder. The Senior Subordinated Indenture provides that, prior to complying with any of the provisions of this “Change of Control” covenant under the Senior Subordinated Indenture, but in any event within 90 days following a Change of Control, to the extent required to permit the Company to comply with this covenant under the Senior Subordinated Indenture, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt. If the Company does not repay such Senior Debt or obtain such consents, the Company will remain prohibited from purchasing Senior Subordinated Notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Senior Subordinated Indenture, which would in turn constitute a default under the Credit Agreement. In such circumstance, the subordination provisions of the Senior Subordinated Indenture would likely restrict payment to the holders of Senior Subordinated Notes.

Future indebtedness that the Company or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

In addition, any repurchase of Senior Subordinated Notes upon a Change of Control constitutes a Restricted Payment under the Senior Indenture until the Change of Control Offer for the Senior Notes is completed. See “—Certain Covenants—Restricted Payments.”

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control are applicable whether or not any other provisions of any Indenture are applicable. Except as described above with respect to a Change of Control, none of the Indentures contains provisions that permit the holders of the relevant Notes to require that the Company repurchase or redeem such Notes in the event of a takeover, recapitalization or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined in good faith by the Company’s Board of Directors; and

(3) except for any Permitted Asset Swap, at least 75 percent of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (3) above, the amount of (i) any liabilities (as shown on the Company’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes of the relevant series or the related Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (iii) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 2.5 percent of Consolidated Total Assets of the Company as of the end of the Company’s most recently ended fiscal quarter prior to the date on which such Designated Noncash Consideration is received (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or, if applicable, the Restricted Subsidiary) may apply those Net Proceeds at its option:

(1)(x) under the Senior Indenture, to repay any Secured Indebtedness of the Company or any Guarantor or Indebtedness of the Company that ranks pari passu with the Senior Notes or Indebtedness of a Guarantor that ranks pari passu with such Guarantor’s Guarantee of the Senior Notes (provided that if the Company shall so reduce Obligations under unsecured Indebtedness that ranks pari passu with the Senior Notes or a related Guarantee, it will equally and ratably reduce Obligations under the Senior Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Senior Notes to purchase at a purchase price equal to 100 percent of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of the Senior Notes or Indebtedness of a Restricted Subsidiary that is not a Guarantor; and (y) under the Senior Subordinated Indenture, to permanently reduce Obligations under Senior Debt of the Company or any Guarantor Senior Debt (and to correspondingly reduce commitments with respect thereto) or Indebtedness of the Company that ranks pari passu with the Senior Subordinated Notes or Indebtedness of a Guarantor that ranks pari passu with such Guarantor’s Guarantee of the Senior Subordinated Notes provided that if the Company shall so reduce Obligations under Indebtedness that ranks pari passu with the Senior Subordinated Notes, it will equally and ratably reduce Obligations under the Senior Subordinated Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Senior Subordinated Notes to purchase at a purchase price equal to 100 percent of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of Senior Subordinated Notes or Indebtedness of a Restricted Subsidiary that is not a Guarantor;

(2) in the case of a Designated Asset Sale, as provided for in the definition of Designated Asset Sales; or

(3) to (A) make an investment in any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) make capital expenditures or (C) make an investment in other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(4) to make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds,” provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (1), (2), (3) or (4) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company, or the applicable Restricted Subsidiary, will make an offer (an “Asset Sale Offer”) to all holders of Notes of the applicable series and Indebtedness that ranks pari passu with such Notes and contains provisions similar to those set forth in each Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100 percent of principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Company, or the applicable Restricted Subsidiary (including the Company), may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by any Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company, or the applicable Restricted Subsidiary (including the Company), may use those Excess Proceeds for any purpose not otherwise prohibited by any Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the relevant Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Credit Agreement prohibits the Company from purchasing Notes, and also provides that the occurrence of certain change of control events with respect to the Company constitutes a default thereunder. In addition, any repurchase of Senior Subordinated Notes following an Asset Sale constitutes a Restricted Payment under the Senior Indenture until the Asset Sale Offer for the Senior Notes is completed. See “—Certain Covenants—Restricted Payments.”

The Company, or the applicable Restricted Subsidiary, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of any Indenture, the Company, or the applicable Restricted Subsidiary, will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of such Indenture by virtue of such conflict.

Selection and Notice

If less than all of the Notes of any series are to be redeemed at any time, the relevant Trustee will select Notes for redemption as follows:

(1) if the Notes of such series are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable.

No Senior Notes in principal amounts equal to or less than the Minimum Dollar Denomination can be redeemed in part. No Senior Subordinated Notes of €1,000 or less can be redeemed in part; provided that no Senior Subordinated Notes will be redeemed in part if the resulting note would have a minimum denomination that is less than €50,000. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that (x) redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the relevant Indenture and (y) redemption notices may be mailed less than 30 days prior to a redemption date if the notice is issued in connection with a redemption using the Net Proceeds of one or more Designated Asset Sales. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of that Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Changes in Covenants Upon Change in Ratings

If, with respect to any series of Notes, on any date following the date of the relevant Indenture:

(1) such Notes are rated Investment Grade by both Rating Agencies; and

(2) no Default or Event of Default shall have occurred and be continuing (the foregoing conditions being referred to collectively as the “Suspension Condition”),

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended as to such series of Notes:

(3) “—Repurchase at the Option of Holders—Asset Sales;”

(4) “—Certain Covenants—Restricted Payments;”

(5) “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(6) “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(7) “—Certain Covenants—Transactions with Affiliates;” and

(8) clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets” (collectively, the “Suspended Covenants”).

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while the Company meets the Suspension Condition, the Notes will be entitled to substantially less covenant protection. If the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the foregoing and, subsequently, one or both Rating Agencies withdraw their Investment Grade rating or downgrade the Investment Grade rating assigned to the Notes such that the Notes are no longer rated Investment Grade by both Rating Agencies, then the Company and each of its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. Compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under “Certain Covenants—Restricted Payments” as if such covenant had been in effect during the entire period of time from the date of such Indenture; provided, further, that no Default, Event of Default or breach of any kind will be deemed to exist under the Indenture, for such Notes or the related Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries will bear any liability for, any actions taken or events occurring after such Notes attain the required ratings and before any reinstatement of the Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligations arising prior to the reinstatement of the Suspended Covenants, regardless of whether those actions or events would have been permitted if the applicable covenant had remained in effect during such period.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company (B) dividends or distributions by a Restricted Subsidiary payable solely to the Company or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) provided that the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clauses (7) and (8) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d) make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four- quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (12), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of

(b) 50 percent of the Consolidated Net Income of the Company for the period (taken as one accounting period) from March 31, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100 percent of such deficit), plus

(c) 100 percent of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company after the Issue Date from the issue or sale of (x) Equity Interests of the Company (including a resale of Retired Capital Stock (as defined below) but excluding (i) cash proceeds received from the sale of Equity Interests of the Company and, to the extent actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent corporations to members of management, directors or consultants of the Company, any direct or indirect parent corporation of the Company and the Subsidiaries of the Company after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount, (v) Excluded Contributions and (vi) Disqualified Stock) or (y) debt securities of the Company that have been converted into such Equity Interests of the Company (other than Refunding Capital Stock or Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary or the Company, as the case may be, and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(d) 100 percent of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities contributed to the capital of the Company after the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(e) without duplication of any amounts included in clause (4) of the next succeeding paragraph and to the extent not already included in Consolidated Net Income, 100 percent of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received after the Issue Date by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(f) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Company in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions do not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the relevant Indenture;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent corporation of the Company (“Retired Capital Stock”) or Indebtedness subordinated to the Notes of the applicable series in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company) of Equity Interests of the Company or contributions to the equity capital of the Company (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes of the applicable series made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Notes of such series being so redeemed, repurchased, acquired or retired for value plus related fees and expenses and the amount of any reasonable premium required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Notes of such series being so redeemed, repurchased, acquired or retired, (B) such new Indebtedness is subordinated to the Notes of such series and any Guarantees thereof at least to the same extent as such Indebtedness subordinated to such Notes so redeemed, repurchased, acquired or retired, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to such Notes being so redeemed, repurchased, acquired or retired and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to such Notes being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent corporations (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement, provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $7.5 million (with unused amounts in any calendar year being carried over to the two immediately succeeding calendar years); and provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent corporations, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its

direct or indirect parent corporations that occurs after the Issue Date plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Company or any of its Subsidiaries or any of its direct or indirect parent corporations in connection with the Transactions that are foregone in return for the receipt of Equity Interests of the Company or any of its direct or indirect parent corporations pursuant to a deferred compensation plan of such corporation plus (C) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or incurred in accordance with this covenant to the extent such dividends are included in the definition of Fixed Charges for such entity;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent corporation of the Company the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent corporation of the Company issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) the payment of dividends on the Company’s common stock following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6.0 percent per annum of the net cash proceeds received by or contributed to the Company after the Issue Date in any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $75.0 million;

(11) cash dividends or other distributions on the Company’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Transactions or the offering of the Notes, in each case to the extent permitted (to the extent applicable) by the covenant described under “—Transactions with Affiliates”;

(12) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under the captions “—Repurchase at the Option of the Company—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes of the relevant series tendered by holders of such Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(14) the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent corporation of the Company in amounts required for such Person to pay, without duplication:

(a) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(b) income taxes to the extent such income taxes are attributable to the income of the Company and the Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that the Company and the Restricted Subsidiaries would be required to pay for such fiscal year were the Company and the Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer;

(c) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent corporation of the Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(d) general corporate overhead and operating expenses for such direct or indirect parent corporation of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(e) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent corporation of the Company; and

(f) its obligations under the Advisory Agreement (as in effect on the Issue Date);

(g) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall be bona fide and in good faith and shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company);

(15) the declaration or payment of Restricted Payments that are made with the proceeds of Designated Asset Sales; provided however, that any such Restricted Payments made other than pursuant to clause (y) of the definition of “Designated Asset Sales” shall not exceed $200.0 million in the aggregate; and

(16) the dividend or distribution of a Restricted Investment consisting of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents) to the extent such Restricted Investment was included in the calculation of the amount of Restricted Payments;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2), (5), (6), (8), (10), (12), (13) or (16) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Company. Such determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $50.0 million.

As of the Issue Date, all of the Company’s Subsidiaries were Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this covenant may be in the form of a loan.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) and any Guarantor may issue Preferred Stock if the Fixed Charge Coverage Ratio of the Company for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any Restricted Subsidiary of Indebtedness under the Credit Agreement together with the incurrence by the Company and any Restricted Subsidiaries of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, of $1,800.0 million outstanding at any one time, less the amount of (x) all mandatory principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) actually made by any obligor thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales; and (y) all principal payments actually made by any obligor thereunder in respect of Indebtedness thereunder with the Net Proceeds from Designated Asset Sales;

(2) the incurrence by the Company and the Guarantors of Indebtedness represented by the Senior Notes and the Senior Subordinated Notes (including, in each case, any Guarantee thereof) issued on the Issue Date and the incurrence by the Company and the Guarantors of Indebtedness represented by the Exchange Notes issued in exchange for the Senior Notes and the Senior Subordinated Notes issued on the Issue Date (including any Guarantee thereof);

(3) Existing Indebtedness (other than Indebtedness described in clauses (1) or (2));

(4) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4), does not exceed the greater of (x) $50.0 million and (y) an amount equal to 2.0 percent of Consolidated Total Assets as of the end of the Company’s most recently concluded fiscal quarter for which a balance sheet is available;

(5) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and any Restricted Subsidiary in connection with such disposition;

(7) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the Notes of the relevant series;

(8) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(9) Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(10) obligations in respect of performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness of the Company or any Guarantor or Preferred Stock of any Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed $150.0 million;

(12) (x) any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indentures; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes of the relevant series or the Guarantee of such Restricted Subsidiary, any such guarantee of the Company or such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Notes and such Guarantor’s Guarantee with respect to such Notes substantially to the same extent as such Indebtedness is subordinated to such Notes or the Guarantee of such Restricted Subsidiary, as applicable, (y) any guarantee by a Restricted Subsidiary that is not a

Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor incurred in accordance with the terms of the Indentures, and (z) any guarantee by a Guarantor of Indebtedness of the Company incurred in accordance with the terms of the applicable Indenture;

(13) the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (4) above, this clause (13) and clauses (14) and (21) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes of the relevant series or the related Guarantees, such Refinancing Indebtedness is subordinated or pari passu to such Notes or such Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor or (y) Indebtedness or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date prior to the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced and (y) the Stated Maturity of any Notes then outstanding; and provided further that in the case of the Senior Subordinated Indenture subclauses (A), (B) and (E) of this clause (13) will not apply to any refunding or refinancing of any Senior Debt;

(14) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the relevant Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided further, that after giving effect to such incurrence of Indebtedness either (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) such Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(15) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(17) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Company or any of its Restricted Subsidiaries, other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(18) Indebtedness incurred by a Restricted Subsidiary, provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (18) which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (18), does not exceed the greater of $50.0 million and 1.0 percent of Consolidated Total Assets as of the end of the Company’s most recently concluded fiscal quarter for which a balance sheet is available;

(19) Indebtedness consisting of promissory notes issued by the Company or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company or any of its direct or indirect parent corporations permitted by the covenant described under the caption “—Restricted Payments;”

(20) Contribution Indebtedness;

(21) Indebtedness of the Company or a Guarantor incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Company or such Guarantor of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided that the Fixed Charge Coverage Ratio of the Company for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, determined on a pro forma basis as if such Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period, (A) would have been at least 1.5 to 1 for any incurrence of Indebtedness on or prior to December 31, 2007, and would have been at least 1.75 to 1 for any incurrence of Indebtedness thereafter, and (B) would have been greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition or merger; and

(22) Indebtedness of the Company and any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge”.

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (1) through (22) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Layering

Senior Indenture

The Senior Indenture provides that the Company will not, and will not permit a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is subordinate or junior in right of payment to the Senior Notes or such Guarantor’s Guarantee of the Senior Notes, as the case may be, to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens of Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Senior Subordinated Indenture

The Senior Subordinated Indenture provides that the Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Senior Debt (including Acquired Debt) or Guarantor Senior Debt (including Acquired Debt) of the Company or such other Guarantor, as the case may be, unless such Indebtedness is either:

(1) Senior Subordinated Indebtedness; or

(2) subordinate or junior in right of payment to the Senior Subordinated Notes or the related Guarantee, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

Senior Indenture

The Senior Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Senior Notes and the related Guarantees are equally and ratably secured, except that the foregoing shall not apply to:

(1) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(2) Liens securing Indebtedness under the Credit Agreement in an aggregate principal amount not to exceed the greater of (x) the aggregate principal amount of Indebtedness permitted to be incurred pursuant to clause (1) of the definition of “Permitted Debt” and (y) the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed 4.0 to 1;

(3) Liens securing the Senior Notes and the Senior Subordinated Notes and, in each case, the related Guarantees and the Exchange Notes (including Exchange Notes issued in exchange for Additional Senior

Notes and Additional Senior Subordinated Notes and secured by a Lien, in each case, in accordance with the terms of the Senior Indenture) and the related Guarantees; and

(4) Permitted Liens.

Senior Subordinated Indenture

The Senior Subordinated Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Senior Subordinated Notes or a related Guarantee on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Indebtedness subordinated to the Senior Subordinated Notes or the related Guarantees, the Senior Subordinated Notes and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Senior Subordinated Notes and any related Guarantees are equally and ratably secured,

(3) except that the foregoing shall not apply to:

(4) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(5) Liens securing the Senior Subordinated Notes and the related Guarantees and the Exchange Notes (including Exchange Notes issued in exchange for Additional Senior Subordinated Notes issued and secured by a Lien, in each case, in accordance with the terms of the Senior Subordinated Indenture) and the related Guarantees;

(6) Liens securing Senior Debt or Guarantor Senior Debt and the related guarantees of such Senior Debt or Guarantor Senior Debt; and

(7) Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect (x) pursuant to the Credit Agreement or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Existing Indebtedness and related documentation;

(2) the Senior Indenture, the Senior Subordinated Indenture, the Senior Notes, the Senior Subordinated Notes and the related Guarantees (including any Exchange Notes with respect to the Senior Notes and the Senior Subordinated Notes and related Guarantees);

(3) purchase money obligations or other obligations described in clause (4) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” for property acquired in the ordinary course of business that in each case impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness or Preferred Stock of the Company or any Guarantor, in each case, that is incurred subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(12) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors, not materially less favorable to the holders of the Notes than encumbrances and restrictions contained in such predecessor agreements and do not materially affect the Company’s and Guarantor’s ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of such Notes, in each case, as and when due; provided further, however, that with respect to agreements existing on the Issue Date, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the holders of such Notes than the encumbrances or restrictions contained in such agreements as in effect on the Issue Date; and

(13) Indebtedness incurred pursuant to clause (18) of the second paragraph under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock.”

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is, in the case of the Company, a corporation or limited liability company organized or existing under the laws of any member state of the European Union, the United States, any state of the United States or the District of Columbia (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”), provided that at any time the Successor Company is a limited liability company, there shall be a co-issuer of the Notes that is a corporation that satisfies the requirements of this covenant;

(2) the Successor Company (if other than the Company) assumes all the obligations of the Company, under the Notes of the relevant series, the relevant Indenture and the Registration Rights Agreements pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, either (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction.

Each Indenture also provides for similar provisions relating to any consolidation, merger or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of a Guarantor, excluding clause (4) above. See “—Guarantees.”

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

For avoidance of doubt, it is agreed that, for all purposes under the applicable Indenture, a sale, transfer or disposition of the properties or assets of the Company and its subsidiaries that, in the aggregate accounted for no more than two-thirds of the Company’s aggregate EBITDA during the four most recent consecutive fiscal quarters prior to the date of such sale, transfer or disposition for which financial statements are available (as specified in an Officers’ Certificate delivered to the Trustee), shall be deemed not to be a sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

The predecessor company will be released from its obligations under the relevant Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under such Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor will not be so released.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the foregoing, clause (3) and (4) above will not apply to (a) a sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries, (b) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Restricted

Subsidiary (provided that, in the event that such Restricted Subsidiary is a Guarantor, it may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets solely to the Company or another Guarantor) or (c) the Company merging with an Affiliate solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2) (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a majority of the disinterested members of the Board of Directors of the Company have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company; and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, the Board of Directors of the Company shall also have received a written opinion as to the fairness to the Company and its Restricted Subsidiaries of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2) Restricted Payments and Permitted Investments (other than pursuant to clauses (3), (10) and (11) of the definition thereof) permitted by the relevant Indenture;

(3) the payment to the Sponsors, any of their Affiliates, and officers of the Company or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination payments and related reasonable expenses pursuant to (A) the Advisory Agreement or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the Advisory Agreement) or (B) other agreements as in effect on the Issue Date that are (x) entered into in connection with the Transactions and (y) as described in this prospectus or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes of the relevant series in any material respect than the original agreement as in effect on the Issue Date);

(4) the payment of reasonable and customary compensation and fees to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Company, any of its direct or indirect parent corporations, or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the Company or senior management thereof;

(5) payments made by the Company or any Restricted Subsidiary to the Sponsors and any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members of the Board of Directors of the Company in good faith;

(6) transactions in which the Company or any Restricted Subsidiary delivers to the relevant Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

(7) payments or loans (or cancellations of loans) to employees or consultants of the Company or any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by the Board of Directors of the Company and which are otherwise permitted under the relevant Indenture, but in any event not to exceed $10.0 million in the aggregate outstanding at any one time;

(8) payments made or performance under any agreement as in effect on the Issue Date or described in the prospectus (other than the Advisory Agreement and the Shareholders Agreements, but including, without limitation, each of the other agreements entered into in connection with the Transactions);

(9) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders Agreements (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Shareholders Agreements or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to holders of the Notes of the relevant series in any material respect than the original agreement as in effect on the Issue Date;

(10) the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses incurred in connection with the Transactions;

(11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the relevant Indenture that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(12) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder, any director, officer, employee or consultant of the Company or its Subsidiaries or any other Affiliates of the Company (other than a Subsidiary);

(13) investments by the Sponsors in securities of the Company or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5 percent of the proposed or outstanding issue amount of such class of securities; and

(14) any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes of the relevant series for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the relevant Indenture or such Notes unless such consideration is offered to be paid and is paid to all holders of such Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Additional Guarantees

On or after the Issue Date, the Company will cause (a) each of its Domestic Subsidiaries or Material Foreign Subsidiaries (other than an Unrestricted Subsidiary) that incurs Indebtedness in excess of $10.0 million (other than Indebtedness permitted to be incurred pursuant to clause (5), (6), (7), (8), (9), (10), (15) or (18) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (b) each Restricted Subsidiary that guarantees any Indebtedness of the Company or any of the Guarantors, in each case, within 10 business days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the relevant Indenture described under “—Guarantees.”

Reports

Whether or not required by the Commission, so long as any Notes of the relevant series are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Company will furnish to the holders of such Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K (or Form 20-F if the Company is a “foreign private issuer” as such term is defined under the rules and regulations of the Commission), other than the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, after the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations for a filer that is not an “accelerated filer” (as defined in such rules and regulations), unless the Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request; provided that (x) the first and second reports required to be delivered pursuant to clause (1) above may be delivered at any time up to 75 days after the end of the fiscal quarter to which such report relates and (y) the first report requiring annual financial information required to be delivered pursuant to clause (1) above may be delivered at any time up to April 30, 2007. In addition, the Company has agreed that, for so long as any Notes of the relevant series remain outstanding, it will furnish to the holders of such Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The reports referred to in clauses (1) and (2) above are also obtainable at the office of the Luxembourg paying agent, The Bank of New York (Luxembourg) S.A., Aerogolf Center, 1A Hoehenhof, L-1736 Senningerberg, Luxembourg.

In addition, if at any time any direct or indirect parent of the Company becomes a Guarantor (there being no obligation of any such parent to do so) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent rather than the Company.

Notwithstanding the foregoing, such requirements shall be deemed satisfied with respect to the Form 10-K or 20-F, as applicable, for the fiscal year ending December 31, 2006 prior to the commencement of the Registered Exchange Offer (as defined under “—Registered Exchange Offer; Registration Rights”) or the effectiveness of the Shelf Registration Statement by the filing with the Commission of the Exchange Offer Registration Statement and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act with respect to fiscal year 2006 within the time periods and in accordance with the other provisions set forth under “—Registered Exchange Offer; Registration Rights.”

Events of Default and Remedies

Under the relevant Indenture, an Event of Default is defined as any of the following:

(1) the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes of the relevant series (whether or not, in the case of the Senior Subordinated Indenture, such payment is prohibited by the subordination provisions of such Indenture);

(2) the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes of the relevant series and such default continues for a period of 30 days (whether or not, in the case of the Senior Subordinated Indenture, such payment is prohibited by the subordination provisions of such Indenture);

(3) the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the relevant Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

(4) a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) certain events of bankruptcy affecting the Company or any Significant Subsidiary;

(6) the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $40.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final, and, with respect to any such judgments covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(7) the Guarantee (with respect to the Notes of the relevant series) of a Significant Subsidiary or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under the relevant Indenture or any Guarantee (with respect to the Notes of the relevant series), other than by reason of the release of such Guarantee in accordance with the terms of the relevant Indenture, and such Default continues for 10 days.

If an Event of Default under the relevant Indenture (other than an Event of Default specified in clause (5) above with respect to the Company) shall occur and be continuing, the relevant Trustee or the holders of at least 25 percent in principal amount of outstanding Notes under such Indenture may declare the principal of and accrued interest on such Notes to be due and payable by notice in writing to the Company and such Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable, provided however, that so long as any Indebtedness permitted to be incurred under the Credit Agreement is outstanding, such acceleration under the Senior Subordinated Notes and the Senior Subordinated Indenture shall not be effective until the first to occur of an acceleration under the Credit Agreement and five business days after receipt by the Company and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

If an Event of Default (under the relevant Indenture) specified in clause (5) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes issued under such Indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the relevant Trustee or any holder of such Notes.

The relevant Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes issued under such Indenture as described in the two preceding paragraphs, the holders of a majority in principal amount of such Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the relevant Trustee its reasonable compensation and reimbursed such Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default under such Indenture of the type described in clause (5) of the description above of Events of Default, the relevant Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default under the relevant Indenture or impair any right consequent thereto.

The holders of a majority in principal amount of the Notes issued and then outstanding under the relevant Indenture may waive any existing Default or Event of Default under such Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.

In the event of any Event of Default (under the relevant Indenture) specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the relevant Trustee or the holders of the Notes issued under the relevant Indenture, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to such Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of such Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Notes of the relevant series may not enforce the relevant Indenture or such Notes except as provided in such Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the relevant Indenture relating to the duties of the relevant Trustee, such Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any of the holders of the Notes of the relevant series, unless such holders have offered to such Trustee reasonable indemnity. Subject to all provisions of the relevant Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the relevant Trustee or exercising any trust or power conferred on such Trustee.

The Company is required to deliver to the relevant Trustee annually a statement regarding compliance with the relevant Indenture. Upon becoming aware of any Default or Event of Default under the relevant Indenture, the Company is required to deliver to the relevant Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, any of its Subsidiaries or any of its direct or indirect parent corporations, as such, will have any liability for any obligations of the Company or any Guarantor under any Notes, any Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes of the relevant series by accepting a Note of such series waives and releases all such liability. The waiver and release are part of the consideration for issuance of such Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

Each Indenture and the Notes issued thereunder is governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes issued under the relevant Indenture (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the relevant Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of such Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the relevant Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Company but including such events with respect to the Company or any Significant Subsidiary) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes issued under such Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under the relevant Indenture:

(1) the Company must irrevocably deposit with the relevant Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, (a) cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities (in the case of the Senior Notes) or (b) (in the case of the Senior Subordinated Notes) cash in Euros, non-callable European Government Securities, or a combination of cash in Euros and non-callable European Government Securities, in the case of (a) or (b), in amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the relevant Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of such Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes issued thereunder will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the relevant Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the outstanding Notes issued thereunder will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing under such Indenture on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indentures) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6) the Company must deliver to the relevant Trustee an opinion of counsel to the effect that: (a) solely in the event of defeasance of the Senior Subordinated Notes, the trust funds will not be subject to any rights of holders of Senior Debt or Guarantor Senior Debt, including, without limitation, those arising under the Senior Subordinated Indenture; and (b) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit, or if longer, the day immediately following the last day on which the deposit may be set aside as preferential payment under applicable law, and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after such day following the deposit, the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code;

(7) the Company must deliver to the relevant Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes issued thereunder over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

(8) the Company must deliver to the relevant Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance of the Notes of the relevant series have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the relevant Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the relevant Trustee for the giving of notice of redemption by the relevant Trustee in the name, and at the expense, of the Company.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the relevant Indenture or the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), and any existing default or compliance with any provision of such Indenture or the Notes issued thereunder may be waived (except a default in respect of the payment of principal or interest on such Notes) with the consent of the holders of a majority in principal amount of the then outstanding Notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).

Without the consent of each holder affected, an amendment or waiver of the relevant Indenture may not (with respect to any Notes issued thereunder and held by a non-consenting holder):

(1) reduce the principal amount of Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note issued thereunder or alter the provisions with respect to the redemption of the Notes issued thereunder (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” except as set forth in item (10) below);

(3) reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of such Indenture relating to waivers of past Defaults or the rights of holders of Notes issued thereunder to receive payments of principal of, or interest or premium or Additional Interest, if any, on such Notes or impair the right of any holder of such Notes to institute suit for the enforcement of any payment on or with respect to such Notes;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders” except as set forth in item (10) below);

(8) make any change in the ranking or priority of any Note issued thereunder that would adversely affect the holders of the Notes issued thereunder;

(9) modify the Guarantees in any manner adverse to the holders of the Notes;

(10) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes of the relevant series, the Company, the Guarantors and the relevant Trustee may amend or supplement the relevant Indenture or such Notes of the relevant series:

(1) to cure any ambiguity, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under such Indenture;

(4) to make any change that would provide any additional rights or benefits to the holders of such Notes or that does not adversely affect the legal rights under such Indenture of any such holder;

(5) to secure such Notes;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of such Indenture under the Trust Indenture Act of 1939, as amended;

(7) to add a Guarantee of such Notes;

(8) to conform the text of the relevant Indenture or the Notes to any provision of this Description of the Notes;

(9) to provide for the issuance of Additional Notes in accordance with the provisions set forth in the relevant Indenture on the date of such Indenture; or

(10) to release a Guarantor of such Notes upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of such Indenture.

Satisfaction and Discharge

The relevant Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all such Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the relevant Trustee for cancellation; or

(b) all such Notes that have not been delivered to such Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the Notes, (a) cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof (in the case of the Senior Notes) or (b) (in the case of the Senior Subordinated Notes) cash in Euros, non-callable European Government Securities, or a combination of cash in Euros and non-callable European Government Securities, in the case of (a) or

(b), in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) (no Default or Event of Default has occurred and is continuing under such Indenture on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3) the Company has paid or caused to be paid all sums payable by it under such Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under such Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the relevant Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee under the relevant Indenture becomes a creditor of the Company, such Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Such Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue to serve as trustee or resign.

The holders of a majority in principal amount of the then outstanding Notes issued under the relevant Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the relevant Trustee, subject to certain exceptions. Each Indenture provides that in case an Event of Default occurs and is continuing thereunder, the relevant Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, such Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request of any holder of Notes issued thereunder, unless such holder has offered to such Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Trustee and Common Depositary

The Company initially appointed The Bank of New York as New York paying agent, registrar, authentication agent, calculation agent and transfer agent for the Senior Notes and The Bank of New York, as the paying agent and common depositary for the Senior Subordinated Notes. The Company may at anytime appoint new calculation agents, paying agents, transfer agents and registrars. However, the Company will at all times maintain a paying agent in New York City and Luxembourg until the Notes are paid.

Luxembourg Listing

The Senior Subordinated Notes are listed on the Luxembourg Stock Exchange. The Bank of New York Europe Ltd. is the Luxembourg listing agent, and The Bank of New York (Luxembourg) S.A. is the Luxembourg paying agent and Luxembourg transfer agent in respect of the Senior Subordinated Notes. We will maintain such agencies so long as the Senior Subordinated Notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require. The address and telephone number of the Luxembourg listing agent, Luxembourg paying agent and Luxembourg transfer agent are set forth on the back cover of this prospectus.

Notices

All notices shall be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders at their registered addresses as recorded in the notes register, not later than the latest date, and not earlier than the earliest date, prescribed in the Notes for the giving of such notice. As long as the Senior Subordinated Notes are listed on the Luxembourg Stock Exchange and its rules so require, we will also give notices to holders by publication in a daily newspaper of general circulation in Luxembourg. We expect that newspaper to be, but it need not be, the Luxemburger Wort. If publication in Luxembourg is not practical, we will make the publication elsewhere in Western Europe. By “daily newspaper” we mean a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Luxembourg or, when applicable, elsewhere in Western Europe. You will be presumed to have received these notices on the date we first publish them. If we are unable to give notice as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impractical for us to publish the notice, then we, or the applicable Trustee acting on our instructions, will give holders notice in another form. That alternate form of notice will be sufficient notice to you.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Jurisdiction

The Company has consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. Federal court sitting in The City of New York, New York, United States, and any appellate court from any thereof. Each of the Company and the Guarantors has appointed Corporation Service Company located at 1177 Avenue of the Americas, 17th Floor, New York, New York as its authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any U.S. Federal court sitting in The City of New York in connection with either Indenture or the Notes.

Waiver of Immunities

To the extent that the Company may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with and as set out in the applicable Indenture and the Notes and to the extent that in any jurisdiction there may be immunity attributed to the Company or the Company’s assets, whether or not claimed, the Company has irrevocably agreed for the benefit of the holders not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

Currency Rate Indemnity

The Company has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any Notes is expressed in a currency other than U.S. dollars, the Company will indemnify the relevant holder against any deficiency arising from any variation in rates of exchange between the date as of which the U.S. dollars currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity constitutes a separate and independent obligation from the Company’s other obligations under the Indentures, gives rise to a separate and independent cause of action, applies irrespective of any indulgence granted from time to time and continues in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under the Indentures or the Notes.

Form, Denomination and Registration

The exchange notes will be issued in registered form without interest coupons. No exchange notes will be issued in bearer form. The exchange notes issued in respect of the Senior Notes (the “Senior Exchange Notes”)

will be issued in registered form in denominations of $2,000 and integral multiples of $1,000. The exchange notes issued in respect of the Senior Subordinated Notes (the “Senior Subordinated Notes”) will be issued in registered form in denominations of €50,000 and integral multiples of €1,000. The Company has agreed to maintain a paying agent, registrar and transfer agent in the Borough of Manhattan, the City of New York and to maintain a paying agent and transfer agent in Luxembourg. The Company has initially appointed the Trustee at its corporate trust office as the New York paying agent, registrar, transfer agent and authenticating agent and registrar for the Senior Exchange Notes and The Bank of New York (Luxembourg) S.A., as its Luxembourg paying agent and transfer agent for the Senior Subordinated Exchange Notes. Each transfer agent will keep a register, subject to such reasonable regulations as the Company may prescribe.

Senior Exchange Notes

Book-Entry; Delivery and Form

The Senior Exchange Notes will be represented by one or more notes in registered, global form without interest coupons (the “Global Senior Notes”). The Global Senior Notes will be deposited upon issuance with the Senior Note Trustee as custodian for The Depository Trust Company, also referred to as DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Depositary Procedures

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers (including the placement agents), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests and the transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

DTC has also advised the Company that, pursuant to procedures established by it,

(1) upon deposit of the Global Senior Notes, DTC will credit the accounts of participants designated by the beneficiaries with portions of the principal amount of the Global Senior Notes; and

(2) ownership of such interests in the Global Senior Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Senior Notes).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Senior Note to such persons may be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants and certain banks, the ability of a person having beneficial interests in a Global Senior Note to pledge such interests to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Senior Notes, see “—Exchange of Book-Entry Notes for Certificated Notes”.

Except as described below, owners of interests in the Global Senior Notes will not have Senior Notes registered in their names, will not receive physical delivery of Senior Notes in certificated form and will not be considered the registered owners or holders thereof under the Senior Indenture for any purpose.

Payments in respect of the principal of and interest on a Global Senior Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Senior Indenture. Under the terms of the Senior Indenture, the Company and the Senior Note Trustee, will treat the persons in whose names the Notes, including the Global Senior Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the placement agents, the Senior Note Trustee nor any agent of the Company, the placement agents or the Senior Note Trustee has or will have any responsibility or liability for (1) any aspect or accuracy of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership or (2) any other matter relating to the actions and practices of DTC or any of the participants or the indirect participants.

The Company understands that DTC’s current practice, upon receipt of any payment in respect of securities such as the Senior Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of the Senior Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Senior Note Trustee or the Company. None of the Company nor the Senior Note Trustee will be liable for any delay by DTC or any of the participants in identifying the beneficial owners of the Senior Notes, and the Company and the Senior Note Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Senior Notes for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Senior Notes will trade in DTC’s same-day funds settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the participants.

Transfers between participants in DTC will be affected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between account holders in Euroclear and Clearstream will be affected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the account holders in DTC on the one hand and directly or indirectly through Euroclear or Clearstream account holders, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to affect final settlement on its behalf by delivering or receiving interests in the relevant Global Senior Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear or Clearstream account holders may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream account holder purchasing an interest in the Global Senior Notes from an accountholder in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Senior Note by or through a Euroclear or Clearstream account holder to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The Company understands that DTC will take any action permitted to be taken by a holder of the Senior Notes only at the direction of one or more participants in whose account with DTC interests in the Global Senior Notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the Senior Notes, as the case may be, as to which such participant or participants has or have given such direction.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes

A Global Senior Note is exchangeable for definitive notes in registered certificated form if:

(1) DTC (A) notifies the Company that it is unwilling or unable to continue as depository for the Global Senior Notes and the Company thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Company, at its option, notifies the Senior Note Trustee in writing that it elects to cause the issuance of such Senior Notes in certificated form; or

(3) there shall have occurred and be continuing a Default or an Event of Default with respect to the Senior Notes.

Senior Subordinated Exchange Notes

Book-Entry, Delivery and Form

Senior Subordinated Exchange Notes (the “Global Senior Subordinated Notes”) will be represented by one or more notes in registered, global form without interest coupons.

The Global Senior Subordinated Notes will be deposited upon issuance with The Bank of New York as common depositary for Euroclear and Clearstream, and registered in the name of The Bank of New York or its nominee, in each case for credit to an account of a direct or indirect participant in Euroclear or Clearstream as described below.

Except as set forth below, the Global Senior Subordinated Notes may be transferred, in whole and not in part, only by Euroclear and Clearstream to the common depositary, as the case may be, or by the common depositary to Euroclear and Clearstream, respectively, or to another nominee or successor thereof or a nominee of such successor. Beneficial interests in the Global Senior Subordinated Note may not be exchanged for Senior Subordinated Notes in certificated form except in the limited circumstances described below.

Transfers between participants in Euroclear and Clearstream will be conducted in accordance with the applicable rules and procedures of Euroclear and Clearstream and will be settled in immediately available funds. These rules may change from time to time. Any secondary market-trading activity in beneficial interests in the Global Senior Subordinated Notes is expected to occur through the account holders and intermediaries, as the case may be, of Euroclear and Clearstream, and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Depositary Procedures

The following description of the operations and procedures of Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. The Company does not take any responsibility for these operations and procedures and you are urged to contact the system or their participants directly to discuss these matters.

Euroclear and Clearstream each hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants.

Euroclear and Clearstream provide various services to their participants including, safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream also interface with domestic securities markets.

Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

Account holders overall contractual relations with Euroclear and Clearstream are governed by the respective rules and operating procedures of Euroclear and Clearstream and any applicable laws. Euroclear and Clearstream both act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

Investors who hold accounts with Euroclear and Clearstream may acquire, hold and transfer security entitlements with respect to the Global Senior Subordinated Notes against Euroclear or Clearstream and its respective property by book-entry to accounts with Euroclear or Clearstream, each of which has an account with the common depositary and subject at all times to the procedure and requirements of Euroclear or Clearstream, as the case may be. The term security entitlement means the rights and property interests of an account holder against its securities intermediary under applicable law in or with respect to a security, including any ownership, co-ownership, contractual or other rights. Investors who do not have accounts with Euroclear or Clearstream may acquire, hold and transfer security entitlements with respect to the Global Senior Subordinated Notes against the securities intermediary and its property with which such investors hold accounts by book-entry to accounts with such securities intermediary, which in turn may hold a security entitlement with respect to such Global Senior Subordinated Notes through Euroclear or Clearstream. Investors electing to acquire security entitlements with respect to Global Senior Subordinated Notes through an account with Euroclear or Clearstream or some other securities intermediary must follow the settlement procedures of their securities intermediary with respect to the settlement of new issues of securities. Security entitlements with respect to Global Senior Subordinated Notes to be acquired through an account with Euroclear or Clearstream will be credited to such account as of the settlement date against payment in (euros) for value as of the settlement date. Investors electing to acquire, hold or transfer security entitlements with respect to Global Senior Subordinated Notes through an account with Euroclear, Clearstream or some other securities intermediary other than in connection with the initial distribution of the Senior Subordinated Notes must follow the settlement procedures of their securities intermediary with respect to the settlement of secondary market transactions in securities.

The common depositary has also advised the Company that, pursuant to procedures established by it in conjunction with Euroclear and Clearstream:

(1) upon deposit of the Global Senior Subordinated Notes, the common depositary will credit the accounts of Euroclear and Clearstream participants designated by the placement agents with portions of the principal amount of the Global Senior Subordinated Notes; and

(2) ownership of such interests in the Global Senior Subordinated Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the common depositary, with respect to the participants, or by the participants and the indirect participants, with respect to other owners of beneficial interests in the Global Senior Subordinated Notes.

Investors in the Global Senior Subordinated Notes may hold their interests therein directly through Euroclear or Clearstream, if they are participants in such system, or indirectly through organizations, which are participants in such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Senior Subordinated Notes to such persons will be limited to that extent. Because Euroclear and Clearstream can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in the Global Senior Subordinated Notes to pledge such interests to persons or entities that do not participate in the Euroclear or Clearstream systems, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Senior Subordinated Notes will not have Senior Subordinated Notes registered in their names, will not receive physical delivery of Senior Subordinated Notes in certificated form and will not be considered the registered owners or holders of Senior Subordinated Notes. So long as the common depositary is the registered owner or holder of the Global Senior Subordinated Notes, such party will be considered the sole owner or holder of the Senior Subordinated Notes represented by such Global Senior Subordinated Notes under the Senior Subordinated Indenture and the Senior Subordinated Notes. Accordingly, each person owning a beneficial interest in Global Senior Subordinated Notes must rely on the procedures of Euroclear and Clearstream, as the case may be, and their account holders to exercise any rights and remedies of a holder of Senior Subordinated Notes under the Senior Subordinated Indenture. Payments of principal and interest on the Global Senior Subordinated Exchange Notes will be made to the common depositary on behalf of Euroclear and Clearstream as the registered owners thereof.

Payments in respect of the principal of and interest on, Global Senior Subordinated Notes registered in the name of the common depositary or its nominee will be payable to the common depositary in its capacity as the registered noteholder under the Senior Subordinated Indenture. Under the terms of the Senior Subordinated Indenture, the Company and the Senior Subordinated Note Trustee will treat the persons in whose names the Senior Subordinated Notes, including the Global Senior Subordinated Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor any agent on its behalf, nor the Senior Subordinated Note Trustee has or will have any responsibility or liability for:

(1) any aspect of the common depositary’s records or any participants or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Senior Subordinated Notes, or for maintaining, supervising or reviewing any of the common depositary’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Senior Subordinated Notes; or

(2) any other matter relating to the actions and practices of Euroclear and Clearstream or any of its participants or indirect participants.

It is the current practice of Euroclear and Clearstream, upon receipt of any payment in respect of securities like the Senior Subordinated Notes, including principal and interest, to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of the common depositary, unless the common depositary has reason to believe it will not receive payment on such Payment Date. Payments by the participants and the indirect participants to the beneficial owners of Senior Subordinated Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants, as the case may be, and will not be the responsibility of Euroclear, Clearstream, the Senior Subordinated Note Trustee, or the Company. Neither the Company nor the Senior Subordinated Note Trustee will be liable for any delay by Euroclear and Clearstream or any of their participants or indirect participants in identifying the beneficial owners of the Senior Subordinated Notes, and the Company and the Senior Subordinated Note Trustee may conclusively rely on and will be protected in relying on instructions from Euroclear, Clearstream, the common depositary or its nominee for all purposes.

Euroclear and Clearstream will take any action permitted to be taken by a holder only at the direction of one or more participants to whose account the common depositary has credited the interests in the Global Senior Subordinated Notes and only in respect of such portion of the aggregate principal amount of the Senior Subordinated Notes as to which such participant or participants has or have given such direction. Euroclear and Clearstream will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Senior Subordinated Notes. However, if there is an event of default under the Senior Subordinated Indenture, each of Euroclear and Clearstream reserves the right to exchange the Global Senior Subordinated Notes for definitive registered Senior Subordinated Notes in certificated form, and to distribute such Senior Subordinated Notes to their participants.

Although Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Senior Subordinated Notes among participants in Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the placement agents or the Senior Subordinated Note Trustee, the exchange agents nor any of their respective agents will have any responsibility for the performance by Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Senior Subordinated Notes for Definitive Senior Subordinated Notes

Global Senior Subordinated Notes are exchangeable for definitive Senior Subordinated Notes in registered certificated form (the “Certificated Senior Subordinated Notes”) if:

(1) the common depositary notifies the Company that it is unwilling or unable to continue as common depositary for the Global Senior Subordinated Notes and the Company thereupon fails to appoint a successor common depositary within 90 days;

(2) the Company, at its option, notifies the Senior Subordinated Note Trustee in writing that it elects to cause the issuance of the certificated notes representing Senior Subordinated Notes; or

(3) there shall have occurred and be continuing a Default or an Event of Default with respect to the Senior Subordinated Notes.

Holders wishing to receive a Certificated Senior Subordinated Note will be required to identify their beneficial ownership interest in the respective Global Senior Subordinated Note by specifying whether they beneficially own Senior Subordinated Notes offered and sold in reliance on Rule 144A or Regulation S. Certificated Senior Subordinated Notes offered and sold in reliance on Rule 144A or Regulation S, as the case may be, delivered in exchange for any Global Senior Subordinated Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of Euroclear, Clearstream and the common depositary (in accordance with their customary procedures) and will bear the applicable legend referred to herein under “Transfer Restrictions,” unless the Company determines otherwise in compliance with applicable law. Notice of such exchange will be made by publication as described in “—Notices.”

To the extent permitted by law, the Company, the Senior Subordinated Note Trustee and any paying agent shall be entitled to treat the person in whose name any Certificated Senior Subordinated Note is registered as the absolute owner thereof. The Senior Subordinated Indenture will contain provisions relating to the maintenance by a registrar of a register reflecting ownership of the Certificated Senior Subordinated Notes, if any, and any other provisions customary for a registered debt security. Any payments in respect of a Certificated Senior Subordinated Note will be made to the holder appearing on the register at the close of business on the record date at the address shown in the register.

Transfer and Exchange of Certificated Notes

In the event that Certificated Senior Subordinated Notes are issued, a holder may transfer or exchange the Certificated Senior Subordinated Notes in accordance with the Senior Subordinated Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Senior Subordinated Indenture. In addition, transfers and exchanges of Certificated Senior Subordinated Notes will be subject to such procedures, which will be substantially consistent with the procedures described above with respect to the Global Senior Subordinated Notes (including the certification requirements intended to ensure that transfers and exchanges comply with applicable securities laws), as may from time to time be adopted by the Company and the registrar.

If Certificated Senior Subordinated Notes are issued, the Company will appoint The Bank of New York, or such other person located in London or Luxembourg and reasonably acceptable to the Senior Subordinated Note Trustee, as an additional paying and transfer agent. Upon the issuance of Certificated Senior Subordinated Notes, holders will be able to transfer and exchange Certificated Senior Subordinated Notes at the London or Luxembourg office of such paying and transfer agent provided that all transfers and exchanges must be affected in accordance with the terms of the Senior Subordinated Indenture and, among other things, be recorded in the register maintained by the registrar. In the case of a transfer in part of a Certificated Senior Subordinated Note, a new Certificated Subordinated Note in respect of the balance of the principal amount of the Certificated Senior Subordinated Note not transferred will be delivered at the office of the registrar or relevant transfer agent, as the case may be, or (at the risk and, if mailed at the request of the transferor otherwise than by ordinary uninsured mail, at the expense of the transferor) sent by mail to the transferor.

Same Day Settlement and Payment

Payments on the Senior Subordinated Notes will be made at the office or agency of one or more paying agents unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders. All payments on the Senior Subordinated Notes will be made in euros. The Senior Subordinated Notes represented by the Global Senior Subordinated Notes are expected to be listed on the Luxembourg Stock Exchange and to trade in the same-day funds settlement systems of Euroclear and Clearstream, and any permitted secondary market trading activity in such Senior Subordinated Notes will, therefore, be required by Euroclear and Clearstream to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Senior Subordinated Notes will also be settled in immediately available funds.

Certain Definitions

Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Advisory Agreement” means the Advisory Agreement to be dated on or about the Issue Date, by and among the Sponsors, the Company and Affiliates of each of the Sponsors, as in effect on the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means (1) with respect to any Senior Note on any applicable redemption date, the greater of (a) 1.0 percent of the then outstanding principal amount of such Senior Note and (b) the excess of (x) the present value at such redemption date of the sum of the redemption price of such Senior Note at (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption—Ordinary Redemption”) plus all required interest payments due on such Senior Note, through May 1, 2010 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points over (y) the then outstanding principal amount of such Senior Note and (2) with respect to any Senior Subordinated Note on any applicable redemption date, the greater of (a) 1.0 percent of the then outstanding principal amount of such Senior Subordinated Note and (b) the excess of (x) the present value at such redemption date of the sum of the redemption price of such Senior Subordinated Note at (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption—Ordinary Redemption”) plus all required interest payments due on such Senior Subordinated Note, through May 1, 2011 (excluding accrued but unpaid interest), computed using a discount rate equal to the Bund Rate as of such redemption date plus 50 basis points over (y) the then outstanding principal amount of such Senior Subordinated Note.

“Asset Sale” means (i) the sale, conveyance, transfer, lease or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(2) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the covenant contained under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the relevant Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under the caption “—Certain Covenants—Restricted Payments” or the granting of a Lien permitted by the covenant contained under the caption “Certain Covenants—Liens”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries made pursuant to clause (10) of the definition of “Permitted Investments”);

(8) foreclosures on assets or transfers by reason of eminent domain;

(9) disposition of an account receivable in connection with the collection or compromise thereof;

(10) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing; and

(11) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing.

“Bank Indebtedness” means all Obligations pursuant to the Credit Agreement.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership having only one general partner, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Bund Rate” means, as of any applicable redemption date, the yield to maturity as of such redemption date of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that have become publicly available at least two business days (but not more than five business days) prior to such redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from such redemption date to May 1, 2011; provided, however, that if the period from the redemption date to May 1, 2011 is not equal to the constant maturity of direct obligations of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from such redemption date to such date is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a sale-leaseback transaction).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means any of the following:

(1) readily marketable obligations issued or directly and fully guaranteed or insured by the United States, any state, commonwealth or territory of the United States or any agency or instrumentality thereof, having (i) one of the three highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(2) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a lender under the Credit Agreement or (ii)(A) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and is a member of the Federal Reserve System and (B) has combined capital and surplus of at least $250.0 million (any such bank in the foregoing clauses (i) or (ii) being an “Approved Domestic Bank”), in each case with maturities of not more than one year from the date of acquisition thereof;

(3) commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by a domestic corporation rated “A-1” (or the equivalent thereof) or better by S&P or “P-1” (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than one year from the date of acquisition thereof;

(4) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer (including any lender under the Credit Agreement), in each case, having capital and surplus in excess of $250.0 million for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States;

(5) Investments, classified in accordance with GAAP as current assets of the Company or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250.0 million and the portfolios of which are limited such that 95 percent of such investments are of the character, quality and maturity described in clauses (1), (2), (3), or (4) of this definition;

(6) solely with respect to the Company and any Foreign Subsidiary, non-U.S. dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Person maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(7) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of The Netherlands or any member nation of the European Union whose legal tender is the euro and which are denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, having (i) one of the three highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of The Netherlands or any such member nation of the European Union is pledged in support thereof.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50 percent or more of the total voting power of the Voting Stock of the Company or any entity of which it is a Subsidiary; or

(3) the first day on which the majority of the Board of Directors of the Company then in office shall cease to consist of individuals who (i) were members of such Board of Directors on the Issue Date or (ii) were either (x) nominated for election by such Board of Directors, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, noncash interest payments (other than imputed interest as a result of purchase accounting), commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations (any net receipts pursuant to such interest rate Hedging Obligations shall be included as a reduction to Consolidated Interest Expense), but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees, and any loss on the early extinguishment of Indebtedness, in each case, relating to the Specified Financings) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and less (c) interest income actually received or receivable in cash for such period; provided, however, that Securitization Fees shall be deemed not to constitute Consolidated Interest Expense.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Consolidated Indebtedness as of the date of determination to (b) the aggregate amount of EBITDA of the Company for the period of the four most recent consecutive fiscal quarters prior to the date of such determination for which financial statements are available. The Consolidated Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including any pro forma calculations to EBITDA.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1) any net after-tax extraordinary, unusual or nonrecurring gains or losses (including, without limitation, severance, relocation, signing bonus, transition and other restructuring costs and litigation settlements or losses) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(4) the Net Income for such period of any Person that is not a Subsidiary of such Person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (5) below) and (B) decreased by the amount of any equity of the Company in a net loss of any such Person for such period to the extent the Company has funded such net loss;

(5) solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “Certain Covenants—Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of such Person shall be, subject to the exclusion contained in clause (3) above, increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (5)) in respect of such period, to the extent not already included therein.

(6) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(7) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or conversion of Indebtedness or Hedging Obligations shall be excluded;

(8) unrealized gains and losses from Hedging Obligations or “embedded derivatives” that require the same accounting treatment as Hedging Obligations shall be excluded;

(9) the effect of any non-cash items resulting from any amortization, write-up, write-down, write-off or impairment of assets (including intangible assets, goodwill and deferred financing costs but excluding inventory) in connection with the Transactions or any future acquisition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Issue Date resulting from the application of SFAS Nos. 142 and 144 (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded; and

(10) any purchase accounting adjustments (including the impact of writing up inventory or deferred revenue at fair value), amortization, impairments, write-offs, or non-cash charges with respect to purchase accounting with respect to any acquisition, merger, consolidation, disposition or similar transaction, shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant contained under the caption “—Certain Covenants—Restricted Payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Company and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under the caption “—Certain Covenants—Restricted Payments.”

“Consolidated Total Assets” means the total consolidated total assets of the Company and its Restricted Subsidiaries determined in accordance with GAAP; provided, however, that Consolidated Total Assets as of any date prior to the Issue Date shall be measured after giving pro forma effect to the Transactions.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Guarantor after the Issue Date; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Company or such Guarantor, as applicable, the amount of such excess shall be (A)(x) Subordinated Indebtedness (other than Secured Indebtedness) or (y) Senior Subordinated Indebtedness (other than Secured Indebtedness) and (B) Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes of the relevant series; and

(2) such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of the incurrence thereof.

“Controls Business” means the assets and operations of the Company and its Restricted Subsidiaries related to the manufacture, marketing or sale of controls.

“Credit Agreement” means that certain credit agreement, dated as of or about the Issue Date, among the Company, the “Parent” (as defined therein), the “U.S. Borrower” (as defined therein), the other lender parties thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent, the lenders party thereto, Morgan Stanley Senior Funding, Inc., Banc of America Securities LLC and Goldman Sachs Credit Partners, L.P., in each case, as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., as Syndication Agent, and Goldman Sachs Credit Partners, L.P., as Documentation Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement adding or changing the borrower or guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Asset Sales” means Asset Sales of the Controls Business substantially as an entirety, which are designated as “Designated Asset Sales,” pursuant to an Officers’ Certificate executed by the principal executive or financial officer of the Company on the date of sale provided however, that the Company shall apply the Net Proceeds of any Designated Asset Sale, (x) first, to repay Secured Indebtedness, but only to the extent necessary to ensure that, after giving pro forma effect to such Designated Asset Sale and the application of such Net Proceeds, the Company’s Secured Indebtedness Leverage Ratio would be no greater than the Company’s Secured Indebtedness Leverage Ratio immediately prior to such Designated Asset Sale, (y) second, to redeem the Senior Notes and Senior Subordinated Notes, in aggregate principal amounts on a pro rata basis based on outstanding principal amounts thereof as of the end of the Company’s most recently concluded fiscal quarter for which a balance sheet is available, in each case in accordance with the covenant described under “—Optional Redemption—Redemption with Proceeds of Equity Offerings and Designated Asset Sales” in amounts sufficient to ensure that, after giving pro forma effect to such Designated Asset Sale and the application of such Net Proceeds, the Company’s Consolidated Leverage Ratio would be no greater than the Company’s Consolidated Leverage Ratio immediately prior to such Designated Asset Sale, provided further that, if the terms of the covenant described under “—Optional Redemption—Redemption with Proceeds of Equity Offerings and Designated Asset Sales” will not allow the Company to redeem the Notes in amounts sufficient to satisfy this clause (y), then the Company shall be permitted to repay any other Indebtedness in amounts sufficient to satisfy this clause (y) and (z) thereafter, in any other manner otherwise permitted under the Indenture, including without limitation, to make a Restricted Payment pursuant to clause (16) of the second paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent corporation of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”

“Designated Senior Debt” means:

(1) any Bank Indebtedness that constitutes Senior Debt;

(2) the Senior Notes and Guarantees relating thereto; and

(3) any other Senior Debt permitted under the Senior Subordinated Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company in the instrument evidencing that Senior Debt as “Designated Senior Debt.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the final maturity date of the Notes of the relevant series or the date such Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or transferred by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Company that was formed under the laws of the United States, any state or territory of the United States or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1) the provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(2) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(4) any reasonable expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the relevant Indenture (in each case whether or not consummated) or the Transactions (including, without limitation, the fees payable to the Sponsors pursuant to the Advisory Agreement in connection with the Transactions) and, in each case, deducted in such period in computing Consolidated Net Income, plus

(5) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus

(6) any other noncash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

(7) any net gain or loss resulting from Hedging Obligations relating to currency exchange risk, plus

(8) the amount of any expense for minority interests consisting of Subsidiary income attributable to minority equity interests of third parties in any Guarantor deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(9) the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the Advisory Agreement, plus

(10) Securitization Fees to the extent deducted in calculating Consolidated Net Income for such period, plus

(11) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, less

(12) noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary (other than a Guarantor) shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without any prior governmental approval (which has not been obtained) and would not be restricted from being so dividended, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent corporations (excluding Disqualified Stock of the Company), other than (i) public offerings with respect to common stock of the Company or of any of its direct or indirect parent corporations registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of the Company.

“European Government Securities”, means any security that is (a) a direct obligation of any country that is a member state of the European Monetary Union for the payment of which the full faith and credit of such country is pledged or (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (a) or (b), is not callable or redeemable at the option of the issuer thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Company and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption “—Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indentures.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the twelve month period following such transaction or (D) that have been added to pro forma EBITDA to calculate pro forma Adjusted EBITDA as set forth in this prospectus in footnote 3 under “Summary—Summary Historical and Unaudited Pro Forma Combined Financial Data” (without duplication of amounts otherwise included in the calculation of EBITDA) and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in each case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the relevant Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all noncash interest expense and amortization/accretion of original issue discount, in each case, in connection with the Specified Financings (including any original issue discount created by fair value adjustments to Existing Indebtedness as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued (other than dividends that are payable only at such time as there are no Notes outstanding) during such period (excluding items eliminated in consolidation or combination) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued (other than dividends that are payable only at such time as there are no Notes outstanding) during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on the date of the Indenture. For purposes of this description, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the Notes issued thereunder by a Guarantor in accordance with the provisions of such Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that issues a Guarantee of the Notes of the relevant series, either on the Issue Date or after the Issue Date in accordance with the terms of the Indenture; provided that upon the release and discharge of such Person from its Guarantee in accordance with Indenture, such Person shall cease to be a Guarantor. On the Issue Date, the Guarantors will be each Restricted Subsidiary that is a guarantor under the Credit Agreement.

“Guarantor Senior Debt” means, in case of the Senior Subordinated Indenture with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness and any Securitization Repurchase Obligation of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall be subordinate or pari passu in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof);

(2) all monetary obligations of every nature of such Guarantor under, or with respect to, the Senior Notes, including, without limitation, obligations to pay principal, premium, interest and Additional Interest, if any, fees, expenses and indemnities (and guarantees thereof); and

(3) all Hedging Obligations (and guarantees thereof),

(4) in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1) any Indebtedness of such Guarantor to a Subsidiary of such Guarantor (other than any Securitization Repurchase Obligation);

(2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), other than Indebtedness under the Credit Agreement;

(3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (including guarantees thereof or instruments evidencing such liabilities);

(4) Indebtedness represented by Capital Stock;

(5) any liability for federal, foreign, state, local or other taxes owed or owing by such Guarantor;

(6) that portion of any Indebtedness incurred in violation of any of the covenants contained under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “—Certain Covenants—Limitations on Layering”;

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity prices.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iii) representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations), except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business and (b) any earn-out obligations, until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, or

(iv) representing any interest rate Hedging Obligations,

(v) if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon the balance sheet (excluding the notes thereto) of such Person prepared in accordance with GAAP;

(b) Disqualified Stock of such Person;

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien (other than a Lien on Capital Stock of an Unrestricted Subsidiary) on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the normal course of business and not in respect of borrowed money, (b) obligations under or in respect of Securitization Financings, or (c) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction.”

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Investment Grade” means (1) BBB—(with a stable outlook) or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and Baa3 (with a stable outlook) or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s), or (2) the equivalent in respect of the Rating Categories of any Rating Agencies.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third last paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under the caption “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an

Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Company and the Restricted Subsidiaries immediately after such transfer.

“Issue Date” means the first date Notes were issued under an Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Material Foreign Subsidiary” means, any Foreign Subsidiary that (a) contributed 5.0 percent or more of the consolidated EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination, (b) had consolidated assets representing 5.0 percent or more of the total consolidated assets of the Company on the last day of the most recent fiscal quarter ended for which internal financial statements are available on or prior to the date of determination or (c) owns any Material Intellectual Property or any Material Real Property; provided, that the Company shall be required to designate one or more Foreign Subsidiaries that would not otherwise satisfy the foregoing requirements as Material Foreign Subsidiaries to the extent that (a) the aggregate amount of the consolidated EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters most recently ended for which internal financial statements are available attributable to all Foreign Subsidiaries that are not Material Foreign Subsidiaries or otherwise Guarantors would otherwise exceed 10.0 percent or more of the consolidated EBITDA of the Company and its Subsidiaries for such period or (b) the total consolidated assets of all Foreign Subsidiaries that are not Material Foreign Subsidiaries or otherwise Guarantors would otherwise exceed 10.0 percent or more of the total consolidated assets of the Company on the last day of the most recently-ended fiscal quarter for which internal financial statements are available. Notwithstanding the foregoing, no Foreign Subsidiary shall be deemed a Material Foreign Subsidiary if the jurisdiction of its incorporation or formation prohibits by law, rule, regulation or order such Foreign Subsidiary from providing a Guarantee that would otherwise be required pursuant to the covenant described under “—Certain Covenants—Additional Guarantees” provided that the Company delivers an Officers’ Certificate to the Trustee citing the applicable provision of local law that prohibits the Guarantee.

“Material Intellectual Property” means any intellectual property that in the good faith determination of the Board of Directors or senior management of the Company (x) is material to the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole, or (y) could reasonably be expected to become material to such operation.

“Material Real Property” means fee owned real property (a) with a value in excess of $5.0 million or (b) in the good faith determination of the Board of Directors or senior management of the Company, where manufacturing operations that are material to the operation or the business of the Company and its Restricted Subsidiaries, taken as a whole, are conducted.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, in each case net of legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary, or any equivalent, of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, or the equivalent, of the Company.

“Permitted Asset Swap” means any transfer of property or assets by the Company or any of its Restricted Subsidiaries in which at least 90 percent of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided that the aggregate fair market value of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets received by the Company or such Restricted Subsidiary in such exchange (provided, however, that in the event such aggregate fair market value of the property or assets being transferred or received by the Company or such Restricted Subsidiary is (x) less than $30.0 million, such determination shall be made in good faith by the Board of Directors of the Company and (y) greater than or equal to $30.0 million, such determination shall be made by an Independent Financial Advisor).

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, any line of business engaged in by the Company and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means (i) each of the Sponsors and their respective Affiliates, but not including, however, any portfolio companies of any of the Sponsors, (ii) Officers, provided that if such Officers beneficially own more shares of Voting Stock of the Company or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date or acquired by Officers within 90 days immediately following the Issue Date, such excess shall be deemed not to be beneficially owned by Permitted Holders, and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Sponsors, Affiliates and Officers (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50 percent of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group”.

“Permitted Investments” means

(1) any Investment by the Company in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the applicable Indenture;

(6) loans and advances to employees and any guarantees made in the ordinary course of business, but in any event not in excess of $10.0 million in the aggregate outstanding at any one time;

(7) any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt;”

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any Investments by the Company or a Restricted Subsidiary in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $100.0 million and (y) 3.0 percent of Consolidated Total Assets of the Company as of the end of the Company’s fiscal quarter most recently ended prior to the date on which such Investment is made for which financial statements are available (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11) Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent corporations (exclusive of Disqualified Stock);

(12) guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(13) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) Investments of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case, in compliance with the applicable Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

(15) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest; and

(16) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition.

“Permitted Junior Securities” means

(1) Equity Interests in the Company, any other Guarantor or any direct or indirect parent of the Company issued pursuant to a plan of reorganization or readjustment; or

(2) unsecured debt securities of the Company issued pursuant to a plan of reorganization or readjustment that are subordinated to all Senior Debt of the Company or, as applicable, Guarantor Senior Debt of the relevant Guarantor (and any debt securities issued in exchange for Senior Debt or such Guarantor Senior Debt) to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes are subordinated to Senior Debt under the Senior Subordinated Indenture;

provided that to the extent that any Senior Debt or Guarantor Senior Debt, as the case may be, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Debt or Guarantor Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(4) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided further however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(5) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the relevant Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7) Liens in favor of the Company or any Restricted Subsidiary;

(8) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (20)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Notes, taken as a whole, and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9) Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing;

(10) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or the failure to pay would not result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not overdue by more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(14) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Company or any of its material Restricted Subsidiaries (including the Company) or (y) secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any of its Subsidiaries in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and (b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(19) Liens modifying or replacing Liens in existence on the Issue Date; provided, however, that such Liens are no less favorable to the holders of the Notes, taken as a whole;

(20) (A) other Liens securing Indebtedness having a principal amount not to exceed $50.0 million at any time outstanding and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of the Company or any Restricted Subsidiary; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(21) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(23) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(24) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the relevant Indenture;

(25) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(26) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27) security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28) Liens to secure Indebtedness incurred pursuant to clauses (11) and (22) of the definition of “Permitted Debt;”

(29) landlords’ and lessors’ liens in respect of rent not in default for more than sixty (60) days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(30) Liens in favor of customs and revenue authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations, in each case for sums not overdue by more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(31) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business; and

(32) Liens on the Capital Stock of Unrestricted Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by the Company or any Subsidiary of the Company to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith, except that in the event the value of any such assets or Capital Stock exceeds $25.0 million, the fair market value thereof shall be determined by an Independent Financial Advisor.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2) under the Exchange Act, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means (1) with respect to S&P, any of the following categories (any of which may include a “+” or “—”: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories),

(2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories), and (3) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.

“Registration Rights Agreement” means each Registration Rights Agreement, dated as of the Issue Date among the Company, the Guarantors and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co, as placement agents.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The Secured Indebtedness Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including any pro forma calculations to EBITDA.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means any accounts receivable or other revenue streams subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such

Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced to the relevant Trustee by filing with such Trustee a certified copy of the resolution of the Board of Directors of the Company or such other Person giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness and any Securitization Repurchase Obligation of the Company whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall be subordinate or pari passu in right of payment to the Senior Subordinated Notes. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of the Company under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all monetary obligations of every nature of the Company under, or with respect to, the Senior Notes, including, without limitation, obligations to pay principal, premium, interest and Additional Interest, if any, fees, expenses and indemnities (and guarantees thereof); and

(3) all Hedging Obligations (and guarantees thereof),

(4) in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(1) any Indebtedness of the Company to a Subsidiary of the Company (other than any Securitization Repurchase Obligation);

(2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), other than Indebtedness under the Credit Agreement;

(3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (including guarantees thereof or instruments evidencing such liabilities);

(4) Indebtedness represented by Capital Stock;

(5) any liability for federal, foreign, state, local or other taxes owed or owing by the Company;

(6) that portion of any Indebtedness incurred in violation of the covenant contained under the caption “— Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or “—Certain Covenants—Limitations on Layering”;

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

“Senior Subordinated Indebtedness” means the Senior Subordinated Notes (in the case of the Company), a Guarantee (in the case of a Guarantor) of the Senior Subordinated Notes and any other Indebtedness of the Company or a Guarantor that specifically provides that such Indebtedness is to rank pari passu with such Notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company or such Guarantor which is not Senior Debt (in the case of the Company) or Guarantor Senior Debt (in the case of a Guarantor).

“Shareholders Agreements” means the Shareholders Agreements to be dated on or about the Issue Date by and among the Company/Parent and the investment funds affiliated with the Sponsors and certain of their limited partners that are signatories thereto.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Specified Financings” means the financings included in the Transactions and this offering of the Notes.

“Sponsors” means Bain Capital Partners LLC and its Affiliates and CCMP Asia Equity Partners.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Senior Notes (in the case of the Senior Indenture) or the Senior Subordinated Notes (in the case of the Senior Subordinated Indenture) and (b) with respect to any Guarantor of the Notes of either such series, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Senior Notes (in the case of the Senior Indenture) or the Senior Subordinated Notes (in the case of the Senior Subordinated Indenture).

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50 percent of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50 percent of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Consolidated Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all indebtedness of the Company and its consolidated Subsidiaries outstanding as of such date of determination, after giving effect to any incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

“Transactions” means the transactions contemplated by (i) the Credit Agreement and (ii) the offering of the Senior Notes and the Senior Subordinated Notes.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 1, 2010; provided, however, that if the period from such redemption date to May 1, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company (other than the Company) that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary, but excluding the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with the covenant contained under the caption “—Certain Covenants—Restricted Payments” and (c) each of (I) the

Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and (x) the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under the first paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or (y) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation. Any such designation by the Board of Directors of the Company shall be notified by the Company to the relevant Trustee by promptly filing with such Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

Except as described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” whenever it is necessary to determine whether the Company has complied with any covenant in the relevant Indenture or a Default has occurred thereunder and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100 percent of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes. The discussion is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. No assurance can be given that the Internal Revenue Service (“IRS”) will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation.

To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this prospectus (including any attachments or schedules) was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the Code. The tax advice contained in this prospectus (including any attachments or schedules) was written to support the promotion or marketing of the transaction(s) or matter(s) addressed by the prospectus. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

This discussion is limited to persons purchasing the notes for cash in the offering and at their original “issue price” within the meaning of Section 1273 of the Code, and who hold notes as capital assets within the meaning of Section 1221 of the Code. The discussion does not cover all aspects of U.S. federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of notes by particular purchasers of notes, and does not address state, local, non-U.S. or other tax laws. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of purchasers of notes subject to special treatment under the U.S. federal income tax laws (such as banks, insurance companies, regulated investment companies, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, real estate investment trusts, purchasers liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, purchasers that will hold the notes as part of a straddle or hedging, constructive sale, integrated or conversion transactions for U.S. federal income tax purposes, a person that actually or constructively owns more than 10 percent of the voting stock of one of our parent companies, traders in securities that have elected the mark-to-market method of accounting for their securities, or purchasers whose functional currency is not the U.S. dollar). This discussion assumes that, for U.S. federal income tax purposes, the notes are treated as debt. As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust (i) the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person. The term “Non-U.S. Holder” means any beneficial owner of a note that is neither a U.S. Holder nor a partnership. If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding a note, and partners in a partnership holding a note, should consult their tax advisors.

U.S. federal income tax consequences materially different than those described herein may apply in the case of the purchase, ownership and disposition of Additional Notes. See “Description of the Notes—General.”

The discussion may not address your particular circumstances. You are thus urged to consult your tax advisors as to the U.S. federal, state, local, non-U.S. and other tax consequences of acquiring, owning and disposing of the notes to you based on your particular circumstances.

Consequences to U.S. Holders

Payment of Interest. It is expected that the notes will not be issued with original issue discount. In such case, a U.S. Holder will be taxed on the stated interest on a note at ordinary income rates at the time at which such interest accrues or is received in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

A U.S. Holder who uses the cash method of accounting for U.S. federal income tax purposes and who receives interest on a senior subordinated note in a currency other than the U.S. dollar, which we refer to as “foreign currency,” will be required to include in income the U.S. dollar value of such foreign currency, determined using the spot rate in effect on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time. No currency exchange gain or loss will be recognized by such holder on such interest payments if the foreign currency is converted into U.S. dollars on the date received at that spot rate. The U.S. federal income tax consequences to a U.S. Holder of a senior subordinated note of the conversion of foreign currency received in respect of the senior subordinated note to U.S. dollars are described below. See “—Exchange of Foreign Currencies.”

A U.S. Holder who uses the accrual method of accounting for U.S. federal income tax purposes will be required to include in income the U.S. dollar value of the amount of interest income accrued with respect to a senior subordinated note in a taxable year in accordance with either of two methods. Under the first method, the U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the relevant interest accrual period, or with respect to an accrual period that spans two taxable years, at the average rate for the portion of such accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the spot rates for each business day of such period (or such other average that is reasonably derived and consistently applied). Under the second method, an accrual basis U.S. Holder may elect to translate such accrued interest income using the spot rate in effect on the last day of the accrual period or, with respect to a partial accrual period, using the spot rate in effect on the last day of the taxable year. If the last day of an accrual period is within five business days of the receipt of the accrued interest, a U.S. Holder may translate such interest using the spot rate in effect on the date of receipt. The above described election must be made in a statement filed with the U.S. Holder’s first U.S. federal income tax return for which the election is effective and must be applied consistently to all debt obligations held by the U.S. Holder from year to year and may not be changed without the consent of the I.R.S. Whether or not such election is made, a U.S. Holder may recognize exchange gain or loss (which will be treated as U.S. source ordinary income or loss) with respect to accrued interest income on the date such interest income is actually paid or received (including upon a sale or other disposition of such note, the receipt of proceeds of which include amounts attributable to accrued interest previously included in income). The amount of ordinary income or loss recognized will be equal to the difference, if any, between the U.S. dollar value of the foreign currency received (determined using the spot rate in effect on the date such payment is received) in respect of such accrued interest and the U.S. dollar value of the interest income that accrued during such interest accrual period (as determined above). No additional exchange gain or loss will be recognized by such holder if such foreign currency is converted to U.S. dollars on the date received at that spot rate. The U.S. federal income tax consequences of the conversion of foreign currency into U.S. dollars are described below. See “—Exchange of Foreign Currencies.”

In certain circumstances (see “Description of the Notes—Repurchase at the Option of Holders—Change of control,” “Description of the Notes—Optional Redemption,” and “Description of the Notes—Registered Exchange Offer; Registration Rights”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of additional interest or the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. If we pay additional interest on the notes or a premium pursuant to the change of control provisions, U.S. Holders will be required to recognize such amounts as income. Please consult your tax advisor as to the tax effects to you of such characterization.

Disposition of Notes. Upon the sale, exchange, retirement, or other taxable disposition of a senior note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other taxable disposition (less any portion attributable to accrued but unpaid interest, discussed below) and such U.S. Holder’s adjusted tax basis in the senior note. A U.S. Holder’s adjusted tax basis in a senior note generally will equal the cost of the senior note to such U.S. Holder. Assuming the senior subordinated notes are not traded on an established securities market, (1) the amount realized by a U.S. Holder on a sale, exchange, retirement, or other taxable disposition of a senior subordinated note generally will be based on the U.S. dollar value of the foreign currency on the date of disposition, and (2) a U.S. Holder’s adjusted tax basis in a senior subordinated note will equal the U.S. dollar cost of the senior subordinated note to such holder on the date of purchase.

If the senior subordinated notes are traded on an established securities market, a special rule applies for the determination of the amount realized and the basis of the senior subordinated notes held by a cash basis taxpayer. Pursuant to this rule, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of senior subordinated notes that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS.

Except as provided below with respect to gain or loss on a senior subordinated note attributable to currency fluctuations or except to the extent attributable to accrued market discount as provided below, a U.S. Holder’s gain or loss realized upon the sale, exchange, retirement or other disposition of a note will generally be treated as U.S. source gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange, retirement or other disposition of a note, the U.S. Holder has held the note for more than one year. If a U.S. Holder is not a corporation and the note being sold, exchanged, or retired is a capital asset held for more than one year, the U.S. Holder may be eligible for reduced rates of taxation on any capital gain recognized. The ability to deduct capital losses is subject to limitations.

To the extent that the amount realized on a sale, exchange, retirement, or other taxable disposition of a note represents accrued but unpaid interest, such amount must be taken into account as interest income, if it was not previously included in income, and exchange gain or loss may be realized as described above. See “—Payment of Interest.”

Gain or loss realized by a U.S. Holder upon the sale, exchange, or retirement, or other taxable disposition of a senior subordinated note that is attributable to fluctuations in the rate of exchange between the U.S. dollar and the foreign currency will be ordinary income or loss and generally will be treated as U.S. source gain or loss. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of the senior subordinated note, determined at the spot rate on the date the senior subordinated note is disposed of or if the senior subordinated notes are traded on an established securities market, the spot rate on the settlement date, in the case of cash basis taxpayer or an electing accrual basis U.S. Holder, and (ii) the U.S. dollar value of the principal amount of the senior subordinated note, determined at the spot rate on the date the U.S. Holder acquired the senior subordinated note. For purposes of computing exchange gain or loss, the principal amount of a senior subordinated note is the U.S. Holder’s purchase price in units of foreign currency. Such foreign currency exchange gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange, retirement, or other taxable disposition of the senior subordinated note. No additional exchange gain or loss will be recognized by such U.S. Holder if such foreign currency is converted to U.S. dollars on that date at the spot rate.

A United States Holder who purchases a note at a “market discount” that exceeds a statutorily defined de minimis amount will be subject to the “market discount” rules of the Code. A United States Holder who purchases a note at a premium will be subject to the bond premium amortization rules of the Code.

In general, “market discount” would be calculated as the excess of a note’s issue price, within the meaning of Section 1273 of the Code, over its purchase price. If a United States Holder purchases a note at a “market discount,” any gain on sale of that note attributable to the United States Holder’s unrecognized accrued market discount would generally be treated as ordinary income to the United States Holder. In addition, a United States Holder who acquires a debt instrument at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the debt instrument under the United States Holder disposes of the debt instrument in a taxable transaction. Instead of recognizing any market discount upon a disposition of a note and being required to defer any applicable interest expense, a Unite States Holder may elect to include market discount in income currently as the discount accrues. The current income inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS.

In the event that a note is treated as purchased at a premium, that premium will be amortizable by a United States Holder as an offset to interest income (with a corresponding reduction in the United States Holder’s tax basis) on a consent yield basis if the United States Holder elects to do so. This election will also apply to all other debt instruments held by the United States Holder during the year in which the election is made and to all debt instruments acquired after that year.

Exchange of Foreign Currencies. A U.S. Holder will have a tax basis in any foreign currency received as interest or on the sale, exchange, retirement or other disposition of a note equal to such currency’s U.S. dollar value at the time described above. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including the exchange of such currency for U.S. dollars) will be ordinary income or loss and generally will be U.S. source gain or loss.

Foreign Tax Credit. Interest received by a U.S. Holder generally will be treated as foreign source income and generally will be considered “passive” income in computing the foreign tax credit such U.S. Holder may take under U.S. federal income tax laws. The availability of a foreign tax credit is subject to certain conditions and limitation, and the rules governing the foreign tax credit are complex. U.S. Holders should consult their own tax advisors regarding the rules governing the foreign tax credit and deductions.

Exchange Offers. The exchange of notes for exchange notes in the exchange offers will not constitute a taxable event for U.S. Holders. Consequently, a U.S. Holder will not recognize gain upon receipt of a registered note in exchange for notes in the exchange offer, the U.S. Holder’s basis in the registered note received in the exchange offer will be the same as its adjusted basis in the corresponding note immediately before the exchange, and the U.S. Holder’s holding period in the registered note will include its holding period in the original note.

Non-U.S. Holders

Subject to the discussion below concerning backup withholding, principal and interest payments made on, and gains from the sale, exchange or other disposition of, a note will not be subject to the withholding of U.S. federal income tax, provided that, in the case of interest,

•	the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of voting stock of the issuer,

•	the Non-U.S. Holder is not a “controlled foreign corporation” (as defined in the Code) related, directly or indirectly, to the issuer through stock ownership,

•	the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and

•	the certification requirements under Section 871(h) or Section 881(c) of the Code and the Treasury Regulations thereunder, summarized below, are met.

Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that, in order to obtain the exemption from withholding described above, either

•	the beneficial owner of the note must certify, under penalties of perjury, to the withholding agent that such owner is a Non-U.S. Holder and must provide such owner’s name, and residential address and must otherwise satisfy documentary evidence requirements,

•	a financial institution that holds customers’ securities in the ordinary course of business and holds a note certifies under penalty of perjury to the withholding agent that appropriate certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and generally furnishes the withholding agent with a copy thereof, or

•	the Non-U.S. Holder must provide such certification to a “qualified intermediary” or a “withholding foreign partnership” and certain other conditions must be met.

A Non-U.S. Holder may give the certification described above on IRS Form W-8BEN, which generally is effective for the remainder of the year of signature plus three full calendar years, unless a change in circumstances makes any information on the form incorrect. Special rules apply to foreign partnerships. In general, a foreign partnership will be required to provide a properly executed IRS Form W-8IMY and attach thereto an appropriate certification from each partner. Partners in foreign partnerships are urged to consult their tax advisors.

Even if a Non-U.S. Holder does not meet the above requirements, interest payments will not be subject to the 30 percent withholding of U.S. federal income tax (or will be subject to withholding at a reduced rate) if the Non-U.S. Holder certifies under penalty of perjury that either (i) an applicable income tax treaty exempts, or provides for a reduction in, such withholding and provides a properly completed IRS Form W-8BEN or (ii) interest paid on a note is effectively connected with the holder’s trade or business in the United States and therefore is not subject to withholding (as described in greater detail below).

If a Non-U.S. Holder is engaged in a trade or business in the United States and the interest on a note is effectively connected with the conduct of such trade or business (and, if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), the Non-U.S. Holder, although exempt from withholding of U.S. federal income tax, will generally be subject to regular U.S. federal income tax on such interest in the same manner as if the Non-U.S. Holder were a U.S. Holder. In lieu of providing an IRS Form W-8BEN, such a Non-U.S. Holder will be required to provide the withholding agent with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30 percent, or such lower rate as may be provided by an applicable income tax treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Disposition of Notes. Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange, redemption or other disposition of notes unless (i) in the case of a individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year, and certain other conditions are met or (ii) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder).

If the first exception applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30 percent on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the Non-U.S. Holder will generally be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as U.S. Holders, as described above. In addition, corporate holders may be subject to an additional 30 percent branch profits tax on effectively connected gain. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the U.S. and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty.

Exchange Offers. The exchange of the notes for exchange notes in the exchange offers will not constitute a taxable event for Non-U.S. Holders. Consequently, a Non-U.S. Holder will not recognize gain upon receipt of a registered note in exchange for notes in the exchange offer, the Non-U.S. Holder’s basis in the registered note received in the exchange offer will be the same as its adjusted basis in the corresponding note immediately before the exchange, and the Non-U.S. Holder’s holding period in the registered note will include its holding period in the original note.

Tax Shelter Reporting Requirements

If a holder of notes realizes a foreign currency loss in an amount that exceeds a certain threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters”, they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties may be imposed for failure to comply with these requirements. Holders should consult their own tax advisors concerning any possible disclosure obligation with respect to the notes.

Backup Withholding and Information Reporting

U.S. Holders

Information reporting requirements apply to interest and principal payments made to, and to the proceeds of certain sales or other dispositions by, certain non-corporate U.S. Holders. In addition, backup withholding is required on such payments unless a U.S. Holder furnishes a correct taxpayer identification number (which for an individual is the Social Security Number) and certifies on an IRS Form W-9, under penalties of perjury, that the U.S. Holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The current backup withholding rate is 28 percent of the amount paid and is scheduled to increase to 31 percent for 2011 and thereafter. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against the U.S. Holder’s federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Backup withholding does not apply to payments of interest and principal made to, and the proceeds of sale or other disposition by, a Non-U.S. Holder if such Non-U.S. Holder certifies (on IRS Form W-8BEN or other appropriate form) its Non-U.S. Holder status. However, information reporting on IRS Form 1042-S will generally apply to payments of interest. Information reporting (but generally not backup withholding) may also apply to payments made outside the United States, and payments on the sale, exchange, redemption, retirement or other disposition of a note effected outside the United States, if payment is made by a payor that is, for U.S. federal income tax purposes,

•	a U.S. person,

•	a controlled foreign corporation,

•	a U.S. branch of a foreign bank or foreign insurance company,

•	a foreign partnership controlled by U.S. persons or engaged in a U.S. trade or business, or

•	a foreign person, 50 percent or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period,

unless such payor has in its records documentary evidence that the beneficial owner is not a U.S. Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against the Non-U.S. Holder’s federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

SUMMARY OF DUTCH TAX CONSIDERATIONS

This is a general summary and the tax consequences as described here may not apply to a holder of notes. Any potential investor should consult his own tax adviser for more information about the tax consequences of acquiring, owning and disposing of notes in his particular circumstances.

This taxation summary solely addresses the principal Netherlands tax consequences of the acquisition, the ownership and disposition of notes. Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. It does not consider every aspect of taxation that may be relevant to a particular holder of notes under special circumstances or who is subject to special treatment under applicable law.

This summary is based on the tax laws of The Netherlands as they are in force and in effect on the date of this prospectus. The laws upon which this summary is based are subject to change, possibly with retroactive effect. A change to such laws may invalidate the contents of this summary, which will not be updated to reflect any such change. This summary assumes that each transaction with respect to notes is at arm’s length.

Withholding Tax

All payments under the notes may be made free from withholding or deduction of or for any taxes of whatever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

Taxes on Income and Capital Gains

Resident Holders of Notes. The summary set out in this section only applies to a holder of notes who is a “Dutch Individual” or a “Dutch Corporate Entity.”

A holder of notes is a “Dutch Individual” if:

•	he is an individual; and

•	he is resident, or deemed to be resident, in The Netherlands for Dutch income tax purposes, or has elected to be treated as a resident of The Netherlands for Dutch income tax purposes.

A holder of notes is a “Dutch Corporate Entity” if:

•	it is a corporate entity (including an association that is taxable as a corporate entity) that is subject to Dutch corporation tax;

•	it is resident, or deemed to be resident, in The Netherlands for Dutch corporation tax purposes;

•	it is not an entity that, although in principle subject to Dutch corporation tax, is, in whole or in part, specifically exempt from that tax;

•	the benefits derived from any shares held by it in the issuer are not exempt under the participation exemption (as set forth in the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969)); and

•	it is not an investment institution (beleggingsinstelling) as defined in the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

If a holder of notes is not an individual and if it does not satisfy any one or more of these tests, with the exception of the second test, its Dutch tax position is not discussed in this prospectus.

Dutch Individuals Deriving Profits or Deemed to be Deriving Profits From an Enterprise. Any benefits derived or deemed to be derived from notes, including any gain realised on the disposal thereof, by a Dutch

Individual that are attributable to an enterprise from which such Dutch Individual derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net value of an enterprise (other than as an entrepreneur or a shareholder), are generally subject to Dutch income tax at progressive rates.

Dutch Individuals Deriving Benefits From Miscellaneous Activities. Any benefits derived or deemed to be derived from notes, including any gain realised on the disposal thereof, by a Dutch Individual that constitute benefits from miscellaneous activities (resultaat uit overige werkzaamheden) are generally subject to Dutch income tax at progressive rates.

Benefits derived from notes by a Dutch Individual are taxable as benefits from miscellaneous activities if he, or an individual who is a connected person in relation to him as meant in article 3.91, paragraph 2, letter b, or letter c, of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), has a substantial interest (aanmerkelijk belang) in the issuer.

A person has a substantial interest in the issuer if such person—either alone or, in the case of an individual, together with his partner (partner), if any—has, directly or indirectly, either the ownership of shares representing five percent or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the issuer, or rights to acquire, directly or indirectly, shares, whether or not already issued, that represent five percent or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the issuer, or the ownership of profit participating certificates (winstbewijzen) that relate to five percent or more of the annual profits of the issuer or to five percent or more of the liquidation proceeds of the issuer.

A person who is entitled to the benefits from shares or profit participating certificates (for instance a holder of a right of usufruct) is deemed to be a holder of shares or profit participating certificates, as the case may be, and such person’s entitlement to such benefits is considered a share or a profit participating certificate, as the case may be.

Furthermore, a Dutch Individual may, inter alia, derive benefits from notes that are taxable as benefits from miscellaneous activities in the following circumstances:

•	if his investment activities go beyond the activities of an active portfolio investor, for instance in the case of the use of insider knowledge (voorkennis) or comparable forms of special knowledge; or

•	if he makes notes available or is deemed to make notes available, legally or in fact, directly or indirectly, to certain parties as meant in the articles 3.91 and 3.92 of the Dutch Income Tax Act 2001 under circumstances described there.

Other Dutch Individuals. If a holder of notes is a Dutch Individual whose situation has not been discussed before in this section, benefits from his notes are taxed as a benefit from savings and investments (voordeel uit sparen en beleggen). Such benefit is deemed to be 4 percent per annum of the average of his “yield basis” (rendementsgrondslag) at the beginning and at the end of the year, insofar as that average exceeds the “exempt net asset amount” (heffingvrij vermogen). The benefit is taxed at the rate of 30 percent. The value of his notes forms part of his yield basis. Actual benefits derived from his notes, including any gain realised on the disposal thereof, are not as such subject to Dutch income tax.

Dutch Corporate Entities. Any benefits derived or deemed to be derived from notes, including any gain realised on the disposal thereof, that are held by a Dutch Corporate Entity are generally subject to Dutch corporation tax.

Non-resident Holders. A holder of notes will be considered a “Non-Resident holder of notes” if he is neither resident, nor deemed to be resident, in The Netherlands for purposes of Dutch income tax or corporation tax, as the case may be, and, in the case of an individual, has not elected to be treated as a resident of The Netherlands for Dutch income tax purposes.

Individuals

A Non-Resident holder of notes who is an individual will not be subject to any Dutch taxes on income or capital gains in respect of any benefit derived or deemed to be derived from notes, including any payment under notes and any gain realised on the disposal of notes, provided that both of the following conditions are satisfied:

•	If he derives profits from an enterprise, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net value of such enterprise, other than as an entrepreneur or a shareholder, which enterprise is either managed in The Netherlands or carried on, in whole or in part, through a permanent establishment or a permanent representative in The Netherlands, as the case may be, his notes are not attributable to such enterprise.

•	He does not derive benefits from notes that are taxable as benefits from miscellaneous activities in The Netherlands (resultaat uit overige werkzaamheden in Nederland).

See “—Taxes on income and capital gains—Resident holders of notes—Dutch Individuals Deriving Benefits From Miscellaneous Activities” for a description of the circumstances under which the benefits derived from notes may be taxable as benefits from miscellaneous activities, on the understanding that such benefits will be taxable in The Netherlands only if such activities are performed or deemed to be performed in The Netherlands.

Entities

A Non-Resident holder of notes other than an individual will not be subject to any Dutch taxes on income or capital gains in respect of benefit derived or deemed to be derived from notes, including any payment under notes or any gain realised on the disposal of notes, provided that (a) if such Non-Resident holder of notes derives profits from an enterprise that is either managed in The Netherlands or carried on, in whole or in part, through a permanent establishment or a permanent representative in The Netherlands, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net value of such enterprise (other than as an entrepreneur or as a holder of securities), its notes are not attributable to such enterprise, and (b) such Non-Resident holder of notes does not have a substantial interest in the issuer.

A person other than an individual has a substantial interest in the issuer, (x) if it has a substantial interest in the issuer as described in the section “—Taxes on income and capital gains—Resident Holders of Notes—Dutch Individuals Deriving Benefits From Miscellaneous Activities” or (y) if it has a deemed substantial interest in the issuer. A deemed substantial interest may be present if its shares, profit participating certificates or rights to acquire shares or profit participating certificates in the issuer have been acquired by such person or are deemed to have been acquired by such person on a non-recognition basis.

General

Subject to the above, a Non-Resident holder of notes will not be subject to income taxation in The Netherlands by reason only of the execution (ondertekening), delivery (overhandiging) and/or enforcement of the notes or the performance by the issuer of its obligations thereunder or under the notes.

Gift and Inheritance Taxes

A person who acquires notes as a gift, in form or in substance, or who acquires or is deemed to acquire notes on the death of an individual, will not be subject to Dutch gift tax or to Dutch inheritance tax, as the case may be, unless:

•	the donor is, or the deceased was resident or deemed to be resident in The Netherlands for purposes of gift or inheritance tax, as the case may be; or

•	the notes are or were attributable to an enterprise or part of an enterprise that the donor or the deceased carried on through a permanent establishment or a permanent representative in The Netherlands at the time of the gift or of the death of the deceased; or

•	the donor made a gift of notes, then became a resident or deemed resident of The Netherlands, and died as a resident or deemed resident of The Netherlands within 180 days after the date of the gift.

Other Taxes and Duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, will be payable by a holder of notes in The Netherlands in respect of or in connection with the execution, delivery and/or enforcement by legal proceedings (including the enforcement of any foreign judgment in the courts of The Netherlands) of the documents relating to the issue of notes or the performance by the issuer of its obligations thereunder or under the notes.

EU Savings Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income, Member States are required, from 1 July 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland) with effect from the same date.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The applicable letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective date of this registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in a letter of transmittal.

The outstanding dollar notes are currently eligible for trading on the PORTAL market and the outstanding euro notes are currently listed on the Luxembourg Stock Exchange. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in the exchange offers. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offers are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to their notes.

The exchange notes will constitute a new issue of securities with no established trading market. We currently intend to list the exchange dollar notes on the PORTAL market and the exchange euro notes on the Luxembourg Stock Exchange. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offers and the pendency of the shelf registration statements, as applicable. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of The Netherlands, and a substantial portion of our assets are located outside of the United States. Similarly, most of the guarantors are organized under the laws of various jurisdictions outside of the United States. Consequently, although we and the guarantors have appointed an agent for service of process in the United States, it may be difficult for U.S. investors to effect service within the United States upon us, the guarantors or their directors or officers, or to realize in the United States on any judgment against us or the guarantors, including for civil liabilities under the U.S. securities laws. Therefore, any judgment in respect of the senior notes, the senior subordinated notes, the indentures governing the senior notes and senior subordinated notes or the guarantees of the senior notes and senior subordinated notes obtained in any United States federal or state court against us or any guarantor may have to be enforced in the courts of Luxembourg, The Netherlands, or such other foreign jurisdiction, as applicable. Investors should not assume that the courts of Luxembourg, The Netherlands, or such foreign jurisdiction would enforce judgments of U.S. courts obtained against any of us or the guarantors predicated upon the civil liability provisions of the U.S. securities laws or that such courts would enforce, in original actions, liabilities against us or the guarantors predicated solely upon such laws.

Each of us and the guarantors has appointed Corporation Service Company, 1177 Avenue of the Americas, 17th Floor, New York, New York, as its agent for service of process in any suit, action or proceedings with respect to the notes and the guarantees and for actions under U.S. federal or state securities laws brought in any U.S. federal or state court located in The City of New York, Borough of Manhattan, and we and the guarantors will submit to such jurisdiction.

Luxembourg

Any final civil or commercial judgment rendered by any U.S. court of competent jurisdiction located in the United States in an action to enforce the obligations of a Luxembourg guarantor under the transaction documents will be enforceable in Luxembourg subject to Luxembourg ordinary rules on enforcement (exequatur) of foreign judgments. Pursuant to such rules, an enforceable judgment rendered by any U.S. court based on contract would not directly be enforceable in Luxembourg. However, a party who obtains a judgment in a U.S. court may initiate enforcement proceedings in Luxembourg (exequatur), by requesting enforcement of the U.S. judgment before the District Court (Tribunal d’Arrondissement), pursuant to Section 678 of the New Luxembourg Code of Civil Procedure. The District Court will authorize the enforcement in Luxembourg of the U.S. judgment if it is satisfied that the following conditions are met:

•	the U.S. judgment is enforceable (exécutoire) in the United States;

•	the jurisdiction of the U.S. court is founded according to Luxembourg private international law rules and to the applicable domestic U.S. jurisdiction rules;

•	the U.S. court has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

•	the principles of natural justice have been complied with; and

•	the U.S. judgment does not contravene the Luxembourg international public policy.

Contractual provisions allowing the service of process against a certain entity do not prevent a Luxembourg Court from holding as valid the service of process against this entity in accordance with applicable laws at the registered office of such entity.

The Netherlands

We and certain of the guarantors are private companies with limited liability (besloten vennootschappen met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands. The members of the board of management and the supervisory board, if any, of us and certain of the guarantors are not residents of the United States and all of our assets and the assets of these guarantors and the assets of such directors are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to effect service of process within the United States upon us and these guarantors or their directors or to realize in the United States on any judgment against us or these guarantors and their directors of courts of the United States including for civil liabilities of us and these guarantors or their directors under the federal securities laws of the United States or the securities or blue sky laws of any state within the United States.

The United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not be automatically enforceable in The Netherlands and new proceedings on the merits must be initiated before a Dutch court. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in The Netherlands such party may submit to a Dutch court the final judgment that has been rendered in the United States and such court will have discretion to attach such weight to that judgment as it deems appropriate. To the extent that the Dutch court finds that the judgment rendered by a federal or state court in the United States (a) has not been rendered in violation of elementary principles of fair trial, (b) does not contravene public policy of The Netherlands and (c) has not been rendered in proceedings of a penal or revenue or other public law nature, the Dutch court will, under current practice, in principle, give binding effect to such final judgment. Additionally, there may be doubt as to the enforceability, in original actions in Dutch courts, of liabilities based solely upon the federal securities laws of the United States.

LEGAL MATTERS

The validity of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are partners in a partnership that is an investor in funds affiliated with Bain Capital. Through this partnership, these partners of Kirkland & Ellis LLP will beneficially own upon the closing of the Transactions less than 1 percent of our issued and outstanding common stock. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Bain Capital Partners, LLC and some of its affiliates in connection with various legal matters.

EXPERTS

The combined financial statements and schedule of the Sensors and Controls Business of Texas Instruments Incorporated as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We will provide, without charge to you, upon written or oral request, a copy of any or all of the documents referred to in this prospectus. Requests should be directed to: Sensata Technologies B.V., Kolthofsingel 8, 7602 EM Alemelo, The Netherlands.

We are subject to the periodic reporting and other information requirements of the Exchange Act. Under the terms of the indentures governing the notes, we have agreed that whether or not we are required to do so by the rules and regulations of the SEC, after the exchange offer is completed and as long as any notes remain outstanding, we will furnish to the trustee and holders of the notes and file with the SEC (unless the SEC will not accept such filing) (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q, if we were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (2) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within the time period specified in the rules and regulations of the SEC.

We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-            ) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

Following the exchange offers, we will be required to file periodic reports and other information with the SEC under the Exchange Act. However, as we do not have a class of equity securities registered under the Exchange Act, we are exempt from some of the Exchange Act reporting requirements. The reporting requirements that will not apply to us include the proxy solicitations rules of Section 14 of the Exchange Act and the short-swing insider profit disclosure rules of Section 16 of the Exchange Act.

The notes indentures provide that we will, whether or not we have a class of securities registered under the Exchange Act, provide the trustees and the holders of the notes and file with the SEC, unless the SEC will not accept the filing, (i) all annual and quarterly financial information that would be required to be filed on a Form 20-F and 10-Q (or any successor forms) as if issuer were required to file such forms and, with respect to the annual financial information, a report thereon by issuer’s certified independent accountants and (ii) all information that would be required to be contained in current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, provided that quarterly information and information that would be required to be contained in a report on Form 8-K may be provided in a report on Form 6-K. Provision of this information is subject to certain other qualifications. See “Description of the Notes—Certain Covenants—Reports” for more information. Such reports, the registration statement (including the attached exhibits) and any other statements and information should be available for inspection at the public reference room at the SEC’s office located at 100 F Street, N.E., Washington, D.C. 20549, United States. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Room 1024, Judiciary Plaza, Washington, D.C. 20549, United States. Further information on the operations of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at +1-800-732-0330. The SEC also maintains an Internet website that contains reports and other information about issuers who file reports with the SEC. The address of that website is http://www.sec.gov. We will also furnish such other reports as we may determine or as the law requires.

For so long as the euro notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the foregoing information also will be made available through the offices of the paying agent in Luxembourg.

LISTING AND GENERAL INFORMATION

Listing

Application has been made to list the senior subordinated notes on the Luxembourg Stock Exchange in accordance with the rules of that exchange. Notice of any optional redemption, change of control or any change in the rate of interest payable on the senior subordinated notes will be published in a Luxembourg newspaper of general circulation (which is expected to be the d’Wort). We may also publish notices on the website of the Luxembourg Stock Exchange, www.bourse.1u.

For so long as the senior subordinated notes are listed on the Luxembourg Stock Exchange and the rules of that exchange require, copies of the following documents may be inspected and obtained at the specified office of the listing agent in Luxembourg during normal business hours on any weekday:

•	the organization documents of Sensata and the guarantors;

•	our most recent audited consolidated financial statements, and any unaudited interim quarterly financial statements published by us;

•	the placement agreement;

•	the indenture related to the senior subordinated notes (which includes the form of the senior subordinated notes); and

•	the paying agency agreement relating to the senior subordinated notes.

We will maintain a paying and transfer agent in Luxembourg for so long as any of the senior subordinated notes are listed on the Luxembourg Stock Exchange. We reserve the right to vary such appointment and we will publish notice of such change of appointment in a newspaper having a general circulation in Luxembourg (which is expected to be the d’Wort).

The text of the guarantees and the indenture relating to the senior subordinated notes will also be available and obtainable at the offices of the Luxembourg paying agent in Luxembourg during normal business hours on any weekday.

Our financial year ends December 31 and we will prepare separate financial statements for Sensata for the fiscal year ending December 31, 2006. These will be available free of charge at the offices, of our Luxembourg paying agent.

Clearing Information

The senior subordinated notes will have been accepted for clearance through the facilities of Clearstream and Euroclear. The international securities identification number, or “ISIN,” for the senior subordinated notes sold pursuant to Regulation S is XSO252692412 and the ISIN for the senior subordinated notes sold pursuant to Rule 144A is XSO252692925. The Common Code for the senior subordinated notes sold pursuant to Regulation S is 25269241 and the Common Code for the senior subordinated notes sold pursuant to Rule 144A is 25269292.

Legal Information

Sensata’s purpose is to take participations, in any form whatsoever, in any commercial, industrial, financial or other Luxembourg or foreign enterprises; to acquire any securities and rights through participation, contribution, underwriting, firm purchase or option, negotiation or in any other way and to acquire patents and licenses, to manage and develop any of them; to grant to enterprises in which Sensata has any interest or which forms part of the group of companies to which Sensata belongs, any assistance, loans, advances or guarantees, finally to perform any operation which is directly or indirectly related to its purpose, however without taking advantage of the Luxembourg Act of 31st July, 1929, on Holding Companies.

According to Article 3 of Sensata’s articles of association, Sensata can in addition perform all commercial, technical and financial operations connected directly or indirectly in all areas as described above in order to facility the accomplishment of its purpose.

Sensata’s articles of association were first amended on November 28, 2005, and were published in the Memorial C, Recueil des societes et associations on May 26, 2006. The articles of association of Sensata are available and copies may be obtained from Sensata’s Luxembourg paying agent, The Bank of New York (Luxembourg) S.A.

The creation and issuance of the senior subordinated notes has been authorized by a resolution of Sensata’s management board dated April 24, 2006.

Except as disclosed in this prospectus:

•	there has been no material adverse change in our financial position since December 31, 2005; and

•	we have not been involved in any litigation, administrative proceeding or arbitration relating to claims or amounts which are material in the context of the issue of the senior subordinated notes, and, so far as we are aware, no such litigation, administrative proceeding or arbitration is pending or threatened.

Sensata accepts responsibility for the information contained in this prospectus. The information contained in this prospectus is in accordance with the facts and does not omit anything likely to affect the import of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Financial Statements:
Consolidated and Combined Balance Sheets (unaudited) as of September 30, 2006 and December 31, 2005	F-2

Consolidated and Combined Statements of Operations (unaudited) for the periods from April 27, 2006 (inception) to September 30, 2006, January 1, 2006 to April 26, 2006 and for the nine months ended September 30, 2005

F-3

Consolidated and Combined Statements of Cash Flows (unaudited) for the periods from April 27, 2006 (inception) to September 30, 2006, January 1, 2006 to April 26, 2006 and for the nine months ended September 30, 2005

F-4

Consolidated and Combined Statements of Changes in TI’s Net Investment and Shareholder’s Equity (unaudited) for the periods from April 27, 2006 (inception) to September 30, 2006, January 1, 2006 to April 26, 2006 and for the nine months ended September 30, 2005

F-5
Notes to Consolidated and Combined Financial Statements (unaudited)	F-6

Audited Combined Financial Statements
Report of Independent Registered Public Accounting Firm	F-58
Combined Balance Sheets as of December 31, 2005 and 2004	F-59
Combined Statements of Operations for the years ended December 31, 2005, 2004 and 2003	F-60
Combined Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003	F-61
Notes to Combined Financial Statements	F-62

SENSATA TECHNOLOGIES B.V.

Consolidated and Combined Balance Sheets

(Thousands of U.S. dollars, except share and per share amounts)

(Unaudited)

	Successor	Predecessor
	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$88,025	$—
Accounts receivable, net of allowances of $6,453 and $5,472 at September 30, 2006 and December 31, 2005, respectively	186,400	165,300
Inventories	91,861	85,868
Deferred income tax assets	2,543	18,064
Prepaid expenses and other current assets	50,541	11,315

Total current assets	419,370	280,547

Property, plant and equipment, net	238,689	168,832
Goodwill	1,407,094	36,379
Other intangible assets, net	1,154,916	6,293
Deferred income tax assets	1,160	5,874
Deferred financing costs	68,686	—
Other assets	4,151	6,372

Total assets	$3,294,066	$504,297

Liabilities and Shareholder’s Equity
Current liabilities:

Current portion of long-term debt and capital lease	$14,051	$646
Accounts payable	59,200	50,194
Accrued expenses and other current liabilities	143,594	54,577
Accrued profit sharing	5,645	8,112

Total current liabilities	222,490	113,529

Deferred income tax liabilities	13,071	—
Pension and other post-retirement benefit obligations	23,851	—
Capital lease obligation	30,495	30,519
Long-term debt, less current portion	2,105,168	—
Other long-term liabilities	5,669	4,576

Total liabilities	2,400,744	148,624

Shareholder’s equity / TI net investment:
Ordinary shares, € 100 nominal value per share, 900 shares authorized; 180 shares issued and outstanding at September 30, 2006	22	—
Additional paid-in capital	1,045,305	—
Accumulated deficit	(147,254)	—
Accumulated other comprehensive loss	(4,751)	—
Texas Instruments’ net investment	—	355,673

Total shareholder’s equity / TI net investment	893,322	355,673

Total liabilities and shareholder’s equity / TI net investment	$3,294,066	$504,297

The accompanying notes are an integral part of these financial statements

SENSATA TECHNOLOGIES B.V.

Consolidated and Combined Statements of Operations

(Thousands of U.S. dollars)

(Unaudited)

	Successor	Predecessor
	For the periods
	April 27 (inception) to September 30, 2006	January 1 to April 26, 2006	For the nine months ended September 30, 2005
Net revenue	$503,942	$375,600	$792,627
Operating costs and expenses:
Cost of revenue	349,642	256,631	515,047
Research and development	11,872	7,627	22,327
Selling, general and administrative	109,279	39,780	76,313

Total operating costs and expenses	470,793	304,038	613,687

Profit from operations	33,149	71,562	178,940
Interest expense, net	(121,514)	(511)	(121)
Currency translation (loss) / gain and other	(34,328)	115	11

(Loss) / income before taxes	(122,693)	71,166	178,830
Provision for income taxes	24,561	25,796	64,745

Net (loss) / income	$(147,254)	$45,370	$114,085

The accompanying notes are an integral part of these financial statements

SENSATA TECHNOLOGIES B.V.

Consolidated and Combined Statements of Cash Flows

(Thousands of U.S. dollars)

(Unaudited)

	Successor	Predecessor
	For the periods
	April 27 (inception) to September 30, 2006	January 1 to April 26, 2006	For the nine months ended September 30, 2005
Cash Flows from Operating Activities:
Net (loss) / income	$(147,254)	$45,370	$114,085
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation	16,144	8,531	21,171
Amortization of deferred financing costs	9,768	—	—
Currency translation loss on Deferred Payment Certificates and debt	33,942	—	—
Accrued non-cash interest on Deferred Payment Certificates	44,581	—	—
Share-based compensation	750	1,070	1,563
Amortization of intangible assets and capitalized software	53,245	1,078	1,692
Turn-around effect of inventory step-up to fair market value	24,571	—	—
Loss / (gain) on sale and disposal of assets	235	480	(1,143)
Deferred income taxes	12,105	6,340	2,964
Increase/(decrease) from changes in working capital	52,293	(22,270)	(925)

Net cash provided by operating activities	100,380	40,599	139,407

Cash Flows from Investing Activities:
Additions to property, plant and equipment and capitalized software	(16,676)	(16,705)	(29,846)
Proceeds on sale of assets	—	—	4,661
Acquisition of the S&C business, net of cash received	(3,001,871)	—	—
Acquisition of businesses, net of cash acquired	—	—	(17,894)

Net cash used in investing activities	(3,018,547)	(16,705)	(43,079)

Cash Flows from Financing Activities:
Proceeds from issuance of US term loan facility	950,000	—	—
Proceeds from issuance of euro term loan facility	400,088	—	—
Proceeds from issuance of Senior Notes	450,000	—	—
Proceeds from issuance of Senior Subordinated Notes	301,605	—	—
Proceeds from issuance of revolving credit facility	10,000	—	—
Payments on revolving credit facility	(10,000)	—	—
Payments on US term loan facility	(2,375)	—	—
Payments on euro term loan facility	(1,034)	—	—
Payments on capitalized lease	(192)	(96)	—
Payment of debt issue costs	(78,454)	—	—
Proceeds from issuance of Deferred Payment Certificates	768,298	—	—
Proceeds from issuance of Ordinary Shares	216,699	—	—
Capital contribution from Sensata Technologies Intermediate Holding	1,557	—	—
Net transfers to Texas Instruments	—	(23,798)	(96,328)

Net cash provided by / (used in) financing activities	3,006,192	(23,894)	(96,328)

Net change in cash and cash equivalents	88,025	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$88,025	$—	$—

The accompanying notes are an integral part of these financial statements

SENSATA TECHNOLOGIES B.V.

Consolidated and Combined Statements of Changes in TI’s Net Investment and Shareholder’s Equity

(Thousands of U.S. dollars)

(Unaudited)

TI Net Investment
Predecessor
Balance December 31, 2004	$326,127
Net income	114,085
Share-based compensation	1,563
Net cash remitted to TI	(96,328)

Balance September 30, 2005	$345,447

Balance December 31, 2005	$355,673
Net income	45,370
Share-based compensation	1,070
Net cash remitted to TI	(23,798)

Balance April 26, 2006	$378,315

	Ordinary Shares - Nominal Value	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Shareholder’s Equity	Comprehensive Loss
Successor
Balance April 27, 2006 (inception)	$—	$—	$—	$—	$—
Capitalization of Successor	22	216,677	—	—	216,699
Capital Contribution	—	1,557	—	—	1,557
Retirement of Deferred Payment Certificates	—	826,321	—	—	826,321
Share-based compensation	—	750	—	—	750
Net loss	—	—	(147,254)	—	(147,254)	$(147,254)
Unrealized loss from derivatives	—	—	—	(4,751)	(4,751)	(4,751)

Balance September 30, 2006	$22	$1,045,305	$(147,254)	$(4,751)	$893,322	$(152,005)

The accompanying notes are an integral part of these financial statements

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

1. Basis of Presentation

Description of Business

Sensata Technologies B.V. (“Sensata”, the “Company, or the “Successor”) is a direct, wholly owned subsidiary of Sensata Technologies Intermediate Holding B.V. (“Sensata Intermediate Holding”). Sensata Intermediate Holding is a directly owned subsidiary of Sensata Technologies Holding B.V. (“Parent”) and the Parent is a direct wholly owned subsidiary of Sensata Investment Company S.C.A. The share capital of Sensata Investment Company, S.C.A., is 100% owned by Bain Capital Partners, LLC, a leading global private investment firm (“Bain”), co-investors (Bain and certain other co-investors are referred to on a combined basis as the “Sponsors”) and certain members of the Company’s senior management.

On April 27, 2006, investment funds associated with the Sponsors completed the acquisition of the Sensors & Controls business (“S&C” or the “Predecessor”) of Texas Instruments Incorporated (“TI”) for aggregate consideration of $3.0 billion in cash and estimated transaction fees and expenses of $31.7 million (the “Acquisition” or “Sensata Acquisition”). The Acquisition was financed by a cash investment from the Sponsors of approximately $985.0 million and the issuance of approximately $2.1 billion of indebtedness.

Sensata was incorporated by the Sponsors in The Netherlands in 2005 and is the successor to businesses that have been engaged in the temperature sensing and control business since 1931. TI first acquired an ownership interest in S&C in 1959 through a merger between TI and the former Metals and Controls Corporation. Sensata is a global designer and manufacturer of sensors and electrical and electronic controls and has manufacturing operations in the Americas, Europe and Asia.

The Sensors business includes pressure sensors and transducers for the heating, ventilation, air conditioning, automotive and industrial markets. These products improve operating performance, for example, by making a car’s heating and air-conditioning systems work more efficiently. Pressure sensors for vehicle stability and fuel injection improve safety and performance by reducing vehicle emissions and improving gas mileage.

The Controls business includes controls, motor protectors, circuit breakers, arc-fault circuit protectors and thermostats. These products help prevent damage from overheating and fires in a wide variety of applications, including aircraft, commercial heating and air-conditioning systems, refrigerators, cars, lighting and other industrial applications.

The results for the periods April 27, 2006 to September 30, 2006, January 1, 2006 to April 26, 2006 and the nine months ended September 30, 2005 are not necessarily indicative of a full year’s results.

All intercompany balances and transactions have been eliminated. All dollar amounts in the financial statements and tables in the notes, except share amounts, are stated in thousands of U.S. dollars unless otherwise indicated.

Successor Basis of Presentation

The accompanying unaudited consolidated and combined interim financial statements present separately the financial position, results of operations, cash flows and changes in shareholder’s equity and TI’s Net Investment

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

1. Basis of Presentation—(Continued)

(only with respect to S&C) for both the Company and the Predecessor. As described in further detail in Note 4, S&C was acquired by the Company on April 27, 2006. In connection with the Acquisition, a new accounting basis was established for the Company as of the acquisition date based upon a preliminary allocation of the purchase price to the assets acquired and liabilities assumed. Financial information for the Predecessor and Successor periods have been separated by a line on the face of the consolidated and combined financial statements to highlight that the financial information for such periods have been prepared under two different historical-cost bases of accounting. Shareholder’s equity has, accordingly, been reset to reflect the investment capital of the Sponsors.

The consolidated and combined interim financial statements as of September 30, 2006 and for the periods April 27, 2006 to September 30, 2006, January 1, 2006 to April 26, 2006 and the nine months ended September 30, 2005 are not audited, but reflect all adjustments that are of a normal recurring nature and are, in the opinion of management, necessary for a fair presentation of the results of operations and financial position for the periods shown. Although certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) have been omitted, the Company believes that the disclosures included are adequate to make the information presented not misleading. These consolidated and combined unaudited interim financial statements should be read in conjunction with the combined financial statements and the notes of the Sensors and Controls Business of Texas Instruments Incorporated as of December 31, 2005 and 2004, and the three years in the period ended December 31, 2005.

Predecessor Basis of Presentation

As previously described, the operations of S&C were under the control of TI through April 26, 2006. For all periods prior to the closing of the Acquisition, the accompanying combined unaudited interim financial statements of S&C were derived from the consolidated financial statements of TI using the historical results of operations and the historical cost-bases of assets and liabilities of TI’s Sensors and Controls reportable operating business segment, excluding the radio frequency identification (RFID) systems business which had been operated as a part of that segment.

The financial statements include all costs of the S&C business and include certain costs allocated from TI. However, the financial statements are not intended to be a complete presentation of the financial position, results of operations and cash flows as if the Sensors & Controls business had operated as a stand-alone entity during the periods presented. Had the Sensors & Controls business existed as a separate entity, its results of operations and financial position could have differed materially from those included in the combined financial statements included herein. In addition, future results of operations and financial position could differ materially from the historical results presented.

TI’s investment in the Sensors & Controls business is shown as TI’s net investment, in lieu of shareholder’s equity, in the combined financial statements because no direct ownership relationship existed among the entities that comprised the Sensors & Controls business. TI used a centralized approach to cash management and the financing of its operations. Cash deposits from the Sensors & Controls business were transferred to TI on a regular basis and are netted against TI’s net investment account. Accordingly, none of TI’s cash, cash equivalents or debt has been allocated to the Sensors & Controls business in the combined financial statements.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

2. Significant Accounting Policies

Use of Estimates

The preparation of consolidated and combined financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used when accounting for certain items such as allowances for doubtful accounts and sales returns, depreciation and amortization, inventory obsolescence, asset impairments (including intangible assets), contingencies, the value of share-based compensation, the determination of accrued expenses, certain asset valuations including deferred tax asset valuations and the useful lives of property and equipment. Some of the more significant estimates used include those used in accounting for the Acquisition under the purchase method of accounting, and prior to the Sensata Acquisition, in allocating certain costs to S&C in order to present S&C’s operating results on a stand-alone basis. The accounting estimates used in the preparation of the consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the operating environment changes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Revenue Recognition

We recognize revenue in accordance with SAB No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition. Revenue and related cost of sales from product sales is recognized when title to the product and risk of loss transfers to our customers and collection of sales proceeds is reasonably assured. Product sales are recorded net of trade discounts (including volume and early repayment incentives), sales returns, rebates, coupons, value-added tax and similar taxes and fees for service arrangements with certain distributors. Shipping and handling costs are included in cost of revenue. Sales returns have not historically been significant to the Company’s revenues and have been within estimates made by management.

Share-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123(R), Share-Based Payment (“SFAS 123(R)”). This Statement replaces SFAS 123, Accounting for Stock Compensation (“SFAS 123”), and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). SFAS 123(R) requires that new, modified and unvested share-based compensation arrangements with employees, such as stock options and restricted stock units, be measured at fair value and recognized as compensation expense over the requisite service period.

Prior to July 1, 2005, TI accounted for awards granted under those plans following the recognition and measurement principles of APB 25, and related interpretations. No compensation cost was reflected in the Sensors & Controls business operations for stock options, as all options granted under those plans had exercise

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

2. Significant Accounting Policies—(Continued)

prices equal to the market value of the underlying common stock on the date of the grant (except options granted under TI’s employee stock purchase plans). Compensation cost had been recognized for restricted stock units (RSUs).

Effective July 1, 2005, TI adopted the fair value recognition provisions of SFAS 123(R), using the modified prospective application method. Under this transition method, compensation cost recognized in the year ended December 31, 2005 and the period January 1, 2006 to April 26, 2006, includes the applicable amounts of: (a) compensation cost of all share-based payments granted prior to, but not yet vested as of July 1, 2005 (the amounts of which are based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123 and previously presented in TI’s pro forma footnote disclosures), and (b) compensation cost for all share-based payments granted subsequent to July 1, 2005 (the amounts of which are based on the grant-date fair value estimated in accordance with the new provisions of SFAS 123(R)). Results for prior periods have not been restated.

The effect on the Sensors & Controls business for the nine months ended September 30, 2005, and the year ended December 31, 2005, from TI’s adoption of SFAS 123(R) as of July 1, 2005, was an increase in share-based compensation expense recognized in selling, general and administrative expense (“SG&A”) of $1,449 and $2,749, respectively, and a decrease in net income of $1,037 and $1,967, respectively.

The amounts above include S&C’s portion of the impact of recognizing compensation expense related to participation in TI’s non-qualified stock options offered under TI’s employee stock purchase plan. Compensation expense related to RSUs was already being recognized before implementation of SFAS 123(R).

The total amount of recognized share-based compensation cost, which was related to outstanding RSUs applicable to the Sensors & Controls business, was $49 for the period January 1, 2006 to April 26, 2006 and $113 for the nine months ended September 30, 2005.

The estimated portion of share-based compensation expense (net of tax) that would have been recognized if the Sensors & Controls business had applied the fair value recognition provisions of SFAS 123(R) was $3,839 for the year ended December 31, 2005. The estimate was based on the relative number of options granted to participating S&C employees to the total number of options granted to all TI employees. In the Predecessor periods share-based compensation expense has not been allocated to the various segments but is reflected in corporate activities and other.

All options under the Predecessor’s plans were settled in cash effective on the date of the Acquisition and certain employees received new grants of share-based awards. For the Successor, the expense recognized under SFAS 123(R) was $750 for the period from April 27, 2006 to September 30, 2006. See further discussion of share-based payments in Note 13.

Foreign Currency

For financial reporting purposes, the functional currency of Sensata and each of its subsidiaries is the U.S. dollar. In certain instances the Company enters into transactions that are denominated in a currency other than the U.S. dollar. At the date the transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction is measured and recorded in U.S. dollars using the exchange rate in effect at that date. At

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

2. Significant Accounting Policies—(Continued)

each balance sheet date, recorded balances denominated in a currency other than the U.S. dollar are adjusted to the U.S. dollar using the current exchange rate with gains or losses recorded in the income statement. The Company has recorded currency (losses) gains of $(34,315), $115 and $11 for the periods April 27, 2006 to September 30, 2006, January 1, 2006 to April 26, 2006 and the nine months ended September 30, 2005, respectively.

Financial Instruments

The Company accounts for its derivative financial instruments in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) as amended by FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 133 requires that all derivative instruments be recognized on the balance sheet at fair value. In addition, SFAS 133 provides that, for derivative instruments that qualify for hedge accounting, changes in the fair value are either (a) offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or (b) recognized in equity until the hedged item is recognized in earnings, depending on whether the derivative is being used to hedge changes in fair value or cash flows. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or an over-the-counter market or by obtaining market or dealer quotes for financial instruments with similar characteristics.

Advertising Costs

Advertising and other promotional costs are expensed as incurred, and were $276 for the period April 27, 2006 to September 30, 2006, $141 for the period January 1, 2006 to April 26, 2006, and $763 for the nine months ended September 30, 2005.

Goodwill and other Intangible Assets

Companies acquired in purchase transactions are recorded at their fair value on the date of acquisition with the excess of the purchase price over the fair value of assets acquired and liabilities assumed recognized as goodwill. Under FASB Statement No.142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill and intangible assets determined to have an indefinite useful life are not amortized, instead these assets are evaluated for impairment on an annual basis and whenever events or business conditions warrant. The Company evaluates goodwill and other intangible assets at the reporting unit level in the fourth quarter of each fiscal year.

Identified intangibles, other than indefinite-lived intangible assets, are amortized over the useful life of the asset using a method of amortization that reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. If that pattern cannot be reliably determined, then the Company amortizes the intangible asset using the straight-line method. Capitalized software licenses generally are amortized on a straight-line basis over the term of the license.

Impairment of definite-lived intangible assets: Reviews are regularly performed to determine whether facts or circumstances exist that indicate the carrying values of the Company’s definite-lived intangible assets to be

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

2. Significant Accounting Policies—(Continued)

held and used are impaired. The recoverability of these assets are assessed by comparing the projected undiscounted net cash flows associated with those assets to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is determined by using the appropriate income approach valuation methodology, if applicable, or by discounted cash flows.

Impairment of indefinite-lived intangible assets: The Company performs an annual impairment review of its indefinite-lived intangible assets unless events occur which trigger the need for an earlier impairment review. The impairment review requires management to make assumptions about future conditions impacting the value of the indefinite-lived intangible assets, including projected growth rates, cost of capital, effective tax rates, tax amortization periods, royalty rates, market share and others.

Deferred Financing Costs

Expenses associated with the issuance of debt instruments are capitalized and are amortized over the terms of the respective financing arrangement using the effective interest method (periods ranging from 6 to 10 years). In connection with the issuance of the term loan under the Company’s Senior Secured Credit Facility, Senior Notes and Senior Subordinated Notes, the Company recorded deferred financing cost of $78,454. Amortization of these costs is included as a component of interest expense in the consolidated statements of operations and amounted to $9,768 for the period from April 27, 2006 to September 30, 2006, including the write-off of fees paid for an unused bridge-loan facility from the Acquisition of $6,750. Deferred financing costs were $68,686 as of September 30, 2006. The Company did not have any deferred financing costs prior to April 27, 2006. As a result, there was no amortization of these costs in the predecessor periods.

Income Taxes

The Company provides for income taxes utilizing the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to reverse or settle. If it is determined that it is more likely than not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance is provided. The effect on deferred tax assets and liabilities of a change in statutory tax rates is recognized in the Consolidated Statements of Operations as an adjustment to income tax expense in the period that includes the enactment date.

Prior to the closing of the Acquisition, the taxable results of the S&C business are included in the consolidated U.S. federal income tax return and certain foreign income tax returns of TI. The income tax provisions and related deferred tax assets and liabilities have been determined as if the Sensor and Controls business were a separate taxpayer. Deferred income taxes are provided for temporary differences between the book and tax bases of assets and liabilities.

Pension and Other Post-Retirement Benefit Plans

The Company sponsors various pension and other post-retirement benefit plans covering its employees in several countries. The estimates of the obligations and related expense of these plans recorded in the financial statements are based on certain assumptions. The most significant assumptions relate to discount rate, expected

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

2. Significant Accounting Policies—(Continued)

return on plan assets and rate of increase in healthcare costs. Other assumptions used include employee demographic factors such as compensation rate increases, retirement patterns, employee turnover rates and mortality rates. These assumptions are updated annually by management in consultation with outside advisors. The difference between these assumptions and actual experience results in the recording of unrecognized net actuarial (gain) loss. If total unrecognized (gain) loss exceeds a threshold of 10 percent of the greater of assets or liabilities, it is subject to amortization and recorded as a component of net periodic pension cost over the average remaining service lives of the employees participating in the pension plan.

TI managed its employee benefit plans on a consolidated basis and, as a result, separate information for S&C’s share of the TI employee benefit plans’ assets and liabilities is not included in the Predecessor Combined Balance Sheet as of December 31, 2005. The Combined Statements of Operations for the periods January 1, 2006 to April 26, 2006 and the nine months ended September 30, 2005 include an allocation of the costs of the employee benefit plans.

Allowance for Losses on Receivables

The allowance for losses on receivables is used to provide for potential impairment of receivables. The allowance represents an estimate of probable but unconfirmed losses in the receivable portfolio. The Company estimates the allowance on the basis of specifically identified receivables that are evaluated individually for impairment, and a statistical analysis of the remaining receivables. Customers are generally not required to provide collateral for purchases.

Inventories

Inventories are stated at the lower of cost or estimated net realizable value. Cost is determined based on a first-in, first-out basis and includes material, labor and applicable manufacturing overhead as well as transportation and handling costs. The Company conducts quarterly inventory reviews for salability and obsolescence. A specific allowance is provided for inventory considered unlikely to be sold and for reductions to net realizable value. Inventory is written off in the period in which disposal occurs.

Property, Plant and Equipment and Other Capitalized Costs

Property, plant and equipment are stated at cost and depreciated on a straight-line basis over their estimated economic useful lives. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated economic useful lives of the improvements. Assets held under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease.

Prior to January 1, 2006 the Predecessor depreciated its property, plant and equipment primarily on the 150 percent declining balance method. Effective January 1, 2006, the S&C Business adopted the straight-line method of depreciation for all property, plant and equipment. The Company believes the straight line method better reflects the actual pattern of benefit obtained from its property, plant and equipment. Under the new provisions of SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3, which became effective as of January 1, 2006, a change in depreciation method is treated as a

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

2. Significant Accounting Policies—(Continued)

change in estimate. The impact of this change was a decrease in the Predecessor’s depreciation expense of approximately $1,400 and an increase in the Predecessor’s net income of approximately $910 in the period from January 1, 2006 to April 26, 2006. The effect of the change in depreciation method was reflected on a prospective basis beginning January 1, 2006, and prior period results were not restated.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss, which is reported in the accompanying Consolidated and Combined Statements of Changes in TI’s Net Investment and Shareholder’s Equity, consists of net loss and unrealized gains and losses from derivatives.

For all periods prior to the closing of the Acquisition, accumulated other comprehensive loss has been presented as a component of TI’s net investment and has not been set forth separately due to the centralized nature of TI’s hedging program.

3. New Accounting Standards

In June 2006, the FASB issued FASB Interpretation No. 48, or “FIN 48”, Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing FIN 48 to determine its impact, if any, on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157.”) SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal year beginning January 1, 2008. The Company is currently reviewing SFAS 157 to determine its impact, if any, on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS 158.”) SFAS 158 requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. The provisions of SFAS 158 are effective as of the end of the fiscal year ending December 31, 2007 for non-public companies with early adoption permitted. The Company will adopt SFAS 158 on December 31, 2006. The Company is currently reviewing SFAS 158 to determine its impact, if any, on the Company’s financial position or results of operations. At the present time, the Company does not believe that the adoption of this standard will have a material impact on the Company’s financial position or results of operations.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

4. The Acquisition

On April 27, 2006, Sensata Technologies B.V. acquired S&C for a purchase price of $3.0 billion from TI pursuant to an Asset and Stock Purchase Agreement dated as of January 8, 2006. As a result of this transaction, investment funds associated with or designated by the Sponsors indirectly own over 99 percent of the ordinary shares of Sensata.

The Acquisition was effected, in part, through the purchase of stock of certain foreign subsidiaries and, in part, through the transfer of assets and liabilities of the S&C Business to a number of subsidiaries of Sensata.

The Acquisition was financed by the following:

•	A cash investment by funds associated with Bain Capital and co-investors of $984,998.

•	Term loan borrowings of $1,350,088 and a $150,000 revolving credit facility, $10,000 of which was drawn at the closing of the acquisition.

•	The issuance of $751,605 of senior notes and senior subordinated notes.

The Company has accounted for the Acquisition as a purchase in accordance with SFAS No. 141, Business Combinations (“SFAS 141”), which requires that assets, including intangible assets, and liabilities acquired are recorded at fair value with the excess recorded as goodwill. In connection with the allocation of purchase price to the assets and liabilities acquired, the Company identified certain intangible assets, including completed technology, customer relationships, non-compete agreements, and a trade name. The Company believes that the Klixon trade name has an indefinite life and therefore will be assessed on an annual basis for impairment. Goodwill recorded in relation to the Acquisition will be partially deductible for tax purposes since it was a combined asset and stock purchase transaction.

The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed in the Acquisition:

Cash and cash equivalents	$22,956
Accounts receivables	185,396
Inventories	119,531
Prepaid expenses and other current assets	116,255
Property, plant and equipment	239,333
Goodwill	1,407,094
Other intangible assets	1,207,371
Deferred income taxes	2,439
Accounts payable and accrued liabilities	(150,907)
Pension and post retirement obligations	(21,690)
Long-term debt	(2,142,780)

Total contributed capital	$984,998

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

4. The Acquisition—(Continued)

The allocation of the purchase price is preliminary and is based on management’s judgment after evaluating several factors, including valuation estimates for pension liabilities, fair values of liabilities, and valuation assessments of tangible and intangible assets. The final allocation of the purchase price to the assets acquired and liabilities assumed will be completed when final valuations are completed and estimates are finalized.

The following table summarizes the preliminary allocation of the Acquisition purchase price:

Purchase price allocation:
Purchase price	$2,998,481
Transaction fees and expenses	31,679

Total purchase price	3,030,160
Less:
Net tangible assets acquired(1)	346,558
Fair value adjustment to inventory	24,571
Fair value adjustment to property, plant and equipment	61,095
Other intangible assets acquired	1,205,300
Fair value adjustment to pension obligations	(16,897)
Deferred income taxes	2,439

Excess purchase price attributed to goodwill	$1,407,094

(1)	Represents historical net assets of the Predecessor, reduced to reflect the elimination of (a) previously recorded goodwill and deferred income taxes and (b) assets and liabilities retained by TI in connection with the Acquisition.

See Note 7 for further discussion of goodwill and other intangible assets.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

4. The Acquisition—(Continued)

The following unaudited pro forma financial information presents the results of operations as if the Acquisition had occurred at the beginning of each period presented. The pro forma results are not necessarily indicative of the results of operations that would have occurred had the transaction actually taken place on the first day of the respective periods, or of future results of operations.

	Pro Forma
	Nine months ended September 30, 2006	Nine months ended September 30, 2005
Net revenue	$879,542	$792,627
Operating costs and expenses:
Cost of revenue	614,663	523,953
Research and development	19,499	22,327
Selling, general and administrative	192,781	174,631

Total operating costs and expenses	826,943	720,911

Profit from operations	52,599	71,716
Interest expense, net	(129,290)	(128,202)
Currency translation (loss)/gain and other	(34,213)	11

Loss before income taxes	(110,904)	(56,475)
Provision for income taxes	54,450	35,065

Net loss	$(165,354)	$(91,540)

Included in the pro forma amounts for the periods shown above are additional expenses the Company would have incurred if the transaction occurred at the beginning of the period presented including (i) the interest expense on the debt incurred to complete the Sensata Acquisition, including amortization of deferred financing fees, (ii) additional amortization of identifiable intangible assets acquired resulting from the application of purchase accounting, (iii) additional depreciation of property, plant and equipment based on the increased fair value adjustments resulting from the application of purchase accounting, (iv) expenses of $1 million per quarter reflecting management fees due to the Sponsors under a management agreement entered into in connection with the Acquisition, (v) share-based compensation expense related to the plans established in connection with the Acquisition and (vi) an adjustment of the provision for income taxes related to the above mentioned pro forma adjustments.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

5. Property, Plant and Equipment

Property, plant and equipment consists of the following:

		Successor	Predecessor
	Depreciable Lives	September 30, 2006	December 31, 2005
Land	—	$13,966	$4,804
Buildings and improvements	2 –36 years	81,576	123,884
Machinery and equipment	2 –10 years	159,291	389,903

Less accumulated depreciation		(16,144)	(349,759)

Total		$238,689	$168,832

Depreciation expense was $16,144 for the period from April 27, 2006 to September 30, 2006, $8,531 for the period from January 1 to April 26, 2006, and $21,171 for the nine months ended September 30, 2005.

As a result of the Acquisition, the carrying amount of the Company’s tangible fixed assets was adjusted to its estimated fair value, resulting in a net increase of $61,095. In addition, the depreciable lives of certain of the Company’s tangible assets were adjusted to reflect their respective estimated economic useful lives at April 27, 2006.

6. Inventories

Inventories consist of the following:

	Successor	Predecessor
	September 30, 2006	December 31, 2005
Finished Goods	$40,011	$35,207
Work-in-Process	15,282	14,685
Raw Materials	36,568	35,976

Total	$91,861	$85,868

In connection with the Acquisition, inventory was recorded at fair value as of April 27, 2006. The turn-around effect of the adjustment to fair value of $24,571 was charged to cost of revenue in the period from April 27, 2006 to September 30, 2006.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

7. Goodwill and Other Intangible Assets

The following summarizes the changes in goodwill, by segment from the acquisition date:

	Sensors	Controls	Total
Balance—January 1, 2006	$25,234	$11,145	$36,379
Activity	—	—	—

Balance—April 26, 2006	25,234	11,145	36,379
Effect of Purchase accounting	1,083,419	287,296	1,370,715

Balance—September 30, 2006	$1,108,653	$298,441	$1,407,094

Definite-lived intangible assets have been amortized on a straight-line basis for the Predecessor period and on an accelerated (economic benefit) basis over their estimated lives in the Successor period. Fully amortized intangible assets are written off against accumulated amortization. The following table reflects the components of other acquisition-related intangible assets, excluding goodwill, that are subject to amortization:

	Weighted Average Life (Years)	Successor			Predecessor
		September 30, 2006			December 31, 2005
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Completed Technologies	16	$227,200	$8,238	$218,962	$6,015	$4,315	$1,700
Customer relationships	10	897,500	44,221	853,279	1,206	171	1,035
Non-compete agreements	7	21,700	147	21,553	1,078	78	1,000

		$1,146,400	$52,606	$1,093,794	$8,299	$4,564	$3,735

During the period April 27, 2006 to September 30, 2006, January 1, 2006 to April 26, 2006 and the nine months ended September 30, 2005, the Company recorded amortization expense on its definite-lived intangibles of $52,606, $591 and $595, respectively. Amortization of these acquisition-related intangibles is estimated to be $31,587 in 2006, $128,567 in 2007, $135,169 in 2008, $136,037 in 2009, and $126,572 in 2010.

In connection with the Acquisition, the Company concluded that its “Klixon” brand name is an indefinite lived intangible asset, as the brand has been in continuous use since 1927 and the Company has no plans to discontinue using the Klixon name. An amount of $58,900 was assigned to the brand name in the Company’s preliminary allocation of purchase price.

In addition, other intangible assets recognized on the Consolidated and Combined Balance Sheet include capitalized software licenses of $2,222, as of September 30, 2006, which are amortized over their remaining economic useful lives of 1.4 years. The Company recorded amortization expense of $639 for the period from April 27, 2006 to September 30, 2006, $487 for the period from January 1, 2006 to April 26, 2006 and $1,097 for the nine months ended September 30, 2005 related to other intangible assets.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

8. Restructuring Costs

In the second quarter of 2003, S&C announced a plan to move certain production lines from Attleboro, Massachusetts, to other sites in order to be geographically closer to customers and their markets and to reduce manufacturing costs (“the 2003 Plan”). This restructuring action affected 903 jobs through voluntary retirement and involuntary termination programs through 2005, primarily in manufacturing operations at the Attleboro facility. The amount recognized was approximately $65,909 through April 26, 2006.

In the second quarter of 2005, S&C announced a plan to move production lines from Almelo, Holland, to a contract manufacturer in Hungary (the “2005 Plan”). This relocation was to complete the Almelo site transition into a business center. Concurrently, other actions were taken at S&C’s sites in Attleboro, Brazil, Japan and Singapore in order to size these locations to market demands. These restructuring actions are expected to affect 208 jobs, 98 of which are in Holland. The total cost of this restructuring action is expected to be $14,326, of which $13,161 has been recorded in the Predecessor periods.

In connection with the terms of the Acquisition, substantially all liabilities relating to the 2003 Plan were retained by TI, whereas all liabilities relating to the 2005 Plan were assumed by the Company. Upon the application of purchase accounting the Company recognized an additional liability of $1.2 million in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, relating to the remaining future severance and outplacement costs for the 2005 Plan. The remaining payments for the restructuring actions are expected to be substantially completed by the end of 2006 and will be charged against this liability.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

8. Restructuring Costs—(Continued)

	2003 Plan	2005 Plan	Total
Balance—December 31, 2004	$12,989	$—	$12,989
2005 Charges:
Severance charges	12,186	10,679	22,865
Noncash acceleration of depreciation	—	131	131
2005 Dispositions:
Severance payments	(17,055)	(4,451)	(21,506)
Noncash transfer to accumulated depreciation	—	(131)	(131)

Balance—December 31, 2005	8,120	6,228	14,348
January 1, 2006 to April 26, 2006 Charges:
Severance charges	105	2,351	2,456
January 1, 2006 to April 26, 2006 Dispositions:
Severance payments	(3,142)	(3,336)	(6,478)

Balance—April 26, 2006	5,083	5,243	10,326
April 27, 2006 to September 30, 2006 Charges:
Effects of purchase accounting	—	1,166	1,166
April 27, 2006 to September 30, 2006 Dispositions:
Liabilities assumed by TI at the date of the Acquisition	(5,083)	—	(5,083)
Severance payments	—	(4,051)	(4,051)

Balance—September 30, 2006	$—	$2,358	$2,358

Employees terminated as of September 30, 2006	903	190	1,093

Predecessor Period:
2005 Charges classified to:
Cost of revenues	$2,698	$6,618	$9,316
SG&A	1,890	969	2,859

Total January 1, 2005—September 30, 2005	$4,588	$7,587	$12,175

Charges classified to:
Cost of revenues	$96	$2,332	$2,428
SG&A	9	19	28

Total January 1, 2006—April 26, 2006	$105	$2,351	$2,456

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

9. Accrued Expenses and Other Liabilities

Accrued expenses consist of the following:

	Successor	Predecessor
	September 30, 2006	December 31, 2005
Accrued interest	$44,156	$—
Acquisition related accruals	36,316	—
Accrued salaries, wages and vacation pay	25,788	14,063
Accrued taxes	9,887	—
Accrued restructuring expenses	2,358	14,348
Accrued freight, utility and insurance charges	1,609	5,029
Other accrued expenses and liabilities	23,480	21,137

Total	$143,594	$54,577

10. Debt

The Company’s debt consists of the following:

		Successor	Predecessor
	Interest Rate	September 30, 2006	December 31, 2005
Senior Secured Credit Facility:
Senior Secured Term Loan Facility	Variable	$947,625	$—
Senior Secured Term Loan Facility (euro)	Variable	410,746	—
Revolving Credit Loan		—	—
Senior Notes	8.00%	450,000	—
Senior Subordinated Notes (euro)	9.00%	310,415	—
Capital lease	9.00%	30,928	31,165
Less: current portion of long-term debt and capital lease		(14,051)	(646)

Long-term debt and capital lease, less current portion		$2,135,663	$30,519

Senior Secured Credit Facility

On April 27, 2006, the Company entered into a multi-currency $1,500.0 million senior secured credit facility with Morgan Stanley Senior Funding, Inc., Banc of America Securities LLC and Goldman Sachs Credit Partners, L.P., as joint lead arrangers (the “Senior Secured Credit Facility”). The Senior Secured Credit Facility consists of a $150.0 million revolving credit facility, under which there is approximately $147.3 million of availability (net of $2.7 million in letters of credit issued); a $950.0 million U.S. dollar term loan facility; and a €325.0 million euro term loan facility ($400.1 million at issuance). Issuance costs attributable to the Senior Secured Credit Facility amounted to approximately $31.7 million.

Revolving loans may be borrowed, repaid and reborrowed to fund the Company’s working capital needs. Term loans may only be borrowed on the closing date and no amount of term loans once repaid may be reborrowed.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

10. Debt—(Continued)

The Senior Secured Credit Facility provides for an incremental term facility and/or incremental revolving facility in an aggregate principal amount of $250.0 million. The incremental facilities rank pari passu in right of payment and security with the other Senior Secured Credit Facilities and mature at the final maturity of the term loan facility and the revolving facility, respectively. The incremental borrowing facilities may be activated at any time up to a maximum of three times during the term of the Senior Secured Credit Facility with consent required only from those lenders that agree, in their sole discretion, to participate in such incremental facility and subject to certain conditions, including pro forma compliance with all financial covenants as of the date of incurrence and for the most recent determination period after giving effect to the incurrence of such incremental facility.

Borrowers under the Senior Secured Credit Facility include Sensata and Sensata Technologies Finance Co, LLC. All obligations under the Senior Secured Credit Facility are unconditionally guaranteed by the Company and each of the Company’s direct and indirect wholly-owned subsidiaries located in the U.S. (except for Sensata Technologies Finance Company, LLC, the Company’s direct wholly-owned facility, who is a borrower under the Senior Secured Credit Facility), The Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia other than immaterial subsidiaries (“Guarantors”). The collateral for such borrowings under the Senior Secured Credit Facility consists of all shares of capital stock and intercompany debt of the borrower and subsidiaries and all present and future property and assets of the borrower and subsidiary guarantors.

The Senior Secured Credit Facility contains financial covenants that, among other things, limit the Company’s maximum total leverage ratio (total indebtedness to EBITDA, as defined by the terms of the Senior Secured Credit Facility) and requires Sensata to maintain a minimum interest coverage ratio (EBITDA to total interest expense, as defined by the terms of the Senior Secured Credit Facility). All of the financial covenants are calculated on a pro forma basis and for each consecutive four fiscal quarter period beginning with the quarter ended September 30, 2006. In addition, non-financial covenants confer limitations on Sensata’s ability to incur subsequent indebtedness, incur liens, prepay subordinated debt, make loans and investments, merge or consolidate, sell assets, change its business or amend the terms of its subordinated debt and restrict the payment of dividends.

As per the terms of the Senior Secured Credit Facility, Restricted Subsidiaries are also subject to restrictive covenants. As of April 27, 2006 and September 30, 2006, for purposes of the Senior Secured Credit Facility, all of the subsidiaries of the Company were “Restricted Subsidiaries.” Under certain circumstances the Company will be permitted to designate subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants of the credit agreement.

The final maturity of the revolving credit facility is on April 27, 2012. Loans made pursuant to the revolving credit facility must be repaid in full on or prior to such date, and all letters of credit issued thereunder will terminate unless cash collateralized prior to such time. The final maturity of the term loan facility is on April 27, 2013. The term loan must be repaid during the final year of the term loan facility in equal quarterly amounts, subject to amortization of approximately 1 percent per year prior to such final year.

The revolving credit facility bears interest at LIBOR plus 2 percent subject to a pricing grid based on total leverage. The term loan facility bears interest at LIBOR plus 1.75 percent in the case of borrowings denominated in U.S. dollars and EURIBOR plus 2 percent in the case of borrowings denominated in euros. The interest payments on the Senior Secured Credit Facility are due quarterly starting July 27, 2006. The revolving credit facility is payable in full at maturity and the term loan amortizes 1 percent per year with the balance due in

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

10. Debt—(Continued)

quarterly installments during the year of maturity. All borrowings under the Senior Secured Credit Facility are pre-payable at the Company’s option at par.

The Senior Notes

The outstanding senior notes (“Senior Notes”) were issued under an indenture dated as of April 27, 2006 among the Company, as issuer, The Bank of New York, as trustee, and the Guarantors (“Senior Note Indenture”). The Senior Notes mature on May 1, 2014. Interest is payable semiannually (at 8 percent per annum) in cash to holders of Senior Notes of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date, on May 1 and November 1 of each year, commencing November 1, 2006. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months.

The Senior Notes were issued in an aggregate principal amount of $450.0 million. Proceeds from the issuance of the Senior Notes were used to fund a portion of the Acquisition of the S&C business from TI.

The Senior Note Indenture contains restrictive covenants that, may among other things, limit under certain circumstances, the Company’s ability to incur or guarantee additional debt, as well as pay dividends or distributions on, or redeem or repurchase, capital stock. The restrictive covenants require, among other things, that the Company maintain minimum fixed charge coverage ratio and specified levels of consolidated net income and net cash proceeds.

As per the terms of the Senior Notes, Restricted Subsidiaries are also subject to restrictive covenants. As of April 27, 2006 and September 30, 2006, all of the subsidiaries of the Company were “Restricted Subsidiaries.” Under certain circumstances the Company will be permitted to designate subsidiaries as “Unrestricted Subsidiaries.” Unrestricted subsidiaries will not be subject to the restrictive covenants of the Senior Note Indenture. Unrestricted subsidiaries will not guarantee any of the Senior Notes.

Additional securities may be issued under the Senior Note Indenture in one or more series from time to time, subject to certain limitations.

The Senior Notes are general unsecured obligations of the Company and are effectively subordinated to all secured indebtedness of the Company to the extent of the value of the assets securing such secured indebtedness and to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries that are not Guarantors.

The guarantees of each Guarantor with respect to the Senior Notes are general unsecured obligations of such Guarantor.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

10. Debt—(Continued)

The Company may redeem some or all of the Senior Notes after May 1, 2010 at the redemption prices listed below, plus accrued interest.

Year	Percentage
2010	104.0
2011	102.0
2012 and thereafter	100.0

The Company may also redeem any of the Senior Notes at any time prior to May 1, 2010, at a redemption price equal to 100 percent of the principal amount of the notes to be redeemed, plus the applicable premium, which is the greater of (a) 1 percent of the then outstanding principal amount of Senior Notes and (b) the excess of the sum of the present value of the Senior Notes on such redemption date and all required interest payments due on such notes through May 1, 2011, over the then outstanding principal amount of the Senior Notes.

The Company may also redeem up to 40 percent of the Senior Notes on or prior to May 1, 2009 from the proceeds of certain equity offerings and designated asset sales at a redemption price equal to 108 percent of the principal amount of the Senior Notes, plus accrued interest, if any, to the date of redemption only if, after any such redemption, at least 50 percent of the aggregate principal amount of such series of notes remain outstanding.

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the Senior Notes or the guarantees, the Company may redeem the Senior Notes of that series in whole, but not in part, at any time, at a redemption price of 100 percent of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption.

Upon a change of control, the Company will be required to make an offer to purchase the Senior Notes then outstanding at a purchase price equal to 101 percent of their principal amount, plus accrued interest to the date of repurchase. In the event of a change of control, the Senior Notes will be subject to repurchase prior to the Senior Subordinated Notes.

Senior Subordinated Notes

The outstanding senior subordinated notes (“Senior Subordinated Notes”) were issued under an indenture dated as of April 27, 2006 among the Company, as issuer, The Bank of New York as trustee and the Guarantors (“Senior Subordinated Indenture”). The Senior Subordinated Notes mature on May 1, 2016. Interest is payable semi-annually (at 9 percent per annum) in cash to holders of Senior Subordinated Notes of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date, on May 1 and November 1 of each year, commencing November 1, 2006. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months.

The Senior Subordinated Notes were issued initially in an aggregate principal amount of €245.0 million (a U.S. dollar equivalent of $301.6 million at issuance). Proceeds from the issuance of the Senior Subordinated Notes were used to fund a portion of the acquisition of the S&C business from TI. The Senior Subordinated Note issuance costs are being amortized over the ten year term of the Senior Subordinated Notes using the effective interest method.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

10. Debt—(Continued)

The Senior Subordinated Indenture contains restrictive covenants that, among other things, may limit under certain circumstances, the Company’s ability to incur or guarantee additional debt, as well as pay dividends or distributions on, or redeem or repurchase, capital stock. The restrictive covenants require, among other things, that the Company maintain a minimum fixed charge coverage ratio and specified levels of consolidated net income and net cash proceeds.

As per the terms of the Senior Subordinated Notes, Restricted Subsidiaries are also subject to restrictive covenants. As of April 27, 2006 and September 30, 2006, all of the subsidiaries of the Company were “Restricted Subsidiaries.” Under certain circumstances the Company will be permitted to designate subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Senior Subordinated Indenture. Unrestricted subsidiaries will not guarantee any of the Senior Subordinated Notes.

Additional securities may be issued under the Senior Subordinated Indenture in one or more series from time to time, subject to certain limitations.

The Senior Subordinated Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future senior debt of the Company, including the Company’s obligations under the Senior Notes and the Senior Secured Credit Facility, and to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries that are not Guarantors.

The guarantees of each Guarantor with respect to the Senior Subordinated Notes are general unsecured obligations of such Guarantor.

The Company may redeem some or all of the Senior Subordinated Notes beginning on May 1, 2011, at the redemption prices listed below, plus accrued interest.

Year	Percentage
2011	104.5
2012	103.0
2013	101.5
2014 and thereafter	100.0

The Company may also redeem any of the Senior Subordinated Notes at any time prior to May 1, 2011, at a redemption price equal to 100 percent of the principal amount of the notes to be redeemed, plus the applicable premium, which is the greater of (a) 1 percent of the then outstanding principal amount of Senior Subordinated Notes and (b) the excess of the sum of the present value of the Senior Subordinated Notes on such redemption date and all required interest payments due on such notes through May 1, 2011, over the then outstanding principal amount of the Senior Subordinated Notes.

The Company may also redeem up to 40 percent of the Senior Subordinated Notes on or prior to May 1, 2009 from the proceeds of certain equity offerings and designated asset sales at a redemption price equal to 109 percent of the principal amount of the Senior Subordinated Notes, plus accrued interest, if any, to the date of redemption only if, after any such redemption, at least 50 percent of the aggregate principal amount of such series of notes remain outstanding.

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the Senior Subordinated Notes or the guarantees, the

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

10. Debt—(Continued)

Company may redeem the notes of that series in whole, but not in part, at any time, at a redemption price of 100 percent of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption.

The Company also has local lines of credit and overdraft lines of credit with commercial lenders at certain of its subsidiaries to fund working capital and other operating requirements of $30.0 million and $15.0 million, respectively.

Debt Maturities

Remaining mandatory principal repayments of long-term debt, including capital leases, in each of the years ended December 31, 2006 through 2011 and thereafter are as follows:

Year Ending December 31,	Aggregate Maturities
2006	$3,500
2007	14,067
2008	14,140
2009	14,220
2010	14,307
2011	14,402
Thereafter	2,075,078

Total long-term debt and capital lease principal payments	$2,149,714

Compliance with Financial and Non-Financial Covenants

On September 29, 2006, Sensata executed, with its lenders, a letter amendment and waiver to the Senior Secured Credit Facility (the “Waiver”), whereby the lenders agreed to waive compliance with certain requirements of the Senior Secured Credit Facility. Under the terms of the Waiver, the lenders agreed that for the purposes of computing any of the Company’s financial covenants or accounting determination provided to the lenders, all DPCs issued by the Company were to be classified as Additional paid-in capital for all periods.

In addition, the lenders agreed to waive any event of default arising from the Sensata’s failure to deliver to the lenders, within the deadline set forth in the Senior Secured Credit Facility, the Company’s financial statements and compliance certificate for the quarter ended June 30, 2006. In connection with the Waiver, the Company incurred a fee of $675 which is included in interest expense during the period from April 27, 2006 to September 30, 2006.

As of September 30, 2006, the Company was in compliance with all financial and non-financial covenants of its Senior Secured Credit Facility, the Senior Notes, and the Senior Subordinated Notes.

As of November 23, 2006, the Company failed to comply with the requirement under the Senior Notes and Senior Subordinated Notes to file an exchange offer registration statement with the U.S. Securities and Exchange Commission (the “SEC”), on or prior to the 210th day after the original issue date of the notes (April 27, 2006),

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

10. Debt—(Continued)

and began to incur additional cash interest in the amount of 0.25 percent per annum of the principal amount of the Senior Notes and Senior Subordinated Notes.

As of December 14, 2006, the Company failed to comply with the requirement under the Senior Notes and the Senior Subordinated Notes to furnish to the noteholders its financial information for the three and nine months ended September 30, 2006, and other financial and non-financial disclosures that would be required to be contained in a filing with the SEC on Form 10-Q. The failure to furnish this report to the noteholders did not constitute an event of default as defined in the Senior Note Indenture and the Senior Subordinated Indenture, as the Company has a 60 day cure period to remedy its non-compliance with this covenant.

The Company believes that the filing of these financial statements with the SEC in this Registration Statement on Form S-4 constitutes a cure within the required period set forth in the Senior Note Indenture and Senior Subordinated Indenture and, as a result, as of the date of the issuance of this Registration Statement, the Company is in compliance with all financial and non-financial covenants of its Senior Secured Credit Facility, Senior Note Indenture, and Senior Subordinated Indenture.

Predecessor

In December 2005, the Predecessor completed a sale-leaseback of its facilities in Attleboro, Massachusetts. The term included a 20-year lease agreement for a new facility at the site to be used to consolidate operations remaining in Attleboro and was recorded as a capital lease. The capital lease obligation outstanding was $30,928 and $31,165 at September 30, 2006 and December 31, 2005, respectively.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

11. Income Taxes

Successor

Effective April 27, 2006 and concurrent with the Acquisition, the Company and certain of its Dutch subsidiaries are taxable entities in The Netherlands. They will file a tax return in the Netherlands under Dutch fiscal unity (i.e., consolidation). The Company’s non-Dutch subsidiaries will file income tax returns, generally on a separate company basis, in the various countries in which they are incorporated and/or operate, including the United States, Japan, China, Brazil, South Korea, Malaysia and Mexico. The Acquisition purchase accounting, the new debt and equity capitalization of the various members of the consolidated group, and the realignment of the functions performed and risks assumed by the various members are of significant consequence to the determination of future book and taxable income of the respective group members and Sensata as a whole.

Principal reconciling items from income tax computed at the U.S. statutory tax rate are as follows:

	For the Period January 1, 2006 to April 26, 2006
	U.S.	Non-U.S.	Total
Tax computed at U.S. statutory rate of 35 percent	$1,604	$23,304	$24,908
Effect of operations in non-U.S. jurisdictions	—	(2,865)	(2,865)
US tax on repatriation of foreign earnings	—	2,907	2,907
Foreign losses not tax benefited	—	776	776
State taxes, net of federal benefit	325	—	325
Other	(189)	(66)	(255)

Total provision for income taxes	$1,740	$24,056	$25,796

	For the Period April 27, 2006 to September 30, 2006
	U.S.	Non-U.S.	Total
Tax benefit computed at U.S. statutory rate of 35 percent	$(14,632)	$(28,310)	$(42,942)
Foreign tax differential	—	(1,615)	(1,615)
Goodwill related deferred tax liability	7,541	4,103	11,644
Changes in valuation allowance	14,915	42,559	57,474

Total provision for income taxes	$7,824	$16,737	$24,561

Income taxes for the interim period ending September 30, 2006 were computed in accordance with FIN 18, Accounting for Income Taxes in Interim Periods, whereby a separate estimated annual effective tax rate is applied to ordinary income jurisdictions and certain ordinary loss jurisdictions. In determining the estimated annual effective tax rate, the tax benefit of a net operating loss carryforward is not recognized unless it is more likely than not that the tax benefit will be realized.

With respect to the period ending September 30, 2006, a full valuation allowance has been established on substantially all net deferred tax assets in jurisdictions that have incurred net operating losses, as it is more likely than not that such losses will not be utilizable in the foreseeable future. In jurisdictions where goodwill is amortized over a fixed period for tax purposes, a deferred tax liability is established for the temporary difference in goodwill if the jurisdiction’s net operating loss carryforward period is of limited duration.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

11. Income Taxes—(Continued)

Withholding taxes apply to intercompany interest, royalty and management fees and certain payments to third parties. Such taxes are expensed if they cannot be credited against the recipient’s tax liability in its country of residence. Consideration also has been given to the additional withholding taxes associated with the remittance of presently unremitted earnings and the recipient corporation’s ability to obtain a tax credit for such taxes. Earnings are not considered to be indefinitely reinvested in the jurisdiction in which they were earned.

Predecessor

Prior to April 27, 2006, the operations of the Sensors & Controls business were included in the consolidated tax returns of TI; however, the income tax provisions included in the accompanying combined statements of operations have been determined as if the Sensors & Controls business were a separate taxpayer.

12. Pensions and Other Post Retirement Benefits

We provide various retirement plans for employees including defined benefit, defined contribution and retiree health care benefit plans. All of these plans duplicate benefits previously provided to participants under plans sponsored by TI, and recognize all prior service with TI.

Successor

United States Benefit Plans

The principal retirement plans in the U.S. include a) a qualified defined benefit pension plan, b) a defined contribution plan and c) an enhanced defined contribution plan. In addition, the Company provides post-retirement medical coverage to most of its employees.

Qualified Defined Benefit Pension Plan

The benefits under the qualified defined benefit pension plan are determined using a formula based upon years of service and the highest five consecutive years of compensation. The Company intends to contribute amounts to this plan to meet the minimum funding requirements of federal laws and regulations plus such additional amounts as the Company deems appropriate. For the period from April 27, 2006 to September 30, 2006, no contributions were made to the qualified defined benefit plan. The Company also sponsors a non-qualified plan which is closed to new participants and is unfunded.

TI closed the qualified defined benefit pension plan to participants hired after November 1997. In addition, participants eligible to retire under the TI plan as of April 26, 2006 were given the option of continuing to participate in the qualified defined benefit pension plan or retiring under the qualified defined benefit pension plan and thereafter participating in the enhanced defined contribution plan. Employees who elected not to remain in the defined benefit pension plan as of April 26, 2006, and new employees hired after November 1997 and through December 31, 2003, may participate in the enhanced defined contribution plan.

As a term of the Purchase Agreement, TI is bound to transfer a portion of the assets in their defined benefit trust to the Sensata trust. This transfer will be based on calculations replicating the actual allocation of assets which would be effective upon an actual plan termination. As of September 30, 2006, the final asset amount to be

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

12. Pensions and Other Post Retirement Benefits—(Continued)

transferred from the TI plan had not been determined. These financial statements include preliminary estimates of the transfer amount. The actual transfer amount could be materially different. Sensata expects that finalization of the asset transfer will not have a material effect on the Company’s results of operations or financial position.

Defined Contribution Plans

Both defined contribution plans offer an employer-matching savings option that allows employees to make pre-tax contributions to various investment choices. Employees who remain in the qualified defined benefit plan may also participate in the defined contribution plan, where employer-matching contributions are provided for up to 2 percent of the employee’s annual eligible earnings. This plan provides for a fixed employer contribution of 2 percent of the employee’s annual eligible earnings, plus an employer-matching contribution of up to 4 percent of the employee’s annual eligible earnings. Employees who elected not to remain in the defined benefit pension plan, and new employees hired after November 1997 and through December 31, 2003, may participate in the enhanced defined contribution plan. Employees hired after December 31, 2003, may participate in the enhanced defined contribution plan, where employer-matching contributions are provided for up to 4 percent of the employee’s annual eligible earnings. The aggregate expense for U.S. employees under the defined contribution plans was $1,425 for the period from April 27, 2006 to September 30, 2006.

U.S. Retiree Health Care Benefit Plan

We offer access to group medical coverage during retirement to most of our U.S. employees. We make a contribution toward the cost of those retiree medical benefits for certain retirees and their dependents. The contribution rates are based upon varying factors, the most important of which are an employee’s date of hire, date of retirement, years of service and eligibility for Medicare benefits. The balance of the cost is borne by the participants in the plan. Employees hired after January 1, 2001, are responsible for the full cost of their medical benefits during retirement. For the period from April 27, 2006 to September 30, 2006, no contributions were made to the U.S. Retiree Health Care Benefit Plan. Obligations to the U.S. Retiree Health Care Benefit Plan for employees that retired prior to the Acquisition have been assumed by TI.

Retiree health benefits are partially funded through a Voluntary Employee Benefit Association (VEBA) trust. As a term of the Purchase Agreement, TI was bound to transfer a portion of the assets in their VEBA trust to the Sensata trust. This transfer has been finalized and was based on a proportion of the post-retirement medical liability for the transferred employees to the post-retirement medical liability for the entire covered TI population.

Non-U.S. Retirement Plans

Retirement coverage for non-U.S. employees is provided, to the extent deemed appropriate, through separate defined benefit and defined contribution plans. Retirement benefits are generally based on an employee’s years of service and compensation. Funding requirements are determined on an individual country and plan basis and subject to local country practices and market circumstances. For the period from April 27, 2006 to September 30, 2006 the Company contributed $611 to non-U.S. defined benefit plans.

As a term of the Purchase Agreement, TI is bound to transfer a portion of the assets related to the Holland and Japan defined benefit and defined contribution plans to the Sensata trust. This transfer will be based on regulations effective in each of those countries. As of September 30, 2006, the final asset amount to be transferred

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

12. Pensions and Other Post Retirement Benefits—(Continued)

from the TI plan had not been determined. These financial statements include preliminary estimates of the transfer amount. The actual transfer amount could be materially different. Sensata expects that finalization of the asset transfer will not have a material effect on the Company’s results of operations or financial position.

Effect on the Statements of Operations and Balance Sheets

Prior to the Acquisition, TI managed its employee benefit retirement plans on a consolidated basis, and separate information for the Sensors & Controls business was not readily available. Therefore, the Sensors & Controls business share of the TI employee benefit plans’ assets and liabilities is not included in the combined balance sheets for periods prior to April 27, 2006. The combined statements of operations for periods prior to April 27, 2006 include an allocation of the costs of the employee benefit plans. These costs were allocated based on the S&C business employee population for each period presented. Net periodic benefit cost allocated from TI for the respective plans was as follows:

For the nine months ended September 30, 2005
Defined benefit pension expense	$3,956
Defined contribution plans expense	4,461
Retiree health care expense	1,012

In connection with the Acquisition, the Company recorded benefit obligations equal to the difference between the benefit obligation and the fair value of plan assets. Upon the Acquisition, Sensata acquired the plan assets and assumed the pension obligations for all active S&C employees covered by the TI defined benefit plans who elected to continue to participate in the plans. TI retained the assets and obligations associated with those individuals who elected to retire under the qualified defined benefit pension plan as of April 26, 2006. As of April 27, 2006, the estimated benefit obligation and plan assets were as follows:

	U.S. Plans		Non-U.S. Plans
	Defined Benefit	Retiree Healthcare	Defined Benefit
Projected Benefit obligation at April 27, 2006	$40,600	$7,393	$34,735
Fair value of plan assets at April 27, 2006	32,000	4,611	24,427

Future expense was estimated based upon the estimate of the benefit obligations and assets as of April 27, 2006. Net periodic benefit cost of the defined benefit and retiree health care benefit plans was as follows for the period April 27, 2006 to September 30, 2006:

	U.S. Plans		Non-U.S. Plans
	Defined Benefit	Retiree Healthcare	Defined Benefit
Service cost	$750	$125	$1,524
Interest cost	1,063	193	423
Expected return on plan assets	(938)	(135)	(494)

Net periodic pension cost	$875	$183	$1,453

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

12. Pensions and Other Post Retirement Benefits—(Continued)

Assumptions and Investment Policies

Assumptions used to calculate the projected benefit obligations of the Company’s defined benefit pension and retiree health care plans and related cost were as follows:

	Pension April 27, 2006	Retiree Health Care April 27, 2006
U.S. assumed discount rate	6.25%	6.25%
Non-U.S. assumed discount rate	2.50% – 4.00%
U.S. assumed long-term rate of return on plan assets	7.00%
Non-U.S. assumed long-term rate of return on plan assets:	4.00% – 5.00%
U.S. average long-term pay progression	4.00%
Non-U.S. average long-term pay progression	2.00% – 3.00%

In order to select a discount rate for purposes of valuing the plan obligations the Company uses returns of long term investment grade bonds. These indices are adjusted as needed to fit the estimated duration of the plan liabilities.

The expected long-term rate of return on plan assets assumptions are based upon actual historical returns, future expectations for returns for each asset class and the effect of periodic target asset allocation rebalancing. The results are adjusted for the payment of reasonable expenses of the plan from plan assets. We believe these assumptions are appropriate based upon the mix of the investments and the long-term nature of the plans’ investments.

The table below shows target allocation ranges for the plans that hold a substantial majority of the defined benefit assets. The asset allocations for the retiree health care benefit plan are intended to represent the long-term targeted mix rather than a current mix.

	U.S. Plans		Non-U.S. Defined Benefit
Asset Category	Defined Benefit	Retiree Health Care
Equity securities	50% – 75%	75%	40% – 90%
Fixed income securities and cash	25% – 50%	25%	10% – 90%

For the defined benefit plans, it is intended that the investments will be rebalanced when the allocation is not within the target range. Additional contributions are invested consistent with the target ranges and may be used to rebalance the portfolio. The investment allocations and individual investments are chosen with regard to the duration of the obligations of the plan. The assets in the retiree health care benefit plan are invested in a VEBA trust. For tax efficiency, the investments in the VEBA trust are not rebalanced but additional contributions to the trust may be used to reallocate the portfolio.

Actual weighted average asset allocations for U.S. plans and non-U.S. plans will be known following the final asset transfers.

No contributions have been made to the trusts for the U.S. defined benefit pension plan or the retiree health care benefit plan during the period April 27, 2006 to September 30, 2006. Contribution requirements for the U.S.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

12. Pensions and Other Post Retirement Benefits—(Continued)

retirement plans during 2007 will not be known until the asset transfer is finalized; however, we expect to contribute approximately $3.0 to $4.0 million to U.S. retirement plans during 2007. Contribution requirements to non-U.S. retirement plans in 2007 are currently unknown but are not expected to be significant.

Assumed health care cost trend rates for the U.S. retiree health care plan at April 27, 2006:

	Retiree Health Care
	September 30, 2006	April 27, 2006
Assumed health care trend rate for next year:
Attributed to less than age 65	10%	10%
Attributed to age 65 or greater	11%	11%
Ultimate trend rate	5%	5%
Year in which ultimate trend rate is reached:
Attributed to less than age 65	2011	2011
Attributed to age 65 or greater	2012	2012

A one percentage point change in health care cost trend rates would impact the accumulated postretirement benefit obligation at September 30, 2006, by $1.0 million and the service cost and interest cost components of plan expense for the period from April 27, 2006 to September 30, 2006 by $0.1 million.

13. Share-Based Payment Plans

Successor

On April 27, 2006, the Company, in connection with the Acquisition, implemented management compensation plans to align compensation for certain key executives with the performance of the Company. The objective of the plans is to promote the long-term growth and profitability of the Company and its subsidiaries by providing those persons who are involved in the Company with an opportunity to acquire an ownership interest in the Company. The following plans were in effect on date of Acquisition; 1) Sensata Technologies Holding B.V. 2006 Management Option Plan and 2) Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan. The stock awards were granted in the equity of the Parent, Sensata Technologies Holding B.V, the holding company that owns Sensata Technologies Intermediate Holding B.V. The related share-based compensation expense has been recorded in Sensata Technologies B.V.’s financial statements because the awards are intended to compensate the employees for service provided to the Company.

Based on the original terms of the plans, the awards were classified as liability awards under SFAS 123(R). On September 29, 2006, the Company modified the terms of the awards and the underlying securities. After the modification, the following plans were in effect; 1) the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan (“Stock Option Plan”), which replaced the Sensata Technologies Holding B.V. 2006 Management Option Plan and 2) the First Amended and Restated 2006 Management Securities Purchase Plan (“Restricted Stock Plan”) which replaced the Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan. These modifications resulted in a change in classification of the awards from liability to equity awards in accordance with the provisions of SFAS 123(R). No tax benefit was realized during the period as no stock options were exercised nor did any restrictions lapse on management’s restricted shares.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

13. Share-Based Payment Plans—(Continued)

Stock Options

A summary of stock option activity for the period from April 27, 2006 to September 30, 2006 is presented below:

	Equity Strips	Ordinary Shares
Tranche 1 Options
Balance April 27, 2006	—	—
Granted—May 15, 2006	735,225	—
Modification—September 29, 2006	(735,225)	3,341,931
Granted—September 29, 2006	—	41,774
Forfeited	—	—
Exercised	—	—

Balance September 30, 2006	—	3,383,705

Exercisable at September 30, 2006	—	—

Tranche 2 and 3 Options
Balance April 27, 2006	—	—
Granted—May 15, 2006	1,470,450	—
Modification—September 29, 2006	(1,470,450)	6,683,862
Granted—September 29, 2006	—	83,548
Exercised	—	—

Balance September 30, 2006	—	6,767,410

Exercisable at September 30, 2006	—	—

The exercise price, weighted average price per share and weighted average remaining life of options outstanding as of September 30, 2006 is $6.99, $6.99 and 9.5 years, respectively. The aggregate intrinsic value of stock options outstanding at September 30, 2006 is zero. No options vested or expired during the period from April 27, 2006 to September 30, 2006.

Sensata Technologies Holding B.V. 2006 Management Option Plan

Under this plan, participants were granted 2,205,675 options in three separate tranches. Each option entitled the holder to acquire an “equity strip” comprised of 1 Sensata Technologies Holding B.V. ordinary share and 19.5 Deferred Payment Certificates (“DPCs”) at an aggregate strike price of euro 6.50. These options were classified as liability awards based on features of the options as well as the underlying securities. Each tranche of awards had different vesting provisions and are further described below.

Tranche 1 Options: Tranche 1 grants consisted of 735,225 options that vest over a period of 5 years (40 percent vesting year 2, 60 percent vesting year 3, 80 percent vesting year 4 and 100 percent vesting year 5) provided the participant of the option plan is continuously employed by the Company or any of its subsidiaries, and vest immediately upon a change in control. The Company recognizes the compensation charge on a straight-line basis over the requisite service period, which for options issued to date is assumed to be the same as the vesting period of 5 years. The options expire 10 years from the date of grant unless the grantee’s employment

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

13. Share-Based Payment Plans—(Continued)

with the Company is terminated for other than good cause, in which case all the unvested options expire on termination. Upon termination for any reason, the Company has a right, but not the obligation, to purchase all or any portion of award securities issued to the participant at the then current fair market value.

The fair value of the Tranche 1 options was estimated on the date of grant using the Black-Scholes option-pricing model. Key assumptions used in estimating the grant date fair value of these options were as follows:

	Ordinary Share Portion	DPC Portion
Dividend Yield / Interest Yield	0%	14.00%
Expected Volatility	19.64%	6.65 – 12.00%
Risk-free interest rate	5.13%	5.13%
Expected term (years)	6.60	3–5
Forfeiture Rate	5.00%	5.00%

The expected term of the time vesting options was based upon the “simplified” methodology prescribed by SAB 107, Share Based Payment (“SAB 107”). The expected term is determined by computing the mathematical mean of the average vesting period and the contractual life of the options.

The aggregate grant date fair value of these options was $7,862. The Company recognized non-cash compensation expense of $583 for the period April 27, 2006 to September 30, 2006. Unrecognized compensation expense on these options as of September 30, 2006 is $7,279.

Tranche 2 and 3 Options: Tranche 2 and 3 grants consisted of 1,470,450 options that vest based on the passage of time (over 5 years identical to Tranche 1) and the completion of a liquidity event that results in specified returns on the Sponsors’ investment. The only difference between the terms of Tranche 2 and Tranche 3 awards is the amount of the required return on the Sponsors’ investment.

Such liquidity events would include, but not be limited to, an initial public offering of Sensata Technologies B.V., or a change-in-control transaction under which the investor group disposes of or sells more than 50 percent of the total voting power or economic interest in the Company to one or more third independent parties. These options expire ten years from the date of grant.

The fair value of the Tranche 2 and 3 options was estimated on the grant date using the Monte Carlo Simulation Approach. Key assumptions used in estimating the grant date fair value of these options were as follows:

Assumed time to liquidity event (years)	3 – 5
Assumed vesting per year	20%
Probability IPO vs. disposition	70% / 30%
Forfeiture Rate	5%

The expected term of the time vesting options was based upon the “simplified” methodology prescribed by SAB 107. The expected term is determined by computing the mathematical mean of the average vesting period and the contractual life of the options.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

13. Share-Based Payment Plans—(Continued)

The aggregate grant date fair value of these options was $9,705. Management has concluded that satisfaction of the market performance conditions is not probable, and as such, no compensation expense has been recorded for these options for the period ending September 30, 2006. In accordance with SFAS 123(R), if a liquidity event occurs, the Company will be required to recognize compensation expense upon consummation of the liquidity event, regardless of whether or not the equity sponsor achieves the specified returns or not.

First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan

In September 2006, the Sensata Technologies Holding B.V. 2006 Management Option Plan was replaced by the First Amended and Restated Sensata Technologies Holding 2006 Management Option Plan. The new plan effectively cancelled the options granted under the original plan and reissued new options. The new options retained the majority of the terms and features of the original options except that the new options entitled the holder to acquire only ordinary shares (not DPCs) and the purchase price of the options was adjusted accordingly based on the fair value of the ordinary shares at the time of grant. The aggregate fair value of the new options was the same as that of the old options and as such, there was no incremental compensation to be recorded as a result of the modification.

Restricted Securities

A summary of the restricted securities activity for the period from April 27, 2006 to September 30, 2006 is presented below:

	Ordinary Shares	Deferred Payment Certificates
Balance April 27, 2006	—	—
Granted shares—May 15, 2006	20,025	390,487
Modification—September 29, 2006	70,998	(390,487)
Forfeitures	—	—

Balance September 30, 2006	91,023	—

Restrictions lapsed as of September 30, 2006	—	—

Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan

Under this plan, participants were granted restricted Sensata Technologies Holding B.V. securities consisting of 20,025 ordinary shares and 390,487 DPCs. For 11,466 and 223,587 ordinary shares and DPCs, respectively, the restrictions lapse upon the earlier of retirement as defined, a change in control or the third anniversary. For the remainder of the awards, the restrictions lapse upon the earlier of one year from the date of grant or the date of a change in control.

The estimated grant date fair value of these securities was determined using the Probability-Weighted Expected-Return Method as defined in the 2004 AICPA Practice Aid on “Valuation of Privately-Held-Company Equity Securities Issued as Compensation”. The estimated grant date fair value of these securities using this methodology was $623 which is being recognized on a straight-line basis over the period in which the restrictions lapse. The Company recognized non-cash compensation expense of $167 in connection with these restricted securities for the period from April 27, 2006 to September 30, 2006.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

13. Share-Based Payment Plans—(Continued)

First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan

In September 2006, the Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan was replaced by the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan. The new plan effectively cancelled the restricted DPCs granted under the original plan and reissued ordinary shares of equal value. All other terms of the restricted security grants were retained. The aggregate fair value of the restricted ordinary shares issued was the same as that of the restricted DPCs replaced by the modification and, as such, there was no incremental compensation to be recorded. Unrecognized compensation in connection with the restricted securities as of September 30, 2006 is $456.

Predecessor

During their time as employees of TI, certain employees of Sensata, formerly the Sensors & Controls business of TI, were granted stock options for TI common stock and/or restricted stock units of TI under long-term incentive plans, as well as participating in TI’s employee stock purchase plan.

Prior to July 1, 2005, TI accounted for awards granted under those plans following the recognition and measurement principles of APB 25 and related interpretations. No compensation cost was reflected in the Sensors and Controls business operations for stock options, as all options granted under those plans have an exercise price equal to the market value of the underlying common stock on the date of grant (except options granted under TI’s employee stock purchase plans). Compensation cost has been recognized for restricted stock units (RSUs).

Effective July 1, 2005, TI adopted the fair value recognition provisions of SFAS 123(R) using the modified prospective application method. Under this transition method, compensation cost recognized in the year ended December 31, 2005, includes the application amounts of: (a) compensation cost of all share-based payments granted prior to, but not yet vested as of July 1, 2005 (the amounts of which are based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123 and previously presented in TI’s pro forma disclosures), and (b) compensation cost of all share-based payments granted subsequent to July 1, 2005 (the amounts of which are based on the grant-date fair value estimated in accordance with the new provisions of SFAS 123(R). Results for prior periods have not been restated.

Effect of Adopting SFAS 123(R)

The effect on S&C for the nine months ended September 30, 2005, from TI’s adoption of SFAS 123(R) as of July 1, 2005, was an increase in share-based compensation expense of $1,449 (recognized in SG&A) and a decrease in net income of $1,037. Compensation expense related to RSUs was already recognized before implementation of SFAS 123(R).

The amounts above include S&C portion of the impact of recognizing expense related to participation in TI’s non-qualified stock options and stock options offered under TI’s employee stock purchase plan. The amounts are based on the relative number of options granted to participating S&C employees to the total number of options granted to all TI employees. Share-based compensation expense has not been allocated to the various segments but is reflected in corporate activities and other.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

14. Shareholder’s Equity and TI’s Net Investment

Successor

In connection with the Acquisition, the Company issued 180 ordinary shares with a par value of €100 per share. The Company is authorized to issue up to 900 shares. Upon the close of the Acquisition, the Sponsors contributed $985.0 million to Sensata Investment Company S.C.A. Sensata Investment Company S.C.A. contributed these proceeds, through Sensata Technologies Holding B.V., to Sensata Intermediate Holding. Sensata Intermediate Holding contributed $985.0 million to Sensata and in exchange received 180 Ordinary Shares, €100 nominal value per share, and €616,909 of Deferred Payment Certificates (“DPCs”). The DPCs were legally issued as debt and provided the holder with a 14 percent yield on the principal amount. As a result, the DPCs were classified as long-term debt as of April 27, 2006 and the accrued yield was recognized as interest expense. In addition, the DPCs and the related yield were remeasured into the U.S. dollar equivalent at the end of each reporting period with the difference recorded as currency gain or loss. For the period April 27, 2006 to September 21, 2006, the Company recorded DPC-related interest expense of $44,581 and a foreign currency loss on remeasurement of the DPCs and accrued yield of $13,442.

On September 21, 2006, the Company legally retired the DPCs effective as of April 27, 2006, and restructured them as Additional paid–in capital, the original intended investment classification. Under U.S. GAAP, the DPCs were classified as debt until the date of the modification of the instrument. Therefore, effective September 21, 2006, the principal amounts of $768,298 for the DPCs and their accrued interest of $44,581, including foreign currency exchange losses of $13,442, were reclassified into equity as Additional paid–in capital.

On September 29, 2006, the Company modified its share-based payment plans in order to achieve equity classification of the awards. The amount reclassified into equity as Additional paid-in capital due to this modification was $750.

On July 28, 2006, certain members of management participated in the Sensata Investment Company S.C.A. First Amended and Restated 2006 Management Securities Purchase Plan. In connection with this plan certain members of management contributed $1.6 million to Sensata Investment Company S.C.A. and received an equity interest in Sensata Investment Company S.C.A. On September 29, 2006, $1.6 million was contributed to Sensata as a capital contribution from its Parent.

Predecessor

TI’s investment in the Sensors & Controls business is shown as TI’s net investment in lieu of Shareholder’s equity in the combined financial statements because no direct ownership relationship existed among the entities that comprised the Sensors & Controls business. TI used a centralized approach to cash management and the financing of its operations. Cash deposits from the Sensors & Controls business were transferred to TI on a regular basis and were netted against TI’s net investment account. Consequently, none of TI’s cash, cash equivalents or debt has been allocated to the Sensors & Controls business in the Predecessor combined financial statements.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

15. Related Party Transactions

The nature of the Company’s related party transactions has changed as the Company has migrated from a wholly owned operation of TI for all periods prior to the closing of the Acquisition to a stand-alone independent company, effective as of April 27, 2006. Accordingly, the following discussion of related party transactions highlights the significant related party relationships and transactions both after (Successor) and before (Predecessor) the closing of the Acquisition.

Successor

Transition Services Agreement

In connection with the Acquisition, the Company entered into an administrative services agreement with TI (the “Transition Services Agreement”). Under the Transition Services Agreement, TI agreed to provide the Company with certain administrative services, including (i) real estate services; (ii) facilities-related services; (iii) finance and accounting services; (iv) human resources services; (v) information technology system services; (vi) warehousing and logistics services; and (vii) and record retention services. The obligations for TI to provide those services vary in duration, but with some exceptions, expire no later than April 26, 2007. The amounts to be paid under the Transition Services Agreement generally are based on the costs incurred by TI providing those administrative services, including TI’s employee costs and out-of-pocket expenses. For the period April 27, 2006 to September 30, 2006, the Company incurred $15,080 of costs under these administrative arrangements.

Cross-License Agreement

In connection with the Acquisition, the Company entered into a cross-license agreement with TI (the “Cross License Agreement”). Under the Cross License Agreement, the Company and TI grant each other a license to use certain technology used in connection with the each other party’s business.

Advisory Agreement

In connection with the Acquisition, the Company entered into an advisory agreement with the Sponsors for ongoing consulting, management advisory and other services (the “Advisory Agreement”). Pursuant to this agreement, the Company paid an aggregate of $30,000 to the Sponsors in connection with the costs of the Acquisition (and capitalized as part of the allocation of purchase price) and capitalized debt issuance costs. In consideration for ongoing consulting and management advisory services, the Advisory Agreement requires the Company to pay each Sponsor a quarterly advisory fee for each fiscal quarter of the Company (a “Periodic Fee”) equal to the product of $1,000 times such Sponsors Fee Allocation Percentage as defined in the Advisory Agreement. For the period April 27, 2006 to September 30, 2006, the Company has recorded $1,666 of expenses in the accompanying statement of operations in connection with this fee.

In addition, in the event of future services provided in connection with any future acquisition, disposition, or financing transactions involving the Company, the Advisory Agreement requires the Company to pay the Sponsors an aggregate fee of one percent of the gross transaction value of each such transaction (“Subsequent Fees”). The Advisory Agreement also requires the Company to pay the reasonable expenses of the Sponsors in connection with, and indemnify them for liabilities arising from the Advisory Agreement. The Advisory Agreement continues in full force and effect until April 26, 2016, renewable, unless terminated, in one year extensions provided; however, that Bain Capital may cause the agreement to terminate upon a change of control

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

15. Related Party Transactions—(Continued)

or mutual public offering. In the event of the termination of the Advisory Agreement, the Company shall pay each of the Sponsors any unpaid portion of the Periodic Fees, any Subsequent Fees and any expenses due with respect to periods prior to the date of termination plus the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable with respect to the period from the date of termination until April 26, 2016 or any extension period.

Other Arrangements with the Investor Group and its Affiliates

The Company paid an aggregate of $9,750 to one of Sensata Investment Company S.C.A.’s shareholders for legal services rendered in connection with the Acquisition (and capitalized as part of the allocation of purchase price) and capitalized debt issuance costs. In addition, for the period from April 27, 2006 to September 30, 2006, the Company has recorded $800 of expenses in the accompanying statement of operations for legal services provided by this shareholder.

Predecessor

TI provided various services to the S&C business, including but not limited to cash management, facilities management, data processing, security, payroll and employee benefit administration, insurance administration and telecommunication services. TI allocated these expenses and all other central operating costs, first on the basis of direct usage when identifiable, with the remainder allocated among TI’s businesses on the basis of their respective revenues, headcount or other measure. Management believes these methods of allocating costs are reasonable. Expenses allocated to the S&C business were as follows:

Types of Expenses	Basis of Allocation	For the period from January 1, 2006 to April 26, 2006	Nine months ended September 30, 2005
Employee benefits	Headcount	$3,703	$8,333
Corporate support functions	Revenue	5,868	13,008
IT services	Headcount	2,394	5,744
Facilities	Square footage	1,994	4,487

Total		$13,959	$31,572

Intercompany sales to TI were approximately $1.1 million and $2.9 million for the Predecessor period ended April 26, 2006 and the nine months ended September 30, 2005, respectively, primarily for test hardware used in TI’s semiconductor business.

16. Commitments and Contingencies

Off-balance sheet commitments

The Company executes contracts involving indemnifications standard in the relevant industry and indemnifications specific to a transaction such as sale of a business. These indemnifications might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

16. Commitments and Contingencies—(Continued)

or by a third party claim. Historically, the Company has had only minimal and infrequent losses associated with these indemnities. Consequently, any future liabilities brought about by the intellectual property indemnities cannot reasonably be estimated or accrued.

Indemnifications provided as part of contracts and agreements

The Company is a party to the following types of agreements pursuant to which it may be obligated to indemnify the other party with respect to certain matters:

Sponsor: On the closing date of the Acquisition, the Company entered into customary indemnification agreements with the Sponsors pursuant to which the Company will indemnify the Sponsors, against certain liabilities arising out of performance of a consulting agreement with the Company and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

Officers and Directors: The Company’s corporate by-laws require that, except to the extent expressly prohibited by law, the Company must indemnify Sensata’s officers and directors against judgments, fines, penalties and amounts paid in settlement, including legal fees and all appeals, incurred in connection with civil or criminal action or proceedings, as it relates to their services to Sensata and its subsidiaries. Although the by-laws provide no limit on the amount of indemnification, the Company may have recourse against its insurance carriers for certain payments made by the Company. However, certain indemnification payments may not be covered under the Company’s directors’ and officers’ insurance coverage.

Contract manufacturer commitment: Since 1995, TI and the Company’s Dutch operating company have maintained a contract manufacturing arrangement with Videoton Holding Rta in Szekesfehervar, Hungary. The Company and Videoton currently operate under a Manufacturing Agreement dated July 1, 2001 that has been amended subsequently and remains in effect. In the event that the Company were to terminate the agreement with Videoton, the Company would be required to provide six months notice and reimburse Videoton for six months of labor charges. Management estimates that labor charges for six months of Videoton service would total approximately €1,500 (or $1,900). The Company has no current plans to terminate the arrangement.

Product Warranty Liabilities

The Company accrues for known product-related claims if a loss is probable and can be reasonably estimated. During the periods presented, there have been no material accruals or payments regarding product warranty or product liability, and historically S&C has experienced a low rate of payments on product claims. Consistent with general industry practice, the Company enters formal contracts with certain customers in which the parties define warranty remedies. In some cases, product claims may be disproportionate to the price of the Company’s business products.

Environmental Remediation Liabilities

Our operations and facilities are subject to U.S. and foreign laws and regulations governing the protection of the environment and our employees, including those governing air emissions, water discharges, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. We could incur

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

16. Commitments and Contingencies—(Continued)

substantial costs, including cleanup costs, fines or civil or criminal sanctions, or third party property damage or personal injury claims, in the event of violations or liabilities under these laws and regulations, or non-compliance with the environmental permits required at our facilities. Potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future. We are, however, not aware of any threatened or pending material environmental investigations, lawsuits or claims involving us or our operations.

TI has been designated by the U.S. Environmental Protection Agency (EPA) as a Potentially Responsible Party (PRP) at a designated Superfund site in Norton, Massachusetts, regarding wastes from the Company’s Attleboro operations. The EPA has issued its Record of Decision, which describes a cleanup plan estimated to cost $43,000. The Army Corps of Engineers is conducting a removal of certain radiological contamination at an estimated cost of $34,000. EPA expects a PRP group to undertake the remaining remediation, and has indicated that at least 14 PRPs will be requested to participate. As of December 31, 2005, S&C had an accrued liability of $2,256 for this remediation. In accordance with the terms of the asset and stock purchase agreement, TI retained these liabilities and has agreed to indemnify the Company with regard to these excluded liabilities.

In 2001, TI was notified by the State of São Paolo, Brazil, regarding its potential cleanup liability as a generator of wastes sent to the Aterro Mantovani disposal site, which operated (near Campinas) from 1972 to 1987. TI is one of over 50 companies notified of potential cleanup liability. In accordance with the terms of the asset and stock purchase agreement, TI retained these liabilities and has agreed to indemnify the Company with regard to these excluded liabilities.

Supplier Consignment Arrangement

On October 23, 2006, Sensata Technologies, Inc. (“STI”), the Company’s U.S. operating subsidiary, entered into a series of agreements to provide consignment of silver to facilitate production of certain products purchased by STI and other Sensata operating companies from Engineered Materials Solutions Inc. (“EMSI”). These agreements replaced an earlier agreement that had been provided by TI. STI, as consignee, entered into a consignment arrangement with a commercial bank, as consignor, to consign up to $25.0 million of silver. For 2005, purchases from EMSI amounted to approximately $28.0 million. See subsequent event in Note 20.

Legal Proceedings

Sensata is involved in litigation from time to time in the ordinary course of business. Sensata believes that the ultimate resolution of these matters, except potentially those matters described below, will not have a material effect on the financial condition or results of operations of the Company. In addition, TI has agreed to indemnify Sensata for certain claims and litigation not explicitly assumed in the Purchase Agreement. With regards to the litigation discussed below and other litigation not expressly assumed in the Purchase Agreement, TI is not required to indemnify Sensata for claims until the aggregate amount of damages from such claims, together with certain other claims, exceeds $30.0 million. If the aggregate amount of these claims exceeds $30.0 million, TI is obligated to indemnify Sensata for amounts in excess of the $30.0 million threshold. TI’s indemnification obligation is capped at $300.0 million.

As of September 30, 2006, Sensata was party to 20 lawsuits, three of which involve wrongful death actions, in which plaintiffs allege defects in a type of switch manufactured that was part of a cruise control deactivation

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

16. Commitments and Contingencies—(Continued)

system alleged to have caused fires in vehicles manufactured by Ford Motor Company. Between 1999 and 2006, Ford issued four separate recalls of vehicles, amounting in aggregate to 6 million vehicles, containing this cruise control deactivation system and Sensata’s switch. In 2001, Sensata received a demand from Ford for reimbursement for all costs related to their first recall in 1999, a demand that Sensata rejected and that Ford has not subsequently pursued, nor has Ford made subsequent demands related to the additional three recalls that followed. In August 2006, the National Highway Traffic Safety Administration (“NHTSA”) issued a final report to its investigation that first opened in 2004 which found that the cause of the fire incidents were system-related factors and not Sensata’s switch. Sensata has included a reserve in its financial statements in relation to the remaining third party actions in the amount of $2.1 million as of September 30, 2006. There can be no assurance that this reserve will be sufficient to cover the extent of potential liability from related matters. Any additional liability in excess of this reserve could have a material adverse effect on the Company’s financial condition.

In September 2005, a significant customer filed a lawsuit against Sensata alleging defects in certain products that are incorporated into certain of the customer’s refrigerators. The customer has agreed to forebear service of the complaint until the first quarter of 2007, which may be extended by agreement, under an agreement to stay the litigation and toll the related statute of limitations. The Company anticipates that discussions with the customer will take place in early 2007. In connection with the alleged defect, the customer has made a filing with the Consumer Products Safety Commission pursuant to the Consumer Products Safety Act (“CPSC”), although the Company is not aware of any determination or finding made by the CPSC pursuant to the filing. The customer has estimated in March of 2006 that any possible corrective action would involve between 1.4 million and 3.5 million refrigerators. The outcome of this matter is uncertain and any potential liability, although currently not estimable, could have a material adverse effect on the Company’s financial condition.

17. Financial Instruments

The Company is subject to counterparty risk on financial instruments such as cash equivalents, and short term investments as well as on trade and other receivables. The Company manages its counterparty credit risk on cash equivalents and short term investments by investing in highly rated, marketable instruments and/or financial institutions. In general, the Company holds financial instruments with maturities of not more than one year and highly rated money market funds. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers, and their dispersion across different businesses and geographic areas. As of September 30, 2006, the Company had no significant concentration of credit risk. However, because Sensata is a global company with substantial operations in emerging markets, they are subject to sovereign risks as well the increased counterparty risk of customers and financial institutions in those jurisdictions. No single customer accounted for greater than 10 percent of combined Sensata revenues.

Cash and Equivalents

The fair value amounts for cash and cash equivalents at September 30, 2006 approximates the carrying amounts on the balance sheet due to the short-term maturities of these instruments.

Accounts Receivable

The carrying amount of accounts receivable approximates fair value.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

17. Financial Instruments—(Continued)

Debt

The Company determined the fair value of debt by using quoted market prices for publicly traded securities or by obtaining market or dealer quotes for loans with similar characteristics.

The fair value of the term loans under the Senior Secured Credit Facility, as determined based on market prices obtained from our agent, was approximately $1,352,291 at September 30, 2006. The fair values, as of September 30, 2006, of the Senior Notes ($440,250) and Senior Subordinated Notes ($312,485) are estimated based on quoted market prices for these instruments on the Luxembourg Stock Exchange. The difference between the fair value and the carrying value represents the theoretical net premium or discount we would pay or receive to retire all debt at such date.

All debt including capital lease obligations was recorded at fair value on April 27, 2006 due to the application of purchase accounting. At September 30, 2006, the fair value of all debt including capital lease obligations was $2,135,954 and the carrying value was $2,149,714.

At December 31, 2005, the fair value and the carrying amount of debt (capital lease) was $31,165.

Derivatives and hedging activities

Derivative financial instruments are measured at fair value and are recognized as assets or liabilities on the balance sheet with changes in the fair value of the derivatives recognized in either net income or comprehensive (loss) income, depending on the timing and designated purpose of the derivative.

Cash Flow Hedges

Changes in the fair value of a derivative that is designated as a cash flow hedge are recorded, net of applicable taxes, in unrealized gains and (loss) from derivatives, a component of accumulated other comprehensive loss within Shareholder’s Equity. The Company generally reports cash flows arising from the Company’s derivative financial instruments consistent with the classification of cash flows from the underlying hedged items that the derivatives are hedging. Accordingly, cash flows associated with the Company’s derivative programs are classified in Cash Flows from Financing Activities in the Consolidated and Combined Statements of Cash Flows.

In June 2006, the Company executed U.S. dollar interest rate swap contracts covering $485.0 million of its variable rate debt. This initiative is consistent with the Company’s risk management objective to reduce exposure to variability in cash flows relating to interest payments on its outstanding debt. The interest rate swap amortizes from $485.0 million on the effective date to $25.0 million at maturity in January 2011. The Company entered into the interest rate swaps to hedge a portion of the Company’s exposure to potentially adverse movements in the LIBOR variable interest rates of the debt by converting a portion of the Company’s variable rate debt to fixed rates.

No ineffective portion was recognized in earnings for the period from April 27, 2007 to September 30, 2006. The critical terms of the interest rate swap are identical to those of the designated floating rate debt under the Company’s Senior Secured Credit Facility.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

17. Financial Instruments—(Continued)

The terms of the swaps are shown in the following table (in millions):

Notional Principal Amount	Final Maturity Date	Receive Variable Rate	Pay Fixed Rate
$485.0	January 27, 2011	3 Month LIBOR	5.377%

Consistent with the Company’s risk management objective, in June 2006, the Company executed euro interest rate collar contracts covering €250 million variable rate debt as a strategy to reduce exposure to variability in cash flows on its outstanding debt. These contracts hedge the risk of changes in cash flows attributable to changes in interest rates above the cap rate and below the floor rate on a portion of the Company’s EURIBOR-based debt. This initiative will protect the Company from paying an interest rate higher than the cap rate, but will have an adverse effect where the benchmark interest rate falls below the floor rate. At interest rates between the cap rate and the floor rate, the Company will make payments on its EURIBOR-based variable rate debt at prevailing market rates.

The terms of the collars are shown in the following table (in millions):

Initial Notional Principal Amount	Amortization	Effective Date	Maturity Date	Cap	At Prevailing Market Rates Between	Floor
€250.0	None	July 27, 2006	July 27, 2007	4.15%	2.95%-4.15%	2.95%
€250.0	None	July 27, 2007	July 27, 2008	4.30%	3.15%-4.30%	3.15%
€250.0 to €160.0	Amortizing	July 27, 2008	April 27, 2011	4.40%	3.55%-4.40%	3.55%

Derivative financial instruments are recorded at fair value which approximates the amount that the Company would pay or receive to settle the position. As of September 30, 2006 the net fair value of the derivative agreements was $4,751 which is reflected in the consolidated balance sheet.

Fair value information on financial instruments used to hedge S&C business exposure to foreign currency and interest late risk is not available due to the centralized nature of TI’s hedging program.

18. Business Segment Data

The Company organizes its business into two reporting segments, Sensors and Controls, based on differences in products included in each segment. The reportable segments are consistent with how management views the markets served by the Company and the financial information that is reviewed by its chief operating decision maker. The Company manages the Sensors and Controls businesses as components of an enterprise for which separate information is available and is evaluated regularly by the Chief Operating Officer, the chief operating decision maker, in deciding how to allocate resources and assess performance. An operating segment’s performance is primarily evaluated based on segment operating income, which excludes share-based compensation expense, restructuring charges and certain corporate costs not associated with the operations of the segment. These corporate costs are separately stated below and include costs that are primarily related to functional areas such as accounting, treasury, information technology, legal, human resource, and internal audit. The Company believes that segment operating income, as defined above, is an appropriate measure for evaluating the operating performance of its segments. However, this measure should be considered in addition to, not a substitute for, or superior to, income from operations or other measures of financial performance prepared

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

18. Business Segment Data—(Continued)

in accordance with generally accepted accounting principles. The accounting policies of each of the two segments are the same as those in the summary of significant accounting policies included in Note 2.

The Sensors segment is a manufacturer of pressure, force and electromechanical sensor products used in subsystems of automobiles (e.g., engine, air conditioning, ride stabilization) and in industrial products such as heating, ventilation and air conditioning systems.

The Controls segment manufactures a variety of control applications used in industrial, aerospace, military, commercial and residential markets. The Controls product portfolio includes motor and compressor protectors, circuit breakers, semiconductor burn-in test sockets, electronic HVAC controls, arc-fault circuit protectors and precision switches and thermostats.

The table below presents information about reported segments for the periods April 27, 2006 to September 30, 2006, January 1, 2006 to April 26, 2006 and the nine months ended September 30, 2005.

	Successor	Predecessor
	For the periods
	April 27 (inception) to September 30, 2006	January 1 to April 26, 2006	For the nine months ended September 30, 2005
Net revenues:
Sensors	$310,056	$223,280	$455,222
Controls	193,886	152,320	337,405

Total net revenues	$503,942	$375,600	$792,627

Segment operating income (as defined above):
Sensors	$80,904	$54,139	$116,028
Controls	53,197	39,566	86,181

Total segment operating income	$134,101	$93,705	$202,209

Corporate / other	(23,136)	(18,609)	(9,402)
Restructuring and other costs, net	—	(2,456)	(12,175)
Turn-around effect of step-up in inventory to fair value	(24,571)	—	—
Amortization of intangibles and capitalized software	(53,245)	(1,078)	(1,692)

Profit from operations	$33,149	$71,562	$178,940
Interest expense, net	(121,514)	(511)	(121)
Currency transaction (loss)/gain and other	(34,328)	115	11

(Loss) / income before income taxes	$(122,693)	$71,166	$178,830

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

18. Business Segment Data—(Continued)

The table below presents total assets for the reported segments as of September 30, 2006 and December 31, 2005.

	September 30, 2006	December 31, 2005
Total assets
Sensors	$2,116,954	$253,630
Controls	929,588	173,881
Corporate / other	247,524	76,786

Total	$3,294,066	$504,297

19. Supplemental Guarantor Condensed Consolidating Financial Statements

On April 26, 2006, in connection with the Acquisition, the Company issued $751,605 aggregate principal amount of the outstanding Senior Notes and the outstanding Senior Subordinated Notes as described in Note 10 (the “Notes”). The Senior Notes are jointly and severally, fully and unconditionally guaranteed on a senior unsecured basis and the Senior Subordinated Notes are jointly and severally, fully and unconditionally guaranteed on an unsecured senior subordinated basis, in each case, subject to certain exceptions, by the Company and each of the Company’s direct and indirect wholly owned subsidiaries in the U.S., The Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia other than immaterial subsidiaries (collectively, the “Guarantors”). Each of the Guarantors is 100 percent owned, directly or indirectly, by the Company. All other subsidiaries of the Company, either direct or indirect, do not guarantee the Senior Notes and Senior Subordinated Notes (“Non-Guarantors”). The Guarantors also unconditionally guarantee the Senior Secured Credit Facilities, described in Note 10.

The following condensed consolidating and combined financial statements are presented for the information of the holders of the Notes and present the Condensed Consolidating and Combining Balance Sheets as of September 30, 2006 and December 31, 2005 and the Condensed Consolidating and Combining Statements of Operations and Statements of Cash Flows for the periods April 27, 2006 to September 30, 2006, January 1, 2006 to April 26, 2006 and for the nine months ended September 30, 2005 of the Company, which is the issuer of the Notes, the Guarantors, the Non-Guarantors, the elimination entries necessary to consolidate and combine the issuer with the Guarantor and Non-Guarantor subsidiaries and the Company on a consolidated and combined basis.

Investments in subsidiaries are accounted for using the equity method for purposes of the consolidated and combined presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. Separate financial statements and other disclosures with respect to the subsidiary guarantors have not been provided as management believes the following information is sufficient, as the guarantor subsidiaries are 100 percent owned by the parent and all guarantees are full and unconditional. Additionally, substantially all of the assets of the Guarantor Subsidiaries are pledged under the Notes and, consequently, will not be available to satisfy the claims of Sensata’s general creditors.

For the Successor period, intercompany profits from the sale of inventory between Sensata Non-Guarantor Subsidiaries and Company’s Guarantor Subsidiaries have been reflected on a gross basis within Net revenue and Cost of revenue in the Guarantor and Non-Guarantor Statement of Operations, and are eliminated to arrive at the

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

19. Supplemental Guarantor Condensed Consolidating Financial Statements—(Continued)

Sensata Combined Statement of Operations. It is Sensata’s policy to expense intercompany profit margin through Cost of Revenue when an intercompany sale takes place. Therefore, in the Condensed Combining Balance Sheets, intercompany profits are not included in the carrying value of Inventories of the Guarantor and Non-Guarantor Subsidiaries. Instead, Inventories are stated at the lower of cost or estimated net realizable value, without giving effect to intercompany profits. Sensata believes this presentation best represents the actual revenues earned, costs incurred and financial position of the Company’s legal entities.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

19. Supplemental Guarantor Condensed Consolidating Financial Statements—(Continued)

Condensed Consolidating Balance Sheet

September 30, 2006

	Sensata (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensata Consolidated
Assets
Current assets:
Cash and cash equivalents	$42,129	$36,888	$9,008	$—	$88,025
Accounts receivable, net of allowances	—	181,739	4,661	—	186,400
Intercompany accounts receivable	156,312	226,226	8,284	(390,822)	—
Inventories	—	84,994	6,867	—	91,861
Deferred income tax assets	—	2,366	177		2,543
Prepaid and other current assets	1,023	48,254	1,264	—	50,541

Total current assets	199,464	580,467	30,261	(390,822)	419,370
Property, plant and equipment, net	—	217,603	21,086	—	238,689
Goodwill	—	1,329,478	77,616	—	1,407,094
Other intangible assets, net	—	1,154,916	—	—	1,154,916
Investment in subsidiaries	945,818	—	—	(945,818)	—
Advances to subsidiaries	2,064,882	—	—	(2,064,882)	—
Other assets	69,055	3,570	1,372	—	73,997

Total assets	$3,279,219	$3,286,034	$130,335	$(3,401,522)	$3,294,066

Liabilities and Shareholder’s Equity
Current liabilities:
Current portion of long term debt and capital lease	$13,618	$433	$—	$—	$14,051
Accounts payable	—	55,471	3,729	—	59,200
Accrued expenses and other current liabilities	46,281	92,348	4,965	—	143,594
Intercompany liabilities	214,852	161,577	14,393	(390,822)	—
Accrued profit sharing	—	5,368	277	—	5,645

Total current liabilities	274,751	315,197	23,364	(390,822)	222,490
Pension and other post-retirement benefit obligations	—	23,534	317	—	23,851
Capital lease obligations	—	30,495	—	—	30,495
Long-term intercompany liabilities	—	2,045,285	19,597	(2,064,882)	—
Long-term debt, less current portion	2,105,168	—	—	—	2,105,168
Other liabilities	5,978	11,746	1,016	—	18,740

Total liabilities	2,385,897	2,426,257	44,294	(2,455,704)	2,400,744
Shareholder’s equity
Shareholder’s equity	893,322	859,777	86,041	(945,818)	893,322

Total liabilities and shareholder’s equity	$3,279,219	$3,286,034	$130,335	$(3,401,522)	$3,294,066

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

19. Supplemental Guarantor Condensed Consolidating Financial Statements—(Continued)

Condensed Combining Balance Sheet

December 31, 2005

	Sensata (Issuer)(a)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensors and Controls Combined
Assets
Current assets:
Accounts receivable, net of allowances	$—	$161,230	$4,070	$—	$165,300
Intercompany accounts receivable	—	12,030	6,181	(18,211)	—
Inventories	—	78,731	7,137	—	85,868
Deferred income tax assets	—	17,757	307	—	18,064
Prepaid expenses and other current assets	—	10,730	585	—	11,315

Total current assets	—	280,478	18,280	(18,211)	280,547
Property, plant and equipment, net	—	154,438	14,394	—	168,832
Goodwill	—	24,626	11,753	—	36,379
Other intangible assets, net	—	3,249	486	—	3,735
Other assets	—	13,594	1,210	—	14,804

Total assets	$—	$476,385	$46,123	$(18,211)	$504,297

Liabilities and Invested Equity
Current liabilities:
Current portion of capital lease	$—	$646	$—	$—	$646
Accounts payable	—	47,020	3,174	—	50,194
Accrued expenses and other current liabilities	—	51,668	2,909	—	54,577
Intercompany liabilities	—	6,181	12,030	(18,211)	—
Accrued profit sharing	—	7,789	323	—	8,112

Total current liabilities	—	113,304	18,436	(18,211)	113,529
Capital lease obligations	—	30,519	—	—	30,519
Other liabilities	—	4,522	54	—	4,576

Total liabilities	—	148,345	18,490	(18,211)	148,624
TI’s net investment	—	328,040	27,633	—	355,673

Total liabilities and TI’s net investment	$—	$476,385	$46,123	$(18,211)	$504,297

(a)	For the periods prior to the Acquisition, Sensata was not a part of the S&C business.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

19. Supplemental Guarantor Condensed Consolidating Financial Statements—(Continued)

Condensed Consolidating Statements of Operations

For the Period From April 27, 2006 (inception) to September 30, 2006

	Sensata (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensata Consolidated
Net revenue	$—	$695,792	$36,723	$(228,573)	$503,942
Operating costs and expenses:
Cost of revenue	—	549,656	28,559	(228,573)	349,642
Research and development	—	11,872	—	—	11,872
Selling, general and administrative	4,093	99,080	6,106	—	109,279

Total operating costs and expenses	4,093	660,608	34,665	(228,573)	470,793

(Loss)/profit from operations	(4,093)	35,184	2,058	—	33,149
Interest expense, net	(51,181)	(69,730)	(603)	—	(121,514)
Currency translation (loss)/gain and other	(33,882)	(2,804)	2,358	—	(34,328)

(Loss)/income before income taxes and equity in earnings (losses) of subsidiaries	(89,156)	(37,350)	3,813	—	(122,693)
Equity in earnings (losses) of subsidiaries	(33,537)	—	—	33,537	—
Provision/(Benefit) for income taxes	24,561	20,775	1,679	(22,454)	24,561

Net (loss)/income	$(147,254)	$(58,125)	$2,134	$55,991	$(147,254)

Condensed Combining Statements of Operations

For the Period From January 1, 2006 to April 26, 2006

	Sensata (Issuer)(a)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensata Combined
Net revenue	$—	$364,481	$27,232	$(16,113)	$375,600
Operating costs and expenses:
Cost of revenue	—	251,520	21,224	(16,113)	256,631
Research and development	—	7,627	—	—	7,627
Selling, general and administrative	—	34,438	5,342	—	39,780

Total operating costs and expenses	—	293,585	26,566	(16,113)	304,038

Profit from operations	—	70,896	666	—	71,562
Currency translation (loss)/gain and other	—	(414)	18	—	(396)

Income before income taxes and equity in earnings (losses) of subsidiaries	—	70,482	684	—	71,166
Provision for income taxes	—	23,513	2,283	—	25,796

Net income/(loss)	$—	$46,969	$(1,599)	$—	$45,370

(a)	For the periods prior to the Acquisition, Sensata was not a part of the S&C business.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

19. Supplemental Guarantor Condensed Consolidating Financial Statements—(Continued)

Condensed Combining Statements of Operations

For the Nine Months Ended September 30, 2005

	Sensata (Issuer) (a)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensors and Controls Combined
Net revenue	$—	$772,060	$49,864	$(29,297)	$792,627
Operating costs and expenses:
Cost of revenue	—	505,511	38,833	(29,297)	515,047
Research and development	—	22,327	—	—	22,327
Selling, general and administrative	—	64,400	11,913	—	76,313

Total operating costs and expenses	—	592,238	50,746	(29,297)	613,687

Profit/(loss) from operations	—	179,822	(882)	—	178,940
Currency translation (loss)/gain and other	—	(10,430)	10,320	—	(110)

Income before income taxes and equity in earnings (losses) of subsidiaries	—	169,392	9,438	—	178,830
Provision for income taxes	—	60,440	4,305	—	64,745

Net income	$—	$108,953	$5,133	—	$114,085

(a)	For the periods prior to the Acquisition, Sensata was not a part of the S&C business.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

19. Supplemental Guarantor Condensed Consolidating Financial Statements—(Continued)

Condensed Consolidating Statements of Cash Flows

For the Period From April 27, 2006 (inception) to September 30, 2006

	Sensata (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensata Consolidated
	(in thousands)
Cash Flows from Operating Activities:
Net cash provided by operating activities	$34,776	$65,293	$6,909	$(6,598)	$100,380
Cash Flows from Investing Activities:
Additions to property, plant and equipment and capitalized software	—	(15,359)	(1,317)	—	(16,676)
Proceeds from sale of assets	—	—	—	—	—
Acquisition of the S&C business, net of cash received	(3,012,641)	(2,902,610)	(99,265)	3,012,645	(3,001,871)

Net cash used in investing activities	(3,012,641)	(2,917,969)	(100,582)	3,012,645	(3,018,547)
Cash Flows from Financing Activities:
Proceeds from issuance of US term loan facility	950,000	—	—	—	950,000
Proceeds from issuance of Euro term loan facility	400,088	—	—	—	400,088
Proceeds from issuance of Senior Notes	450,000	—	—	—	450,000
Proceeds from issuance of Senior Subordinated Notes	301,605	—	—	—	301,605
Proceeds from issuance of revolving credit facility	10,000	—	—	—	10,000
Payments on revolving credit facility	(10,000)	—	—	—	(10,000)
Payments on US Term loan facility	(2,375)	—	—	—	(2,375)
Payments on euro Term loan facility	(1,034)	—	—	—	(1,034)
Payments on capitalized lease	—	(192)	—	—	(192)
Payment of debt issue costs	(78,454)	—	—	—	(78,454)
Proceeds from issuance of Deferred Payment Certificates	768,298	—	—	—	768,298
Proceeds from issuance of Ordinary Shares	216,699	—	—	—	216,699
Capital contribution from Sensata Technologies Intermediate Holding	1,557	—	—	—	1,557
Proceeds from payments (on) intercompany loans	13,610	2,070,869	31,144	(2,115,623)	—
Proceeds from intercompany investment in subsidiaries	—	820,195	76,827	(897,022)	—
Dividends paid to Issuer	—	(1,308)	(5,290)	6,598	—

Net cash provided by financing activities	3,019,994	2,889,564	102,681	(3,006,047)	3,006,192

Net change in cash and cash equivalents	42,129	36,888	9,008	—	88,025
Cash and cash equivalents, beginning of the period	—	—	—	—	—

Cash and cash equivalents, end of the period	$42,129	$36,888	$9,008	$—	$88,025

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

19. Supplemental Guarantor Condensed Consolidating Financial Statements—(Continued)

Condensed Combining Statements of Cash Flows

For the Period From January 1, 2006 to April 26, 2006

	Sensata (Issuer) (a)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensata Combined
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$43,306	$(2,707)	$—	$40,599

Cash Flows From Investing Activities:
Additions to property, plant and equipment	—	(16,025)	(680)	—	(16,705)
Proceeds on sale of assets	—	—	—	—	—
Acquisition of business, net of cash acquired	—	—	—	—	—

Net cash used in investing activities	—	(16,025)	(680)	—	(16,705)

Cash Flow From Financing Activity:
Payments on capital lease	—	(96)	—	—	(96)
Net transfers (to) from Texas Instruments	—	(27,185)	3,387	—	(23,798)

Net cash (used in) provided by financing activity	—	(27,281)	3,387	—	(23,894)

Net change in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents, beginning of period	—	—	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—	$—	$—

(a)	For the periods prior to the Acquisition, Sensata was not a part of the S&C business.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

19. Supplemental Guarantor Condensed Consolidating Financial Statements—(Continued)

Condensed Combining Statements of Cash Flows

For the Nine Months Ended September 30, 2005

	Sensata (Issuer) (a)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensors and Controls Combined
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$120,961	$18,446	$—	$139,407

Cash Flows From Investing Activities:
Additions to property, plant and equipment	—	(23,597)	(6,249)	—	(29,846)
Proceeds on sale of assets	—	4,661	—	—	4,661
Acquisition of business, net of cash acquired	—	(12,920)	(4,974)	—	(17,894)

Net cash used in investing activities	—	(31,856)	(11,223)		(43,079)

Cash Flow From Financing Activity:
Net transfers to Texas Instruments	—	(89,105)	(7,223)	—	(96,328)

Net cash used in financing activity	—	(89,105)	(7,223)	—	(96,328)

Net change in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents, beginning of period	—	—	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—	$—	$—

(a)	For the periods prior to the Acquisition, Sensata was not a part of the S&C business.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

20. Subsequent Events

Engineered Materials Solutions, Inc.

On October 23, 2006, Sensata Technologies, Inc. (“STI”) our U.S. subsidiary, entered into a series of agreements to provide consignment of silver to facilitate production of certain products purchased by STI and other Sensata operating companies from Engineered Materials Solutions Inc. (“EMSI”). These agreements replaced an earlier agreement that had been provided by TI. STI, as consignee, entered into a consignment arrangement with a commercial bank, as consignor, to consign up to $25.0 million of silver. For 2005, purchases from EMSI amounted to approximately $28.0 million. STI, as consignor, also entered into a consignment agreement with EMSI, as consignee, to consign up to $21.0 million of the above commercial bank consignment to EMSI. STI and the commercial bank have security interest in the silver contained in raw materials, work-in-process, and finished goods inventory. STI’s obligations to the commercial bank are supported by (a) a letter of credit issued by an issuing bank in the amount of $23.5 million; (b) a guarantee of STI’s performance by Sensata Technologies Holding Company U.S., B.V.; and (c) a guarantee of STI’s performance by Sensata. As of December 20, 2006 STI had approximately $13.5 million of consignment silver with EMSI.

Netherlands Tax Law Change

On November 28, 2006, The Netherlands Parliament passed a new tax law reducing the tax net operating loss carryforward period to nine years. Under the rule in effect prior to January 1, 2007, the loss carryforward period is unlimited. Under U.S. GAAP, the effect of tax law changes are first reflected in the financial statements in the period that includes the date on which the law was passed. As such, the change in the Dutch tax law will be reflected in Sensata’s results for the fourth quarter of 2006. The Company is evaluating the impact of this new tax law on deferred income tax expense for the period ended December 31, 2006.

Malaysian Facilities Purchase

On December 15, 2006, the Company’s Malaysian operating subsidiary (Sensata Technologies Malaysia Sdn Bhd) entered into a sale and purchase agreement to acquire a building and real estate in Kuala Lumpur, Malaysia for use as a production facility for its Sensors business. The total purchase price is MYR (Malaysia ringgit) 24.5 million (equivalent to $6.9 million) of which 10 percent has been paid to date with the balance due upon completion of the transaction. Completion is expected during the quarter ending March 31, 2007. In addition to the $6.9 million for purchase of the property, the Company anticipates spending, during the first two quarters of 2007, an additional $4.4 million for facilities upgrades in preparation for the relocation of manufacturing equipment from the facility leased from TI Malaysia. The Company will continue to relocate manufacturing lines during a phased move-out through 2007 and 2008.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED INTERIM FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

20. Subsequent Events—(Continued)

First Technology Acquisition

On December 19, 2006, the Company acquired the First Technology Automotive and Special Products (FTAS) business from Honeywell Inc. for $90 million. FTAS designs, develops and manufacturers automotive sensors (cabin comfort and safety and stability control), electromechanical control devices (circuit breakers and thermal protectors), crash switch devices and precision ceramic components. FTAS’s products are sold to automotive OEMs, Tier I automotive suppliers, large vehicle and off-road OEMs, and industrial manufacturers. Approximately 20 percent of FTAS’s sales for the twelve months ended June 30, 2006 were made to non-automotive customers and less than half of sales were in North America. FTAS’s manufacturing operations are based in the Dominican Republic, with other manufacturing, production, engineering and administrative sites located in the United States and England. The purchase price of $90 million, plus fees and expenses of approximately $5.4 million, was funded by a €73.0 million new term loan ($95.4 million at issuance), the terms of which are defined in the existing Senior Secured Credit Facility.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Texas Instruments Incorporated

We have audited the accompanying combined balance sheets of the Sensors and Controls Business of Texas Instruments Incorporated (the Business) as of December 31, 2005 and 2004, and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 2005. These combined financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. We were not engaged to perform an audit of the Business’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Sensors and Controls Business of Texas Instruments Incorporated at December 31, 2005 and 2004, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the combined financial statements, the Business changed its method of accounting for stock-based compensation effective July 1, 2005.

/s/    ERNST & YOUNG LLP

Dallas, Texas

February 23, 2006, except for Notes 15 and 16, as to which the date is December 22, 2006

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

COMBINED BALANCE SHEETS

(In thousands)

	December 31
	2005	2004
Assets
Current assets:
Accounts receivable, net of allowances for customer adjustments and doubtful accounts of $5,472 in 2005 and $4,620 in 2004	$165,300	$154,365
Inventories:
Raw materials	35,976	41,022
Work in process	14,685	13,664
Finished goods	35,207	31,603

	85,868	86,289
Deferred income taxes	18,064	19,691
Prepaid expenses and other current assets	11,315	15,175

Total current assets	280,547	275,520
Property, plant and equipment, at cost	518,591	497,479
Less accumulated depreciation	349,759	372,733

Property, plant and equipment, net	168,832	124,746
Goodwill	36,379	24,153
Acquisition-related intangibles, net	3,735	1,131
Capitalized software licenses, net	2,558	4,021
Deferred income taxes	5,874	8,199
Other assets	6,372	4,748

Total assets	$504,297	$442,518

Liabilities and Invested Equity
Current liabilities:
Current portion of capital lease obligation	$646	$—
Accounts payable	50,194	38,703
Accrued expenses and other liabilities	54,577	59,852
Accrued profit sharing	8,112	13,950

Total current liabilities	113,529	112,505
Other liabilities	4,576	3,886
Capital lease obligation	30,519	—

Total liabilities	148,624	116,391
Texas Instruments’ net investment	355,673	326,127

Total liabilities and invested equity	$504,297	$442,518

See accompanying notes

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31
	2005	2004	2003
Net revenue	$1,060,671	$1,028,648	$928,449
Operating costs and expenses:
Cost of revenue	704,918	661,056	617,357
Research and development	28,737	31,957	25,360
Selling, general and administrative	102,104	101,920	95,634

Total operating costs and expenses	835,759	794,933	738,351

Profit from operations	224,912	233,715	190,098
Other (expense)/income, net	(105)	1,731	774

Income before income taxes	224,807	235,446	190,872
Provision for income taxes	81,390	83,381	66,679

Net income	$143,417	$152,065	$124,193

See accompanying notes

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31
	2005	2004	2003
Operating Activities
Net income	$143,417	$152,065	$124,193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,700	29,589	33,776
Share-based compensation	2,900	60	60
Amortization of capitalized software	1,463	1,831	2,172
Amortization of acquisition-related costs	995	1,039	1,264
Gains on sales of assets	(1,143)	—	—
Deferred income taxes	3,952	3,667	(9,822)
Increase (decrease) from changes in:
Accounts receivable	(10,935)	(26,888)	(5,944)
Inventories	1,079	(13,415)	1,732
Prepaid expenses and other current assets	3,860	(7,365)	2,413
Accounts payable and accrued expenses	4,132	3,730	1,482
Accrued profit sharing	(5,146)	7,415	(1,143)
Other	2	(6,601)	2,842

Net cash provided by operating activities	173,276	145,127	153,025
Investing Activities
Additions to property, plant and equipment	(42,218)	(37,887)	(25,256)
Sales of assets	4,661	22,708	—
Acquisition of businesses, net of cash acquired	(18,948)	(8,101)	—

Net cash used in investing activities	(56,505)	(23,280)	(25,256)
Financing Activity
Net transfers to Texas Instruments	(116,771)	(121,847)	(127,769)

Net cash used in financing activity	(116,771)	(121,847)	(127,769)

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of year	—	—	—

Cash and cash equivalents, end of year	$—	$—	$—

Supplemental Disclosures of Cash Flow Information
Noncash financing activity:
Attleboro facility capital lease	$31,233	$—	$—

See accompanying notes.

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS

(In thousands)

1. Description of Business and Significant Accounting Policies and Practices

Business

The Sensors and Controls Business (S&C, Sensors & Controls business, or the Company) of Texas Instruments Incorporated designs and manufactures sensors and electrical and electronic controls and operates in many countries around the world. S&C manufacturing operations exist in the Americas, Europe and Asia.

The Sensors business includes pressure sensors and transducers for the heating/ ventilation/air conditioning, automotive and industrial markets. The Company’s products improve operating performance, for example, by making a car’s heating and air-conditioning systems work more efficiently. Pressure sensors for fuel injection and vehicle stability improve safety and performance by reducing vehicle emissions and improving gas mileage.

The Controls business includes controls, motor protectors, circuit breakers, arc-fault circuit protectors and thermostats. These products help prevent damage from overheating and fires in a wide variety of applications, including aircraft, commercial heating and air-conditioning systems, refrigerators, cars, lighting and industrial applications.

Acquisitions

In the fourth quarter of 2004, S&C acquired, in the first part of the transaction, certain assets and liabilities of a controls business in China for approximately $7,808 in cash. In the second quarter of 2005, S&C completed the second part of the acquisition with the additional payment of $4,974 in cash, and an obligation to pay an additional $840 over the next five years. Assets acquired were $1,681 in equipment, $521 in inventories, and intangible assets that have a fair value of $642 for customer relationships and a non-compete agreement, which have useful lives of four and five years, respectively. The excess of the purchase consideration plus acquisition costs of $367 over the net fair value of the tangible and identifiable intangible assets acquired, reflecting final purchase adjustments, resulted in goodwill of $11,145.

In June 2005, S&C acquired certain assets and liabilities of the mass airflow sensor business (MAFS) of Pierburg GmbH (Pierburg) for approximately $12,920 in cash. The remainder of Pierburg’s MAFS assets was acquired in the fourth quarter of 2005 for an additional $1,067. The purchase includes $147 of inventory and $4,378 of manufacturing equipment and tooling. Intangible assets for developed technology, patents, customer relationships, and a non-compete agreement have a fair value of $2,957 and will be amortized over 4-5 years. As of December 31, 2005, the excess of the purchase consideration plus acquisition costs of $432 over the net fair value of the tangible and identifiable intangible assets acquired resulted in goodwill of $6,937.

The results of operations of the acquired businesses have been included in our results of operations since the respective dates of acquisition. Combined pro forma operations data for the years ended December 31, 2005 and 2004, assuming the acquisitions had occurred at the beginning of such periods, have not been presented as such amounts would not have differed significantly from reported results.

Dispositions

In the second quarter of 2005, the Sensors & Controls business sold certain assets, primarily a building, related to its operations in Japan for cash of $4,661 and recognized a gain of $1,143.

In the fourth quarter of 2004, the Sensors & Controls business sold certain assets, primarily buildings, in a sale-leaseback transaction associated with its operations in Attleboro, Massachusetts. Cash proceeds from the

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

sale were $22,708. The Sensors & Controls business recorded a deferred gain from the sale of $629, which will be recognized as a reduction to cost of revenues over a 10-year period.

Basis of Presentation

The combined financial statements for the Sensors & Controls business included herein were derived from the consolidated financial statements of Texas Instruments Incorporated (TI) using the historical results of operations and the historical basis of assets and liabilities of TI’s Sensors and Controls reportable operating business segment, excluding the radio frequency identification (RFID) systems business which had been operated as a part of that segment.

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the U.S., which require management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may vary.

The financial statements include all costs of the S&C operating business and include costs allocated from TI. However, the financial statements are not intended to be a complete presentation of the financial position, results of operations and cash flows as if the Sensors & Controls business had operated as a stand-alone entity during the periods presented. Had the Sensors & Controls business existed as a separate entity, its results of operations and financial position could have differed materially from those included in the combined financial statements included herein. In addition, future results of operations and financial position could differ materially from the historical results presented.

TI’s investment in the Sensors & Controls business is shown as TI’s net investment in lieu of stockholders’ equity in the combined financial statements because no direct ownership relationship existed among the entities that will comprise the Sensors & Controls business. TI uses a centralized approach to cash management and the financing of its operations. Cash deposits from the Sensors & Controls business are transferred to TI on a regular basis and are netted against TI’s net investment account. Consequently, none of TI’s cash, cash equivalents or debt has been allocated to the Sensors & Controls business in the combined financial statements.

All intercompany balances and transactions within the Sensors & Controls business have been eliminated. All dollar amounts in the financial statements and tables in the notes, except per share amounts, are stated in thousands of U.S. dollars unless otherwise indicated.

Foreign Currency

For financial reporting purposes, the functional currency for foreign operations is the U.S. dollar. Accounts recorded in currencies other than U.S. dollars are remeasured into the functional currency. Current assets (except inventories), deferred income taxes, other assets, current liabilities and long-term liabilities are remeasured at exchange rates in effect at year-end. Inventories, property, plant and equipment, and depreciation thereon are remeasured at historic exchange rates. Revenue and expense accounts other than depreciation for each month are remeasured at the appropriate daily rate of exchange.

Derivatives

S&C uses derivative financial instruments indirectly through its participation in the centralized hedging functions of TI, which are designed primarily to minimize exposure to foreign currency risk. TI enters into

1. Description of Business and Significant Accounting Policies and Practices—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

certain foreign currency derivative instruments that do not meet hedge accounting criteria. These instruments are primarily forward currency exchange contracts that are intended as economic hedges to minimize the adverse earnings impact from the effect of exchange rate fluctuations on all of TI’s non-U.S. dollar net balance sheet exposures. TI does not use derivatives for speculative or trading purposes.

As a result of its participation in TI’s centralized hedging program, currency exchange gains and losses from remeasurement of S&C’s assets and liabilities have been netted against losses or gains from forward currency exchange contracts. Net gains and losses have not been material.

Gains and losses from other forward currency exchange contracts intended to hedge specific transactions and from terminated forward currency exchange contracts are deferred and included in the measurement of the related transactions.

Revenue Recognition

Revenue from sales of S&C’s products, including shipping fees, if any, is recognized when title to the products is transferred to the customer, which usually occurs upon shipment or delivery, depending upon the terms of the sales order. Estimates of returns for product quality reasons and of price allowances (calculated based upon historical experience, analysis of product shipments and contractual arrangements with customers) are recorded when revenue is recognized. Allowances include discounts for prompt payment, as well as volume-based incentives and special pricing arrangements. Shipping and handling costs are included in cost of revenue.

Advertising Costs

Advertising and other promotional costs are expensed as incurred, and were $854 for 2005, $851 for 2004, and were not material for 2003.

Impairments of Long-Lived Assets

Reviews are regularly performed to determine whether facts or circumstances exist that indicate the carrying values of S&C’s fixed assets or intangible assets to be held and used are impaired. S&C assesses the recoverability of its assets by comparing the projected undiscounted net cash flows associated with those assets to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is determined by available market valuations, if applicable, or by discounted cash flows.

Income Taxes

The operations of the Sensors & Controls business are included in the consolidated U.S. federal income tax return and certain foreign income tax returns of TI. The income tax provisions and related deferred tax assets and liabilities have been determined as if the Sensor and Controls business were a separate taxpayer. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities.

Effect of Share-Based Compensation

Employees of the Sensors & Controls business may participate in certain of TI’s share-based compensation plans, receiving stock options for TI common stock and/or restricted stock units of TI under long-term incentive plans as well as participating in TI’s employee stock purchase plan.

1. Description of Business and Significant Accounting Policies and Practices—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Prior to July 1, 2005, TI accounted for awards granted under those plans following the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No compensation cost was reflected in the Sensors & Controls business operations for stock options, as all options granted under those plans have an exercise price equal to the market value of the underlying common stock on the date of the grant (except options granted under TI’s employee stock purchase plans). Compensation cost has been recognized for restricted stock units (RSUs).

Effective July 1, 2005, TI adopted the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payments, using the modified prospective application method. Under this transition method, compensation cost recognized in the year ended December 31, 2005, includes the applicable amounts of: (a) compensation cost of all share-based payments granted prior to, but not yet vested as of July 1, 2005 (the amounts of which are based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and previously presented in TI’s pro forma footnote disclosures), and (b) compensation cost for all share-based payments granted subsequent to July 1, 2005 (the amounts of which are based on the grant-date fair value estimated in accordance with the new provisions of SFAS No. 123(R)). Results for prior periods have not been restated.

Effect of Adopting FAS 123(R)

The effect on the Sensors & Controls business for the year ended December 31, 2005, from TI’s adoption of SFAS No. 123(R) as of July 1, 2005, was an increase in stock-option compensation expense of $2,749 (recognized in SG&A) and a decrease in net income of $1,967.

The amounts above include S&C’s portion of the impact of recognizing compensation expense related to participation in TI’s non-qualified stock options and stock options offered under TI’s employee stock purchase plan. Compensation expense related to RSUs was already being recognized before implementation of SFAS No. 123(R).

The total amount of recognized share-based compensation cost, which was related to outstanding RSUs applicable to the Sensors & Controls business, for the periods presented, was $151 in 2005, $60 in 2004, and $60 in 2003. The estimated portion of share-based compensation expense (after taxes) that would have been recognized if the Sensors & Controls business had applied the fair value recognition provisions of SFAS No. 123 to each period presented was $3,839 for 2005, $4,092 for 2004, and $4,763 for 2003. The estimation was based on the relative number of options granted to participating S&C employees to the total number of options granted to all TI employees. Share-based compensation expense has not been allocated to the various segments but is reflected in corporate activities and other.

As a result, the pro forma effect on net income, as required by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123, is not presented as the effect on the Sensors & Controls business was not material.

Comprehensive Income

The only component of comprehensive income is net income.

1. Description of Business and Significant Accounting Policies and Practices—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Allowance for Losses on Receivables

The allowance for losses on receivables is used to provide for potential impairment of receivables. The allowance represents an estimate of probable but unconfirmed losses in the receivable portfolio. S&C estimates the allowance on the basis of specifically identified receivables that are evaluated individually for impairment, and a statistical analysis of the remaining receivables. Customers are generally not required to provide collateral for purchases.

Inventories

Inventories are stated at the lower of cost or estimated net realizable value. Cost is generally computed on a first-in-first-out basis. S&C conducts quarterly inventory reviews for salability and obsolescence. A specific allowance is provided for inventory considered unlikely to be sold. Inventory is written off in the period in which disposal occurs.

Property, Plant and Equipment and Other Capitalized Costs

Property, plant and equipment are stated at cost and depreciated primarily on the 150 percent declining-balance method over their estimated useful lives. Depreciation expense was $28,700 in 2005, $29,589 in 2004 and $33,776 in 2003.

Acquisition-related costs are amortized on a straight-line basis over the estimated economic life of the assets. Capitalized software licenses generally are amortized on a straight-line basis over the term of the license. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Assets held under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease.

Goodwill and Intangible Assets

Goodwill is not amortized, but is reviewed for impairment annually or more frequently if certain indicators arise. S&C completes its annual goodwill impairment tests as of October 1 of each year. This annual test is performed by comparing the fair value of S&C reporting units to their associated book value including goodwill. For each of the periods presented, the fair value exceeded the carrying value including goodwill; therefore, no impairment was indicated.

Intangible assets are amortized on a straight-line basis over their estimated lives. Fully amortized intangible assets are written off against accumulated amortization.

Changes in Accounting Standards

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, which will become effective for the Sensors & Controls

1. Description of Business and Significant Accounting Policies and Practices—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

business beginning January 1, 2006. This standard clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted material should be expensed as incurred and not included in overhead. In addition, this standard requires that the allocation of fixed production overhead costs to inventory be based on the normal capacity of the production facilities. The Sensors & Controls business is currently evaluating the potential impact of this standard on its financial position and results of operations, but does not believe the impact of the change will be material.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—An Interpretation of FASB Statement No. 143 (FIN 47), which is effective for the Sensors & Controls business as of December 31, 2005. This interpretation provides additional guidance as to when companies should record the fair value of a liability for a conditional asset retirement obligation when there is uncertainty about the timing or method of settlement of the obligation. The Sensors & Controls business has completed the evaluation of the impact of this standard on its financial position and results of operations, and has determined that the impact of the change was not material.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation.

2. Property, Plant and Equipment, at Cost

	Depreciable Lives	December 31
		2005	2004
Land	—	$4,804	$6,033
Buildings and improvements	5-40	123,884	102,341
Machinery and equipment	3-10	389,903	389,105

Total		$518,591	$497,479

3. Goodwill and Other Acquisition-Related Intangibles

	Amortization Period	December 31
		2005	2004
Goodwill—net	—	$36,379	$24,153
Acquisition-related intangibles—net	5-8 years	3,735	1,131

Total		$40,114	$25,284

Goodwill is reviewed for impairment annually, or more frequently if certain indicators arise. No impairment indicators arose during 2005 or 2004. The goodwill balances shown are net of $8,889 accumulated amortization as of year end 2005 and 2004.

1. Description of Business and Significant Accounting Policies and Practices—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

The changes in carrying amount of goodwill as of December 31, 2005 and 2004, were:

	Sensors	Controls	Total
Balance—December 31, 2004	$18,297	$5,856	$24,153
Increase due to acquisitions	6,937	5,289	12,226

Balance—December 31, 2005	$25,234	$11,145	$36,379

The following table reflects the components of acquisition-related intangible assets, excluding goodwill, that are subject to amortization:

	December 31, 2005		December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Developed and core technology	$5,334	$3,896	$4,200	$3,225
Patents and license agreements	681	419	500	344
Customer relationships	1,206	171	—	—
Non-compete agreements	1,078	78	—	—

Total	$8,299	$4,564	$4,700	$3,569

Acquisition-related intangible assets are amortized over 4-5 years on a straight-line basis. Remaining amortization of these acquisition-related intangibles is estimated to be $1,373 in 2006, $845 in 2007, $757 in 2008, $622 in 2009, and $138 in 2010.

4. Accrued Expenses and Other Liabilities

	December 31
	2005	2004
Accrued restructuring expenses	$14,348	$12,989
Accrued salaries, wages and vacation pay	14,063	18,448
Accrued freight, utility and insurance charges	5,029	5,866
Other accrued expenses and liabilities	21,137	22,549

Total	$54,577	$59,852

3. Goodwill and Other Acquisition-Related Intangibles—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

5. Related Party Transactions and TI’s Net Investment

Related Party Transactions

TI provides various services to the Sensors & Controls business, including but not limited to cash management, facilities management, data processing, security, payroll and employee benefit administration, insurance administration and telecommunication services. TI allocates these expenses and all other central operating costs, first on the basis of direct usage when identifiable, with the remainder allocated among TI’s businesses on the basis of their respective revenues, headcount or other measure. In the opinion of management of TI, these methods of allocating costs are reasonable. Expenses allocated to the Sensors & Controls business were as follows:

		Year Ended December 31
Types of Expenses	Basis of Allocation	2005	2004	2003
Employee benefits	Headcount	$11,110	$15,128	$14,411
Corporate support functions	Revenue	17,344	14,940	14,510
IT services	Headcount	7,658	7,583	7,356
Facilities	Square footage	5,983	4,210	3,930

Total		$42,095	$41,861	$40,207

Intercompany sales to TI were approximately $5,254, $2,859, and $4,925 for the years ended December 31, 2005, 2004, and 2003, respectively, primarily for test hardware used in TI’s semiconductor business.

The Sensors & Controls business participates in TI’s centralized system for cash management and the financing of its operations. Cash flows from operating receipts from the Sensors & Controls business are transferred to TI on a regular basis, and cash disbursements for working capital and capital expenditures are funded by TI. These transactions are reflected in the changes in TI’s net investment account.

	December 31
	2005	2004	2003
TI’s net investment—beginning of year	$326,127	$295,849	$299,365
Net income	143,417	152,065	124,193
Share-based compensation	2,900	60	60
Net cash remitted to TI	(116,771)	(121,847)	(127,769)

TI’s net investment—end of year	$355,673	$326,127	$295,849

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

6. Share-Based Compensation

Employees of the Sensors & Controls business may participate in certain of TI’s share-based compensation plans, receiving stock options for TI common stock and/or restricted stock units of TI under long-term incentive plans as well as participating in TI’s employee stock purchase plan. The following information relates to all of TI’s share-based compensation plans.

TI has stock options outstanding to participants under various stock option plans. Option prices per share generally may not be less than 100 percent of the fair market value on the date of the grant. Substantially all the options have a 10-year term. Except for options granted as part of a special retention grant in February 2003 (which vest beginning in the second year after grant at a rate of 50 percent/25 percent/25 percent per year), options granted subsequent to 1996 generally vest ratably over four years.

Sensors & Controls Portion of TI’s Stock Options

TI has managed its share-based compensation plans on an individual participant basis and not on a business entity basis. Therefore, certain separate information necessary to report option activity of the employees of the Sensors & Controls business participating in the TI plans for all applicable periods is not readily available. At December 31, 2005 and 2004, employees of the Sensors & Controls business held options on 2,700,884 and 3,556,994 shares of TI common stock at weighted-average exercise prices per share of $26.53 and $24.28, respectively.

7. Post-Retirement Benefit Plans

Most S&C employees may participate in various TI employee benefit retirement plans, including defined benefit, defined contribution, and retiree health care benefit plans, as well as deferred compensation arrangements for qualifying employees.

TI has managed its employee benefit retirement plans on a consolidated basis, and separate information for the Sensors & Controls business is not readily available. Therefore, the Sensors & Controls business share of the TI employee benefit plans’ assets and liabilities is not included in the combined balance sheets. The combined statements of income include an allocation of the costs of the employee benefit plans. These costs were allocated based on the Sensors & Controls business employee population for each period presented. Net periodic benefit cost allocated from TI for the respective plans is as follows:

	Year Ended December 31
	2005	2004	2003
Defined benefit pension expense	$5,274	$6,327	$7,095
Defined contribution plans expense	5,948	8,051	6,550
Retiree health care expense	1,349	1,327	592

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

The information that follows was provided by TI and relates to the entire TI pension and postretirement plans. This information was derived from the detailed disclosures included in TI’s Annual Report on Form 10-K for the year ended December 31, 2005.

Summary of TI’s Post-Retirement Benefit Plans

U.S. Retirement Plans

The principal retirement plans in the U.S include a qualified defined benefit pension plan (which is closed to new participants hired after November 1997), a defined contribution plan and an enhanced defined contribution plan. Both defined contribution plans offer an employer-matching savings option that allows employees to make pre-tax contributions to various investment choices, including a TI common stock fund. Employees who elected to remain in the qualified defined benefit pension plan may also participate in the defined contribution plan, where employer-matching contributions are provided for up to 2 percent of the employee’s annual eligible earnings. Employees who elected not to remain in the defined benefit pension plan, and new employees hired after November 1997 and through December 31, 2003, may participate in the enhanced defined contribution plan. This plan provides for a fixed employer contribution of 2 percent of the employee’s annual eligible earnings, plus an employer-matching contribution of up to 4 percent of the employee’s annual eligible earnings. Employees hired after December 31, 2003, may participate in the enhanced defined contribution plan, where employer-matching contributions are provided for up to 4 percent of the employee’s annual eligible earnings.

The benefits under the non-contributory defined benefit pension plan are determined using a formula based upon years of service and the highest five consecutive years of compensation. TI intends to contribute amounts to this plan to meet the minimum funding requirements of federal laws and regulations plus such additional amounts as TI deems appropriate.

U.S. Retiree Health Care Benefit Plans

TI offers access to group medical coverage during retirement to most of its U.S. employees. TI makes a contribution toward the cost of those retiree medical benefits for certain retirees and their dependents. The contribution rates are based upon varying factors, the most important of which are an employee’s date of hire, date of retirement, years of service and qualification for Medicare benefits. The balance of the cost is borne by the participants in the plan. Employees hired after January 1, 2001, are responsible for the full cost of their medical benefits during retirement.

Non-U.S. Retirement Plans

Retirement coverage for non-U.S. employees of TI is provided, to the extent deemed appropriate, through separate defined benefit and defined contribution plans. Retirement benefits are generally based on an employee’s years of service and compensation. Funding requirements are determined on an individual country and plan basis and subject to local country practices and market circumstances.

7. Post-Retirement Benefit Plans—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

The following presents selected information on the obligations, assets, and the funded status of the TI defined benefit and retiree health care plans:

	U.S. Defined Benefit		Retiree Health Care		Non-U.S. Defined Benefit
	2005	2004	2005	2004	2005	2004
Projected benefit obligation (PBO)	$856,000	$788,000	$453,000	$430,000	$1,639,000	$1,609,000
Accumulated benefit obligation	748,000	704,000	—	—	1,411,000	1,391,000
Fair value of plan assets (FVPA)	779,000	785,000	311,000	323,000	1,082,000	848,000
Funded status (FVPA—PBO)	(77,000)	(3,000)	(142,000)	(107,000)	(557,000)	(761,000)

Deferred Compensation Arrangements

Qualified employees of the Sensors & Controls business may participate in deferred compensation arrangements provided by TI.

Specifics to TI’s Plan

TI has a non-qualified deferred compensation plan, which allows certain highly compensated employees the option to defer the receipt of a portion of their salary, bonus, profit sharing and non-qualified pension benefits. Employees who participate in the deferred compensation plan can select one of eight distribution options offered by the plan. Payments are made after the employee terminates, based on their distribution election and plan balance. Participants can earn a return on their deferred compensation that is based on hypothetical investments in the same mutual funds and TI common stock offered in TI’s 401(k) plan. Changes in the market value of these participant investments are reflected as an adjustment to the deferred compensation liability of TI with an offset to compensation expense.

As of December 31, 2005, the liability of TI to the participants of the deferred compensation plan was $179,000 and is recorded in TI’s consolidated financial statements in noncurrent liabilities. This amount reflects the accumulated participant deferrals and earnings thereon as of that date. TI makes no contributions to the deferred compensation plan and so remains contingently liable to the participants. However, to serve as an economic hedge of the financial impact of changes in market values of these hypothetical investments, TI invests in similar mutual funds and has entered into a forward purchase contract to hedge participant elections to invest in TI common stock. Changes in the fair value of these mutual fund investments and forward purchase contract are recognized as an offset to compensation expense.

In December 2004, as a result of certain provisions within the American Jobs Creation Act of 2004, the existing deferred compensation plan was closed to deferral elections for compensation earned after 2004.

S&C’s Participation

As of December 31, 2005 and 2004, the deferred compensation liability related to S&C employees participating in the TI deferred compensation plan was $9,608 and $8,789, respectively. No assets or liabilities of the TI deferred compensation plan have been included in the combined financial statements.

7. Post-Retirement Benefit Plans—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Other

Certain non-U.S. operations have accrued other retirement benefit liabilities to comply with local laws or regulations regarding employee rights to certain benefits that may accumulate as the employee provides service, based on a formula of months pay per year of service. After a certain period of time, the employee can choose to withdraw their accrued balance without ceasing employment. As of December 31, 2005 and 2004, this accrued benefit liability for S&C was approximately $4,020 and $3,325, respectively.

8. Profit Sharing Plan

TI sponsors various profit sharing plans for S&C employees, the largest of which is the S&C employee profit sharing plan. Profit sharing benefits are generally formulaic and determined by one or more financial metrics. S&C recognized $8,112, $13,950, and $7,295 of profit sharing expense under the plans in 2005, 2004, and 2003, respectively.

9. Income Taxes

The operations of the Sensors & Controls business are included in the consolidated tax returns of TI. However, the income tax provisions included in the accompanying combined statements of income have been determined as if the Sensors & Controls business were a separate taxpayer.

Income Before Provision for Income Taxes

	U.S.	Non-U.S.	Total
2005	$62,735	$162,072	$224,807
2004	81,401	154,045	235,446
2003	63,225	127,647	190,872

Provision (Benefit) for Income Taxes

	U.S. Federal	Non-U.S.	U.S. State	Total
2005:
Current	$22,286	$54,143	$1,009	$77,438
Deferred	2,166	1,404	382	3,952

Total	$24,452	$55,547	$1,391	$81,390

2004:
Current	$26,533	$51,741	$1,440	$79,714
Deferred	5,247	(1,891)	311	3,667

Total	$31,780	$49,850	$1,751	$83,381

2003:
Current	$33,816	$40,959	$1,726	$76,501
Deferred	(7,254)	(2,139)	(429)	(9,822)

Total	$26,562	$38,820	$1,297	$66,679

7. Post-Retirement Benefit Plans—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Principal reconciling items from income tax computed at the statutory federal rate for the years ended December 31 follow:

	2005	2004	2003
Computed tax at statutory rate	$78,682	$82,406	$66,805
Research and development tax credits	(1,443)	(1,213)	(788)
Effect of U.S. state income taxes	1,391	1,751	1,297
Tax benefit from export sales and domestic manufacturing	(1,071)	(448)	(635)
Other	3,831	885	—

Total provision for income taxes	$81,390	$83,381	$66,679

The primary components of deferred income tax assets at December 31 were as follows:

	2005	2004
Deferred income tax assets:
Inventories and related reserves	$9,358	$9,024
Accrued expenses	10,594	12,543
Property, plant and equipment	4,369	5,706
Other	(383)	617

Net deferred income tax asset	$23,938	$27,890

The Sensors & Controls business makes an ongoing assessment regarding the realization of U.S. and non-U.S. deferred tax assets of the Sensors & Controls business. While these assets are not assured of realization, our assessment is that a valuation allowance is not required for the existing deferred tax assets. This assessment is based on our evaluation of relevant criteria, including the existence of (i) taxable income in prior carryback years and (ii) future taxable income.

10. Business Segment and Geographic Area Data

S&C organizes its business into two operating segments, Sensors and Controls, based on differences in products included in each segment. The Sensors segment is a manufacturer of pressure, force and electromechanical sensor products used in subsystems of automobiles (e.g., engine, air conditioning, ride stabilization) and in industrial products such as heating, ventilation and air conditioning (HVAC) systems.

The Controls segment is a manufacturer of a variety of control applications used in industrial, aerospace, military, commercial and residential markets. The Controls product portfolio includes motor and compressor protectors, circuit breakers, semiconductor burn-in test sockets, electronic HVAC controls, arc-fault circuit protectors and precision switches and thermostats.

Corporate activities include general corporate expenses, including TI corporate support functions, restructuring expenses, stock compensation expense, and amortization of acquisition-related intangibles and capitalized software. Assets of corporate activities include acquisition-related goodwill and intangibles, and deferred income taxes.

9. Income Taxes—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Business Segment Information

	Sensors	Controls	Corporate Activities and Other	Total
Net Revenue
2005	$617,310	$443,361	$—	$1,060,671
2004	567,749	460,899	—	1,028,648
2003	513,632	414,817	—	928,449
Profit (Loss) from Operations
2005	$157,358	$114,854	$(47,300)	$224,912
2004	154,031	120,542	(40,858)	233,715
2003	137,684	108,417	(56,003)	190,098
Property, Plant and Equipment Additions
2005	$25,041	$14,529	$2,648	$42,218
2004	24,940	12,231	716	37,887
2003	12,140	11,912	1,204	25,256
Depreciation
2005	$15,617	$12,676	$407	$28,700
2004	12,620	14,989	1,980	29,589
2003	14,885	15,846	3,045	33,776
Total Assets
2005	$253,630	$173,881	$76,786	$504,297
2004	211,928	182,748	47,842	442,518
2003	170,851	174,996	54,810	400,657

The following geographic area data includes trade revenue, based on product shipment destination, and property, plant and equipment, based on physical location:

Geographic Area Information

	Americas	Asia-Pacific	Europe	Total
Net Trade Revenue
2005	$525,433	$274,670	$260,568	$1,060,671
2004	525,827	241,959	260,862	1,028,648
2003	483,713	205,732	239,004	928,449
Property, Plant and Equipment, Net
2005	$87,124	$66,954	$14,754	$168,832
2004	47,478	61,910	15,358	124,746
2003	74,189	45,024	14,798	134,011

No single customer accounted for greater than 10 percent of combined S&C revenues.

10. Business Segment and Geographic Area Data—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

11. Financial Instruments and Risk Concentration

Fair value information on financial instruments used to hedge the Sensors & Controls business exposure to foreign currency and interest rate risk is not available due to the centralized nature of TI’s hedging program.

Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers in the Sensors & Controls business customer base and their dispersion across different industries and geographic areas. S&C maintains an allowance for losses based upon the expected collectibility of accounts receivable.

12. Restructuring Actions

In the second quarter of 2003, S&C announced a plan to move certain production lines from Attleboro, Massachusetts, to other sites in order to be geographically closer to customers and their markets and to reduce manufacturing costs. This restructuring action is expected to affect about 901 jobs through voluntary retirement and involuntary termination programs through 2005, primarily in manufacturing operations at the Attleboro headquarters. The total cost of this restructuring action is expected to be $71,135.

In the second quarter of 2005, S&C announced a plan to move production lines from Almelo, Holland, to a contract manufacturer in Hungary. This relocation was to complete the Almelo site transition into a business center. Concurrently, other actions were taken at S&C’s sites in Attleboro, Brazil, Japan and Singapore in order to size these locations to market demands. These restructuring actions are expected to affect 210 jobs, 98 of which are in Holland. The total cost of this restructuring action is expected to be $16,070.

The remaining payments for both restructuring actions are expected to be substantially completed by the end of 2006.

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

The following is a reconciliation of the above-mentioned restructuring accruals:

	2003 Plan	2005 Plan	Total
2003 charges:
Severance charges	$34,698	—	$34,698
Non-cash acceleration of depreciation	2,667	—	2,667
2003 dispositions:
Severance payments	(20,459)	—	(20,459)
Non-cash transfer to accumulated depreciation	(2,667)	—	(2,667)

Balance December 31, 2003	14,239	—	14,239
2004 charges:
Severance charges	14,086	—	14,086
Non-cash acceleration of depreciation	2,167	—	2,167
2004 dispositions:
Severance payments	(15,336)	—	(15,336)
Non-cash transfer to accumulated depreciation	(2,167)	—	(2,167)

Balance December 31, 2004	12,989	—	12,989
2005 charges:
Severance charges	12,186	10,679	22,865
Non-cash acceleration of depreciation	—	131	131
2005 dispositions:
Severance payments	(17,055)	(4,451)	(21,506)
Non-cash transfer to accumulated depreciation	—	(131)	(131)

Balance December 31, 2005	$8,120	$6,228	$14,348

2003 charges classified to:
Cost of revenues	$32,503	—	$32,503
SG&A	4,862	—	4,862

Total	$37,365	—	$37,365

2004 charges classified to:
Cost of revenues	$15,087	—	$15,087
SG&A	1,166	—	1,166

Total	$16,253	—	$16,253

2005 charges classified to:
Cost of revenues	$9,616	$9,880	$19,496
SG&A	2,570	930	3,500

Total	$12,186	$10,810	$22,996

Employees terminated as of December 31, 2005	880	121	1,001

12. Restructuring Actions—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

13. Commitments and Contingencies

Leases

The Sensors & Controls business conducts certain operations in leased facilities. The lease agreements frequently include purchase and renewal provisions and require the Sensors & Controls business to pay taxes, insurance and maintenance costs. Rental and lease expense was $3,128 in 2005, $3,066 in 2004, and $2,581 in 2003.

In December 2004, the Sensors & Controls business completed a sale-leaseback of its facilities in Attleboro, Massachusetts. The terms included a 20-year lease agreement for a new facility at the site to be used to consolidate operations remaining in Attleboro. In the fourth quarter of 2005, upon the completion of the new facility, the Sensors & Controls business began to account for this as a capital lease, recording both the capital asset and lease obligation at a fair value of $31,233. Minimum lease payments over the life of the lease are as follows:

2006	$3,194
2007	3,226
2008	3,258
2009	3,291
2010	3,324
Thereafter	54,036

Total minimum lease payments	70,329
Less applicable interest	(39,096)

Capital lease obligation	$31,233

At December 31, 2005, the Sensors & Controls business was committed under non-cancelable operating leases to make minimum payments of $2,123 in 2006, $1,125 in 2007, $883 in 2008, $656 in 2009 and $661 in 2010.

Indemnification Guarantees

The Sensors & Controls business routinely sells products with a limited intellectual property indemnification included in the terms of sale. Historically, the Sensors & Controls business has had only minimal and infrequent losses associated with these indemnities. Consequently, any future liabilities brought about by the intellectual property indemnities cannot reasonably be estimated or accrued.

Warranty Costs / Product Liabilities

The Sensors & Controls business accrues for known product-related claims if a loss is probable and can be reasonably estimated. During the periods presented, there have been no material accruals or payments regarding product warranty or product liability, and historically the Sensors & Controls business has experienced a low rate of payments on product claims. Consistent with general industry practice, the Sensors & Controls business enters formal contracts with certain customers in which the parties define warranty remedies. In some cases, product claims may be disproportionate to the price of the Sensors & Controls business products.

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

TI has been named in a variety of product liability lawsuits relating to motor protectors, thermostats and other products manufactured and sold by the Controls business. Historically, TI has been dismissed from most of these lawsuits or has settled for de minimis amounts.

On September 15, 2005, Whirlpool Corporation (Whirlpool) filed a lawsuit against TI alleging that starter relays sold to Whirlpool by the Controls business are defective and have caused failures in Whirlpool-designed refrigerators. In addition to the lawsuit TI has been placed on notice, by Whirlpool and insurance companies, of approximately fifty pre-litigation claims in which a relay may have caused a failure in Whirlpool-designed refrigerators. Whirlpool has advised TI that it estimates corrective actions may be necessary on between 1.4 million and 3.5 million refrigerators. TI continues to investigate whether its products are the root cause of or contribute to the alleged failure. Any liability of TI in this matter is not probable or estimable.

TI is named as one of the defendants in over thirty lawsuits in which plaintiffs allege that a cruise control deactivation switch manufactured by the Sensors business (which is only one component of the cruise control deactivation switch system) is the cause and origin of vehicle fires. Reserves have been established totaling $3,583 for TI’s estimated exposure in these matters based on the results of previously settled similar claims.

Since 1999, Ford has announced three voluntary safety recalls on approximately 4.7 million affected vehicles. In connection with its most recent recall, Ford indicated that the root cause of the fire incidents “turned out to be a system interaction rather than a single component.” The Sensors business does not believe that the switch contains any safety defect. In 2001, Ford demanded reimbursement from TI of all costs associated with its first recall. TI rejected the demand and does not believe that it is required to reimburse Ford for Ford’s recall costs. Ford has not subsequently pursued its demand. Ford has not to date made any reimbursement demands with regard to Ford’s costs for its subsequent two recalls, both of which occurred in 2005. No reserves have been established for potential claims related to Ford’s recall costs as they are neither probable nor reasonably estimable.

Although it is not possible to predict the final outcome of any of these matters, the Sensors & Controls business believes that the results of these proceedings will not have a material adverse effect upon its financial condition or results of operations.

Environmental Remediation Liabilities

TI has been designated by the U.S. Environmental Protection Agency (EPA) as a Potentially Responsible Party (PRP) at a designated Superfund site in Norton, Massachusetts, regarding wastes from the Company’s Attleboro operations. The EPA has issued its Record of Decision, which describes a cleanup plan estimated to cost $43,000. The Army Corps of Engineers is conducting a removal of certain radiological contamination at an estimated cost of $34,000. EPA expects a PRP group to undertake the remaining remediation, and has indicated that at least 14 PRPs will be requested to participate. As of December 31, 2005, S&C had an accrued liability of $2,256 for this remediation. S&C does not expect future developments regarding the site to have a material adverse effect upon its financial condition or results of operations.

In 2001, TI was notified by the State of São Paolo, Brazil, regarding its potential cleanup liability as a generator of wastes sent to the Aterro Mantovani disposal site, which operated (near Campinas) from 1972 to 1987. TI is one of over 50 companies notified of potential cleanup liability. TI is cooperating to help fund an

13. Commitments and Contingencies—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

investigation of remedial alternatives. TI’s current exposure at the site based on waste it contributed is not expected to be material.

General

The Sensors & Controls business is subject to various legal and administrative proceedings. Although it is not possible to predict the outcome of these matters, the Sensors & Controls business believes that the results of these proceedings will not have a material adverse effect upon its financial condition or results of operations.

14. Supplier Consignment Arrangement

At the end of 2005, TI, as consignee, entered into a consignment arrangement with a commercial bank, the consignor, to consign up to $25,000 of silver to facilitate production of certain products purchased by S&C from Engineered Materials Solutions, Inc. (EMSI), a key suppler of silver bearing contacts and thermostatic bimetals to S&C’s Controls segment. For 2005, S&C purchases from EMSI amounted to approximately $28,000. TI, as consignor, also entered into a consignment arrangement with EMSI, as consignee, to consign up to $15,000 of the above commercial bank consignment to EMSI. The silver is physically located in EMSI’s facilities and TI has a security interest in the silver contained in raw materials, work-in-progress, or finished goods inventory. When EMSI uses/ships silver bearing products to its customers, it reports the usage to TI, who then buys the silver from the commercial bank and simultaneously resells the silver to EMSI at market prices plus applicable service fees. At December 31, 2005, TI had approximately $15,000 of consigned silver which was held at EMSI.

15. Subsequent Events

Change in Depreciation Method

On January 1, 2006 the Company changed its depreciation method on its property, plant and equipment from the 150 percent declining balance method to the straight line method. The Company believes the straight line method better reflects the actual pattern of benefit obtained from its property, plant and equipment. Under the new provisions of SFAS No. 154 “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3”, which became effective as of January 1, 2006, a change in depreciation method is treated as a change in estimate. The effect of the change in depreciation method was reflected on a prospective basis beginning January 1, 2006, and prior period results were not restated.

Acquisition by Bain

On April 27, 2006, the Sensors & Controls business (“S&C” or the “Predecessor”) of Texas Instruments Incorporated (“TI”) was acquired by Bain Capital Partners, LLC, a leading global private investment firm (“Bain”) and a co-investor for aggregate consideration of $3.0 billion in cash and debt and estimated transaction fees and expenses of $31.7 million (the “Acquisition” or “Sensata Acquisition”).

13. Commitments and Contingencies—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Engineered Materials Solutions, Inc.

On October 23, 2006, Sensata Technologies, Inc. (“STI”), a U.S. subsidiary of the Company’s Successor (“Sensata”), entered into a series of agreements to provide consignment of silver to facilitate production of certain products purchased by STI and other Sensata operating companies from Engineered Materials Solutions Inc. (“EMSI”). This facility replaced an earlier facility that had been provided by TI. STI, as consignee, entered into a consignment arrangement with a commercial bank, as consignor, to consign up to $25.0 million of silver. For 2005, purchases from EMSI amounted to approximately $28.0 million. STI, as consignor, also entered into a consignment agreement with EMSI, as consignee, to consign up to $21.0 million of the above commercial bank consignment to EMSI. STI and the commercial bank have security interest in the silver contained in raw materials, work-in-process, and finished goods inventory. STI’s obligations to the commercial bank are supported by (a) a letter of credit issued by an issuing bank in the amount of $23.5 million; (b) a guarantee of STI’s performance by Sensata Technologies Holding Company U.S., B.V.; and (c) a guarantee of STI’s performance by Sensata. As of December 20, 2006 STI had approximately $13.5 million of consignment silver with EMSI.

First Technologies Acquisition

On December 19, 2006, Sensata acquired the First Technology Automotive and Special Products (FTAS) business from Honeywell Inc. for $90 million. FTAS designs, develops and manufacturers automotive sensors (cabin comfort and safety and stability control), electromechanical control devices (circuit breakers and thermal protectors), crash switch devices and precision ceramic components. FTAS’s products are sold to automotive OEMs, Tier I automotive suppliers, large vehicle and off-road OEMs, and industrial manufacturers. Approximately 20 percent of FTAS’s sales for the twelve months ended June 30, 2006 were made to non-automotive customers and less than half of sales were in North America. FTAS’s manufacturing operations are based in the Dominican Republic, with other manufacturing, production, engineering and administrative sites located in the United States and England. The purchase price of $90 million, plus fees and expenses of approximately $5.4 million, will be funded by a €73.0 million new term loan ($95.4 million at issuance), the terms of which are defined Sensata’s existing Senior Secured Credit Facility.

15. Subsequent Events—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

16. Supplemental Guarantor Condensed Consolidating Financial Statements

On April 26, 2006, in connection with the Transaction, the Company issued $751,605 aggregate principal amount of the outstanding Senior Notes and the outstanding Senior Subordinated Notes. The Senior Notes are jointly and severally, fully and unconditionally guaranteed on a senior unsecured basis and the Senior Subordinated Notes are jointly and severally, fully and unconditionally guaranteed on an unsecured senior subordinated basis, in each case, subject to certain exceptions, by substantially all wholly owned subsidiaries in the U.S. (except for Sensata Technologies Finance Company, LLC), The Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia other than immaterial subsidiaries (collectively, the “Guarantors”). Each of the Guarantors is 100 percent owned, directly or indirectly, by Sensata. All other subsidiaries of Sensata, either direct or indirect, do not guarantee the Senior Notes and Senior Subordinated Notes (“Non-Guarantors”). The Guarantors also unconditionally guarantee the Senior Secured Credit Facilities.

The following condensed combining financial statements are presented for the information of the holders of the Notes and presents the Condensed Combining Balance Sheets as of December 31, 2005 and 2004 and the Condensed Combining Statements of Operations and Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003 of the Company, which Successor is the issuer of the Notes, the Guarantors, the Non-Guarantors, the elimination entries necessary to combine the issuer with the Guarantor and Non-Guarantor subsidiaries and the Company on a combined basis.

Investments in subsidiaries are accounted for using the equity method for purposes of the combined presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. Separate financial statements and other disclosures with respect to the subsidiary guarantors have not been provided as management believes the following information is sufficient, as the guarantor subsidiaries are 100 percent owned by Sensata and all guarantees are full and unconditional. Additionally, substantially all of the assets of the Guarantor Subsidiaries are pledged under the Notes, and consequently will not be available to satisfy the claims of Sensata’s general creditors.

Intercompany profits from the sale of inventory between Sensors and Controls’ Non-Guarantor Subsidiaries and Guarantor Subsidiaries have been reflected on a gross basis within Net revenue and Cost of revenue in the Guarantor and Non-Guarantor Statement of Operations, and are eliminated to arrive at the Sensors and Controls Combined Statement of Operations. It is S&C’s policy to expense intercompany profit margin through Cost of Revenue when an intercompany sale takes place. Therefore, in the Condensed Combining Balance Sheets, intercompany profits are not included in the carrying value of Inventories of the Guarantor and Non-Guarantor Subsidiaries. Instead, Inventories are stated at the lower of cost or estimated net realizable value, without giving effect to intercompany profits. S&C believes this presentation best represents the actual revenues earned, costs incurred and financial position of its legal entities.

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Condensed Combining Balance Sheet

December 31, 2005

	Sensata (issuer) (a)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensors and Controls Combined
Assets
Current assets:
Accounts receivable, net of allowances	$—	$161,230	$4,070	$—	$165,300
Intercompany accounts receivable	—	12,030	6,181	(18,211)	—
Inventories	—	78,731	7,137	—	85,868
Deferred income tax assets	—	17,757	307	—	18,064
Prepaid expense and other current assets	—	10,730	585	—	11,315

Total current assets	—	280,478	18,280	(18,211)	280,547
Property, plant & equipment, net	—	154,438	14,394	—	168,832
Goodwill	—	24,626	11,753	—	36,379
Other intangible assets, net	—	3,249	486	—	3,735
Other assets	—	13,594	1,210	—	14,804

Total assets	$—	$476,385	$46,123	$(18,211)	$504,297

Liabilities and Invested Equity
Current liabilities:
Current portion of long term debt	$—	$646	$—	$—	$646
Accounts payable	—	47,020	3,174	—	50,194
Accrued expenses and other current liabilities	—	51,668	2,909	—	54,577
Accrued profit sharing	—	7,789	323	—	8,112
Intercompany liabilities	—	6,181	12,030	(18,211)	—

Total current liabilities	—	113,304	18,436	(18,211)	113,529
Capital lease obligations	—	30,519	—	—	30,519
Other liabilities	—	4,522	54	—	4,576

Total liabilities	—	148,345	18,490	(18,211)	148,624
Texas Instruments’ net investment	—	328,040	27,633	—	355,673

Total liabilities and invested equity	$—	$476,385	$46,123	$(18,211)	$504,297

(a)	For the periods prior to the acquisition, Sensata was not a part of the S&C business.

16. Supplemental Guarantor Condensed Consolidating Financial Statements—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Condensed Combining Balance Sheet

December 31, 2004

	Sensata (issuer) (a)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensors and Controls Combined
Assets
Current assets:
Accounts receivable, net of allowances	$—	$150,299	$4,066	$—	$154,365
Intercompany accounts receivable	—	2,014	4,208	(6,222)	—
Inventories	—	79,582	6,707	—	86,289
Deferred income tax assets	—	19,303	388	—	19,691
Prepaid expense and other current assets	—	14,596	579	—	15,175

Total current assets	—	265,794	15,948	(6,222)	275,520
Property, plant and equipment, net	—	114,125	10,621	—	124,746
Goodwill	—	17,689	6,464	—	24,153
Other intangible assets, net	—	1,131	—	—	1,131
Investment in subsidiaries	—	—	—	—	—
Other assets	—	15,589	1,379	—	16,968

Total assets	$—	$414,328	$34,412	$(6,222)	$442,518

Liabilities and Invested Equity
Current liabilities:
Accounts payable	$—	$36,636	$2,067	$—	$38,703
Accrued expenses and other liabilities	—	58,719	1,133	—	59,852
Accrued profit sharing	—	13,950	—	—	13,950
Intercompany liabilities	—	4,208	2,014	(6,222)	—

Total current liabilities	—	113,513	5,214	(6,222)	112,505
Other liabilities	—	3,444	442	—	3,886

Total liabilities	—	116,957	5,656	(6,222)	116,391
Texas Instruments’ net investment	—	297,371	28,756	—	326,127

Total liabilities and invested equity	$—	$414,328	$34,412	$(6,222)	$442,518

(a)	For the periods prior to the Acquisition, Sensata was not a part of the S&C business.

16. Supplemental Guarantor Condensed Consolidating Financial Statements—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Condensed Combining Statements of Operations

For the Twelve Months Ended December 31, 2005

	Sensata (issuer)(a)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensors and Controls Combined
Net revenue	$—	$1,033,107	$68,432	$(40,868)	$1,060,671
Operating costs and expenses:
Cost of revenue	—	692,851	52,935	(40,868)	704,918
Research and development	—	28,737	—	—	28,737
Selling, general and administrative	—	86,248	15,856	—	102,104

Total operating costs and expenses	—	807,836	68,791	(40,868)	835,759

Profit from operations	—	225,271	(359)	—	224,912
Other (expense)/income, net	—	(13,927)	13,822	—	(105)

Income before income taxes and equity in earnings (losses) of subsidiaries	—	211,344	13,463	—	224,807
Provision for income taxes	—	75,978	5,412	—	81,390

Net income	$—	$135,366	$8,051	$—	$143,417

(a)	For the periods prior to the Acquisition, Sensata was not a part of the S&C business.

Condensed Combining Statements of Operations

For the Twelve Months Ended December 31, 2004

	Sensata (issuer)(a)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensors and Controls Combined
Net revenue	$—	$1,003,490	$61,513	$(36,355)	$1,028,648
Operating costs and expenses:
Cost of revenue	—	655,161	42,250	(36,355)	661,056
Research and development	—	31,957	—	—	31,957
Selling, general and administrative	—	89,823	12,097	—	101,920

Total operating costs and expenses	—	776,941	54,347	(36,555)	794,933

Profit from operations	—	226,549	7,166	—	233,715
Other (expense)/income, net	—	(538)	2,269	—	1,731

Income before income taxes and equity in earnings (losses) of subsidiaries	—	226,011	9,435	—	235,446
Provision for income taxes	—	77,830	5,551	—	83,381

Net income	$—	$148,181	$3,884	$—	$152,065

(a)	For the periods prior to the Acquisition, Sensata was not a part of the S&C business.

16. Supplemental Guarantor Condensed Consolidating Financial Statements—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Condensed Combining Statements of Operations

For the Twelve Months Ended December 31, 2003

	Sensata (issuer)(a)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensors and Controls Combined
Net revenue	$—	$909,698	$46,914	$(28,163)	$928,449
Operating costs and expenses:
Cost of revenue	—	613,592	31,928	(28,163)	617,357
Research and development	—	25,360	—	—	25,360
Selling, general and administrative	—	86,530	9,104	—	95,634

Total operating costs and expenses	—	725,482	41,032	(28,163)	738,351

Profit from operations	—	184,216	5,882	—	190,098
Other (expense)/income, net	—	(9,696)	10,470	—	774

Income before income taxes and equity in earnings (losses) of subsidiaries	—	174,520	16,352	—	190,872
Provision for income taxes	—	62,778	3,901	—	66,679

Net income	$—	$111,742	$12,451	$—	$124,193

(a)	For the periods prior to the Acquisition, Sensata was not a part of the S&C business.

16. Supplemental Guarantor Condensed Consolidating Financial Statements—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Condensed Combining Statements of Cash Flows

For the Twelve Months Ended December 31, 2005

	Sensata (issuer)(a)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensors and Controls Combined
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$152,290	$20,986	$—	$173,276

Cash Flows From Investing Activities:
Additions to property, plant and equipment	—	(35,381)	(6,837)	—	(42,218)
Proceeds on sale of assets	—	4,661	—	—	4,661
Acquisition of business, net of cash acquired	—	(13,973)	(4,975)	—	(18,948)

Net cash used in investing activities	—	(44,693)	(11,812)		(56,505)

Cash Flow From Financing Activity:
Net transfers to Texas Instruments	—	(107,597)	(9,174)	—	(116,771)

Net cash used in financing activity	—	(107,597)	(9,174)	—	(116,771)

Net change in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents, beginning of year	—	—	—	—	—

Cash and cash equivalents, end of year	$—	$—	$—	$—	$—

Supplemental Disclosure of Cash Flow Information
Noncash financing activity:
Attleboro facility capital lease	$—	$31,233	$—	$—	$31,233

(a)	For the periods prior to the Acquisition, Sensata was not a part of the S&C business.

16. Supplemental Guarantor Condensed Consolidating Financial Statements—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Condensed Combining Statements of Cash Flows

For the Twelve Months Ended December 31, 2004

	Sensata (issuer)(a)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensors and Controls Combined
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$143,257	$1,870	$—	$145,127

Cash Flows From Investing Activities:
Additions to property, plant and equipment	—	(32,674)	(5,213)	—	(37,887)
Proceeds on sale of assets	—	22,708	—	—	22,708
Acquisition of business, net of cash acquired	—	—	(8,101)	—	(8,101)

Net cash used in investing activities	—	(9,966)	(13,314)	—	(23,280)

Cash Flows From Financing Activity:
Net transfers to Texas Instruments	—	(133,291)	11,444	—	(121,847)

Net cash used in financing activity	—	(133,291)	11,444	—	(121,847)

Net change in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents, beginning of year	—	—	—	—	—

Cash and cash equivalents, end of year	$—	$—	$—	$—	$—

(a)	For the periods prior to the Acquisition, Sensata was not a part of the S&C business.

16. Supplemental Guarantor Condensed Consolidating Financial Statements—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Condensed Combining Statements of Cash Flows

For the Twelve Months Ended December 31, 2003

	Sensata (issuer) (a)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensors and Controls Combined
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$143,055	$9,970	$—	$153,025

Cash Flows From Investing Activities:
Additions to property, plant and equipment	—	(23,563)	(1,693)	—	(25,256)

Net cash used in investing activities	—	(23,563)	(1,693)	—	(25,256)

Cash Flow From Financing Activity:
Net transfers to Texas Instruments	—	(119,492)	(8,277)	—	(127,769)

Net cash used in financing activity	—	(119,492)	(8,277)	—	(127,769)

Net change in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents, beginning of year	—	—	—	—	—

Cash and cash equivalents, end of year	$—	$—	$—	$—	$—

(a)	For the periods prior to the Acquisition, Sensata was not a part of the S&C business.

16. Supplemental Guarantor Condensed Consolidating Financial Statements—(Continued)

SENSORS AND CONTROLS BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

17. Quarterly Data (unaudited)

A summary of the quarterly results of operations is as follows

	Quarter ended
	December 31	October 31	June 30	March 31
Year Ended December 31, 2005
Net revenue	$268,044	$252,489	$268,478	$271,660
Gross profit	78,173	82,811	96,311	98,458
Net income	29,329	32,672	40,499	40,917

	Quarter ended
	December 31	October 31	June 30	March 31
Year Ended December 31, 2004
Net revenue	$249,653	$251,603	$266,661	$260,731
Gross profit	84,116	86,399	99,038	98,039
Net income	33,364	33,771	42,642	42,288

Office of the Issuer

Sensata Technologies B.V.

Kolthofsingel 8, EM Almelo

The Netherlands

Independent Registered Public Accounting Firm

Ernst & Young LLP

2100 Ross Avenue, Suite 1500

Dallas, Texas 75201

Legal Advisors to the Issuer

as to United States law:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

as to Dutch law:

Loyens & Loeff N.V.

PO Box 71170

1008 BD Amsterdam

The Netherlands

Trustee, Registrar and Paying Agent

The Bank of New York

Listing Agent, Luxembourg Transfer Agent, Luxembourg Paying Agent

The Bank of New York

SENSATA TECHNOLOGIES B.V.

Offer to Exchange

the securities listed below for

substantially identical securities that have been registered under the U.S. Securities Act of 1933:

$450,000,000 8% Senior Notes due 2014

€245,000,000 9% Senior Subordinated Notes due 2016

PROSPECTUS

                    , 2006

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20: Indemnification of Directors and Officers.

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants’ directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by Sensata against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Registrants Incorporated Under Dutch Law

Sensata is incorporated under the laws of The Netherlands. The Articles of Association of Sensata includes no provision regarding the indemnification of Directors and Officers.

The directors may purchase and maintain for any director or officer of issuer insurance against any such liability.

Item 21. Exhibits and Financial Statement Schedules.

Exhibits.

The Attached Exhibit Index Is Incorporated Herein By Reference.

Financial Statement Schedules.

The following financial statement schedules are included in Part II in this Registration Statement:

Schedule II: Valuation and Qualifying Accounts	S-1
Report of Independent Registered Public Accounting Firm	S-2

All other schedules for which provision is made in the applicable accounting regulations of SEC are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(ii) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(iii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iv) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(v) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(vi) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(vii) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(g) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sensata Technologies B.V. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, State of Massachusetts, on the 29th day of December, 2006.

SENSATA TECHNOLOGIES B.V.

By:	/s/ THOMAS WROE
Thomas Wroe Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Wroe and Martha Sullivan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ THOMAS WROE Thomas Wroe	Principal Executive Officer	December 29, 2006

/s/ ROBERT KEARNEY Robert Kearney	Principal Financial and Accounting Officer	December 29, 2006

/s/ AMACO MANAGEMENT SERVICES B.V. Amaco Management Services B.V.	Director	December 29, 2006

By:
Its:

/s/ GEERT BRAAKSMA Geert Braaksma	Director	December 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sensata Technologies Holland, B.V. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, State of Massachusetts, on the 29th day of December, 2006.

SENSATA TECHNOLOGIES HOLLAND, B.V.

By:	/s/ THOMAS WROE
Thomas Wroe Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Wroe and Martha Sullivan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ THOMAS WROE Thomas Wroe	Principal Executive Officer	December 29, 2006

/s/ ROBERT KEARNEY Robert Kearney	Principal Financial and Accounting Officer	December 29, 2006

/s/ AMACO MANAGEMENT SERVICES B.V. Amaco Management Services B.V.	Director	December 29, 2006

By:
Its:

/s/ GEERT BRAAKSMA Geert Braaksma	Director	December 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sensata Technologies Holding Company México, B.V. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, State of Massachusetts, on the 29th day of December, 2006.

SENSATA TECHNOLOGIES HOLDING COMPANY MÉXICO, B.V.

By:	/s/ THOMAS WROE
Thomas Wroe Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Wroe and Martha Sullivan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ THOMAS WROE Thomas Wroe	Principal Executive Officer	December 29, 2006

/s/ ROBERT KEARNEY Robert Kearney	Principal Financial and Accounting Officer	December 29, 2006

/s/ AMACO MANAGEMENT SERVICES B.V. Amaco Management Services B.V.	Director	December 29, 2006

By:
Its:

/s/ GEERT BRAAKSMA Geert Braaksma	Director	December 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sensata Technologies Holding Company U.S., B.V. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, State of Massachusetts, on the 29th day of December, 2006.

SENSATA TECHNOLOGIES HOLDING COMPANY U.S., B.V.

By:	/s/ THOMAS WROE
Thomas Wroe Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Wroe and Martha Sullivan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ THOMAS WROE Thomas Wroe	Principal Executive Officer	December 29, 2006

/s/ ROBERT KEARNEY Robert Kearney	Principal Financial and Accounting Officer	December 29, 2006

/s/ AMACO MANAGEMENT SERVICES B.V. Amaco Management Services B.V.	Director	December 29, 2006

By:
Its:

/s/ GEERT BRAAKSMA Geert Braaksma	Director	December 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sensata Technologies de México, S. de R.L. de C.V. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, State of Massachusetts, on the 29th day of December, 2006.

SENSATA TECHNOLOGIES DE MÉXICO, S. DE R.L. DE C.V.

By:	/s/ SANTIAGO SEPULVEDA ITURBE
Santiago Sepulveda Iturbe Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Wroe and Martha Sullivan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ THOMAS WROE Thomas Wroe	Director	December 29, 2006

/s/ MARTHA SULLIVAN Martha Sullivan	Director	December 29, 2006

/s/ ROBERT KEARNEY Robert Kearney	Director	December 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sensata Technologies Sensores e Controles do Brasil Ltda. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, State of Massachusetts, on the 29th day of December, 2006.

SENSATA TECHNOLOGIES SENSORES E CONTROLES DO BRASIL LTDA.

By:	/s/ JOSÉ NELSON SALVETI
José Nelson Salveti Director Geral (General Manager)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Wroe and Martha Sullivan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ JOSÉ NELSON SALVETI José Nelson Salveti	General Manager	December 29, 2006

/s/ JOSÉ PAULO SEIDENTHAL DE CAMPOS José Paulo Seidenthal de Campos	Deputy General Manager	December 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sensata Technologies Japan Limited has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, State of Massachusetts, on the 29th day of December, 2006.

SENSATA TECHNOLOGIES JAPAN LIMITED

By:	/s/ TAKESHI TANAKA
Takeshi Tanaka Representative Director

By:	/s/ TAMOTSU MOGAWA
Tamotsu Mogawa Representative Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Wroe and Martha Sullivan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ MARTHA SULLIVAN Martha Sullivan	Director	December 29, 2006

/s/ ROBERT KEARNEY Robert Kearney	Director	December 29, 2006

/s/ TAKESHI TANAKA Takeshi Tanaka	Representative Director	December 29, 2006

/s/ TAMOTSU MOGAWA Tamotsu Mogawa	Representative Director	December 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sensata Technologies Holdings (Korea) Limited has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, State of Massachusetts, on the 29th day of December, 2006.

SENSATA TECHNOLOGIES HOLDINGS (KOREA) LIMITED

By:	/s/ THOMAS WROE
Thomas Wroe Representative Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Wroe and Martha Sullivan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ THOMAS WROE Thomas Wroe	Director and Representative Director	December 29, 2006

/s/ MARTHA SULLIVAN Martha Sullivan	Director	December 29, 2006

/s/ ROBERT KEARNEY Robert Kearney	Director	December 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sensata Technologies (Korea) Limited has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, State of Massachusetts, on the 29th day of December, 2006.

SENSATA TECHNOLOGIES (KOREA) LIMITED

By:	/s/ THOMAS WROE
Thomas Wroe Representative Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Wroe and Martha Sullivan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ THOMAS WROE Thomas Wroe	Director and Representative Director	December 29, 2006

/s/ MARTHA SULLIVAN Martha Sullivan	Director	December 29, 2006

/s/ ROBERT KEARNEY Robert Kearney	Director	December 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sensata Technologies Malaysia Sdn. Bhd. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, State of Massachusetts, on the 29th day of December, 2006.

SENSATA TECHNOLOGIES MALAYSIA SDN. BHD.

By:	/s/ YONG LEE HOON
Yong Lee Hoon Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Wroe and Martha Sullivan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ THOMAS WROE Thomas Wroe	Director	December 29, 2006

/s/ MARTHA SULLIVAN Martha Sullivan	Director	December 29, 2006

/s/ ROBERT KEARNEY Robert Kearney	Director	December 29, 2006

/s/ LEONG KEE WAI Leong Kee Wai	Director	December 29, 2006

/s/ WEI LEONG LOONG Wei Leong Loong	Director	December 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sensata Technologies, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, State of Massachusetts, on the 29th day of December, 2006.

SENSATA TECHNOLOGIES, INC.

By:	/s/ THOMAS WROE
Thomas Wroe Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Wroe and Martha Sullivan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ THOMAS WROE Thomas Wroe	Chief Executive Officer (Principal Executive Officer) and Director	December 29, 2006

/s/ ROBERT KEARNEY Robert Kearney	Chief Financial Officer (Principal Financial and Accounting Officer)	December 29, 2006

/s/ PAUL EDGERLEY Paul Edgerley	Director	December 29, 2006

/s/ ED CONARD Ed Conard	Director	December 29, 2006

/s/ STEVE ZIDE Steve Zide	Director	December 29, 2006

/s/ MICHAEL WARD Michael Ward	Director	December 29, 2006

/s/ WALID SARKIS Walid Sarkis	Director	December 29, 2006

/s/ JOHN LEWIS John Lewis	Director	December 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sensata Technologies Finance Company, LLC has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, State of Massachusetts, on the 29th day of December, 2006.

SENSATA TECHNOLOGIES FINANCE COMPANY, LLC

By:	/s/ THOMAS WROE
Thomas Wroe Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Wroe and Martha Sullivan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ THOMAS WROE Thomas Wroe	Chief Executive Officer (Principal Executive Officer) and Director	December 29, 2006

/s/ ROBERT KEARNEY Robert Kearney	Chief Financial Officer (Principal Financial and Accounting Officer) and Director	December 29, 2006

/s/ MARTHA SULLIVAN Martha Sullivan	Director	December 29, 2006

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2005, 2004 and 2003.

(in thousands)

	Balance at beginning of year	Additions charged to expense	Deductions	Balance at end of year
2005
Allowance for doubtful accounts	$2,156	$919	$(1,083)	$1,992
Allowance for price adjustments	1,874	6,248	(5,231)	2,891
Return reserves	590	872	(873)	589

	$4,620	$8,039	$(7,187)	$5,472

2004
Allowance for doubtful accounts	$1,889	$2,121	$(1,854)	$2,156
Allowance for price adjustments	2,735	8,612	(9,473)	1,874
Return reserves	813	1,335	(1,558)	590

	$5,437	$12,068	$(12,885)	$4,620

2003
Allowance for doubtful accounts	$2,411	$1,927	$(2,449)	$1,889
Allowance for price adjustments	3,402	13,142	(13,809)	2,735
Return reserves	1,429	1,320	(1,936)	813

	$7,242	$16,389	$(18,194)	$5,437

S-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Texas Instruments Incorporated

We have audited the combined balance sheets of the Sensors and Controls Business of Texas Instruments Incorporated (the Business) as of December 31, 2005 and 2004, and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 2005 and have issued our report thereon dated February 23, 2006, except for Notes 15 and 16, as to which the date is December 22, 2006 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21of this Registration Statement. This schedule is the responsibility of the Business’ management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    Ernst & Young LLP

Dallas, Texas

February 23, 2006, except for Notes 15 and 16, as to which the date is December 22, 2006

S-2

EXHIBIT INDEX

Exhibit No.	Description
1.1	Placement Agreement, dated April 21, 2006, among Sensata Technologies B.V., the guarantors party thereto, and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co., as placement agents.

3.1	Articles of Association of Sensata Technologies B.V.

3.2	Certificate of Incorporation of S&C 1 (U.S.), Inc. (now known as Sensata Technologies, Inc.)

3.3	Amended and Restated Bylaws of Sensata Technologies, Inc.

3.4	Articles of Association of Sensata Technologies Holding Company US, B.V.

3.5	Articles of Association of Sensata Technologies Holland, B.V.

3.6	Articles of Association of Sensata Technologies Holding Company Mexico, B.V.

3.7	Articles of Incorporation of C & S Controladora de México, S. de R.L. de C.V. (now known as Sensata Technologies de México, S. de R.L. de C.V.)**

3.8	Bylaws of Sensata Technologies de México, S. de R.L. de C.V.

3.9	58th Amendment to the Articles of Organization of Texas Instrumentos Electronicos do Brasil Ltda. and Articles of Organization of Sensata Technologies Sensores e Controles do Brasil Ltda.

3.10	Articles of Incorporation of Sensata Technologies Japan Limited.

3.11	Articles of Incorporation of Sensors and Controls (Korea) Limited (now known as Sensata Technologies (Korea) Limited).

3.12	Articles of Incorporation of Sensors and Controls Holdings (Korea) Limited (now known as Sensata Technologies Holdings (Korea) Limited).

3.13	Memorandum and Articles of Association of Sensata S&C Acquisition Sdn. Bhd. (now known as Sensata Technologies Malaysia Sdn. Bhd.)

3.14	Certificate of Formation of S&C Finance Company, LLC (now known as Sensata Technologies Finance Company, LLC).

3.15	Limited Liability Company Agreement of S&C Finance Company, LLC (now known as Sensata Technologies Finance Company, LLC).

3.16	Certificate of Amendment to Certificate of Formation of S&C Finance Company, LLC (now known as Sensata Technologies Finance Company, LLC).

4.1	Indenture dated April 27, 2006, among Sensata Technologies B.V., the guarantors party thereto and The Bank of New York, as Trustee, relating to the senior notes.

4.2	Indenture dated April 27, 2006, among Sensata Technologies B.V., the guarantors party thereto and The Bank of New York, as Trustee, relating to the senior subordinated notes.

4.3	Registration Rights Agreement, dated April 27, 2006, among Sensata Technologies B.V, the guarantors party thereto, and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co., as placement agents, relating to the 8% dollar senior notes.

4.4	Registration Rights Agreement, dated April 27, 2006, among Sensata Technologies B.V, the guarantors party thereto, and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co., as placement agents, relating to the 9% euro senior subordinated notes.

5.1	Opinion of Kirkland & Ellis LLP regarding the validity of the securities offered hereby.**

5.2	Opinion of Loyens & Loeff N.V.**

5.3	Opinion of PineiroNeto Advogados.**

5.4	Opinion of O’Melveny & Myers LLP.**

5.5	Opinion of Bae, Kim & Lee.**

Exhibit No.	Description
5.6	Opinion of Atim, Tunk Farik & Wong.**

5.7	Opinion of Creel, Garcia-Cuellar y Muggenberg.**

8.1	Opinion of Kirkland & Ellis LLP regarding United States federal income tax considerations.**

10.1	Credit Agreement, dated April 27, 2006, among Sensata Technologies B.V., Sensata Technologies Finance Company, LLC, Sensata Technologies Intermediate Holding B.V., each lender from time to time party hereto, the Initial L/C Issuer (as defined therein), the Initial Swing Line Lender (as defined therein) and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

10.2	Guaranty, dated May 15, 2006, made by Sensata Technologies B.V. in favor of the Secured Parties (as defined therein).

10.3	Domestic Guaranty, dated April 27, 2006, made by each of Sensata Technologies Finance Company, LLC, Sensata Technologies, Inc., and each of the Additional Guarantors from time to time made a party thereto in favor of the Secured Parties (as defined therein).

10.4	Foreign Guaranty, dated April 27, 2006, made by each of Sensata Technologies Holding Company U.S., B.V., Sensata Technologies Holland, B.V., Sensata Technologies Holding Company Mexico, B.V., Sensata Technologies de México, S. de R.L. de C.V., Sensata Technologies Sensores e Controls do Brasil Ltda., Sensata Technologies Japan Limited, Sensors and Controls (Korea) Limited, Sensata Technologies Holding Korea Limited, S&C Acquisition Sdn. Bhd. and each of the Additional Guarantors from time to time made a party thereto in favor of the Secured Parties (as defined therein).

10.5	Domestic Security Agreement, dated April 27, 2006, made by each of Sensata Technologies Finance Company, LLC and Sensata Technologies, Inc. to Morgan Stanley & Co. Incorporated, as collateral agent.

10.6	Asset and Stock Purchase Agreement, dated January 8, 2006, between Texas Instruments Incorporated and S&C Purchase Corp.

10.7	Amendment No. 1 to Asset and Stock Purchase Agreement, dated March 30, 2006, between Texas Instruments Incorporated, Potazia Holding B.V. and S&C Purchase Corp.**

10.8	Amendment No. 2 to Asset and Stock Purchase Agreement, dated April 27, 2006, between Texas Instruments Incorporated and Sensata Technologies B.V.

10.9	Transition Services Agreement, dated April 27, 2006, between Texas Instruments Incorporated and Sensata Technologies B.V.

10.10	Cross-License Agreement, dated April 27, 2006, among Texas Instruments Incorporated, Sensata Technologies B.V. and Potazia Holding B.V.

10.11	Sensata Investment Company S.C.A. First Amended and Restated 2006 Management Securities Purchase Plan.

10.12	Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Option Plan.

10.13	Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Securities Purchase Plan.

10.14	Securityholders Agreement, dated April 27, 2006, among Sensata Investment Company S.C.A., Sensata Technologies Holding B.V., Sensata Management Company S.A., funds managed by Bain Capital Partners, LLC or its affiliates that are parties thereto, Asia Opportunity Fund II, L.P and AOF II Employee Co-Invest Fund, L.P.

10.15	Employment Agreement, dated May 12, 2006, between Sensata Technologies, Inc. and Thomas Wroe.

10.16	Employment Agreement, dated May 12, 2006, between Sensata Technologies, Inc. and Martha Sullivan.

10.17	Employment Agreement, dated May 12, 2006, between Sensata Technologies, Inc. and Richard Dane, Jr.

Exhibit No.	Description
10.18	Employment Agreement, dated May 12, 2006, between Sensata Technologies, Inc. and Steve M. Major.

10.19	Employment Agreement, dated May 12, 2006, between Sensata Technologies, Inc. and Jean-Pierre Vasdeboncoeur.

10.20	Employment Agreement, dated May 12, 2006, between Sensata Technologies, Inc. and Robert Kearney.

10.21	Employment Agreement, dated May 12, 2006, between Sensata Technologies, Inc. and Donna Kimmel.

10.22	Advisory Agreement, dated April 27, 2006, among Sensata Investment Company S.C.A., Sensata Technologies Holding B.V., Sensata Technologies B.V, Bain Capital Partners, LLC, Portfolio Company Advisors Limited, Bain Capital, Ltd. and CCMP Capital Asia Ltd.

10.23	Amendment No. 1 to Advisory Agreement, dated December 19, 2006, between Sensata Technologies B.V. and Bain Capital Partners, LLC.

10.24	Investor Rights Agreement, dated April 27, 2006, among Sensata Management Company S.A., Sensata Investment Company S.C.A., Sensata Technologies Holding B.V., funds managed by Bain Capital Partners, LLC or its affiliates, certain Other Investors that are parties thereto and such other persons, if any, that from time to time become parties thereto.

10.25	Supply and Purchase Agreement, dated October 17, 2005, between Engineered Material Solutions, Inc. and Texas Instruments Incorporated.

10.26	Consignment Agreement, dated as of October 22, 2006, between HSBC Bank USA, National Association and Sensata Technologies, Inc.

10.27	Consignment Agreement, dated as of October 23, 2006, between Sensata Technologies, Inc. and Engineered Material Solutions, Inc.

10.28	Stock Purchase Agreement, dated November 3, 2006, among Sensata Technologies, Inc., First Technology Limited and Honeywell International Inc.

12.1	Computation of ratio of earnings to fixed charges.

21.1	Subsidiaries of Sensata Technologies B.V.

23.1	Consent of Ernst & Young LLP.

23.2	Consents of Kirkland & Ellis LLP (included in Exhibit 5.1).**

23.3	Consent of Loyens & Loeff N.V. (included in Exhibit 5.2).**

23.4	Consent of PineiroNeto Advogados (included in Exhibit 5.3).**

23.5	Consent of O’Melveny & Myers LLP (included in Exhibit 5.4).**

23.6	Consent of Bae, Kim & Lee (included in Exhibit 5.5).**

23.7	Consent of Atim, Tunk Farik & Wong (included in Exhibit 5.6).**

23.8	Consent of Creel, Garcia-Cuellar y Muggenberg (included in Exhibit 5.7).**

24.1	Powers of Attorney (included in signature pages).

25.1	Statement of Eligibility of Trustee on Form T-1.

99.1	Form of Letter of Transmittal.

99.2	Form of Instructions.

99.3	Form of Notice of Guaranteed Delivery.

**	To be filed by amendment.